Filed pursuant to Rule 424(b)(4)
Registration No. 333-118916

PROSPECTUS

ALLIS-CHALMERS ENERGY INC.

9,411,391 Shares Of Common Stock

($0.01 par value)

This prospectus relates to the offer and sale from time to time of up to 9,411,391 shares of our common stock that are owned by or may be issued upon the exercise of rights to acquire common stock held by the stockholders named in the "Selling Stockholders" section of this prospectus. The shares of our common stock offered pursuant to this prospectus were originally acquired or will be acquired by selling stockholders pursuant to the conversion of convertible preferred stock, pursuant to the exercise of warrants and options to purchase common stock, pursuant to public offerings and private placements of common stock by the Company and in purchases from third parties in public and private transactions.

The prices at which the selling stockholders may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares. We will receive the exercise price in connection with any exercise of options and warrants by selling stockholders. We will bear all expenses of registration incurred in connection with this offering. The selling stockholders whose shares are being registered will bear all selling and other expenses.

Our common stock trades on the American Stock Exchange under the symbol "ALY." On February 16, 2006 the last sale price reported for the common stock on the American Stock Exchange was $15.17 per share.

See "Risk Factors" Beginning On Page 9 To Read About The Risks You Should Consider Carefully Before Buying Shares Of Our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 28, 2006

TABLE OF CONTENTS

Prospectus Summary	5	Transactions with Selling Stockholders and Other Related Parties	52
Risk Factors	9	Description of Capital Stock	56
Dividend Policy	16	Security Ownership of Certain Beneficial Owners and Management	58
Use of Proceeds	16	Selling Stockholders	60
Price Range of Common Stock	16	Plan of Distribution	64
Capitalization	17	Where You Can Find More Information	65
Selected Historical Financial Information	18	Legal Matters	65
Special Note Regarding Forward-Looking Statements	20	Experts	66
Management's Discussion and Analysis of Financial Condition and Results of Operations	21	Certain Definitions	3
Business	37	Index to Financial Statements	F-1
Management	45

You Should Rely Only On The Information Contained In This Prospectus. We Have Not Authorized Any Other Person To Provide You With Different Information. If Anyone Provides You With Different Or Inconsistent Information, You Should Not Rely On It. You Should Not Assume That The Information In This Prospectus Is Accurate As Of Any Date Other Than The Date On The Front Of This Prospectus.

Unless the context otherwise requires, references in this prospectus to "Allis-Chalmers," "we," "us," "our" or "ours" refer to Allis-Chalmers Energy Inc., together with our operating subsidiaries. When the context requires, we refer to these entities separately. References in this prospectus to the "selling stockholders" refer to the selling stockholders identified in the "Selling Stockholders ." Certain specialized terms used in describing our oil and gas service business are defined in "Certain Definitions". Except as otherwise expressly provided, all references to numbers of shares and to the exercise price of options and warrants contained in this prospectus have been restated to give retroactive effect to a one-to-five reverse stock split effective on June 10, 2004. Unless otherwise indicated, the information in this prospectus assumes that the underwriter does not exercise its over-allotment option.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a shelf registration process. Under this shelf registration process, the selling stockholders may, from time to time, sell the shares of our common stock described in this prospectus. This prospectus provides you with a general description of us and our common stock. From time to time we may provide a prospectus supplement that will also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

Except as otherwise expressly provided, all references to numbers of shares and to the exercise price of options and warrants contained in this prospectus have been restated to give retroactive effect to a one-to-five reverse stock split effective on June 10, 2004.

INDUSTRY AND MARKET DATA

We have obtained some industry and market share data from third-party sources that we believe are reliable. In many cases, however, we have made statements in this report regarding our industry and our position in the industry based on estimates made based on our experience in the industry and our own investigation of market conditions. We believe these estimates to be accurate as of the date of this report. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that the industry and market data included in this report, and estimates and beliefs based on that data, may not be reliable. We cannot guarantee the accuracy or completeness of any such information.

CERTAIN DEFINITIONS

“blow-out preventers”	Large safety devices placed on the surface of an oil or natural gas well to maintain high pressure well bores.

“booster”	A machine that increases the volume of air when used in conjunction with a compressor or a group of compressors.

“capillary tubing”	Small diameter tubing installed in producing wells and through which chemicals are injected to enhance production and reduce corrosion and other problems.

“casing”	A pipe placed in a drilled well to secure the well bore and formation.

“choke manifolds”	An arrangement of pipes, valves and special valves on the rig floor that controls pressure during drilling by diverting pressure away from the blow-out preventers and the annulus of the well.

“coiled tubing”	Small diameter tubing used to service producing and problematic wells and to work in high pressure applications during drilling, production and workover operations.

“directional drilling”	The technique of drilling a well while varying the angle of direction of a well and changing the direction of a well to hit a specific target.

“double studded adapter”	A flange that adapts a valve or blow-out preventer to another non-compatible valve.

“downhole drilling”	The technique of directional drilling used to deviate a well away from surface locations to reach a specified target.

“drill pipe”	A pipe that attaches to the drill bit to drill a well.

“heavy weight spiral drill pipe”	Heavy drill pipe used for special applications primarily in directional drilling. The ‘spiral’ design increases flexibility and penetration of the pipe.

“horizontal drilling”	The technique of drilling wells at a 90-degree angle.

“laydown machines”	A truck mounted machine used to move pipe and casing and tubing onto a pipe rack (from which a derrick crane lifts the drill pipe, casing and tubing and inserts it into the well).

“links”	Adaptors that fit on the blocks to attach handling tools.

“logging-while-drilling” or “LWD”	The technique of measuring, in real time, the formation pressure and the position of equipment inside of a well.

“measurement-while-drilling” or “MWD”	The technique used to measure direction and angle while drilling a well.

“mist pump”	A drilling pump that uses mist as the circulation medium for injecting small amounts of foaming agent, corrosion agent and other chemical solutions into the well.

“spacer spools” or “adapter spools”	High pressure connections or links which are stacked to elevate the blow-out preventers to the drilling rig floor.

“straight hole drilling”	The technique of drilling that allows very little or no vertical deviation.

“test plugs”	A device used to test the connections of wellheads and the blow-out preventers.

“torque turn service” or “torque turn equipment”	Monitoring device to insure proper makeup of the casing.

“tubing”	A pipe placed inside the casing to allow the well to produce.

“tubing work strings”	Tubing used on workover rigs through which high pressure liquids, gases or mixtures are pumped into a well to perform production operations.

“underbalanced drilling” or “air drilling”
The technique in which oil, natural gas or geothermal wells are drilled by creating a pressure within the well that is lower than the reservoir pressure. The result is increased rate of penetration, reduced formation damage and reduced drilling costs.

“wear bushings”	A device placed inside a wellhead to protect the wellhead from wear.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in the notes. You should read this entire prospectus carefully, including the information under the heading “Risk Factors,” our financial statements and the notes to those financial statements. Unless the context requires otherwise, and except when describing the terms of the notes, references in this prospectus to “Allis-Chalmers,” “we,” “us,” “our” or “ours” refer to Allis-Chalmers Energy Inc., together with its subsidiaries. When the context requires, we refer to these entities separately. Some specialized terms used in descriptions of our oilfield services business are defined in “Certain Definitions.”

Our Company

We are a multi-faceted oilfield services company that provides services and equipment to oil and natural gas exploration and production companies, domestically in Texas, Louisiana, New Mexico, Colorado, Oklahoma, and offshore in the Gulf of Mexico, and internationally in Mexico. We operate in five sectors of the oil and natural gas service industry: directional drilling services; casing and tubing services; compressed air drilling services; production services; and rental tools. Providing high-quality, technologically advanced services and equipment is central to our operating strategy. As a result of our commitment to customer service, we have developed strong relationships with many of the leading oil and natural gas companies, including both independents and majors. Our largest customers include Burlington Resources, BP, ChevronTexaco, Kerr-McGee, Dominion Resources, Remington Oil and Gas, Petrohawk Energy, Newfield Exploration, El Paso Corporation, Materiales y Equipo Petroleo S.A. de C.V., or Matyep, and Anadarko Petroleum.

Our growth strategy is focused on identifying and pursuing opportunities in markets we believe are growing faster than the overall oilfield services industry and in which we believe we can capitalize on our competitive strengths. Over the past several years, we have significantly expanded the geographic scope of our operations and the range of services we provide through internal growth and strategic acquisitions. Our organic growth has primarily been achieved through expanding our geographic scope, acquiring complementary equipment, hiring personnel to service new regions and cross-selling our products and services from existing operating locations. Since 2001, we have completed 14 acquisitions, including six in 2005. We expect that our acquisition of Specialty Rental Tools, Inc. in January 2006, as described below, will not only balance our revenue mix generated between rental tools and service operations and between onshore and offshore operations, but will also enhance the scope, capacity and customer base in our rental tools business. On a consolidated pro forma basis, we would have generated revenues of $124.9 million and net income of $5.1 million for the twelve months ended September 30, 2005.

Business Segments

We operate in five primary business segments that share a common commitment to providing customers with high-quality equipment and services:

Directional Drilling Services. We utilize state-of-the-art equipment to provide well planning and engineering services, directional drilling packages, downhole motor technology, well site directional supervision, exploratory and development re-entry drilling, downhole guidance services and other drilling services to our customers. We also provide logging-while-drilling, or LWD, and measurement-while-drilling, or MWD, services. We have a team of approximately 70 directional drillers and maintain a selection of approximately 150 drilling motors. For the nine months ended September 30, 2005, our directional drilling segment had revenues of $32.2 million and income from operations of $5.1 million.

Casing and Tubing Services. We provide specialized equipment and trained operators to perform a variety of pipe handling services, including installing casing and tubing, changing out drill pipe and retrieving production tubing for both onshore and offshore drilling and workover operations. For the nine months ended September 30, 2005, our casing and tubing services segment had revenues of $12.6 million and income from operations of $4.0 million.

Compressed Air Drilling Services. We provide compressed air, drilling chemicals and other specialized drilling products for underbalanced drilling applications. We also provide premium air hammers and bits to oil and natural gas companies for use in underbalanced drilling. With a combined fleet of over 130 compressors and boosters, we believe we are one of the largest providers of compressed air or underbalanced drilling services. For the nine months ended September 30, 2005, our compressed air drilling services segment had revenues of $16.7 million and income from operations of $3.3 million.

Production Services. We supply specialized equipment and trained operators to install and retrieve capillary tubing, through which chemicals are injected into producing wells to increase production and reduce corrosion. In addition, we perform workover services with coiled tubing units. For the nine months ended September 30, 2005, the production services segment had revenues of $6.8 million and a loss from operations of $0.1 million.

Rental Tools. We provide specialized rental equipment for both onshore and offshore well drilling, completion and workover operations. As more fully described below, we expect the acquisition of Specialty to significantly increase our rental tools operations. For the nine months ended September 30, 2005, our rental tools segment had revenues of $3.5 million and income from operations of $0.8 million.

Recent Developments

Acquisition of Specialty. In January 2006, we acquired of all of the outstanding capital stock of Specialty, which, for the twelve months ended September 30, 2005, had aggregate revenues of $28.6 million and income from operations of $15.6 million. The purchase price was approximately $96.0 million, and was paid in cash out of the net proceeds of the note offering described below.

Specialty has been in the rental tools business for over 25 years, providing oil and natural gas operators and oilfield services companies with rental equipment. Specialty rents drill pipe, heavy weight spiral drill pipe, tubing work strings, blow-out preventers, choke manifolds and various valves and handling tools for oil and natural gas drilling. Employees ship, sell, receive and repair Specialty’s equipment 24 hours a day, 365 days a year. Specialty serves many of the major oil companies, as well as independents. The acquisition of Specialty gives us a broader scope of rental tools to offer our existing customer base, which we believe will allow us to better compete in deep water drilling operations in the area of premium rental drill pipe and handling equipment. We also expect that the acquisition of Specialty will add new customer relationships and enhance our relationships with key existing customers.

In connection with our acquisition of Specialty, we also gained access to 25 acres of land in Broussard, Louisiana, a key operating location that provides immediate access to the offshore market in the Gulf of Mexico and from which we believe we can grow all of our existing operating segments. Since less than half of the total acreage is currently being utilized, we expect to centralize our rental tools operations on this property, which we believe will provide significant cost savings. In addition to the land, the acquisition of Specialty also includes an inspection and repair facility, from which we expect to gain additional cost savings. Inspection and repair activities, which are paid for by customers, have been historically outsourced to a third-party.

Specialty rents equipment to customers both onshore and offshore (including deep water applications) in the Gulf Coast region. Its principal executive offices are located in Broussard, Louisiana. Specialty has approximately 50 employees.

Issuance of Notes and New Credit Agreement. In January, 2006, we completed the issuance and sale of $160,000,000 aggregate principal amount of 9.0% Senior Notes due 2014, pursuant to a purchase agreement dated as of January 12, 2006, by and among the Company, our operating subsidiaries as guarantors and the initial purchasers named therein. The Company issued the senior notes pursuant to an indenture, dated as of January 18, 2006, by and among the Company, the guarantor parties thereto and Wells Fargo Bank, N.A., as trustee. A portion of the net proceeds from the sale of the senior notes was used to fund its acquisition of Specialty and to repay existing debt, and the balance will be used for general corporate purposes. We also entered into a registration rights agreement with the initial purchasers of the senior notes, pursuant to which we agreed to use our commercially reasonable efforts to file with the SEC and cause to be declared effective within 180 days a registration statement on an appropriate form under the Securities Act relating to a registered exchange offer for the senior notes under the Securities Act. If we fail to comply with its obligations under the registration rights agreement, we will be required to pay liquidated damages to the holders of the senior notes.

On January 18, 2006, we entered into an amended and restated credit agreement with Royal Bank of Canada, as administrative agent and collateral agent, and the lenders party thereto which replaced our July 2005 Credit Agreement. The Credit Agreement, which provides the Company with a $25 million secured revolving credit facility, has a final maturity date of January 18, 2010.

Industry Overview

We provide products and services primarily to domestic onshore and offshore oil and natural gas exploration and production companies. The main factor influencing demand for our products and services is the level of drilling activity by oil and natural gas companies, which, in turn, depends largely on current and anticipated future crude oil and natural gas prices and production depletion rates. According to the Energy Information Agency of the U.S. Department of Energy, or EIA, from 1990 to 2005, demand for oil and natural gas in the United States grew at an average annual rate of 1.5%, while supply decreased at an average annual rate of just over 2%. Current industry forecasts suggest an increasing demand for oil and natural gas coupled with a flat or declining production curve, which we believe should result in the continuation of historically high crude oil and natural gas commodity prices. The EIA forecasts that U.S. oil and natural gas consumption will increase at an average annual rate of 1.4% and 1.3% through 2025, respectively. Conversely, the EIA estimates that U.S. oil production will remain flat and natural gas production will increase at an average annual rate of 0.6%.

We anticipate that oil and natural gas exploration and production companies will continue to increase capital spending for their exploration and drilling programs. In recent years, much of this expansion has focused on natural gas drilling activities. According to Baker Hughes rig count data, the average total rig count in the United States increased 49% from 918 in 2000 to 1,369 in November 2005, while the average natural gas rig count increased 64% from 720 in 2000 to 1,182 in November 2005. While the number of rigs drilling for natural gas has increased by approximately 200% since the beginning of 1996, natural gas production has only increased by approximately 1.5% over the same period of time. This is largely a function of increasing decline rates for natural gas wells in the United States. We believe that a continued increase in drilling activity will be required for the natural gas industry to help meet the expected increased demand for natural gas in the United States.

We believe oil and natural gas producers are becoming increasingly focused on their core competencies in identifying reserves and reducing burdensome capital and maintenance costs. In addition, we believe our customers are currently consolidating their supplier base to streamline their purchasing operations and benefit from economies of scale.

Competitive Strengths

We believe the following competitive strengths will enable us to capitalize on future opportunities:

Strategic position in high growth markets. We focus on markets we believe are growing faster than the overall oilfield services industry and in which we can capitalize on our competitive strengths. Pursuant to this strategy, we have become a leading provider of products and services in what we believe to be two of the fastest growing segments of the oilfield services industry: directional drilling and air drilling. We employ approximately 70 full-time directional drillers, and we believe our ability to attract and retain experienced drillers has made us a leader in the segment. We also believe we are one of the largest air drillers based on amount of air drilling equipment. In addition, we have significant operations in what we believe will be among the higher growth oil and natural gas producing regions within the United States and internationally, including the Barnett Shale in North Texas, onshore and offshore Louisiana, the Piceance Basin in Southern Colorado and all five oil and natural gas producing regions in Mexico.

Strong relationships with diversified customer base. Our diverse customer base is characterized by strong relationships with many of the major and independent oil and natural gas producers and service companies throughout Texas, Louisiana, New Mexico, Colorado, Oklahoma, the Gulf of Mexico and Mexico. Our largest customers include Burlington Resources, BP, ChevronTexaco, Kerr-McGee, Dominion Resources, Remington Oil and Gas, Petrohawk Energy, Newfield Exploration, El Paso Corporation, Matyep and Anadarko Petroleum. Since 2002, we have broadened our customer base as a result of our technical expertise and reputation for quality customer service and by providing customers with technologically advanced equipment and highly skilled operating personnel.

Successful execution of growth strategy. Over the past five years, we have grown both organically and through successful acquisitions of competing businesses. Since 2001, we have completed 14 acquisitions. In each case, we have improved the operating performance of the businesses we have acquired by increasing their asset utilization and operating efficiency. In addition, these acquisitions have expanded our geographic presence or customer base and, in turn, have enabled us to cross-sell various products and services through our existing operating locations.

Experienced and dedicated management team. The members of our executive management team have extensive experience in the energy sector, and consequently have developed strong and longstanding relationships with many of the major and independent exploration and production companies. We believe that our management team has demonstrated its ability to grow our businesses organically, make strategic acquisitions and successfully integrate these acquired businesses into our operations.

Business Strategy

The key elements of our growth strategy include:

Expanding products and services provided in existing operating locations. Since the beginning of 2003, we have invested approximately $19.6 million in capital expenditures to grow our business organically by expanding our product and service offerings in existing operating locations. This strategy is consistent with our belief that oil and natural gas producers more heavily favor integrated suppliers that can provide a broad product and service offering in many geographic locations.

Expanding geographically to provide greater access and service to key customer segments. During the last twelve months, we have opened new locations in Texas, New Mexico, Colorado, Oklahoma and Louisiana in order to enhance our proximity to customers and more efficiently serve their needs. We intend to continue to establish new locations in active oil and natural gas producing regions in the United States in order to increase the utilization of our equipment and personnel. We also intend to expand into international markets through strategic alliances similar to our casing and tubing operations in Mexico.

Prudently pursuing strategic acquisitions. We seek to prudently and opportunistically acquire businesses and assets that will complement our existing products and services, expand our geographic footprint and market presence, and further diversify our customer base.

Increasing utilization of assets. We seek to grow revenues and enhance margins by continuing to increase the utilization of our rental assets with new and existing customers. We expect to accomplish this through leveraging longstanding relationships with our customers and cross-selling our suite of services and equipment, while taking advantage of continued improvements in industry fundamentals. We also expect to implement this strategy at Specialty, thus improving the utilization and profitability of this newly acquired business with minimal additional investment.

Targeting services in which we have a competitive advantage. Consolidation in the oilfield services industry has created an opportunity for us to compete effectively in markets that are underserved by large services and equipment companies. In addition, we believe we can provide a more comprehensive range of products and services than many of our smaller competitors.

_______________________

Our principal executive offices are located at 5075 Westheimer, Suite 890, Houston, Texas 77056, and our telephone number at that address is (800) 997-9534. Our website address is www.alchenergy.com. However, information contained on our website is not incorporated by reference into this prospectus, and you should not consider the information contained on our website to be part of this prospectus.

About The Offering

Common stock to be offered by the selling stockholders from time to time, assuming the exercise of all outstanding options and warrants held by the selling stockholders are exercised	9,411,391 shares
Common stock to be offered by the selling stockholders from time to time, assuming no exercise of outstanding options and warrants held by the selling stockholders are exercised	8,166,530 shares
Shares outstanding prior to the offering	17,168,562 shares as of February 16, 2006.
Shares outstanding after the offering, assuming the exercise of outstanding options and warrants held by the selling stockholders	18,413,423 shares
Use of proceeds	We will not receive any proceeds from the sale of shares by the selling stockholders.
Dividend Policy	We do not intend to declare or pay dividends in the foreseeable future. Instead, we generally intend to invest any future earnings in our business.
Risk factors	Please read "Risk Factors" for a discussion of factors you should consider carefully before deciding to invest in shares of our common stock..
American Stock Exchange trading symbol	“ALY”

The number of shares outstanding after the offering includes the following shares being registered for resale pursuant to the registration statement of which this prospectus is a part: 8,166,530 shares of currently outstanding common stock, 1,100,400 shares which may be issued upon the exercise of outstanding options to purchase common stock, and 144,461 shares which may be issued upon the exercise of outstanding warrants to purchase common stock.

RISK FACTORS

You should carefully consider the following risks before you decide to buy our common stock. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. If this occurs, the trading price of our common stock could decline, and you could lose all or part of the money you paid to buy our common stock. Although the risks described below are the risks that we believe are material, they are not the only risks relating to our business and our common stock. Additional risks and uncertainties, including those that are not yet identified or that we currently believe are immaterial, may also adversely affect our business, financial condition or results of operations.

Risks Associated with Our Company

Difficulties in integrating acquired businesses may result in reduced revenues and income.

We may not be able to successfully integrate the businesses of our operating subsidiaries or any business we may acquire in the future. The integration of the businesses will be complex and time consuming, will place a significant strain on management, and may disrupt our businesses. We may be adversely impacted by unknown liabilities of acquired businesses. We may encounter substantial difficulties, costs and delays involved in integrating common accounting, information and communication systems, operating procedures, internal controls and human resources practices, including incompatibility of business cultures and the loss of key employees and customers. These difficulties may reduce our ability to gain customers or retain existing customers, and may increase operating expenses, resulting in reduced revenues and income and a failure to realize the anticipated benefits of acquisitions.

In particular, our acquisition of Specialty was our largest acquisition to date and may pose greater integration risks than our previous acquisitions. Furthermore, by acquiring Specialty with cash from the proceeds of the offering of the senior notes, we will depend on its continued performance as a source of cash flow to service our debt obligations.

We have made numerous acquisitions during the past five years. As a result of these transactions, our past performance is not indicative of future performance and investors in the notes should not base their expectations as to our future performance on our historical results.

Failure to maintain effective disclosure controls and procedures and/or internal controls over financial reporting could have a material adverse effect on our operations.

As disclosed in the notes to our consolidated financial statements included elsewhere in this prospectus and under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Restatement,” we understated diluted earnings per share due to an incorrect calculation of our weighted shares outstanding for the third quarter of 2003, for each of the first three quarters of 2004, for the years ended December 31, 2003 and 2004 and for the quarter ended March 31, 2005. In addition, we understated basic earnings per share due to an incorrect calculation of our weighted average basic shares outstanding for the quarter ended September 30, 2004. Consequently, we have restated our financial statements for each of those periods. The incorrect calculation resulted from a mathematical error and an improper application of Statement of Financial Accounting Standards, or SFAS, No. 128, Earnings Per Share. Management has concluded that the need to restate our financial statements resulted, in part, from the lack of sufficient experienced accounting personnel, which in turn resulted in a lack of effective control over the financial reporting process. As a result of this deficiency, management concluded that, as of the end of periods covered by the restatements and as of September 30, 2005, our disclosure controls and procedures were not effective to enable us to record, process, summarize and report information required to be included in our SEC filings within the required time periods, and to ensure that such information is accumulated and reported to our management, including our chief executive officer and chief financial accounting officer, to allow timely decisions regarding required disclosure.

As more fully described below under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Restatement,” we have implemented a number of actions that we believe address the deficiencies in our financial reporting process and will improve our disclosure controls and procedures and our internal controls over financial reporting. However, we cannot yet assert that the remediation is or will be effective as we have not yet had sufficient time to test the newly implemented actions. We are in the process of documenting and testing our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent auditors addressing these assessments. We have also retained the services of an independent consultant to assist us with the documenting and testing process. During the course of our testing we may identify deficiencies and/or one or more material weaknesses in our internal controls over financial reporting, which we may not be able to remediate in time to meet the deadline imposed by SEC rules under the Sarbanes-Oxley Act for compliance with the requirements of Section 404.

In addition, if we fail to achieve and maintain the adequacy of our disclosure controls and procedures and/or our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to conclude that we have effective disclosure controls and procedures and/or effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. If we are not successful in improving our financial reporting process, our disclosure controls and procedures and/or our internal controls over financial reporting or if we identify deficiencies and/or one or more material weaknesses in our internal controls over financial reporting, our independent registered public accounting firm may be unable to attest that our management’s assessment of our internal controls over financial reporting is fairly stated, or they may be unable to express an opinion on our management’s evaluation of, or on the effectiveness of, our internal controls. If it is determined that our disclosure controls and procedures and/or our internal controls over financial reporting are not effective, we may not be able to provide reliable financial and other reports or prevent fraud, which, in turn, could harm our business and operating results, cause investors to lose confidence in the accuracy and completeness of our financial reports and/or adversely affect our ability to meet our obligations under the notes, including our timely filing of periodic reports with the SEC. Any failure to meet our obligations under the notes may give rise to a default under the indenture governing the notes and, ultimately, an acceleration of amounts due under the notes. In addition, a default under the indenture generally will also give rise to a default under our new credit agreement and could cause the acceleration of amounts due under the credit agreement. If an acceleration of the notes or our other debt were to occur, we may not have sufficient funds to repay such obligations.

The loss of key executives would adversely affect our ability to effectively finance and manage our business, acquire new businesses, and obtain and retain customers.

We are dependent upon the efforts and skills of our executives to finance and manage our business, identify and consummate additional acquisitions and obtain and retain customers. These executives include:

•  Chief Executive Officer and Chairman Munawar H. Hidayatallah; and

•  President and Chief Operating Officer David Wilde.

In addition, our development and expansion will require additional experienced management and operations personnel. No assurance can be given that we will be able to identify and retain these employees. The loss of the services of one or more of our key executives could increase our exposure to the other risks described in this “Risk Factors” section. We do not maintain key man insurance on any of our personnel.

Historically, we have been dependent on a few customers operating in a single industry, the loss of one or more of which could adversely affect our financial condition and results of operations.

Our customers are engaged in the oil and natural gas drilling business in the United States, Mexico and elsewhere. Historically, we have been dependent upon a few customers for a significant portion of our revenue. In 2004, Matyep and Burlington Resources represented 10.8% and 10.1% respectively, of our revenues. In 2003, Matyep, Burlington Resources and El Paso Corporation represented 10.2%, 11.1% and 14.1%, respectively, of our revenues. This concentration of customers may increase our overall exposure to credit risk, and customers will likely be similarly affected by changes in economic and industry conditions. Our financial condition and results of operations will be materially adversely affected if one or more of our significant customers fails to pay us or ceases to contract with us for our services on terms that are favorable to us or at all.

Our international operations may expose us to political and other uncertainties, including risks of:

•  terrorist acts, war and civil disturbances;

•  changes in laws or policies regarding the award of contracts; and

•  the inability to collect or repatriate income or capital.

Part of our strategy is to prudently and opportunistically acquire businesses and assets that complement our existing products and services, and to expand our geographic footprint. If we make acquisitions in other countries, we may increase our exposure to the risks discussed above.

Environmental liabilities could result in substantial losses.

Since our reorganization under the U.S. federal bankruptcy laws in 1988, a number of parties, including the Environmental Protection Agency, have asserted that we are responsible for the cleanup of hazardous waste sites with respect to our pre-bankruptcy activities. We believe that such claims are barred by applicable bankruptcy law, and we have not experienced any material expense in relation to any such claims. However, if we do not prevail with respect to these claims in the future, or if additional environmental claims are asserted against us relating to our current or future activities in the oil and natural gas industry, we could become subject to material environmental liabilities which could have a material adverse effect on our financial condition and results of operation.

Products liability claims relating to discontinued operations could result in substantial losses.

Since our reorganization under the U.S. federal bankruptcy laws in 1988, we have been regularly named in products liability lawsuits primarily resulting from the manufacture of products containing asbestos. In connection with our bankruptcy, a special products liability trust was established to address products liability claims. We believe that claims against us are barred by applicable bankruptcy law, and that the products liability trust will continue to be responsible for products liability claims. Since 1988, no court has ruled that we are responsible for products liability claims. However, if we are held responsible for product liability claims, we could suffer substantial losses which could have a material adverse effect on our financial condition and results of operation. We have not manufactured products containing asbestos since our reorganization in 1988.

We may be subject to claims for personal injury and property damage, which could materially adversely affect our financial condition and results of operations.

Our products and services are used for the exploration and production of oil and natural gas. These operations are subject to inherent hazards that can cause personal injury or loss of life, damage to or destruction of property, equipment, the environment and marine life, and suspension of operations. Litigation arising from an accident at a location where our products or services are used or provided may cause us to be named as a defendant in lawsuits asserting potentially large claims. We maintain customary insurance to protect our business against these potential losses. However, we could become subject to material uninsured liabilities which could have a material adverse effect on our financial condition and results of operation.

Risks Associated with Our Industry

Cyclical declines in oil and natural gas prices may result in reduced use of our services, affecting our business, financial condition and results of operation and our ability to meet our capital expenditure obligations and financial commitments.

The oil and natural gas exploration and drilling business is highly cyclical. Generally, as oil and natural gas prices decrease, exploration and drilling activity declines as marginally profitable projects become uneconomic and are either delayed or eliminated. Declines in the number of operating drilling rigs result in reduced use of and prices for our services. Accordingly, when oil and natural gas prices are relatively low, our revenues and income will suffer. Oil and natural gas prices depend on many factors beyond our control, including the following:

•  economic conditions in the United States and elsewhere;

•  changes in global supply and demand for oil and natural gas;

•  the level of production of the Organization of Petroleum Exporting Countries, commonly called OPEC;

•  the level of production of non-OPEC countries;

•  the price and quantity of imports of foreign oil and natural gas;

•  political conditions, including embargoes, in or affecting other oil and natural gas producing activities;

•  the level of global oil and natural gas inventories; and

•  advances in exploration, development and production technologies.

Depending on the market prices of oil and natural gas, companies exploring for oil and natural gas may cancel or curtail their drilling programs, thereby reducing demand for drilling services. Our contracts are generally short-term, and oil and natural gas companies tend to respond quickly to upward or downward changes in prices. Any reduction in the demand for drilling services may materially erode both pricing and utilization rates for our services and adversely affect our financial results. As a result, we may suffer losses, be unable to make necessary capital expenditures and be unable to meet our financial obligations.

Our industry is highly competitive, with intense price competition.

The markets in which we operate are highly competitive. Contracts are traditionally awarded on a competitive bid basis. Pricing is often the primary factor in determining which qualified contractor is awarded a job. The competitive environment has intensified as recent mergers among oil and natural gas companies have reduced the number of available customers. Many other oilfield service companies are larger than we are and have greater resources than we have. These competitors are better able to withstand industry downturns, compete on the basis of price and acquire new equipment and technologies, all of which could affect our revenues and profitability. These competitors compete with us both for customers and for acquisitions of other businesses. This competition may cause our business to suffer. We believe that competition for contracts will continue to be intense in the foreseeable future.

We may experience increased labor costs or the unavailability of skilled workers and the failure to retain key personnel could hurt our operations.

Companies in our industry, including us, are dependent upon the available labor pool of skilled employees. We compete with other oilfield services businesses and other employers to attract and retain qualified personnel with the technical skills and experience required to provide our customers with the highest quality service. We are also subject to the Fair Labor Standards Act, which governs such matters as minimum wage, overtime and other working conditions. A shortage in the labor pool of skilled workers or other general inflationary pressures or changes in applicable laws and regulations could make it more difficult for us to attract and retain personnel and could require us to enhance our wage and benefits packages. There can be no assurance that labor costs will not increase. Any increase in our operating costs could cause our business to suffer.

Severe weather could have a material adverse impact on our business.

Our business could be materially and adversely affected by severe weather. Repercussions of severe weather conditions may include:

•  curtailment of services;

•  weather-related damage to equipment resulting in suspension of operations;

•  weather-related damage to our facilities;

•  inability to deliver materials to job sites in accordance with contract schedules; and

•  loss of productivity.

In addition, oil and natural gas operations of our customers located offshore and onshore in the Gulf of Mexico and in Mexico may be adversely affected by hurricanes and tropical storms, resulting in reduced demand for our services. Further, our customers’ operations in the Mid-Continent and Rocky Mountain regions of the United States are also adversely affected by seasonal weather conditions. This limits our access to these job sites and our ability to service wells in these areas. These constraints decrease drilling activity and the resulting shortages or high costs could delay our operations and materially increase our operating and capital costs.

Our business may be affected by terrorist activity and by security measures taken in response to terrorism.

We may experience loss of business or delays or defaults in payments from payers that have been affected by actual or potential terrorist activities. Some oil and natural gas drilling companies have implemented security measures in response to potential terrorist activities, including access restrictions, that could adversely affect our ability to market our services to new and existing customers and could increase our costs. Terrorist activities and potential terrorist activities and any resulting economic downturn could adversely impact our results of operations, impair our ability to raise capital or otherwise adversely affect our ability to grow our business.

Risks Associated with the Notes and Our Indebtedness

We are a holding company, and as a result we are dependent on dividends from our subsidiaries to meet our obligations, including with respect to the notes.

We are a holding company and do not conduct any business operations of our own. Our principal assets are the equity interests we own in our operating subsidiaries, either directly or indirectly. As a result, we are dependent upon cash dividends, distributions or other transfers we receive from our subsidiaries in order to make dividend payments to our stockholders, to repay any debt we may incur, and to meet our other obligations. The ability of our subsidiaries to pay dividends and make payments to us will depend on their operating results and may be restricted by, among other things, applicable corporate, tax and other laws and regulations and agreements of those subsidiaries, as well as by the terms of the new credit agreement and the indenture governing the notes. For example, some state corporate laws prohibit the payment of dividends by any subsidiary unless the subsidiary has a capital surplus or net profits in the current or immediately preceding fiscal year. Payments or distributions from our subsidiaries also could be subject to restrictions on dividends or repatriation of earnings under applicable local law, and monetary transfer restrictions in the jurisdictions in which our subsidiaries operate. Our subsidiaries are separate and distinct legal entities. Any right that we have to receive any assets of or distributions from any subsidiary upon its bankruptcy, dissolution, liquidation or reorganization, or to realize proceeds from the sale of the assets of any subsidiary, will be junior to the claims of that subsidiary’s creditors, including trade creditors.

We have a substantial amount of debt which could adversely affect our financial health and prevent us from making principal and interest payments on the notes.

As of September 30, 2005, after giving effect to the sale of the senior notes issued in January 2006, the application of the proceeds therefrom as described herein, and the closing of our new credit agreement, as if each such transaction had occurred on that date, we would have had approximately $166.3 million of consolidated total indebtedness outstanding ($128,000 of which would have been secured indebtedness) and approximately $24.4 million of additional secured borrowing capacity available under our new credit agreement.

Our substantial debt could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

•	increase our vulnerability to general adverse economic and industry conditions, including declines in oil and natural gas prices and declines in drilling activities;

•	limit our ability to obtain additional financing for future working capital, capital expenditures, mergers and other general corporate purposes;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow for operations and other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	make us more vulnerable to increases in interest rates;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	have a material adverse effect on us if we fail to comply with the covenants in the indenture relating to the notes or in the instruments governing our other debt.

In addition, we may incur substantial additional debt in the future. The indenture governing the notes will permit us to incur additional debt, and our new credit agreement permits additional borrowings. If new debt is added to our current debt levels, these related risks could increase.

We may not maintain sufficient revenues to sustain profitability or to meet our capital expenditure requirements and our financial obligations. Also, we may not be able to generate a sufficient amount of cash flow to meet our debt service obligations.

Our ability to make scheduled payments or to refinance our obligations with respect to our debt will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to certain financial, business, and other factors beyond our control. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay scheduled expansion and capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt. We cannot assure you that our operating performance, cash flow and capital resources will be sufficient for payment of our debt in the future. In the event that we are required to dispose of material assets or operations or restructure our debt to meet our debt service and other obligations, we cannot assure you that the terms of any such transaction would be satisfactory to us or if or how soon any such transaction could be completed.

If we fail to obtain additional financing, we may be unable to refinance our existing debt, expand our current operations or acquire new businesses, which could result in a failure to grow or result in defaults in our obligations under our new credit agreement or the notes.

In order to refinance indebtedness, expand existing operations and acquire additional businesses, we will require substantial amounts of capital. There can be no assurance that financing, whether from equity or debt financings or other sources, will be available or, if available, will be on terms satisfactory to us. If we are unable to obtain such financing, we will be unable to acquire additional businesses and may be unable to meet our obligations under our new credit agreement or the notes.

The indenture governing the senior notes, and our new credit agreement, impose restrictions on us that may limit the discretion of management in operating our business and that, in turn, could impair our ability to meet our obligations under the notes.

The indenture governing the notes, and our new credit agreement, contain various restrictive covenants that limit management’s discretion in operating our business. In particular, these covenants will limit our ability to, among other things:

•	incur additional debt;

•	make certain investments or pay dividends or distributions on our capital stock or purchase or redeem or retire capital stock;

•	sell assets, including capital stock of our restricted subsidiaries;

•	restrict dividends or other payments by restricted subsidiaries;

•	create liens;

•	enter into transactions with affiliates; and

•	merge or consolidate with another company.

The new credit agreement will also require us to maintain specified financial ratios and satisfy certain financial tests. Our ability to maintain or meet such financial ratios and tests may be affected by events beyond our control, including changes in general economic and business conditions, and we cannot assure you that we will maintain or meet such ratios and tests or that the lenders under the new credit agreement will waive any failure to meet such ratios or tests.

These covenants could materially and adversely affect our ability to finance our future operations or capital needs. Furthermore, they may restrict our ability to expand, to pursue our business strategies and otherwise to conduct our business. Our ability to comply with these covenants may be affected by circumstances and events beyond our control, such as prevailing economic conditions and changes in regulations, and we cannot assure you that we will be able to comply. A breach of these covenants could result in a default under the indenture governing the notes and/or the new credit agreement. If there were an event of default under the indenture governing the notes and/or the new credit agreement, the affected creditors could cause all amounts borrowed under these instruments to be due and payable immediately. Additionally, if we fail to repay indebtedness under our new credit agreement when it becomes due, the lenders under the new credit agreement could proceed against the assets which we have pledged to them as security. Our assets and cash flow might not be sufficient to repay our outstanding debt in the event of a default.

We may not be able to finance a change of control offer required by the indenture governing the notes.

If we were to experience a change of control, the indenture governing the notes will require us to offer to purchase all the notes then outstanding at 101% of their principal amount, plus unpaid accrued interest to the date of repurchase. If a change of control were to occur, we cannot assure you that we would have sufficient funds to purchase the notes. In addition, our new credit agreement will restrict our ability to repurchase the notes, even when we are required to do so by the indenture in connection with a change of control. A change in control could therefore result in a default under the credit agreement and could cause the acceleration of our debt. The inability to repay such debt, if accelerated, and to purchase all of the tendered notes following a change of control, would constitute an event of default under the indenture.

Risks Associated With An Investment In Our Common Stock

A Large Number Of Shares Are Eligible For Future Sale, Which May Reduce The Price Of Our Common Stock.

Sales of substantial amounts of shares of common stock in the public market could have an adverse effect on the market value of our common stock. The registration statement of which this prospectus is a part registers the resale of approximately 8.2 million shares of our currently outstanding common stock and approximately 1.2 million shares of common stock which may be issued upon exercise of options and warrants. Most other outstanding shares of common stock are freely tradable. Market sales of common stock or the availability of common stock may reduce the price of the common stock. In addition, this downward pressure could encourage holders of our common stock to engage in short sales of common stock, which could further reduce the market price of our common stock. See “Description of Common Stock - Shares Eligible for Future Sale.”

We Do Not Expect To Pay Dividends On Our Common Stock And Investors Will Be Able To Receive Cash In Respect Of The Shares Of Our Common Stock Only If They Sell The Shares.

We have no intention in the foreseeable future to pay any cash dividends on our common stock and our credit agreements restrict the payment of dividends on our common stock. Therefore an investor in our common stock, in all likelihood, will obtain an economic benefit from our common stock only by selling our common stock.

DIVIDEND POLICY

We currently intend to continue our policy of retaining earnings to finance the growth of our business. As a result, we do not anticipate paying cash dividends on our common stock in the foreseeable future. In addition, the terms of our credit facilities restrict our ability to pay dividends on our common stock.

USE OF PROCEEDS

The proceeds from the sale of each selling stockholder's common stock will belong to that selling stockholder. We will not receive any proceeds from such sales. We will use the proceeds of any exercise of options, warrants and other rights to acquire our common stock for general corporate purposes.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the American Stock Exchange under the symbol “ALY.” Prior to September 13, 2004, our common stock was quoted on the OTC Bulletin Board and traded sporadically. The following table sets forth, for periods prior to September 13, 2004, high and low bid information per share of common stock, as reported on the OTC Bulletin Board, and for periods since September 13, 2004, high and low sale prices per share of common stock reported on the American Stock Exchange. The quotations reported on the OTC Bulletin Board reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. Share prices for periods prior to June 10, 2004, set forth herein have been adjusted to give retroactive effect to a one-to-five reverse stock split effected June 10, 2004.

	Year Ended December 31
2004	High	Low
First Quarter	$10.05	$ 2.55
Second Quarter	10.25	4.25
Third Quarter	9.75	4.75
Fourth Quarter	5.40	3.25

2005
First Quarter	$ 7.25	$ 3.64
Second Quarter	5.22	4.38
Third Quarter	14.70	5.65
Fourth Quarter	13.75	8.61

2006
First Quarter (through February 28)	$18.50	$12.52

  On January 31, 2006, there were approximately 2,053 holders of record of our common stock and on February 16, 2006, the last reported sale price of our common stock as reported by the American Stock Exchange was $16.40 per share.

CAPITALIZATION

The following table sets forth our unaudited cash and cash equivalents and capitalization as of September 30, 2005:

You should read this table in conjunction with our financial statements and the notes to our financial statements included elsewhere in this prospectus.

As of September 30, 2005
(unaudited)
(in thousands)
Cash and cash equivalents	$3,909
Long-term debt, including current maturities
Credit facility	$45,700
Other debt(2)	9,643
Payment obligations under non-compete agreements(3)	784
Total debt	56,127
Stockholders’ equity	57,376
Total capitalization	$113,503
____________

(1)	This debt was repaid with the proceeds of the issuance of the senior notes in January 2000.

(2)
Other debt consisted of a $4.0 million 5.0% subordinated note payable by Allis-Chalmers Energy Inc., a $3.0 million 7.5% subordinated note payable by our subsidiary Allis-Chalmers Tubular Services, Inc. and $2.6 million of miscellaneous other debt. All of such other indebtedness, except the $4.0 million 5.0% subordinated note and $1.5 million of miscellaneous debt, was repaid in January 2006 with the proceeds of the issuance of the senior notes.

(3)	Consists of amounts payable to former owners of acquired businesses.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following selected historical consolidated financial information for each of the years in the five-year period ended December 31, 2004 has been derived from our audited consolidated financial statements. The following selected historical consolidated financial information for the nine months ended September 30, 2005 and 2004 has been derived from our unaudited consolidated financial statements and, in the opinion of our management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. This information is only a summary and you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which discusses factors affecting the comparability of the information presented, and in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. Our historical consolidated financial statements have been restated for the period from July 1, 2003 through March 31, 2005, as described in the notes to our consolidated financial statements included elsewhere herein. Results for interim periods may not be indicative of results for full fiscal years.

					Nine Months Ended
	Year Ended December 31,				September 30,
	2000	2001(1)	2002	2003	2004	2004	2005
						(unaudited)
Statement of Operations Data:	(in thousands, except per share amounts)
Revenues	$—	$4,796	$17,990	$32,724	$47,726	$32,989	$71,830
Cost of revenues	—	3,331	14,640	24,029	35,300	24,191	51,153
Gross profit	—	1,465	3,350	8,695	12,426	8,798	20,677
General and administrative expense	383	2,898	3,792	6,169	8,011	5,381	12,344
Personnel restructuring costs	—	—	495	—	—	—	—
Abandoned acquisition/private placement costs	244	—	233	—	—	—	—
Post-retirement medical costs	—	—	(98)	(99)	188	—	(352)
Total operating expenses	627	2,898	4,422	6,070	8,199	5,381	11,992
Income (loss) from operations	(627)	(1,433)	(1,072)	2,625	4,227	3,417	8,685
Other income (expense):
Interest income	—	41	49	3	32	9	51
Interest expense	—	(869)	(2,256)	(2,467)	(2,808)	(1,643)	(2,194)
Factoring costs on note receivable	—	—	(191)	—	—	—	—
Settlement on lawsuit	—	—	—	1,034	—	—	—
Gain on sale of interest in AirComp LLC	—	—	—	2,433	—	—	—
Debt retirement	—	—	—	—	—	—	1,087
Other	—	(12)	(40)	12	272	224	221
Total other income (expense)	—	(840)	(2,438)	1,015	(2,504)	(1,410)	(3,009)
Net income (loss) before income taxes and minority interest	(627)	(2,273)	(3,510)	3,640	1,723	2,007	5,676
Minority interests in income of subsidiaries	—	—	(189)	(343)	(321)	(248)	(488)
Income tax	—	—	(270)	(370)	(514)	(359)	(559)
Net income (loss) from continuing operations	(627)	(2,273)	(3,969)	2,927	888	1,400	4,629
(Loss) from discontinued operations	—	(291)	—	—	—	—	—
(Loss) from sales of discontinued operations	—	(2,013)	—	—	—	—	—
Net (loss) from discontinued operations	—	(2,304)	—	—	—	—	—
Net income (loss)	(627)	(4,577)	(3,969)	2,927	888	1,400	4,629
Preferred stock dividend	—	—	(321)	(656)	(124)	(124)	—
Net income (loss) attributed to common stockholders	$(627)	$(4,577)	$(4,290)	$2,271	$764	$1,276	$4,629

	As of December 31,				As of September 30,
	2000	2001	2002	2003	2004	2005
	(unaudited) (in thousands)
Balance Sheet Data:
Cash and cash equivalents	$4	$152	$146	$1,299	$7,344	$3,909
Total assets	2,360	12,465	34,778	53,662	80,192	129,562
Long-term debt (including current portion)	—	7,856	21,221	32,233	30,473	56,127
Stockholders’ equity	2,348	1,250	1,009	4,541	35,109	57,376
____________

(1)
We entered the oilfield services business in 2001. We sold our last non-oilfield services business in December 2001, which is reflected in our financial statements for 2001 as a discontinued operation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 regarding our business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements. However, these are not the exclusive means of identifying forward-looking statements. Although forward-looking statements in this prospectus reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Further information about the risks and uncertainties that may impact us are described in the Risk Factors section beginning on page 9. You should read the Risk Factors section carefully. You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to update publicly any forward-looking statements in order to reflect any event or circumstance occurring after the date of this prospectus or currently unknown facts or conditions or the occurrence of unanticipated events.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our selected historical financial information and our accompanying financial statements and the notes to those financial statements included elsewhere in this document. The following discussion contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our plans, estimates and beliefs. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of risks and uncertainties, including, but not limited to, those discussed above under “Risk Factors.”

Overview of Our Business

We are a multi-faceted oilfield services company that provides services and equipment to oil and natural gas exploration and production companies, domestically in Texas, Louisiana, New Mexico, Colorado, Oklahoma, and offshore in the Gulf of Mexico, and internationally in Mexico. We operate in five sectors of the oil and natural gas service industry: directional drilling services; casing and tubing services; compressed air drilling services; production services; and rental tools.

We derive operating revenues from rates per day and rates per job that we charge for the labor and equipment required to provide a service. The price we charge for our services depends upon several factors, including the level of oil and natural gas drilling activity and the competitive environment in the particular geographic regions in which we operate. Contracts are awarded based on the price, quality of service and equipment, and the general reputation and experience of our personnel. The demand for drilling services has historically been volatile and is affected by the capital expenditures of oil and natural gas exploration and development companies, which can fluctuate based upon the prices of oil and natural gas or the expectation for the prices of oil and natural gas.

The number of working drilling rigs, typically referred to as the “rig count,” is an important indicator of activity levels in the oil and natural gas industry. The rig count in the United States increased from 862 as of December 31, 2002 to 1,243 on December 31, 2004, according to the Baker Hughes rig count. Furthermore, directional and horizontal rig counts increased from 283 as of December 31, 2002 to 440 on December 31, 2004, which accounted for 32.8% and 35.4% of the total U.S. rig count, respectively. As of November 2005, this trend has continued, with the rig count climbing to 1,478, of which 559 or 37.8% were directional and horizontal rigs. Currently, we believe that the number of available drilling rigs is insufficient to meet the demand for drilling rigs. Consequently, unless a significant number of additional drilling rigs are brought online, the rig count may not increase substantially despite the strong demand.

Our cost of revenues represents all direct and indirect costs associated with the operation and maintenance of our equipment. The principal elements of these costs are direct and indirect labor and benefits, repairs and maintenance of our equipment, insurance, equipment rentals, fuel and depreciation. Operating expenses do not fluctuate in direct proportion to changes in revenues because, among other factors, we have a fixed base of inventory of equipment and facilities to support our operations, and in periods of low drilling activity we may also seek to preserve labor continuity to market our services and maintain our equipment.

Cyclical Nature of Equipment Rental and Services Industry

The oilfield services industry is highly cyclical. The most critical factor in assessing the outlook for the industry is the worldwide supply and demand for oil and the domestic supply and demand for natural gas. The peaks and valleys of demand are further apart than those of many other cyclical industries. This is primarily a result of the industry being driven by commodity demand and corresponding price increases. As demand increases, producers raise their prices. The price escalation enables producers to increase their capital expenditures. The increased capital expenditures ultimately result in greater revenues and profits for services and equipment companies. The increased capital expenditures also ultimately result in greater production which historically has resulted in increased supplies and reduced prices.

Demand for our services has been strong throughout 2003, 2004 and 2005 due to high oil and natural gas prices and increased demand and declining production costs for natural gas as compared to other energy sources. Management believes the current market fundamentals are indicative of a favorable long-term trend of activity in our markets. However, these factors could be more than offset by other developments affecting the worldwide supply and demand for oil and natural gas products.

Restatement

We understated diluted earnings per share due to an incorrect calculation of our weighted shares outstanding for the third quarter of 2003, for each of the first three quarters of 2004, for the years ended December 31, 2003 and 2004 and for the quarter ended March 31, 2005. In addition, we understated basic earnings per share due to an incorrect calculation of our weighted average basic shares outstanding for the quarter ended September 30, 2004. Consequently, we have restated our financial statements for each of those periods. The incorrect calculation resulted from a mathematical error and an improper application of Statement of Financial Accounting Standards, or SFAS, No. 128. The effect of the restatement is to reduce weighted average diluted shares outstanding for each period and to reduce weighted average basic shares outstanding for the quarter ended September 30, 2004. Therefore, diluted earnings per share were increased for each period and basic earnings per share were increased for the quarter ended September 30, 2004. Based on the correction of a mathematical error, for the three and nine months ended September 30, 2004, weighted average basic shares outstanding was 8,298,000 and 6,168,000, respectively, compared to the previously reported weighted average basic shares outstanding of 11,599,000 and 7,285,000 for the three and nine months ended September 30, 2004. The effect is to increase basic earnings per share to $0.06 and $0.21 for the three and nine months ended September 30, 2004 compared to the $0.04 and $0.18 previously reported for those periods. Based on the proper allocation of SFAS No. 128, weighted average diluted shares outstanding was 9,828,000 and 7,890,000 for the three and nine months ended September 30, 2004, respectively, compared to the previously reported weighted average diluted shares outstanding of 14,407,000 and 9,980,000 for the three and nine months ended September 30, 2004, respectively. The effect is to increase diluted earnings per share to $0.05 and $0.18 for the three and nine months ended September 30, 2004, respectively, compared to the $0.04 and $0.13 previously restated, respectively. (See Note 2 to our consolidated financial statements for the three years ended December 31, 2004 and Note 6 to our unaudited consolidated financial statements for the three and nine months ended September 30, 2005).

In connection with the formation of AirComp LLC in 2003, we, along with M-I LLC contributed assets to AirComp LLC in exchange for a 55% interest and 45% interest, respectively, in AirComp LLC. We originally accounted for the formation of AirComp LLC as a joint venture, but in February 2005 determined that the transaction should have been accounted for using purchase accounting pursuant to SFAS No. 141, “Business Combinations” and SEC Staff Accounting Bulletin No. 51 “Accounting for Sales of Stock by a Subsidiary.” Consequently, we have restated our financial statements for the year ended December 31, 2003 and for the first three quarters of 2004 (See Note 2 to our consolidated financial statements for the three years ended December 31, 2004 and Note 6 to our unaudited consolidated financial statements for the three and nine months ended September 30, 2005).

Management has concluded that the need to restate our financial statements resulted, in part, from the lack of sufficient experienced accounting personnel, which in turn resulted in a lack of effective control over the financial reporting process.

We have implemented a number of actions that we believe address the deficiencies in our financial reporting process, including the following:

•
The addition of experienced accounting personnel with appropriate experience and qualifications to perform quality review procedures and to satisfy our financial reporting obligations. During August 2004, we hired a new chief financial officer and in October of 2004 we hired a full-time in-house general counsel. In March 2005, we hired a certified public accountant as our financial reporting manager and in July 2005 we hired as chief accounting officer a certified public accountant who has significant prior experience as a chief accounting officer of a publicly traded company.

•
In the fourth quarter of 2004, we engaged an independent internal controls consulting firm which is in the process of documenting, analyzing, identifying and correcting weaknesses and testing our internal controls and procedures, including our controls over internal financial reporting.

•	Our audit committee dismissed our prior independent auditors in October 2004 and engaged new independent auditors who we believe have greater experience with publicly traded companies.

•	We are in the process of implementing new accounting software to facilitate timely and accurate reporting.

Although we have implemented a number of actions as described above, we cannot yet assert that the remediation is or will be effective as we have not yet had sufficient time to test the newly implemented actions.

Results of Operations

In February 2002, we acquired 81% of the outstanding stock of Jens’ Oilfield Service, Inc. In February 2002, we also purchased substantially all the outstanding common stock and preferred stock of Strata Directional Technology, Inc. The results from our casing and tubing services and directional drilling services are included in our operating results from February 1, 2002.

In July 2003, through our subsidiary Mountain Compressed Air, Inc., we entered into a limited liability company agreement with M-I LLC, a company owned by Smith International and Schlumberger N.V., to form AirComp LLC. We owned 55% and M-I LLC owned 45% of AirComp LLC until we purchased M-I LLC’s interest in July 2005. We have consolidated AirComp LLC into our financial statements beginning with the quarter ending September 30, 2003.

In September 2004, we acquired the remaining 19% of Jens’ Oilfield Service, Inc. and we acquired Safco-Oil Field Products, Inc. In November 2004, AirComp LLC acquired substantially all of the assets of Diamond Air Drilling Services, Inc. and Marquis Bit Co., LLC, and, in December 2004, we acquired Downhole Injection Systems, LLC (formerly known as Downhole Injection Services, LLC). We consolidated the results of these acquisitions from the day they were acquired.

In 2004, we reported our production services and our rental tool segment as our other services segment. In April 2005, we acquired Delta Rental Service, Inc. and, in May 2005, we acquired Capcoil Tubing Services, Inc. In the second quarter of 2005, we began reporting the operations of Downhole Injection Systems, LLC and Capcoil Tubing Services, Inc. as our production services segment and the operations of Safco-Oil Field Products, Inc. and Delta Rental Service, Inc. as our rental tools segment.

In July 2005, we acquired the 45% interest of M-I LLC in our compressed air drilling subsidiary, AirComp LLC, making us the 100% owner of AirComp LLC. In addition, in 2005, we acquired the compressed air drilling assets of W. T. Enterprises, Inc.

In January 2006, we acquired all of the outstanding common stock of Specialty Rental Tools, Inc., issued $160 million in senior notes and amended and restated our credit facility.

The foregoing acquisitions affect the comparability from period to period of our historical results, and our historical results may not be indicative of our future results.

Comparison of Nine Months Ended September 30, 2005 and September 30, 2004

Our revenues for the nine months ended September 30, 2005 were $71.8 million, an increase of 117.7% compared to $33.0 million for the nine months ended September 30, 2004. The increase in revenues was principally due to acquisitions completed in the fourth quarter of 2004 and the second and third quarters of 2005, the addition of operations and sales personnel, the opening of new operations offices, and the purchase of additional equipment. Acquisitions completed during this period enabled us to establish our rental tool and production services segments which resulted in an increased offering of products and services and an expansion of our customer base. Directional drilling services segment revenues increased in the 2005 period compared to the 2004 period due to the addition of operations and sales personnel, the opening of new operations offices and the purchase of additional downhole motors which increased our capacity and market presence. Revenues increased at our compressed air drilling segment due to acquisition of the air drilling assets of W. T. Enterprises, Inc. on July 11, 2005, the acquisitions of Diamond Air Drilling Services, Inc. and Marquis Bit Co., LLC on November 1, 2004 and improved pricing for our services in West Texas.

Revenues increased at our casing and tubing services segment due to the acquisition of the casing and tubing assets of Patterson Services Inc. on September 1, 2005, increased revenues from Mexico, improved market conditions, improved market penetration for our services in South Texas and the addition of operating personnel and equipment which broadened our capabilities. Also contributing to increased revenues were the acquisitions of Safco-Oil Field Products, Inc. as of September 1, 2004, Downhole Injection Systems, LLC as of December 1, 2004, Delta Rental Services, Inc. as of April 1, 2005 and Capcoil Tubing Services, Inc. as of May 1, 2005. Downhole Injection Systems, LLC and Capcoil Tubing Services, Inc. comprise our production services segment, and Safco-Oil Field Products, Inc. and Delta Rental Services, Inc. comprise our rental tool segment.

Our gross profit for the nine months ended September 30, 2005 increased 135.0% to $20.7 million, or 28.8% of revenues, compared to $8.8 million, or 26.7%, of revenues for the nine months ended September 30, 2004. The increase is due to increased revenues and improved pricing in the directional drilling services segment, increased revenues at our compressed air drilling services segment, including revenues resulting from the acquisition of Diamond Air Drilling Services, Inc. and Marquis Bit Co., LLC, increased revenues from Mexico, improved market conditions for our domestic casing and tubing segment and the growth of our rental tools segment through the acquisition of Delta Rental Services, Inc. on April 1, 2005. Depreciation expense increased 89.1% to $3.4 million for the first nine months of 2005 compared to $1.8 million for the first nine months of 2004. The increase is due to additional depreciable assets resulting from capital expenditures and acquisitions in 2004 and 2005. Our cost of revenues consists principally of our labor costs and benefits, equipment rentals, maintenance and repairs of our equipment, depreciation, insurance and fuel. Because many of our costs are fixed, our gross profit as a percentage of revenues is generally affected by our level of revenues.

General and administrative expense was $10.7 million in the first nine months of 2005 period compared to $4.8 million for the first nine months of 2004. General and administrative expense increased due to the additional expenses associated with the acquisitions completed in the second half of 2004 and in the second and third quarters of 2005, and the hiring of additional sales and administrative personnel. General and administrative expense also increased because of increased legal and accounting fees and other expenses related to our financing and acquisition activities, increased consulting fees in connection with our internal controls and corporate governance process, and increased corporate accounting and administrative staff. As a percentage of revenues, general and administrative expenses were 14.9% in the first nine months of 2005 and 14.5% in the first nine months of 2004.

Amortization expense was $1.3 million for the first nine months of 2005 compared to $600,000 for the first nine months of 2004. The increase in amortization expense is due to the amortization of intangible assets in connection with our acquisitions and the amortization of deferred financing costs.

Income from operations for the nine months ended September 30, 2005 totaled $8.7 million, a 154.2% increase over the $3.4 million in income from operations for the nine months ended September 30, 2004, reflecting the increase in our revenues and gross profit, offset in part by increased general and administrative expenses.

Our interest expense was $2.1 million in the nine months ended September 30, 2005, compared to $1.6 million for the nine months ended September 30, 2004. Interest expense increased in the first nine months of 2005 due to the increased borrowings associated with the acquisitions completed in the second and third quarters of 2005, equipment purchases and higher average interest rates, offset in part by the prepayment, in December 2004, of our 12% $2.4 million subordinated note.

In the third quarter of 2005, we incurred debt retirement expense of $1.1 million related to the refinancing of our debt. This amount includes prepayment penalties and the write-off of deferred financing fees from a previous financing.

Minority interest in income of subsidiaries for the nine months ended September 30, 2005 was $488,000 compared to $248,000 for the corresponding period in 2004 due to the increase in profitability at AirComp LLC, due in part to the acquisition of Diamond Air Drilling Services, Inc. and Marquis Bit Co., LLC as of November 1, 2004. The increase in minority interest at AirComp LLC was offset in part by the elimination of minority interest in Tubular Services (formerly known as Jens’ Oilfield Service), which was 19%-owned by director Jens Mortensen until September 30, 2004, and the acquisition of the minority interest in AirComp LLC on July 11, 2005.

We had net income attributed to common stockholders of $4.6 million for the first nine months of 2005, an increase of 262.8%, compared to net income attributed to common stockholders of $1.3 million for the first nine months of 2004. The net income attributed to common stockholders in the 2004 period is after $124,000 in preferred stock dividends.

The following table compares revenues and income (loss) from operations for each of our business segments and general corporate expenses. Income (loss) from operations consists of our revenues less cost of revenues, general and administrative expenses, and depreciation and amortization:

	Revenues			Income (Loss) from Operations
	Nine Months Ended September 30,			Nine Months Ended September 30,
	2004	2005	Change	2004	2005	Change
	(in thousands)
Directional drilling services	$18,352	$32,218	$13,866	$2,435	$5,069	$2,634
Casing and tubing services	7,218	12,596	5,378	2,174	4,015	1,841
Compressed air drilling services	7,419	16,684	9,265	723	3,331	2,608
Production services	—	6,833	6,833	—	(130)	(130)
Rental tools	—	3,499	3,499	—	780	780
General corporate	—	—	—	(1,915)	(4,380)	(2,465)
Total	$32,989	$71,830	$38,841	$3,417	$8,685	$5,268

Directional Drilling Services Segment. Revenues for the nine months ended September 30, 2005 for our directional drilling services segment were $32.2 million, an increase of 75.6% from the $18.4 million in revenues for the nine months ended September 30, 2004. Income from operations increased 108.28% to $5.1 million for the first nine months of 2005 from $2.4 million for the comparable 2004 period. The improved results for this segment are due to the increase in drilling activity in the Texas and Gulf Coast areas, the establishment of new operations in West Texas and Oklahoma, the addition of operations and sales personnel and the purchase of additional downhole motors which increased our capacity and market presence. Our increased operating expenses as a result of the addition of personnel were more than offset by the growth in revenues, improved pricing for our services and cost savings achieved as a result of the purchases of most of the downhole motors used in directional drilling, which we had previously rented.

Casing and Tubing Services Segment. Revenues for the nine months ended September 30, 2005 for the casing and tubing services segment were $12.6 million, an increase of 74.5% from the $7.2 million in revenues for the nine months ended September 30, 2004. Revenues from domestic operations increased to $8.0 million in the 2005 period from $3.6 million in the 2004 period as a result of the acquisition of the casing and tubing assets of Patterson Services, Inc. on September 1, 2005, improved market conditions for our services in South Texas and the addition of personnel which added to our capabilities and our offering of services. Revenues from Mexican operations increased to $4.6 million in the first nine months of 2005 from $3.6 million in the first nine months of 2004 as a result of increased drilling activity in Mexico and the addition of equipment that increased our capacity. Income from operations increased 84.7% to $4.0 million in the first nine months of 2005 from $2.2 million in the first nine months of 2004. The increase in this segment’s operating income is due to increased revenues both domestically and in our Mexico operations.

Compressed Air Drilling Services Segment. Our compressed air drilling revenues were $16.7 million for the nine months ended September 30, 2005, an increase of 124.9% compared to $7.4 million in revenues for the nine months ended September 30, 2004. Income from operations increased to $3.3 million in the 2005 period compared to income from operations of $723,000 in the 2004 period. Our compressed air drilling revenues and operating income for the 2005 period increased compared to the 2004 period due in part to the acquisition of the air drilling assets of W. T. Enterprises, Inc., the acquisitions of Diamond Air Drilling Services, Inc. and Marquis Bit Co., LLC as of November 1, 2004 and improved pricing in West Texas.

Production Services Segment. Operations for this segment consist of Downhole Injection Systems, LLC’s production services business, acquired December 1, 2004, and Capcoil Tubing Services, Inc.’s production services business, acquired May 1, 2005. Revenues for this segment during the first nine months of 2005 were $6.8 million with a loss from operations of $130,000. We plan to grow this segment by increasing our market presence and our critical mass, which we expect will improve our profitability in this segment. Our results for the nine months for this segment were negatively affected by costs incurred to expand our international presence for production services and by downtime experienced by one of our larger coil tubing units.

Rental Tools Segment. Operations for this segment consist of Safco-Oil Field Products, Inc.’s rental tools business, acquired in September 2004, and Delta Rental Service, Inc.’s rental tools business, acquired in April 2005. Revenues for this segment during the first nine months of 2005 were $3.5 million and income from operations was $780,000.

Comparison of Years Ended December 31, 2004 and December 31, 2003

Our revenues for the year ended December 31, 2004 were $47.7 million, an increase of 45.8% compared to $32.7 million for the year ended December 31, 2003. Revenues increased due to increased demand for our services due to the general increase in oil and natural gas drilling activity. Revenues increased most significantly at our directional segment due to the addition of operations and sales personnel, which increased our capacity and market presence. Additionally, our compressed air drilling services’ revenues in 2004 increased compared to the 2003 year due to the inclusion, for a full year in 2004, of the business contributed by M-I LLC in connection with the formation of AirComp LLC in July 2003 and the acquisition of Diamond Air Drilling Services, Inc. in November 2004. We have consolidated AirComp LLC into our financial statements beginning with the quarter ended September 30, 2003. Mexico operations at our casing and tubing services segment also contributed to an increase in revenues which was offset in part by a decrease in domestic revenues for this segment due to increased competition for casing and tubing services in South Texas. Finally, we acquired Safco-Oil Field Products, Inc. in September 2004 and acquired Downhole Injection Systems, LLC in December 2004.

Our gross profit for the year ended December 31, 2004 increased 42.9% to $12.4 million, or 26.0% of revenues, compared to $8.7 million, or 26.6% of revenues, for the year ended December 31, 2003, due to the increase in revenues in the directional drilling segment, the compressed air drilling segment and the casing and tubing segment’s Mexican operations, which more than offset lower revenues and higher costs in our domestic casing and tubing segment. Our cost of revenues consists principally of our labor costs and benefits, equipment rentals, maintenance and repairs of our equipment, depreciation, insurance and fuel. Because many of our costs are fixed, our gross profit as a percentage of revenues is generally affected by our level of revenues.

General and administrative expense was $8.0 million in 2004 compared to $6.2 million in 2003. General and administrative expense increased in 2004 due to additional expenses associated with the inclusion of AirComp LLC for a full year, acquisitions completed in the second half of 2004, and the hiring of additional sales and administrative personnel at each of our subsidiaries. General and administrative expense also increased because of increased professional fees and other expenses related to our financing and acquisition activities, including the listing of our common stock on the American Stock Exchange, and increased corporate accounting and administrative staff. As a percentage of revenues, general and administrative expenses were 16.8% in 2004 and 18.9% in 2003.

Depreciation and amortization was $3.6 million for the year ended December 31, 2004 compared to $2.9 million for the year ended December 31, 2003 due to the inclusion of AirComp LLC for a full year and the increase in our assets resulting from capital expenditures and acquisitions completed in 2004.

Income from operations for the year ended December 31, 2004 totaled $4.2 million, a 61.0% increase over the $2.6 million in income from operations for the prior year, reflecting the increase in our revenues and gross profit, offset in part by an increase in general and administrative expense and amortization. Income from operations for the year ended December 31, 2004 includes $188,000 in additional accrued expense for post-retirement medical benefits associated with discontinued operations. The increase in this accrued expense was based on the present value of the expected retiree benefit obligations as determined by a third party actuary. Income from operations for the 2003 year includes income of $99,000 which resulted from a reduction in projected post-retirement benefits based on the third party actuary at the end of 2003. (Please refer to Note 3 to our consolidated financial statements — “Pension and Post Retirement Benefit Obligations”).

Our interest expense increased to $2.8 million in 2004, compared to $2.5 million for the prior year, in spite of the decrease in our total debt. Interest expense in 2004 includes $359,000 in warrant put amortization including the retirement of warrants in connection with the prepayment, in December 2004, of our $2.4 million 12.0% subordinated note. Interest expense in 2003 includes $216,000 in connection with the acceleration, in 2003, of the amortization of a put obligation related to subordinated debt at Mountain Compressed Air, Inc. The subordinated debt was paid off in connection with the formation of AirComp LLC in 2003.

Minority interest in income of subsidiaries for 2004 was $321,000 compared to $343,000 for 2003. The increase in net income at AirComp LLC was offset in part by the elimination of minority interest in Jens’, which was 19%-owned by director Jens Mortensen until September 30, 2004.

We had net income attributed to common stockholders of $764,000 for the year ended December 31, 2004 compared to net income attributed to common stockholders of $2.3 million for the year ended December 31, 2003. In 2003, we recognized a non-operating gain on sale of an interest in a subsidiary in the amount of $2.4 million in connection with the formation of AirComp LLC, and recognized a one-time gain of $1.0 million in the third quarter of 2003 as a result of settling a lawsuit against the former owners of Mountain Air Drilling Services Co. Inc.

The following table compares revenues and income (loss) from operations for each of our business segments and general corporate expenses for the years ended December 31, 2003 and December 31, 2004. Income (loss) from operations consists of our revenues less cost of revenues, general and administrative expenses, and depreciation and amortization:

	Revenues			Income (Loss) from Operations
	Year Ended December 31,			Year Ended December 31,
	2003	2004	Change	2003	2004	Change
	(in thousands)
Directional drilling services	$16,008	$24,787	$8,779	$1,103	$3,061	$1,958
Casing and tubing services	10,037	10,391	354	3,628	3,217	(411)
Compressed air drilling services	6,679	11,561	4,882	17	1,169	1,152
Other services	—	987	987	—	(67)	(67)
General corporate	—	—	—	(2,123)	(3,153)	(1,030)
Total	$32,724	$47,726	$15,002	$2,625	$4,227	$1,602

Directional Drilling Services Segment. Revenues for the year ended December 31, 2004 for our directional drilling services segment were $24.8 million, an increase of 54.8% from $16.0 million in revenues for the year ended December 31, 2003. Income from operations increased by 177.5% to $3.1 million for 2004 from $1.1 million for 2003. The improved results for this segment are due to the increase in drilling activity in the Texas and Gulf Coast areas and the addition of operations and sales personnel which increased our capacity and market presence. Increased personnel expenses were more than offset by the growth in revenues and cost savings as a result of purchases, in late 2003 and in 2004, of most of the downhole motors used in directional drilling. Previously, we had leased these motors.

Casing and Tubing Services Segment. Revenues for the year ended December 31, 2004 for the casing and tubing services segment were $10.4 million, an increase of 3.5% from the $10.0 million in revenues for the year ended December 31, 2003. Revenues from domestic operations decreased from $6.7 million in 2003 to $5.2 million in the 2004 year as a result of increased competition in South Texas, resulting in fewer contracts awarded to us and lower pricing for our services. Revenues from Mexican operations, however, increased from $3.7 million in 2003 to $5.1 million in 2004 as a result of increased drilling activity in Mexico and the addition of equipment that increased our capacity. Income from operations decreased by 11.1% to $3.2 million in 2004 from $3.6 million in 2003. The decrease in this segment’s operating income is due to the decrease in revenues from domestic operations and increases in wages and benefits domestically, which was partially offset by increased revenues from Mexico.

Compressed Air Drilling Services Segment. Our compressed air drilling revenues were $11.6 million for the year ended December 31, 2004, an increase of 73.1% compared to $6.7 million in revenues for the year ended December 31, 2003. Income from operations increased to $1.2 million in 2004 compared to income from operations of $17,000 in 2003. Our compressed air drilling revenues and operating income for the 2004 year increased compared to the prior year due to the inclusion, for a full year in 2004, of the business contributed by M-I LLC in connection with the formation of AirComp LLC in July 2003, and the acquisition of Diamond Air Drilling Services, Inc. in November 2004. In July 2005, we acquired the 45% interest of M-I LLC in AirComp LLC, making us the 100% owner of AirComp LLC. In addition, in 2005, we acquired the compressed air drilling assets of W. T. Enterprises, Inc. W. T. Enterprises, Inc. had revenues and net income of $3.9 million and $427,000, respectively, in the year ended December 31, 2004.

Other Services Segment. Revenues for this segment consist of Safco-Oil Field Products, Inc.’s rental tools business, acquired in September 2004, and Downhole Injection Systems, LLC production services acquired in December 2004. Revenues for this segment for the year ended December 31, 2004 were $987,000 with a loss from operations of $67,000. We acquired Delta Rental Service, Inc. and Capcoil Tubing Services, Inc. in the second quarter of 2005 and, in the future, we will report the results of operations of Delta Rental Service, Inc. and Safco-Oil Field Products, Inc. in our rental tool segment and will report the results of operations of Downhole Injection Systems, LLC and Capcoil Tubing Services, Inc. in our production services segment.

Comparison of Years Ended December 31, 2003 and December 31, 2002

Revenues for the year ended December 31, 2003 totaled $32.7 million, an increase of 81.9% from the $18.0 million in revenues for the year ended December 31, 2002. The increase in revenues was due to the general increase in oil and natural gas drilling activity and the inclusion of AirComp LLC, our compressed air drilling venture, beginning in July 2003. The increase in revenues also reflected the first full year of revenue contribution from the casing and tubing segment and the directional drilling segment, both of which were acquired in February 2002.

Our gross profit for the year ended December 31, 2003 was $8.7 million, or 26.6% of revenues, compared to $3.4 million, or 18.9% of revenues, for the year ended December 31, 2002, due to increased revenues, increased utilization of our equipment and personnel and increased pricing in each of our business segments due to the increase in industry activity. Our cost of revenues consists principally of our labor costs and benefits, equipment rentals, maintenance and repairs of our equipment, insurance and fuel. Because many of our costs are fixed, our gross profit as a percentage of revenues is generally affected by our level of revenues. Gross profit as a percentage of revenues increased as a result of higher revenues and better pricing for our services.

General and administrative expenses were $6.2 million, or 18.9% of revenues, in 2003 compared to $3.8 million, or 21.1% of revenues, in 2002. The increase in general and administrative expenses reflected the formation of AirComp LLC in July 2003, the hiring of additional sales force and operations personnel due to the improvement in the oil and natural gas drilling market, and the inclusion of the operations of our casing and tubing services and directional drilling services segments for a full year in 2003.

Depreciation and amortization expenses increased to $2.9 million in 2003 compared to $2.6 million in 2002, due to the formation of AirComp LLC and the acquisition of our casing and tubing services and directional drilling services segments in February 2002.

Income from operations for the year 2003 totaled $2.6 million reflecting the general increase in oil and natural gas drilling activity and the inclusion of revenues and operating income of AirComp LLC beginning in July 2003. In the comparable period of 2002, we incurred an operating loss of $1.0 million. During the third quarter of 2002, we reorganized in order to contain costs and recorded charges related to the reorganization in the amount of $495,000. These charges consisted of related payroll costs for terminated employees of $307,000, consulting fees of $113,000, and costs associated with a terminated rent obligation of $75,000. We also recorded one-time charges for costs related to abandoned acquisitions and an abandoned private placement in the amount of $233,000.

Interest expense increased to $2.5 million in 2003, compared to $2.3 million in the prior year, due to increased debt associated with acquisitions completed in 2002, and debt associated with the formation of AirComp LLC in July 2003.

Minority interest in income of subsidiaries for 2003 was $343,000 compared to $189,000 in 2002 due to the increase in the net income of our casing and tubing services subsidiary which, until September 30, 2004, was owned 19% by Jens Mortensen, and the formation of AirComp LLC in July 2003.

In the third quarter of 2003, we recorded a one-time gain on the reduction of a note payable of $1.0 million as a result of settling a lawsuit against the former owners of Mountain Air Drilling Service Co. Inc. The gain was calculated in part by discounting the note payable to $1.5 million using a present value calculation and accreting the note payable to $1.9 million, the amount due in September 2007. We will record interest expense totaling $394,043 over the life of the note payable beginning July 2003. In addition, we also recorded a one-time non-operating gain on the sale of an interest in a subsidiary of $2.4 million in connection with the formation of AirComp LLC. We have adopted a policy that any gain or loss incurred in the future on the sale in the stock of a subsidiary will be recognized as such in the income statement.

Our net loss for 2002 included a discount given to the holder of the Houston Dynamic Services, Inc. note in the amount of $191,000 as an incentive to pay-off the note in September 2002.

We had a net income attributed to common stockholders of $2.3 million for the year ended December 31, 2003 compared with a net loss of $4.3 million for the year ended December 31, 2002.

The following table compares revenues and income (loss) from operations for each of our business segments and general corporate expenses for the years ended December 31, 2002 and 2003. Income (loss) from operations consists of our revenues less cost of revenues, general and administrative expenses, and depreciation and amortization:

	Revenues			Income (Loss) from Operations
	2002	2003	Change	2002	2003	Change
	(in thousands)
Directional drilling services	$6,529	$16,008	$9,479	$(576)	$1,103	$1,679
Casing and tubing services	7,796	10,037	2,241	2,495	3,628	1,133
Compressed air drilling services	3,665	6,679	3,014	(945)	17	962
General corporate	—	—	—	(2,046)	(2,123)	(77)
Total	$17,990	$32,724	$14,734	$(1,072)	$2,625	$3,697

Directional Drilling Services Segment. Revenues for 2003 for directional drilling services were $16.0 million, an increase of 145.2% from $6.5 million in revenues for 2002 due to increased drilling activity in the Texas and Gulf Coast areas in 2003. Operating income increased to $1.1 million for 2003 compared to a loss of $576,000 from operations for the same period in 2002 due to the increase in revenues, which more than offset an increase in operating expenses due to the addition of operations and sales personnel.

Casing and Tubing Services Segment. Revenues for the year ended December 31, 2003 for the casing and tubing services segment were $10.0 million, an increase of 28.7% from $7.8 million for the year ended December 31, 2002. Revenues from domestic operations increased to $6.3 million in 2003 from $5.1 million in 2002 as a result of a general improvement in oil and natural gas drilling activity in South Texas and the inclusion of this segment, which was acquired in February 2002, for a full year in 2003. Revenues from Mexican operations increased to $3.7 million in 2003 from $2.7 million in 2002 as a result of increased drilling activity in Mexico. Income from operations increased 45.4% to $3.6 million in 2003 from $2.5 million in 2002 due to the increase in revenues.

Compressed Air Drilling Services Segment. Our compressed air drilling revenues were $6.7 million in 2003, an increase of 82.2% compared to $3.7 million in revenues in 2002. Revenues increased in 2003 due to the inclusion of revenues contributed by M-I LLC through the formation of AirComp LLC in July 2003. Operating income increased to $17,000 in 2003 from a loss of $945,000 from operations in 2002 due to the inclusion, for six months in the 2003 period, of the business contributed by M-I LLC in connection with the formation of AirComp LLC in July 2003. Through this venture, we expanded the geographical areas in which we operate to include gas drilling in West Texas along with the drilling and workover operations of Mountain Compressed Air, Inc. in the San Juan basin in New Mexico.

Liquidity and Capital Resources

Our ongoing capital requirements arise primarily from our need to service our debt, to complete acquisitions and acquire and maintain equipment, and to fund our working capital requirements. Our primary sources of liquidity are borrowings under our revolving lines of credit, other financings, proceeds from the issuance of debt and equity securities and cash flows from operations. We had cash and cash equivalents of $3.9 million at September 30, 2005 compared to $7.3 million at December 31, 2004.

Operating Activities. In the nine months ended September 30, 2005, our operating activities generated $3.9 million in cash compared to $570,000 for the same period in 2004. Net income for the nine months ended September 30, 2005 increased to $4.6 million, compared to $1.4 million in the 2004 period. The $4.6 million in net income for the 2005 period includes a charge of $1.1 million related to early retirement of debt. Revenues and income from operations increased in the first nine months of 2005 due to acquisitions completed in the fourth quarter of 2004 and the second and third quarters of 2005, the investment in additional equipment, the opening of new operations offices and the addition of operations and sales personnel. Non-cash expenses totaled $5.8 million during the first nine months of 2005 consisting of $4.7 million of depreciation and amortization, $653,000 from the write-off of deferred financing costs due to the early retirement of debt and $488,000 of minority interest in the income of AirComp LLC. Non-cash expenses during the first nine months of 2004 totaled $2.8 million, consisting of depreciation and amortization expense of $2.4 million, minority interest of $248,000 and amortization of discount on debt of $143,000.

During the nine months ended September 30, 2005, changes in operating assets and liabilities used $6.6 million in cash, principally due to an increase of $7.3 million in accounts receivable, an increase of $1.7 million in other assets, offset in part by an increase of $1.1 million in accounts payable and an increase in accrued expenses of $1.8 million, including a $497,000 increase in accrued interest. Accounts receivable increased due to the increase in our revenues in the first nine months of 2005. Other current assets increased $1.5 million due primarily to an increase in inventory. Other assets increased $171,000 primarily due to the increase in intangible assets resulting from acquisitions during the period. Accounts payable increased due to the increased level of activity.

During the first nine months of 2004, the changes in operating assets and liabilities used $3.6 million in cash, principally due to a decrease in accrued expenses of $1.0 million, an increase in accounts receivables and other current assets of $1.9 million and a decrease of $725,000 in accounts payable. The decrease in accrued expenses was the result of a decrease of $471,000 due to lower motor costs resulting from the purchase of motors which we previously leased, a decrease in long-term equipment deposits of $141,000 and a decrease in accrued employee benefits and payroll taxes of $557,000. These decreases were offset by an increase of $131,000 in accrued interest. Accounts receivables increased $1.4 million during the first nine months of 2004 due to the increase in revenues. Other current assets increased $609,000 due primarily to an increase in prepaid insurance premiums, offset in part by a decrease in lease receivables of $197,000 due to payments received from lessees. Accounts payable decreased by $725,000 in the 2004 period due to the proceeds received from common stock used to reduce payables.

During the year ended December 31, 2004, we generated $3.3 million in cash from operating activities compared to $1.9 million in cash from operating activities for the same period in 2003. Net income before preferred stock dividend for the year ended December 31, 2004 decreased to $888,000, compared to $2.9 million in the 2003 period. Revenues and income from operations increased in 2004 due to increased demand for our services due to the general increase in oil and natural gas drilling activity. Net income in 2003 includes a $1.0 million gain from the settlement of a lawsuit and a $2.4 million non-operating gain on the sale of interest in AirComp LLC. Non-cash expenses in 2004 consisted of $3.6 million of depreciation and amortization, $321,000 of minority interest in the income of a subsidiary and $350,000 in amortization of discount on debt. Non-cash expenses in 2003 totaled $285,000, consisting of depreciation and amortization expense of $2.9 million, minority interest in the income of a subsidiary of $343,000 and amortization of discount on debt of $516,000, offset by the $3.4 million of non-cash gains.

During the year ended December 31, 2004, changes in working capital used $1.9 million in cash compared to a use of $1.3 million in cash in the 2003 period, principally due, in the 2004 period, to an increase of $2.3 million in accounts receivable, an increase of $612,000 in other current assets, and a decrease of $276,000 in accrued expenses and other liabilities, offset in part by an increase of $1.1 million in accounts payable, an increase of $299,000 in accrued interest and a decrease of $229,000 in lease receivable. Our accounts receivable increased by $2.3 million at December 31, 2004 due to the increase in our revenues in 2004. Current assets increased $612,000 due primarily to an increase in prepaid insurance premiums. Accounts payable increased by $1.1 million at December 31, 2004 due to the increase in our cost of sales associated with the increase in our revenues and the acquisitions completed in the fourth quarter of 2004.

During the year ended December 31, 2003, we generated $1.9 million in cash from operating activities compared to $2.2 million in cash from operating activities for the same period in 2002. Net income before preferred stock dividend for the 2003 period improved to $2.9 million, compared to a net loss of $4.0 million in the comparable 2002 period, due to the increase in revenues and income from operations in 2003 due to the general increase in oil and natural gas drilling activity and the formation of AirComp LLC, our compressed air drilling subsidiary, in July 2003. Net income for 2003 includes a $1.0 million gain from the settlement of a lawsuit and a $2.4 million non-operating gain on the sale of an interest in AirComp LLC. Non-cash expenses totaled $285,000 in 2003, which is net of a $1.0 million non-cash gain from the settlement of a lawsuit and a $2.4 million non-operating gain on the sale of an interest in a subsidiary, compared to $3.4 million in non-cash expenses in 2002, consisting principally of depreciation and amortization expense, including amortization of discount on debt, and minority interest in the income of a subsidiary.

During the year ended December 31, 2003, changes in working capital used $1.3 million in cash compared to the year ended December 31, 2002, when changes in working capital provided $2.8 million in cash principally due, in 2003, to an increase in accrued expenses of $1.7 million, an increase in accounts receivable and other current assets of $5.6 million, and an increase in accounts payable of $2.2 million. The increase in accrued expenses was primarily due to an increase of $397,000 due to motor costs and related expenses, and an increase in accrued employee benefits and payroll taxes of $1.3 million. The increase in accrued expenses was partially offset by a decrease in accrued interest of $126,000 due to the retirement of subordinated debt carrying an interest rate of 12% and lower interest rates on other debt with variable interest rates. Accounts receivable increased $4.4 million due to an increase in revenues in our directional drilling services segment, our compressed air drilling services segment due to the inclusion of the business contributed by M-I LLC to AirComp LLC in July 2003, and our casing and tubing services segment. Other current assets decreased primarily because of the recovery of a lease deposit related to an equipment lease which was paid off in June 2003. Accounts payable increased by $2.3 million in the 2003 period due to increased costs related to increased revenues, and the inclusion of the accounts payable of AirComp LLC in July 2003.

Investing Activities. During the nine months ended September 30, 2005, we used $46.2 million in investing activities, consisting of $15.4 million for acquisitions of businesses, net of cash received, $21.2 for acquisitions structured as asset purchases, consisting of the acquisition of casing and tubing assets from Patterson Services, Inc. and of air drilling assets from W. T. Enterprises, Inc. and $9.6 million for capital expenditures. During the first nine months of 2004, we used $3.1 million in investing activities, consisting of capital expenditures of approximately $882,000 to purchase equipment for our directional drilling services segment, approximately $457,000 to purchase casing equipment and approximately $771,000 to make capital repairs to existing equipment at our compressed air drilling segment. On September 23, 2004, we also completed, for $1.0 million, the acquisition of 100% of the outstanding stock of Safco-Oil Field Products, Inc. Safco-Oil Field Products, Inc. leases heavy weight spiral drill pipe and provides related oilfield services.

During the year ended December 31, 2004, we used $9.1 million in investing activities, consisting principally of capital expenditures of approximately $4.6 million, including $1.6 million to purchase equipment for our directional drilling services segment, approximately $1.2 million to purchase casing equipment and approximately $1.4 million to make capital repairs to existing equipment in our compressed air drilling services segment. In September 2004, we acquired 100% of the outstanding stock of Safco-Oil Field Products, Inc. for $1.0 million. As of November 1, 2004, AirComp LLC acquired substantially all the assets of Diamond Air Drilling Services, Inc. for $4.6 million in cash and the assumption of approximately $450,000 of debt. We contributed our share of the purchase price, or $2.5 million, to AirComp LLC in order to fund the purchase. Finally, in December 2004, we acquired Downhole Injection Systems, LLC for approximately $1.1 million in cash, 568,466 shares of our common stock and the payment or assumption of $950,000 of debt.

During the year ended December 31, 2003, we used $4.5 million in investing activities, consisting of the purchases of equipment of $5.4 million, which was partially offset by the proceeds from the sale of equipment of $843,000.

Cash used in investing activities in 2002 was $8.5 million, reflecting the acquisitions of our Jens’ Oilfield Service, Inc. and Strata Directional Technology, Inc. subsidiaries for a total of $8.3 million, purchases of other equipment of $518,000, and proceeds from the sales of equipment of $367,000.

Financing Activities. During the nine months ended September 30, 2005, financing activities provided $38.9 million in cash. We received $45.7 million in proceeds from long-term debt, repaid $21.4 million in borrowings under long-term debt facilities and paid $1.2 million in debt issuance costs. We also received $15.9 million in proceeds from the issuance of common stock in a public offering completed in August of 2005. During the first nine months of 2004, financing activities provided a net of $14.2 million in cash. We received $16.9 million in net proceeds from the issuance of common stock which was offset in part by the repayment of $2.4 million of long-term debt and by $317,000 in debt issuance costs.

During the year ended December 31, 2004, financing activities provided a net of $11.8 million in cash. We received $16.9 million in net proceeds from the issuance of common stock, $8.2 million in borrowings under long-term debt facilities and a $689,000 increase in net borrowings under our revolving lines of credit. The proceeds were used to repay long-term debt totaling $13.5 million and to pay $391,000 in debt issuance costs. During the year ended December 31, 2003, financing activities provided a net of $3.8 million in cash. In 2003, we received $14.1 million from the issuance of long-term debt and $30.5 million from borrowings under our credit facilities. These proceeds were used to pay long-term debt in the amount of $10.8 million and make principal payments on outstanding borrowings under our lines of credit in the amount of $29.4 million. We also used $408,000 in cash for debt issuance costs in 2003. During the year ended December 31, 2002, financing activities provided a net of $6.3 million in cash. In 2002, we received $9.7 million from the issuance of long-term debt and $7.1 million from borrowings under our credit facilities. These proceeds were used to pay long-term debt in the amount of $4.1 million and make principal payments on outstanding borrowings under our lines of credit in the amount of $5.8 million. We also used $588,000 in cash for debt issuance costs in 2002.

In April 2004, Energy Spectrum, the holder of our preferred stock, converted its 3.5 million shares of Series A 10.0% Cumulative Convertible Preferred Stock, including accrued dividend rights, into 1,718,090 shares of common stock.

On August 10, 2004, we completed the private placement of 3,504,667 shares of our common stock at a price of $3.00 per share. Net proceeds to us, after selling commissions and expenses, was approximately $9.6 million. On September 30, 2004, we completed the private placement of 1,956,634 shares of our common stock at a price of $3.00 per share. Net proceeds to us, after selling commissions and expenses, was approximately $5.3 million. We used the net proceeds of the private placement offerings to fund the acquisitions of Safco-Oil Field Products, Inc., Downhole Injection Systems, LLC, Delta Rental Service, Inc. and Capcoil Tubing Services, Inc.

In September 2004, we issued 1.3 million shares of our common stock to Jens Mortensen, a director, in exchange for his 19% interest in Jens’ Oilfield Service, Inc. As a result of this transaction, we now own 100% of Jens’ Oilfield Service, Inc. The purchase price was valued at $6.4 million, which was the value of the 1.3 million shares of common stock issued to Mr. Mortensen based on the last sale price of the common stock as reported on the American Stock Exchange on the date of issuance. This amount was treated as a contribution to stockholders equity. On our balance sheet, we eliminated the amount recorded as Jens’ Oilfield Service, Inc.’s minority interest, $2.0 million. The balance of the contribution ($4.5 million) was allocated as follows: In June 2004, we obtained an appraisal of the fixed assets of Jens’ Oilfield Service, Inc., which valued the fixed assets at $20.1 million. The book value of the fixed assets was $15.8 million. We increased the value of Jens’ Oilfield Service, Inc.’s fixed assets by 19% of the excess of the appraised value over the book value of the assets, or $813,511. The balance of the purchase price, or $3.7 million, was allocated to goodwill.

As of January 1, 2005, we executed a business development agreement with CTTV Investments LLC, an affiliate of ChevronTexaco Inc., whereby we issued 20,000 shares of our common stock to CTTV and further agreed to issue up to an additional 60,000 shares to CTTV contingent upon our subsidiaries receiving certain levels of revenues in 2005 from ChevronTexaco and its affiliates. CTTV was a minority owner of Downhole Injection Systems, LLC, which we acquired in 2004.

On April 1, 2005, we issued 223,114 shares of common stock in connection with the acquisition of Delta Rental Service, Inc. and on May 1, 2005, we issued 168,161 shares of common stock in connection with the acquisition of Capcoil Tubing Services, Inc.

We replaced previous credit facilities that were in place as of June 30, 2005 with a credit agreement signed in July 2005, in order to increase our financial flexibility to make additional acquisitions and to provide funds for general corporate purposes. The July 2005 senior secured credit agreement provided for the following:

•
A $13.0 million revolving line of credit. Borrowings were limited to 85% of eligible accounts receivable plus 50% of eligible inventory (up to a maximum of $2.0 million of borrowings based on eligible inventory). The line of credit was to be used to finance working capital requirements and other general corporate purposes, including the issuance of standby letters of credit. Outstanding borrowings under this line of credit were $3.7 million as of September 30, 2005.

•	Two term loans totaling $42.0 million. Outstanding borrowings under these term loans were $42.0 million as of September 30, 2005.

All amounts outstanding under our July 2005 credit agreement were repaid with the proceeds of the issuance of the senior notes in January 2006 and the Credit Agreement was amended and restated in January 2006 to provide for a $25 million revolving line of credit.

At September 30, 2005, we had a bank credit facility governed by our July 2005 credit agreement and other debt instruments at Allis-Chalmers, all of which were consolidated in our financial statements. The July 2005 credit agreement contained customary events of default and financial covenants, and limited our ability to incur additional indebtedness, make capital expenditures, pay dividends or make other distributions, create liens, and sell assets. Allis-Chalmers and its subsidiaries other than AirComp LLC were all parties to the July 2005 credit agreement. At September 30, 2005, we had $56.1 million in total outstanding indebtedness (including debt under our credit facility), of which $51.5 million was long-term debt and $4.6 million was the current portion of long-term debt.

We borrowed $43.0 million against the July 2005 facility to refinance our prior credit facilities, to fund the acquisition of M-I LLC’s interest in AirComp LLC and the air drilling assets of W. T. Enterprises, Inc. and to pay transaction costs related to the refinancing and the acquisitions.

Borrowings under the July 2005 credit agreement matured in July 2007. Amounts outstanding under the term loans as of July 2006 were required to be repaid in monthly principal payments based on a 48 month repayment schedule with the remaining balance due at maturity. Additionally, during the second year, the agreement required us to prepay the remaining balance of the term loans by 75.0% of excess cash flow, if any, after debt service and capital expenditures. The interest rate payable on borrowings was based on a margin over the London Interbank Offered Rate, referred to as LIBOR, or the prime rate, and there was a 0.5% fee on the undrawn portion of the revolving line of credit. The margin over LIBOR was subject to increase by 1.0% in the second year. Borrowings under the credit facility were secured by substantially all of our assets.

In January 2006, in conjunction with the issuance of the senior notes, we amended and restated our July 2005 credit agreement, resulting in a new four-year $25.0 million senior secured revolving credit facility. We anticipate that our borrowing capacity under this new facility will be available to finance working capital requirements and other general corporate purposes, including permitted acquisitions (as defined in the new credit agreement) and the issuance of standby letters of credit.

Our Tubular Services subsidiary had a subordinated note with a balance of $3.0 million at September 30, 2005 payable to Jens Mortensen, who sold Tubular Services to us and is one of our directors. The note accrued interest at a fixed rate of 7.5% per annum and provided for quarterly interest payments. In July 2005, the maturity of the subordinated note was extended from January 2006 to October 2007 and we made a $300,000 principal pre-payment on August 31, 2005. We repaid this note in January 2006 with the proceeds of the senior note. In connection with the purchase of Tubular Services in 2002, we also agreed to pay a total of $1.2 million to Mr. Mortensen in exchange for a non-compete agreement. We are required to make monthly payments of $20,576 through January 31, 2007. As of September 30, 2005, the balance due was approximately $329,000, including $247,000 classified as short-term.

Tubular Services also had several small equipment financings and a real estate loan which in the aggregate totaled $1.0 million as of September 30, 2005. Tubular Services had two bank term loans aggregating $129,000 which accrued interest annually at an adjustable rate based on the prime rate (8.75% at September 30, 2005) and which required monthly payments of $13,000 plus accrued interest. The maturity date of one of the loans, with a balance of $95,000, was September 17, 2006, while the second loan, with a balance of $34,000, matured January 12, 2007. Our Tubular Services subsidiary also had a five-year equipment loan with a principal balance of $277,000 at September 30, 2005. The loan was payable in monthly installments of principal and interest equal to $6,449 per month through December 2009. Finally, we had a real estate loan payable in equal monthly installments of $4,344 with the remaining outstanding balance due on January 1, 2010. The interest rate floated based on the prime rate. The outstanding principal balance was $552,000 at September 30, 2005. We repaid these loans in January 2006 with the proceeds of the senior note offering.

Our Strata Directional Technology, Inc. subsidiary entered into a short-term vendor financing agreement that provides extended payment terms for the purchase, lease and repair costs related to downhole drill motors. As of September 30, 2005, the outstanding balance was $420,000. Interest is payable monthly at a fixed rate of 8.0% per annum and the principal is due in December 2005.

In connection with the purchase of Safco-Oil Field Products, Inc., we agreed to pay a total of $150,000 to the sellers in exchange for a non-compete agreement, under which we are required to make annual payments of $50,000 through September 30, 2007. As of September 30, 2005, the balance due was $125,000, as the September 2005 payment was split into two installments paid in September and October of 2005. In connection with the purchase of Delta Rental Service, Inc., we issued to the sellers a note in the amount of $350,000. The note bears interest at a rate of 2.0% per annum and the principal and accrued interest is due on April 1, 2006. As of September 30, 2005, the balance was $350,000.

Our Downhole Injection Systems, LLC subsidiary has various vehicle installment notes totaling $128,000 at September 30, 2005. In connection with the purchase of our Capcoil Tubing Services, Inc. subsidiary, we agreed to pay the sellers $500,000 in exchange for a non-compete agreement. As of September 30, 2005, the balance due was $330,000 and is payable in three annual installments of $110,000.

On July 11, 2005, we acquired from M-I LLC its 45% equity interest in AirComp LLC and a subordinated note in the principal amount of $4.8 million issued by AirComp LLC, for which we paid M-I LLC $7.1 million in cash and issued a new $4.0 million subordinated note bearing interest at 5% per annum. The subordinated note issued to M-I LLC requires quarterly interest payments and the principal amount is due October 9, 2007.

In 2000, we compensated our directors, including two of our current directors (Messrs. Nederlander and Toboroff), who served on our board of directors from 1989 to March 31, 1999 without compensation, by issuing promissory notes totaling $325,000. The notes accrued interest at the rate of 5.0% per annum and matured on March 31, 2005. As of September 30, 2005, notes totaling $96,300, including accrued interest, remained outstanding.

As part of the acquisition of Mountain Air Drilling Services Co. Inc. in 2001, we issued a note to the sellers of Mountain Air in the original amount of $2.2 million accruing interest at a rate of 5.75% per annum. The note was reduced to $1.5 million as a result of the settlement of a legal action against the sellers in 2003. In March 2005, we reached an agreement with the sellers and holders of the note as a result of an action brought against us by the sellers. Under the terms of the agreement, we paid the plaintiff $1.0 million in cash, and agreed to pay an additional $350,000 on June 1, 2006, and an additional $150,000 on June 1, 2007, in settlement of all claims. (See Note 11 to our consolidated financial statements — Legal Matters). Mountain Air Drilling Services Co. Inc. also has a term loan in the amount of $160,000 at September 30, 2005 accruing interest at a rate of 5.0% per annum. Principal and interest of $5,039 are payable monthly with a final maturity date of June 30, 2008. We repaid this term loan in January 2006 with the proceeds of the senior note offering.

We have no off-balance sheet arrangements, other than normal operating leases and employee contracts, that have or are likely to have a current or future material effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources. We do not guarantee obligations of any unconsolidated entities.

Recent Developments

In January 2006, in conjunction with our issuance of the senior notes, we amended and restated our July 2005 credit agreement, resulting in a new four-year $25.0 million senior secured revolving credit facility, $5.0 million of which may be used for letters of credit. The interest under the new credit agreement will be payable at rates per annum based on the LIBOR, or an alternate base rate. Under the new credit agreement, non-LIBOR loans may be prepaid at any time without penalty. LIBOR loans may be prepaid without penalty, subject to our reimbursement of certain breakage and redeployment costs. We will be required to repay a portion of the amounts due under the credit facility in the event of certain asset sales and equity offerings. All borrowings under our new facility are subject to the satisfaction of usual and customary conditions, including the accuracy of representations and warranties and the absence of defaults. The new credit agreement contains covenants customary for agreements of this type, including, but not limited to, limitations on our ability to: (i) incur additional indebtedness and guarantees, (ii) create liens and other encumbrances on our assets, (iii) consolidate, merge or sell assets, (iv) pay dividends and other distributions or repurchase stock, (v) make certain investments, loans and advances, (vi) make capital expenditures, (vii) enter into operating leases and sale/leaseback transactions, (viii) enter into transactions with our affiliates, (ix) change the character of our business, (x) engage in hedging activities unless certain requirements are satisfied and (xi) prepay other debt. Also, we will be required to comply with certain financial tests and maintain certain financial ratios. We anticipate that borrowings under the new credit facility will be used to finance working capital requirements and other general corporate purposes, including permitted acquisitions (as defined in the new credit agreement).

Capital Requirements

We anticipate that our projected capital expenditures will be approximately $10.0 to $15.0 million for 2006, exclusive of any acquisitions. We believe that our current cash generated from operations, cash available under our credit facilities and cash on hand will provide sufficient funds for our identified projects.

We intend to implement a growth strategy of increasing the scope of services through both internal growth and acquisitions. We are regularly involved in discussions with a number of potential acquisition candidates. The acquisition of assets could require additional financing, which we currently anticipate would be borrowed under our credit agreement, under new credit facilities or from the issuance of additional equity or debt securities. Any borrowings would require the consent of our lenders under our bank credit facilities or that we refinance our credit facilities. We also expect to make capital expenditures to acquire and to maintain our existing equipment. Our performance and cash flow from operations will be determined by the demand for our services, which in turn are affected by our customers’ expenditures for oil and natural gas exploration and development, and industry perceptions and expectations of future oil and natural gas prices in the areas where we operate. We will need to refinance our existing debt facilities as they become due and provide funds for capital expenditures and acquisitions. To effect our expansion plans, we will require additional equity or debt financing. There can be no assurance that we will be successful in raising the additional debt or equity capital or that we can do so on terms that will be acceptable to us.

Contractual Obligations

The following table summarizes our obligations and commitments to make future payments under our notes payable, operating leases, employment contracts and consulting agreements for the periods specified as of December 31, 2004.

	Payments by Periods
	Total	Less than 1 Year	2 — 3 Years	4 — 5 Years	After 5 Years
	(in thousands)
Notes payable	$30,473	$5,541	$17,406	$7,526	$—
Interest payments on notes payable	2,133	316	1,470	346	—
Operating lease	1,834	550	813	471	—
Employment contracts	2,566	1,006	1,560	—	—
Total contractual cash obligations	$37,006	$7,413	$21,249	$8,343	$—

Critical Accounting Policies

We have identified the policies below as critical to our business operations and the understanding of our results of operations. The impact and any associated risks related to these policies on our business operations is discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations where such policies affect our reported and expected financial results. For a detailed discussion of the application of these and other accounting policies, see Note 1 to our consolidated financial statements included elsewhere in this document. Our preparation of this document and our financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Allowance for Doubtful Accounts. The determination of the collectibility of amounts due from our customers requires us to use estimates and make judgments regarding future events and trends, including monitoring our customer payment history and current creditworthiness to determine that collectibility is reasonably assured, as well as consideration of the overall business climate in which our customers operate. Those uncertainties require us to make frequent judgments and estimates regarding our customers’ ability to pay amounts due us in order to determine the appropriate amount of valuation allowances required for doubtful accounts. Provisions for doubtful accounts are recorded when it becomes evident that the customers will not be able to make the required payments at either contractual due dates or in the future.

Revenue Recognition. We provide rental equipment and drilling services to our customers at per day and per job contractual rates and recognize the drilling related revenue as the work progresses and when collectibility is reasonably assured. The SEC’s Staff Accounting Bulletin, or SAB, No. 104, Revenue Recognition in Financial Statements, provides guidance on the SEC staff’s views on application of generally accepted accounting principles to selected revenue recognition issues. Our revenue recognition policy is in accordance with generally accepted accounting principles and SAB No. 104.

Impairment of Long-Lived Assets. Long-lived assets, which include property, plant and equipment, goodwill and other intangibles, comprise a significant amount of our total assets. We make judgments and estimates in conjunction with the carrying value of these assets, including amounts to be capitalized, depreciation and amortization methods and useful lives. Additionally, the carrying values of these assets are reviewed for impairment or whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. An impairment loss is recorded in the period in which it is determined that the carrying amount is not recoverable. This requires us to make long-term forecasts of our future revenues and costs related to the assets subject to review. These forecasts require assumptions about demand for our products and services, future market conditions and technological developments. Significant and unanticipated changes to these assumptions could require a provision for impairment in a future period.

Goodwill and Other Intangibles. As of September 30, 2005, we have recorded approximately $12.0 million of goodwill and $7.3 million of other identifiable intangible assets. We perform purchase price allocations to intangible assets when it makes a business combination. Business combinations and purchase price allocations have been consummated for purchase of the Mountain Air, Strata and Jens’ operating segments. The excess of the purchase price after allocation of fair values to tangible assets is allocated to identifiable intangibles and thereafter to goodwill. Subsequently, we have performed its initial impairment tests and annual impairment tests in accordance with Financial Accounting Standards Board No. 141, Business Combinations, and Financial Accounting Standards Board No. 142, Goodwill and Other Intangible Assets. These initial valuations used two approaches to determine the carrying amount of the individual reporting units. The first approach is the Discounted Cash Flow Method, which focuses on our expected cash flow. In applying this approach, the cash flow available for distribution is projected for a finite period of years. Cash flow available for distribution is defined as the amount of cash that could be distributed as a dividend without impairing our future profitability or operation. The cash flow available for distribution and the terminal value (the value at the end of the estimation period) are then discounted to present value to derive an indication of value of the business enterprise. This valuation method is dependent upon the assumptions made regarding future cash flow and cash requirements. The second approach is the Guideline Company Method which focuses on comparing us to selected reasonably similar publicly traded companies. Under this method, valuation multiples are: (i) derived from operating data of selected similar companies; (ii) evaluated and adjusted based on the strengths and weaknesses of Allis-Chalmers relative to the selected guideline companies; and (iii) applied to our operating data to arrive at an indication of value. This valuation method is dependent upon the assumption that the value of our company can be evaluated by analysis of its earnings and its strengths and weaknesses relative to the selected similar companies. Significant and unanticipated changes to these assumptions could require a provision for impairment in a future period.

AirComp LLC and Sale of Interest in Subsidiary. We have adopted SEC Staff Accounting Bulletin (SAB) No. 51, Accounting for Sales of Stock by a Subsidiary, to account for our investment in AirComp LLC. AirComp LLC has been accounted for and consolidated as a subsidiary under SFAS No. 141, Business Combinations. Pursuant to SAB No. 51, we have recorded our own contribution of assets and liabilities at our historical cost basis. Since liabilities exceeded assets, our basis in AirComp LLC was a negative amount. We have accounted for the assets contributed from M-I LLC at a fair market value as determined by an outside appraiser. We gave M-I LLC a 45% interest in AirComp LLC in exchange for the assets contributed. As a result of the formation of the venture and our retention of a 55% interest in the venture, we realized an immediate gain to the extent of our negative basis and our 55% interest in the combined assets and liabilities of the venture. In accordance with SAB No. 51, we have recorded our negative basis investment in AirComp LLC as an addition to equity and our share of the combined assets and liabilities realized from M-I LLC assets as non-operating income.

Stock Based Compensation. We account for our stock-based compensation using Accounting Principles Board, or APB, Opinion No. 25. Under APB No. 25, compensation expense is recognized for stock options with an exercise price that is less than the market price on the grant date of the option. For stock options with exercise prices at or above the market value of the stock on the grant date, we adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. We have adopted the disclosure-only provisions of SFAS 123 for the stock options granted to our employees and directors. Accordingly, no compensation cost has been recognized for these options. Many equity instrument transactions are valued based on pricing models such as Black-Scholes, which require judgments by management. Values for such transactions can vary widely and are often material to the financial statements.

Recently Issued Accounting Standards

In November 2004, the FASB issued SFAS No. 151, Inventory Costs — an Amendment of ARB No. 43, Chapter 4, which amends the guidance in ARB No. 43 to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. SFAS No. 151 requires that these items be recognized as current period charges. In addition, SFAS No. 151 requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We are currently evaluating the provisions of SFAS No. 151 and will adopt SFAS No. 151 on January 1, 2006.

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment. SFAS No. 123R revises SFAS No. 123, Accounting for Stock-Based Compensation, and focuses on accounting for share-based payments for services by employer to employee. The statement requires companies to expense the fair value of employee stock options and other equity-based compensation at the grant date. The statement does not require a certain type of valuation model and either a binomial or Black-Scholes model may be used. The provisions of SFAS No. 123R are effective for financial statements for annual or interim periods beginning after December 15, 2005. We are currently evaluating the provisions of SFAS No. 123R and will adopt SFAS No. 123R on January 1, 2006. Our future cash flows will not be impacted by the adoption of this standard.

In December 2004, the Financial Accounting Standards Board issued FASB Staff Position No. 109 - 1, Application of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, which provides guidance on the recently enacted American Jobs Creation Act of 2004. The Act provides a tax deduction for income from qualified domestic production activities. FSP 109 - 1 provides for the treatment of the deduction as a special deduction as described in SFAS No. 109. As such, the deduction will have no effect on existing deferred tax assets and liabilities. The impact of the deduction is to be reported in the period in which the deduction is claimed on our U.S. tax return. We do not expect that this deduction will have a material impact on our effective tax rate in future years. FSP 109 - 1 is effective prospectively as of January 1, 2005.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, which is effective for us beginning on December 15, 2005. SFAS No. 154 requires that all voluntary changes in accounting principles, including corrections of errors, are retrospectively applied to prior financial statements as if that principle had always been used, unless it is impracticable to do so. When it is impracticable to calculate the effects on all prior periods, SFAS No. 154 requires that the new principle be applied to the earliest period practicable. The adoption of SFAS No. 154 is not anticipated to have a material effect on our financial position or results of operations.

Quantitative and Qualitative Disclosure About Market Risk

We are exposed to market risk primarily from changes in interest rates and foreign currency exchange risks.

Interest Rate Risk. Fluctuations in the general level of interest rates on our current and future fixed and variable rate debt obligations expose us to market risk. We are vulnerable to significant fluctuations in interest rates affecting our adjustable rate debt and any future refinancing of our fixed rate debt and our future debt.

At September 30, 2005, we were exposed to interest rate fluctuations on approximately $46.4 million of notes payable and bank credit facility borrowings carrying adjustable interest rates. A hypothetical one hundred basis point increase in interest rates for these notes payable would increase our annual interest expense by approximately $464,000. Due to the uncertainty of fluctuations in interest rates and the specific actions that might be taken by us to mitigate the impact of such fluctuations and their possible effects, the foregoing sensitivity analysis assumes no changes in our financial structure.

We have also been subject to interest rate market risk for short-term invested cash and cash equivalents. The principal of such invested funds would not be subject to fluctuating value because of their highly liquid short-term nature. As of September 30, 2005, we had $3.9 million invested in short-term investments.

Foreign Currency Exchange Rate Risk. Our casing and tubing subsidiary conducts business in Mexico through a single customer, Matyep. This business exposes us to foreign exchange risk. To control this risk, we provide for payment in U.S. dollars. However, we have historically provided a discount upon payment equal to 50.0% of any loss suffered by our Mexican customer between the date of invoicing and the date of payment. To date, such payments have not been material in amount.

BUSINESS

Our Company

We provide services and equipment to oil and natural gas exploration and production companies, domestically in Texas, Louisiana, New Mexico, Colorado, Oklahoma, offshore in the Gulf of Mexico, and internationally in Mexico. We operate in five sectors of the oil and natural gas service industry: directional drilling services; casing and tubing services; compressed air drilling services; production services; and rental tools. Providing high-quality, technologically advanced services and equipment is central to our operating strategy. As a result of our commitment to customer service, we have developed strong relationships with many of the leading oil and natural gas companies, including both independents and majors.

Our growth strategy is focused on identifying and pursuing opportunities in markets we believe are growing faster than the overall oilfield services industry and in which we believe we can capitalize on our competitive strengths. Over the past several years, we have significantly expanded the geographic scope of our operations and the range of services we provide through internal growth and strategic acquisitions. Our organic growth has primarily been achieved through expanding our geographic scope, acquiring complementary equipment, hiring personnel to service new regions and cross-selling our products and services from existing operating locations. Since 2001, we have completed 14 acquisitions, including six in 2005. We expect that our pending acquisition of Specialty will not only balance our revenue mix generated between rental tools and service operations and between onshore and offshore operations, but will also enhance the scope, capacity and customer base in our rental tools business.

Our History

We were incorporated in 1913 under Delaware law. We reorganized in bankruptcy in 1988 and sold all of our major businesses. From 1988 to May 2001, we had only one operating company in the equipment repair business. In May 2001, under new management, we consummated a merger in which we acquired OilQuip Rentals, Inc. and its wholly-owned subsidiary, Mountain Compressed Air, Inc. In December 2001, we sold Houston Dynamic Services, Inc., our last pre-bankruptcy business. In February 2002, we acquired approximately 81% of the capital stock of Jens’ Oilfield Service, Inc. and substantially all of the capital stock of Strata Directional Technology, Inc. In July 2003, we entered into a limited liability company operating agreement with M-I LLC, a joint venture between Smith International and Schlumberger N.V., to form a Delaware limited liability company named AirComp LLC. Pursuant to this agreement, we owned 55% and M-I LLC owned 45% of AirComp LLC. In September 2004, we increased our ownership of Jens’ Oilfield Service, Inc. to 100%. In September 2004, we acquired 100% of the outstanding stock of Safco-Oil Field Products, Inc. In November 2004, AirComp LLC acquired substantially all of the assets of Diamond Air Drilling Services, Inc. and Marquis Bit Co., LLC, collectively. In December 2004, we acquired Downhole Injection Systems, LLC (formerly known as Downhole Injection Services, LLC). In April 2005, we acquired Delta Rental Service, Inc., and, in May 2005, we acquired Capcoil Tubing Services, Inc. In July 2005, we acquired M-I LLC’s interest in AirComp LLC, and acquired the compressed air drilling assets of W. T. Enterprises, Inc. In January 2006 we acquired all of the outstanding capital stock of Specialty Rental Tools, Inc. As a result of these transactions, our prior results for each of the casing and tubing sector, the directional drilling sector and the air drilling sector may not be indicative of current or future operations of those sectors. In January 2005, we changed our name from Allis-Chalmers Corporation to Allis-Chalmers Energy Inc.

Industry Overview

We provide products and services primarily to domestic onshore and offshore oil and natural gas exploration and production companies. The main factor influencing demand for our products and services is the level of drilling activity by oil and natural gas companies, which, in turn, depends largely on current and anticipated future crude oil and natural gas prices and production depletion rates. According to the Energy Information Agency of the U.S. Department of Energy, or EIA, from 1990 to 2005, demand for oil and natural gas in the United States grew at an average annual rate of 1.5%, while supply decreased at an average annual rate of just over 2%. Current industry forecasts suggest an increasing demand for oil and natural gas coupled with a flat or declining production curve, which we believe should result in the continuation of historically high crude oil and natural gas commodity prices. The EIA forecasts that U.S. oil and natural gas consumption will increase at an average annual rate of 1.4% and 1.3% through 2025, respectively. Conversely, the EIA estimates that U.S. oil production will remain flat and natural gas production will increase at an average annual rate of 0.6%.

We anticipate that oil and natural gas exploration and production companies will continue to increase capital spending for their exploration and drilling programs. In recent years, much of this expansion has focused on natural gas drilling activities. According to Baker Hughes rig count data, the average total rig count in the United States increased 49% from 918 in 2000 to 1,369 in November 2005, while the average natural gas rig count increased 64% from 720 in 2000 to 1,182 in November 2005. While the number of rigs drilling for natural gas has increased by approximately 200% since the beginning of 1996, natural gas production has only increased by approximately 1.5% over the same period of time. This is largely a function of increasing decline rates for natural gas wells in the United States. We believe that a continued increase in drilling activity will be required for the natural gas industry to help meet the expected increased demand for natural gas in the United States.

We believe oil and natural gas producers are becoming increasingly focused on their core competencies in identifying reserves and reducing burdensome capital and maintenance costs. In addition, we believe our customers are currently consolidating their supplier base to streamline their purchasing operations and benefit from economies of scale. We also believe that certain operational trends in the industry are favoring smaller, integrated oilfield services and rental tool providers, like us, that can provide a range of products and services, while more easily adapting to changing customer demands. We also believe that:

•
producers are more heavily favoring integrated suppliers that can provide a broad, comprehensive offering of products and services in many geographic locations; in addition, many businesses in the highly fragmented oilfield services industry lack sufficient size, depth of management (many businesses are family-owned and managed) and sophisticated service and control capabilities;

•	consolidation among larger oilfield services providers has created an opportunity for us to compete effectively in markets that are underserved by these larger suppliers; and

•	based on technological advancements in drilling for oil and natural gas, producers are demanding higher quality service and equipment from their suppliers.

Competitive Strengths

We believe the following competitive strengths will enable us to capitalize on future opportunities:

Strategic position in high growth markets. We focus on markets we believe are growing faster than the overall oilfield services industry and in which we can capitalize on our competitive strengths. Pursuant to this strategy, we have become a leading provider of products and services in what we believe to be two of the fastest growing segments of the oilfield services industry: directional drilling and air drilling. We employ approximately 70 full-time directional drillers, and we believe our ability to attract and retain experienced drillers has made us a leader in the segment. We also believe we are one of the largest air drillers based on amount of air drilling equipment. In addition, we have significant operations in what we believe will be among the higher growth oil and natural gas producing regions within the United States and internationally, including the Barnett Shale in North Texas, onshore and offshore Louisiana, the Piceance Basin in Southern Colorado and all five oil and natural gas producing regions in Mexico.

Strong relationships with diversified customer base. Our diverse customer base is characterized by strong relationships with many of the major and independent oil and natural gas producers and service companies throughout Texas, Louisiana, New Mexico, Colorado, Oklahoma, the Gulf of Mexico and Mexico. Our largest customers include Burlington Resources, BP, ChevronTexaco, Kerr-McGee, Dominion Resources, Remington Oil and Gas, Petrohawk Energy, Newfield Exploration, El Paso Corporation, Matyep and Anadarko Petroleum. Since 2002, we have broadened our customer base as a result of our technical expertise and reputation for quality customer service and by providing customers with technologically advanced equipment and highly skilled operating personnel.

Successful execution of growth strategy. Over the past five years, we have grown both organically and through successful acquisitions of competing businesses. Since 2001, we have completed 14 acquisitions. In each case, we have improved the operating performance of the businesses we have acquired by increasing their asset utilization and operating efficiency. In addition, these acquisitions have expanded our geographic presence or customer base and, in turn, have enabled us to cross-sell various products and services through our existing operating locations.

Experienced and dedicated management team. The members of our executive management team have extensive experience in the energy sector, and consequently have developed strong and longstanding relationships with many of the major and independent exploration and production companies. We believe that our management team has demonstrated its ability to grow our businesses organically, make strategic acquisitions and successfully integrate these acquired businesses into our operations.

Business Strategy

We intend to continue to pursue the growth strategy that has allowed us to significantly increase our revenues and profitability over the last several years. The key elements of our growth strategy include:

Expanding products and services provided in existing operating locations. Since the beginning of 2003, we have invested approximately $19.6 million in capital expenditures to grow our business organically by expanding our product and service offerings in existing operating locations. This strategy is consistent with our belief that oil and natural gas producers more heavily favor integrated suppliers that can provide a broad product and service offering in many geographic locations.

Expanding geographically to provide greater access and service to key customer segments. During the last twelve months, we have opened new locations in Texas, New Mexico, Colorado, Oklahoma and Louisiana in order to enhance our proximity to customers and more efficiently serve their needs. We intend to continue to establish new locations in active oil and natural gas producing regions in the United States in order to increase the utilization of our equipment and personnel. We also intend to expand into international markets through strategic alliances similar to our casing and tubing operations in Mexico.

Prudently pursuing strategic acquisitions. We seek to prudently and opportunistically acquire businesses and assets that will complement our existing products and services, expand our geographic footprint and market presence, and further diversify our customer base.

Increasing utilization of assets. We seek to grow revenues and enhance margins by continuing to increase the utilization of our rental assets with new and existing customers. We expect to accomplish this through leveraging longstanding relationships with our customers and cross-selling our suite of services and equipment, while taking advantage of continued improvements in industry fundamentals. We also expect to implement this strategy at Specialty, thus improving the utilization and profitability of this newly acquired business with minimal additional investment.

Targeting services in which we have a competitive advantage. Consolidation in the oilfield services industry has created an opportunity for us to compete effectively in markets that are underserved by large services and equipment companies. In addition, we believe we can provide a more comprehensive range of products and services than many of our smaller competitors.

Acquisition of Specialty

In January 2006 we acquired all of the outstanding capital stock of Specialty, which, for the twelve months ended September 30, 2005, had aggregate revenues of $28.6 million and income from operations of $15.6 million. The purchase price was approximately $96.0 million, to be paid in cash out of the net proceeds of this offering.

Specialty has been in the rental tools business for over 25 years, providing oil and natural gas operators and oilfield services companies with rental equipment. Specialty rents drill pipe, heavy weight spiral drill pipe, tubing work strings, blow-out preventers, choke manifold, and various valves and handling tools for oil and natural gas drilling. Employees ship, sell, receive and repair Specialty’s equipment 24 hours a day, 365 days a year. Specialty serves many of the major oil companies, as well as independents. The acquisition of Specialty gives us a broader scope of rental tools to offer our existing customer base, which we believe will allow us to better compete in deep water drilling operations in the area of premium rental drill pipe and handling equipment. We also expect that the acquisition of Specialty will add new customer relationships and enhance our relationships with key existing customers.

In connection with our acquisition of Specialty, we acquired access to 25 acres of land in Broussard, Louisiana, a key operating location that provides immediate access to the offshore market in the Gulf of Mexico and from which we believe we can grow all of our existing operating segments. Since less than half of the total acreage is currently being utilized, we expect to centralize our rental tools operations on this property, which we believe will provide significant cost savings. In addition to the land, the acquisition of Specialty also includes an inspection and repair facility, from which we expect to gain additional cost savings. Inspection and repair activities, which are paid for by customers, have been historically outsourced to a third-party.

Specialty rents equipment to customers both onshore and offshore (including deep water applications) in the Gulf Coast region. Its principal executive offices are located in Broussard, Louisiana. Specialty has approximately 50 employees.

Business Segments

Directional Drilling Services. We utilize state-of-the-art equipment to provide well planning and engineering services, directional drilling packages, downhole motor technology, well site directional supervision, exploratory and development re-entry drilling, downhole guidance services and other drilling services to our customers. We also provide logging-while-drilling, or LWD, and measurement-while-drilling, or MWD, services. We have a team of approximately 70 directional drillers and maintain a selection of approximately 150 drilling motors. According to Baker Hughes, as of November 2005, 37.8% of all wells in the United States are drilled directionally and/or horizontally. Also, our straight hole motors offer opportunity to capture additional market share, especially in Mexico. Our straight hole capability allows us to compete better despite limitations in directional drilling. We expect that figure to grow significantly over the next several years as companies seek to exploit maturing fields and sensitive formations. Management believes directional drilling offers several advantages over conventional drilling including:

•	improvement of total cumulative recoverable reserves;

•	improved reservoir production performance beyond conventional vertical wells; and

•	reduction of the number of field development wells.

Since 2002, we have increased our team of directional drillers from ten to approximately 70. We have also recently expanded our directional drilling services segment with the acquisition of all of the outstanding capital stock of Target Energy Inc.

Casing and Tubing Services. We provide specialized equipment and trained operators to perform a variety of pipe handling services, including installing casing and tubing, changing out drill pipe and retrieving production tubing for both onshore and offshore drilling and workover operations, which we refer to as casing and tubing services. All wells drilled for oil and natural gas require casing to be installed for drilling, and if the well is producing, tubing will be required in the completion phase. We currently provide casing and tubing services primarily in Texas, Louisiana and both onshore and offshore in the Gulf of Mexico and Mexico. We recently expanded our casing and tubing services in September 2005 by acquiring the casing and tubing assets of IHS/Spindletop, a division of Patterson Services, Inc., a subsidiary of RPC, Inc. We paid $15.7 million for RPC, Inc.’s casing and tubing assets, which consisted of casing and tubing installation equipment, including hammers, elevators, trucks, pickups, power units, laydown machines, casing tools and torque turn equipment.

The acquisition of RPC, Inc.’s casing and tubing assets increased our capability in casing and tubing services and expanded our geographic capability. We opened new field offices in Corpus Christi, Texas, Kilgore, Texas, Lafayette, Louisiana and Houma, Louisiana. The acquisition allowed us to enter the East Texas and Louisiana market for casing and tubing services as well as offshore in the Gulf of Mexico. Additionally, the acquisition greatly expanded our premium tubing services. We anticipate that the acquisition of RPC, Inc.’s casing and tubing assets will increase our income and revenue in this segment significantly.

We provide equipment used in casing and tubing services in Mexico to Matyep. Matyep provides equipment and services for offshore and onshore drilling operations to Petroleos Mexicanos, known as Pemex, in Villahermosa, Reynosa, Veracruz and Ciudad del Carmen, Mexico. Matyep provides all personnel, repairs, maintenance, insurance and supervision for provision of the casing and tubing crew and torque turn service. The term of the lease agreement pursuant to which we provide the equipment and Matyep provides the above listed items continues for as long as Matyep is successful in maintaining its casing and tubing business with Pemex. Services to offshore drilling operations in Mexico are seasonal, with less activity during the first quarter of each calendar year due to weather conditions.

For the years ended December 31, 2004, 2003 and 2002, our Mexico operations accounted for approximately $5.1 million, $3.7 million and $2.7 million, respectively, of our revenues. We provide extended payment terms to Matyep and maintain a high accounts receivable balance due to these terms. The accounts receivable balance was approximately $968,000 at December 31, 2004 and approximately $1.4 million at December 31, 2003. Jens’ Oilfield Service, Inc. has been providing services to Pemex in association with Matyep since 1997.

Compressed Air Drilling Services. Through AirComp LLC, we provide compressed air, drilling chemicals and other specialized drilling products for underbalanced drilling applications, which we refer to as compressed air drilling services. With a combined fleet of over 130 compressors and boosters, we believe we are one of the world’s largest providers of compressed air, or underbalanced, drilling services. We also provide premium air hammers and bits to oil and natural gas companies for use in underbalanced drilling. Our broad and diversified product line enables us to compete in the underbalanced drilling market with an equipment package engineered and customized to specifically meet customer requirements.

Underbalanced drilling shortens the time required to drill a well and enhances production by minimizing formation damage. There is a trend in the industry to drill, complete and workover wells with underbalanced drilling operations and we expect the market to continue to grow.

In July 2005, we purchased the compressed air drilling assets of W. T. Enterprises, Inc., operating in West Texas and acquired the remaining 45% equity interest in AirComp LLC from M-I LLC. The acquired assets include air compressors, boosters, mist pumps, rolling stock and other equipment. These assets will be integrated into AirComp LLC’s assets and will complement and add to AirComp LLC’s product and service offerings. We currently provide compressed air drilling services in Texas, Oklahoma, New Mexico and Colorado. We are also in the process of expanding our services to Arkansas.

Production Services. We supply specialized equipment and trained operators to install and retrieve capillary tubing, through which chemicals are injected into producing wells to increase production and reduce corrosion. In addition, we perform workover services with coiled tubing units. Chemicals are injected through the tubing to targeted zones up to depths of approximately 20,000 feet. The result is improved production from treatment of downhole corrosion, scale, paraffin and salt build-up in producing wells. Natural gas wells with low bottom pressures can experience fluid accumulation in the tubing and well bore. This injection system can inject a foaming agent which lightens the fluids allowing them to flow out of the well. Additionally, corrosion inhibitors can be introduced to reduce corrosion in the well. Our production services segment was established with the acquisition of Downhole Injection Systems, LLC, in December 2004, and the acquisition of Capcoil Tubing Services, Inc., in May 2005.

We have an inventory of specialized equipment consisting of capillary and coil tubing units in various sizes ranging from ¼″ to 1¼″ along with nitrogen pumping and transportation equipment. We also maintain a full range of stainless and carbon steel coiled tubing and related supplies used in the installation of the tubing. We sell or rent the tubing and charge a fee for its installation, servicing and removal, which includes the service personnel and associated equipment on a turn key hourly basis. We do not provide the chemicals injected into the well.

Rental Tools. We provide specialized rental equipment for both onshore and offshore well drilling, completion and workover operations. Most wells drilled for oil and natural gas require some form of rental tools in the completion phase of a well. Our rental tools segment was established with the acquisition of Safco-Oil Field Products, Inc. in September 2004, of Delta Rental Service, Inc. in April 2005, and of Specialty in January 2006.

We have an inventory of specialized equipment consisting of heavy weight spiral drill pipe, double studded adapters, test plugs, wear bushings, adaptor spools, baskets and spacer spools and other assorted handling tools in various sizes to meet our customers demands. We charge customers for rental equipment on a daily basis. The customer is liable for inspection and repairs or lost equipment. We currently provide rental tool equipment primarily in Texas, Oklahoma, Louisiana, and offshore in the Gulf of Mexico.

We plan to further expand our rental tools operations in the domestic oil and natural gas industry through joint marketing efforts with our other business segments and through selected acquisitions.

Customers

Our customers are the major and independent oil and natural gas companies operating in the United States and Mexico. In 2004, Matyep in Mexico represented 10.8% and Burlington Resources represented 10.1% of our consolidated revenues. In 2003, Matyep, Burlington Resources and El Paso Corporation represented 10.2%, 11.1% and 14.1%, respectively, of our revenues. For the nine months ended September 30, 2005, none of our customers accounted for more than 10% of our revenues.

Suppliers

The equipment utilized in our business is generally available new from manufacturers or at auction. Currently, due to the high level of activity in the oilfield services industry, there is a high demand for new and used equipment. Consequently, there is a limited amount of many types of equipment available at auction and significant backlogs on new equipment. We own sufficient equipment for our projected operations over the next twelve months, and we believe the shortage of equipment will result in increased demand for our services. However, the cost of acquiring new equipment to expand our business could increase as a result of the high demand for equipment in the industry.

Competition

We experience significant competition in all areas of our business. In general, the markets in which we compete are highly fragmented, and a large number of companies offer services that overlap and are competitive with our services and products. We believe that the principal competitive factors are technical and mechanical capabilities, management experience, past performance and price. While we have considerable experience, there are many other companies that have comparable skills. Many of our competitors are larger and have greater financial resources than we do.

We believe that there are five major directional drilling companies, Schlumberger, Halliburton, Baker Hughes, W-H Energy Services (Pathfinder) and Weatherford, that market both worldwide and in the United States as well as numerous small regional players.

Two large companies, Frank’s Casing Crew and Rental Tools and Weatherford, have a substantial portion of the casing and tubing market in South Texas. The market remains highly competitive and fragmented with numerous casing and tubing crew companies working in the United States. Our primary competitors in Mexico are South American Enterprises and Weatherford, both of which provide similar products and services.

Our largest competitor for compressed air drilling services is Weatherford. Weatherford focuses on large projects, but also competes in the more common compressed air, mist, foam and aerated mud drilling applications. Other competition comes from smaller regional companies.

There are two other significant competitors in the chemical injection services portion of the production services market, Weatherford and Dyna Coil. We believe we own approximately 30% of the capillary tubing units in the southwestern United States that are used for chemical injection services.

The rental tool business is highly fragmented with hundreds of companies offering various rental tool services. Our largest competitors, after the acquisition of Specialty, will include Weatherford, Oil and Gas Rental Tools, Quail Rental Tools and Knight Rental Tools.

Employees

Our strategy includes acquiring companies with strong management and entering into long-term employment contracts with key employees in order to preserve customer relationships and assure continuity following acquisition. We believe we have good relations with our employees, none of whom are represented by a union. We actively train employees across various functions, which we believe is crucial to motivate our workforce and maximize efficiency. Employees showing a higher level of skill are trained on more technologically complex equipment and given greater responsibility. All employees are responsible for ongoing quality assurance. At January 31, 2006, we had 696 employees.

Insurance

We carry comprehensive insurance coverages for our business operations which carry normal industry deductibles. We are partially self-insured for claims under workers’ compensation and equipment loss for amounts that we believe to be customary and reasonable. We are also self-insured for major medical claims subject to a stop loss on a per insured basis. However, there is a risk that our insurance may not be sufficient to cover any particular loss or that insurance may not cover all losses. Finally, insurance rates have in the past been subject to wide fluctuations, and changes in coverage could result in less coverage, increases in cost or higher deductibles and retentions.

Federal Regulations And Environmental Matters

Our operations are subject to federal, state and local laws and regulations relating to the energy industry in general and the environment in particular. Environmental laws have in recent years become more stringent and have generally sought to impose greater liability on a larger number of potentially responsible parties. Because we provide services to companies producing oil and natural gas, which are toxic substances, we may become subject to claims relating to the release of such substances into the environment. While we are not currently aware of any situation involving an environmental claim that would likely have a material adverse effect on us, it is possible that an environmental claim could arise that could cause our business to suffer. We do not anticipate any material expenditures to comply with environmental regulations affecting our operations.

In addition to claims based on our current operations, we are from time to time named in environmental claims relating to our activities prior to our reorganization in 1988. See “— Legal Proceedings.”

Intellectual Property Rights

Except for our relationships with our customers and suppliers described above, we do not own any patents, trademarks, licenses, franchises or concessions which we believe are material to the success of our business. As part of our overall corporate strategy to focus on our core business of providing services to the oil and natural gas industry and to increase stockholder value, we are investigating the sale or license of our worldwide rights to trade names and logos for products and services outside the energy sector.

Description of Properties

The following table describes the location and general character of the principal physical properties used in each of our company’s business segments as of September 30, 2005. In connection with the acquisition of Specialty in January 2006 we acquired a 25 acre parcel in Broussard, Louisiana. All of the properties are leased by us except for our property in Edinburg, Texas.

Business Segment	Location	Property
Directional Drilling Services	Houston, Texas	Operating Location
	Midland, Texas	Operating Location
	Corpus Christi, Texas	Operating Location
	Oklahoma City, Oklahoma	Operating Location

Compressed Air Drilling Services	Houston, Texas	Operating Location
	San Angelo, Texas	Operating Location
	Fort Stockton, Texas	Operating Location
	Farmington, New Mexico	Operating Location
	Grand Junction, Colorado	Operating Location
	Wilburton, Oklahoma	Operating Location

Casing and Tubing Services	Alice, Texas	Operating Location
	Edinburg, Texas	Operating Location
	Victoria, Texas	Operating Location
	Pearsall, Texas	Operating Location
	Buffalo, Texas	Operating Location
	Corpus Christi, Texas	Operating Location
	Kilgore, Texas	Operating Location
	Lafayette, Louisiana	Operating Location
	Houma, Louisiana	Operating Location

Production Services	Midland, Texas	Operating Location
	Corpus Christi, Texas	Operating Location
	Kilgore, Texas	Operating Location

Rental Tools	Houston, Texas	Operating Location
	Lafayette, Louisiana	Operating Location

General Corporate	Houston, Texas	Principal Executive Offices

Legal Proceedings

On June 29, 1987, we filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Our plan of reorganization was confirmed by the Bankruptcy Court after acceptance by our creditors and stockholders, and was consummated on December 2, 1988.

At confirmation of our plan of reorganization, the U.S. Bankruptcy Court approved the establishment of the A-C Reorganization Trust as the primary vehicle for distributions and the administration of claims under our plan of reorganization, two trust funds to service health care and life insurance programs for retired employees and a trust fund to process and liquidate future product liability claims. The trusts assumed responsibility for substantially all remaining cash distributions to be made to holders of claims and interests pursuant to our plan of reorganization. We were thereby discharged of all debts that arose before confirmation of our plan of reorganization.

We do not administer any of the aforementioned trusts and retain no responsibility for the assets transferred to or distributions to be made by such trusts pursuant to our plan of reorganization.

As part of our plan of reorganization, we settled U.S. Environmental Protection Agency claims for cleanup costs at all known sites where we were alleged to have disposed of hazardous waste. The EPA settlement included both past and future cleanup costs at these sites and released us of liability to other potentially responsible parties in connection with these specific sites. In addition, we negotiated settlements of various environmental claims asserted by certain state environmental protection agencies.

Subsequent to our bankruptcy reorganization, the EPA and state environmental protection agencies have in certain cases asserted we are liable for cleanup costs or fines in connection with several hazardous waste disposal sites containing products manufactured by us prior to consummation of the Plan of Reorganization. In each instance, we have taken the position that the cleanup cost or other liabilities related to these sites were discharged in the bankruptcy, and the cases have been disposed of without material cost. A number of Federal Courts of Appeal have issued rulings consistent with this position, and based on such rulings, we believe that we will continue to prevail in our position that our liability to the EPA and third parties for claims for environmental cleanup costs that had pre-petition triggers have been discharged. A number of claimants have asserted claims for environmental cleanup costs that had pre-petition triggers, and in each event, the A-C Reorganization Trust, under its mandate to provide Plan of Reorganization implementation services to us, has responded to such claims, generally, by informing claimants that our liabilities were discharged in the bankruptcy. Each of such claims has been disposed of without material cost. However, there can be no assurance that we will not be subject to environmental claims relating to pre-bankruptcy activities that would have a material, adverse effect on us.

The EPA and certain state agencies continue from time to time to request information in connection with various waste disposal sites containing products manufactured by us before consummation of the Plan of Reorganization that were disposed of by other parties. Although we have been discharged of liabilities with respect to hazardous waste sites, we are under a continuing obligation to provide information with respect to our products to federal and state agencies. The A-C Reorganization Trust, under its mandate to provide Plan of Reorganization implementation services to us, has responded to these informational requests because pre-bankruptcy activities are involved.

We have been advised that the A-C Reorganization Trust will be terminated and its assets distributed, and as a result, we will then assume the responsibility of responding to claimants and to the EPA and state agencies previously undertaken by the A-C Reorganization Trust. However, we have been advised by the A-C Reorganization Trust that its cost of providing these services has not been material in the past, and therefore we do not expect to incur material expenses as a result of responding to such requests. However, there can be no assurance that we will not be subject to environmental claims relating to pre-bankruptcy activities that would have a material adverse effect on us.

We are named as a defendant from time to time in product liability lawsuits alleging personal injuries resulting from our activities prior to our reorganization involving asbestos. These claims are referred to and handled by a special products liability trust formed to be responsible for such claims in connection with our reorganization. As with environmental claims, we do not believe we are liable for product liability claims relating to our business prior to our bankruptcy; moreover, the products liability trust is defending all such claims. However, there can be no assurance that we will not be subject to material product liability claims in the future.

We are involved in various other legal proceedings in the ordinary course of businesses. The legal proceedings are at different stages; however, we believe that the likelihood of material loss relating to any such legal proceeding is remote.

MANAGEMENT

Board of Directors and Executive Officers

Our executive officers and directors are:

Name	Age	Position
Munawar H. Hidayatallah	61	Chairman and Chief Executive Officer
David Wilde	50	President and Chief Operating Officer
Victor M. Perez	52	Chief Financial Officer
Theodore F. Pound III	51	General Counsel and Secretary
Bruce Sauers	42	Vice President and Corporate Controller
Alya H. Hidayatallah	30	Vice President — Planning and Development
Terrence P. Keane	53	President and Chief Executive Officer of AirComp LLC
David K. Bryan	48	President and Chief Executive Officer of Strata Directional Technology, Inc.
Jens H. Mortensen, Jr.	52	Vice Chairman
John E. McConnaughy, Jr.	76	Director(1)
Victor F. Germack	66	Director(1)
Thomas E. Kelly	50	Director(2)
Thomas O. Whitener, Jr.	58	Director(2)
Robert E. Nederlander	72	Director(3)
Jeffrey R. Freedman	58	Director(3)
Leonard Toboroff	73	Vice Chairman
____________

(1)	Member of Audit Committee.

(2)	Member of Compensation Committee.

(3)	Member of Nominating Committee.

Munawar H. Hidayatallah has served as our Chairman of the Board and Chief Executive Officer since May 2001, and was President from May 2001 through February 2003. Mr. Hidayatallah was Chief Executive Officer of OilQuip Rentals, Inc. from its formation in February 2000 until it merged with us in May 2001. From December 1994 until August 1999, Mr. Hidayatallah was the Chief Financial Officer and a director of IRI International, Inc., which was acquired by National Oilwell, Inc. in early 2000. IRI International, Inc. manufactured, sold and rented oilfield equipment to the oilfield and natural gas exploration and production sectors. From August 1999 until February 2001, Mr. Hidayatallah worked as a consultant to IRI International, Inc. and Riddell Sports Inc.

David Wilde became our President and Chief Operating Officer in February 2005. Mr. Wilde was President and Chief Executive Officer of Strata from October 2003 through February 2005 and served as Strata’s President and Chief Operating Officer from July 2003 until October 2003. From February 2002 until July 2003, Mr. Wilde was our Executive Vice President of Sales and Marketing. From May 1999 until February 2002, Mr. Wilde served as Sales and Operations Manager at Strata. Mr. Wilde has more than 30 years’ experience in the directional drilling and rental tool sectors of the oilfield services industry.

Victor M. Perez became our Chief Financial Officer in August 2004. From July 2003 to July 2004, Mr. Perez was a private consultant engaged in corporate and international finance advisory. From February 1995 to June 2003, Mr. Perez was Vice President and Chief Financial Officer of Trico Marine Services, Inc., a marine transportation company serving the offshore energy industry. Trico Marine Services, Inc. filed a petition under the federal bankruptcy laws in December 2004. Mr. Perez was Vice President of Corporate Finance with Offshore Pipelines, Inc., an oilfield marine construction company, from October 1990 to January 1995 when that company merged with a subsidiary of McDermott International. Mr. Perez also has 15 years’ experience in international energy banking. Mr. Perez is a director of Safeguard Security Holdings.

Theodore F. Pound III became our General Counsel in October 2004 and was elected Secretary in January 2005. For ten years prior to joining us, he practiced law with the law firm of Wilson, Cribbs & Goren, P.C., Houston, Texas. Mr. Pound has practiced law for more than 24 years. Mr. Pound has been our lead counsel in each of our acquisitions beginning in 2001.

Bruce Sauers has served as our Vice President and Corporate Controller since July 2005. From January 2005 until July 2005, Mr. Sauers was Controller of Blast Energy Inc., an oilfield services company. From June 2004 until January 2005, Mr. Sauers worked as a financial and accounting consultant. From July 2003 until June 2004, Mr. Sauers served as controller for HMT, Inc., an above ground storage tank company. From February 2003 until July 2003, Mr. Sauers served as assistant controller at Todco, an offshore drilling contractor. From August 2002 until January 2003, Mr. Sauers acted as a consultant on SEC accounting and financial matters. From December 2001 through June 2002, Mr. Sauers was corporate controller at OSCA, Inc., an oilfield services company, which merged with BJ Service Company. From December 1996 until December 2001, Mr. Sauers was a corporate controller at UTI Energy Corp., a land drilling contractor, which merged and became Patterson — UTI Energy, Inc. Mr. Sauers is a certified public accountant and has served as an accountant for approximately 20 years.

Alya H. Hidayatallah became our Vice President — Planning and Development in April 2005. >From January 2005 to March 2005, Ms. Hidayatallah was a senior financial analyst for Panda Restaurant Group. From November 2004 through December 2004, she worked as a financial analyst for Lexicon Marketing. From February 2000 until April 2004, Ms. Hidayatallah was a Financial Analyst and Senior Financial Analyst in the Financial Restructuring Group of Houlihan Lokey Howard & Zukin. Ms. Hidayatallah is Mr. Hidayatallah’s daughter.

Terrence P. Keane has served as President and Chief Executive Officer of our AirComp LLC subsidiary since its formation on July 1, 2003, and served as a consultant to M-I LLC in the area of compressed air drilling from July 2002 until June 2003. From March 1999 until June 2002, Mr. Keane served as Vice President and General Manager — Exploration, Production and Processing Services for Gas Technology Institute where Mr. Keane was responsible for all sales, marketing, operations and research and development of the exploration, production and processing business unit. For more than ten years prior to joining the Gas Technology Institute, Mr. Keane had various positions with Smith International, Inc., Houston, Texas, most recently in the position of Vice President Worldwide Operations and Sales for Smith Tool.

David K. Bryan has served as President and Chief Executive Officer of Strata Directional Technology, Inc. since February 2005. Mr. Bryan served as Vice President of Strata Directional Technology, Inc. from June 2002 until February 2005. From February 2002 to June 2002, he served as General Manager, and from May 1999 through February 2002, he served as Operations Manager of Strata Directional Technology, Inc. Mr. Bryan has been involved in the directional drilling sector since 1979.

Jens H. Mortensen, Jr. has served as our director since November 2002 and as Vice-Chairman since February 2005 and served as our President and Chief Operating Officer from February 2003 through February 2005. Mr. Mortensen founded Jens’ Oilfield Service, Inc., one of our subsidiaries, in 1982 after having spent eight years in operations and sales positions with a South Texas casing crew operator. Mr. Mortensen’s experience includes extensive knowledge of specialized equipment utilized to install the various strings of casing required to drill and complete oil and natural gas wells.

John E. McConnaughy, Jr. was appointed to our board of directors in May 2004. Mr. McConnaughy has served as Chairman and Chief Executive Officer of JEMC Corporation, a personal holding company, since he founded it in 1985. His career includes positions of management with Westinghouse Electric and the Singer Company, as well as service as a director of numerous public and private companies. In addition, he previously served as Chairman and Chief Executive Officer of Peabody International Corp. and Chairman and Chief Executive Officer of GEO International Corp. He retired from Peabody in February 1986 and GEO in October 1992. Mr. McConnaughy currently serves on the boards of Wave Systems Corp., Consumer Portfolio Services, Inc., Overhill Farms, Inc., Levcor International, Inc. and Positron Corporation. He also serves as Chairman of the Board of Trustees of the Strang Cancer Prevention Center and as Chairman Emeritus for the Harlem School of the Arts.

Victor F. Germack was appointed to our board of directors in January 2005. Mr. Germack has served since 1980 as President of Heritage Capital Corp., a company engaged in investment banking services. In addition, Mr. Germack formed, and since 2002 has been President of, RateFinancials Inc., a company that rates and ranks the financial reporting of U.S. public companies.

Thomas E. Kelly was appointed to our board of directors in January 2005. Mr. Kelly was an owner and founder of Downhole Injection Systems, LLC (formerly known as Downhole Injection Services, Inc.), which we purchased in December 2004. Since 1997, Mr. Kelly has been the Chairman and CEO of United Fuel & Energy Corp., a provider of fuel, lubricants and services in the Permian Basin of West Texas. Mr. Kelly is also a director of BPZ Energy, a Houston based exploration and production company with properties in Peru and Ecuador, and was Chief Executive Officer of BPZ Energy from September 2004 until May 2005. Mr. Kelly has been involved in oil and natural gas exploration projects since 1981, including Baytech, Inc., which he co-founded in 1981 and was involved in until it was sold in 2002. Mr. Kelly currently serves on the board of directors of BPZ Energy.

Thomas O. Whitener, Jr. has served as our director since February 1, 2002. Mr. Whitener is a founding partner of Energy Spectrum Capital and has been a partner since May 1996. Mr. Whitener has also served as a managing director of Energy Spectrum Securities Corp., a financial advisory firm for energy companies, since October 1997. Mr. Whitener has been financing companies in the energy industry since 1974. From 1987 to 1996, Mr. Whitener was an investment banker with R. Reid Investments Inc. and Dean Witter Reynolds.

Robert E. Nederlander has served as our director since May 1989. Mr. Nederlander served as our Chairman of the board of directors from May 1989 to 1993, and as our Vice Chairman of the board of directors from 1993 to 1996. Mr. Nederlander has been a Director of Cendant Corp. since December 1997 and Chairman of the Corporate Governance Committee of Cendant Corp. since 2002. Mr. Nederlander was a director of HFS, Inc. from July 1995 to December 1997. Since November 1981, Mr. Nederlander has been President and/or Director of the Nederlander Organization, Inc., owner and operator of legitimate theaters in New York City. Since December 1998, Mr. Nederlander has been a managing partner of the Nederlander Company, LLC, operator of legitimate theaters outside New York City. Mr. Nederlander was Chairman of the board of directors of Varsity Brands, Inc. (formerly Riddell Sports Inc.) from April 1988 to September 2003 and was the Chief Executive Officer of such corporation from 1988 through April 1, 1993. Mr. Nederlander has been a limited partner and a director of the New York Yankees since 1973. Mr. Nederlander has been President of Nederlander Television and Film Productions, Inc. since October 1985. In addition, from January 1988 to January 2002, Mr. Nederlander was Chairman of the Board and Chief Executive Officer of Mego Financial Corp., doing business as Leisure Industries Corporation of America, which filed a voluntary petition under Chapter 11 of the U.S. federal bankruptcy code in July 2003.

Jeffrey R. Freedman was appointed to our board of directors in January 2005. Mr. Freedman served as our Executive Vice President — Corporate Development from January 2002 to November 2002. Since January 2003, Mr. Freedman has been involved in real estate development in South Florida. From 1994 through March 2002, Mr. Freedman was Managing Director — Oil Services and Equipment for Prudential Securities with responsibilities for institutional equity research of oilfield services and contract drilling companies in the U.S. public markets. Mr. Freedman has been involved and held various positions with major institutional brokerage firms in equity research relating to the oil service sector over the last 20 years.

Leonard Toboroff has served as our director and Vice Chairman of the board of directors since May 1989 and served as our Executive Vice President from May 1989 until February 2002. Mr. Toboroff served as a director and Vice President of Varsity Brands, Inc. (formerly Riddell Sports Inc.) from April 1988 through October 2003, and he is also a director of Engex Corp. Mr. Toboroff is currently a managing (executive) director of Corinthian Capital, a private equity firm. Mr. Toboroff has been a practicing attorney continuously since 1961.

Board of Directors

Our board has ten members who serve for a term of one year or until their successors are elected and take office.

Audit Committee

Our Audit Committee currently consists of two directors, Mr. McConnaughy and Mr. Germack, who serve as Co-Chairmen. Mr. Groshoff, who resigned as a director in February 2006, also served on the Audit Committee until his resignation. All of our audit committee members are “independent” under the applicable American Stock Exchange and SEC rules regarding audit committee membership. Our board of directors has determined that Mr. Germack qualifies as an “audit committee financial expert” under applicable SEC rules and regulations governing the composition of the Audit Committee.

The Audit Committee assists our board of directors in fulfilling its oversight responsibility by overseeing and evaluating (i) the conduct of our accounting and financial reporting process and the integrity of the financial statements that will be provided to stockholders and others; (ii) the functioning of our systems of internal accounting and financial controls; and (iii) the engagement, compensation, performance, qualifications and independence of our independent auditors. Our board of directors adopted a written Audit Committee charter in March 2002, which was amended in May 2004. The charter is reviewed annually and revised as appropriate.

The independent auditors have unrestricted access and report directly to the Audit Committee. The Audit Committee meets privately with and has unrestricted access to the independent auditors and all of our personnel. The Audit Committee has selected UHY Mann Frankfort Stein & Lipp CPAs, LLP as our independent auditors for the fiscal year ended December 31, 2005.

Compensation Committee

The Compensation Committee consists of two independent, non-employee directors, Thomas E. Kelly and Thomas O. Whitener, Jr. The Compensation Committee formulates and oversees the execution of our compensation strategies, including by making recommendations to our board of directors with respect to compensation arrangements for senior management, directors and other key employees. The Compensation Committee also administers our 2003 Incentive Stock Plan.

Nominating Committee

The Nominating Committee of our board of directors was established in January 2005 to select nominees for the board of directors. The Nominating Committee does not have a charter. The Nominating Committee consists of Mr. Nederlander, as Chairman, and Mr. Freedman, both of whom are independent as defined for such purpose by the American Stock Exchange. We have no formal procedure pursuant to which stockholders may recommend nominees to our board of directors or Nominating Committee, and the board of directors believes that the lack of a formal procedure will not hinder the consideration of qualified nominees. The Nominating Committee will utilize a variety of methods for identifying and evaluating nominees for directors. Candidates may come to the attention of the Nominating Committee through current board members, stockholders and other persons.

Compensation Committee Interlocks And Insider Participation

The Compensation Committee of our board currently consists of Messrs. Kelly and Whitener. Niether of these individuals has been our officer or employee at any time. No current executive officer has ever served as a member of the board of directors or compensation committee of any other entity (other than our subsidiaries) that has or has had one or more executive officers serving as a member of our board or our Compensation Committee.

Mr. Whitener is a principal of Energy Spectrum, from whom we acquired Strata in February 2002. On April 2, 2004, Energy Spectrum converted all of its Series A Preferred Stock, including accrued dividend rights, into 1,718,090 shares of common stock and has subsequently sold such common stock. Mr. Kelly was an owner and founder of Downhole Injection Systems, LLC, which we purchased in December 2004. Mr. Kelly received 117,138 shares of our common stock and $306,800 for his interest in Downhole Injection Systems, LLC.

Executive Compensation

The following table sets forth the compensation paid or awarded by us in 2005, 2004 and 2003 to our Chief Executive Officer and the four other most highly compensated officers for the year ended December 31, 2005.
Summary Compensation Table
[TO BE UPDATED]

					Long Term
					Compensation
	Annual Compensation		Awards Securities
				Other Annual	Underlying
Name and Principal Position	Year	Salary ($)	Bonus ($)	Compensation (1)	Options/SARs (#)
Munawar H. Hidayatallah,	2005	395,833	195,000	3,000	725,000
Chairman & Chief Executive Officer	2004	337,500(3)	580,000(2)	3,375	—
	2003	300,000(4)	81,775	3,000	400,000

David Wilde,	2005	300,000	162,500	2,340	290,000
President and Chief Operating	2004	200,000	188,364	1,672	110,000
Officer (5)	2003	187,626	30,000	1,876	100,000

Victor M. Perez,	2005	180,000	60,000	600	45,000
Chief Financial Officer (6)	2004	105,000	5,500	2,500	55,000

Terrence P. Keane,	2005	164,000	16,150	1,640	50,000
President and Chief Executive Officer	2004	153,508	50,000	—	—
of AirComp (7)	2003	72,086	—	—	—

David Bryan	2005	176,917	160,456	1,849	40,000
Divisional President and Chief Executive	2004	156,050	68,750	1,800	—
Officer of Strata Directional Drilling	2003	105,000	—	4,050	30,000

Todd C. Seward,	2005	195,284	7,000	1,065	—
Chief Accounting Officer (9)	2004	131,000	65,500(8)	650	—
	2003	123,192	40,000	1,232	30,000
_________________

(1)	Represents contributions to 401K plans. We match contributions made by all employees up to a maximum 1% of each employee’s salary.
(2)
Of this amount $175,000 was paid in 2005. The bonuses awarded to Mr. Hidayatallah for fiscal years 2002 and 2003 were determined pursuant to his 2001 employment agreement, based on acquisitions completed for fiscal years 2002 and 2003, and the bonus for fiscal year 2004 was based on Mr. Hidayatallah’s attaining certain strategic objectives set forth in his 2004 employment agreement (see, “Employment Agreements with Management,” below).

(3)	Of this amount, $60,000 was deferred and paid during 2004.
(4)	Of this amount, $65,000 was deferred and paid during 2003.
(5)	Mr. Wilde was President and Chief Executive Officer of Strata, one of our subsidiaries, until February 2005 when he was named our President and Chief Operating Officer.
(6)	Mr. Mortensen served as President of Jens’ since we acquired Jens’ in February 2002 until February 2005 and served as our President and Chief Operating Officer from February 2003 until February 2005.
(7)	Mr. Keane serves as President and Chief Executive Officer of AirComp, LLC and as such is considered an executive officer.
(8)	Of this amount, $32,500 was paid in 2005.
(9)	Mr. Seward became our Vice President — Corporate Systems in July 2005, and resigned in December 2005.

Option Grants In Last Fiscal Year

     The following table provides information concerning stock options granted to the named executive officers during 2005. All the grants were options to purchase shares of common stock and were made under our 2003 Incentive Stock Plan. No stock appreciation rights were granted during 2004.

	Individual Grants				Potential Realizable Value at Assumed Annual
					Rates of Stock Price Appreciation for Option
	Number of Securities	% of Exercise Options/SARs	Exercise
	Underlying	Granted to	Price		Terms (3)
Name	Options/SARs Granted (1)	Employees in 2005	per Share ($/Sh) (2)	Expiration Date	5% ($)	10% ($)
Munawar Hidayatallah	125,000	7.47%	$10.85	12/16/2015	$852,938	$ 2,161,513
	600,000	35.86%	$3.86	2/2/2015	$1,456,520	$ 3,691,108
David Wilde	90,000	5.38%	$10.85	12/16/2015	$614,116	$ 1,556,290
	200,000	11.95%	$3.86	2/2/2015	$485,507	$ 1,230,369
Victor Perez	45,000	2.69%	$10.85	12/16/2015	$307,058	$ 778,145
Terence Keane	25,000	1.49%	$4.87	5/25/2015	$76,568	$ 194,038
	25,000	1.49%	$10.85	12/16/2015	$170,588	$ 432,303
David Bryan	20,000	1.20%	$3.86	2/2/2015	$48,551	$ 123,037
	20,000	1.20%	$4.87	5/25/2015	$61,254	$ 155,231
Todd Seward	—	—	—
_______________

(1)
All options were granted under our 2003 Incentive Stock Plan. All options granted by us to date vest and become exercisable in three equal installments, one of which vested upon the grant of the options and one of which will vest upon each of the first and second anniversaries of the date of grant of option, provided that all options will become fully exercisable upon the occurrence of a change of control (as defined in the 2003 Incentive Stock Plan).

(2)
The exercise price for these options is equal to the fair market value of the common stock on the date of grant. The exercise price may be paid in cash or in shares of common stock valued at the fair market value on the exercise date.

(3)
The 5% and 10% assumed rates of appreciation are prescribed by the rules and regulations of the Securities and Exchange Commission and do not represent our estimate or projection of the future trading prices of our common stock. The calculations assume annual compounding and continued retention of the options or the underlying common stock by the optionee for the full option term of ten years. Unless the market price of the common stock actually appreciates over the option term, no value will be realized by the optionee from these option grants. Actual gains, if any, on stock option exercises are dependent on numerous factors, including, without limitation, the future performance of the Company, overall business and market conditions, and the optionee’s continued employment with the Company throughout the entire vesting period and option term, which factors are not reflected in this table.

Option Exercises and Year-End Option Values

The following table sets forth, with respect to our Chief Executive Officer and the four other most highly compensated officers for the year ended December 31, 2005, the number of options exercised during 2005, the value of unexercised options held at December 31, 2005, and the value of all options held by such persons on December 31, 2005, based upon the closing price of the Common Stock on such date.

AGGREGATED OPTION/ SAR EXERCISES IN LAST FISCAL YEAR

AND FY-END OPTION/ SAR VALUES

	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End ($)(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Munawar H. Hidayatallah	841,667	283,333	7,399,501	1,856,995
David Wilde	336,666	163,334	2,727,395	950,605
Victor M. Perez	51,667	48,333	303,703	188,297
Terence P. Keane	16,666	33,334	76,830	153,620
David Bryan	50,000	20,000	457,066	158,734
Todd C. Seward	20,000	—	194,400	21,500
__________
(1)	Based on a value of $12.47 per share, the closing price per share on the American Stock Exchange on December 31, 2005, less the exercise price.

Employment Agreements With Management

We have entered into written employment agreements with our executive officers as described below. Each employment agreement (other than the agreement of Mr. Keane, which is described below) provides that if the executive officer’s employment is terminated by us for any reason other than “cause,” as defined in the employment agreement, or death or disability, or if the executive officer is “Constructively Terminated,” as defined in the agreement (which definition includes a change in control of us if the executive officer does not continue employment with us or our successor), then he is entitled to receive his then current salary for the entire term of his contract, reduced by any amounts he earns for services during the severance period.

Munawar H. Hidayatallah serves as our Chairman and Chief Executive Officer pursuant to the terms of a three-year employment agreement dated as of April 1, 2004. Under the terms of the employment agreement, Mr. Hidayatallah receives an annual base salary of $350,000 subject to annual increase in the discretion of the board of directors. In addition, Mr. Hidayatallah is entitled to receive a bonus in an amount equal to 100% of his base salary if he meets certain strategic objectives specified in the agreement, and if he meets some but not all of such objectives may be granted a bonus as determined by the Compensation Committee of the board of directors. Mr. Hidayatallah received a signing bonus of $230,000 but will be required to return a pro rata portion of such bonus if his employment is terminated for any reason prior to April 1, 2007. Pursuant to the agreement, we also maintain a term life insurance policy in the amount of $2,500,000 the proceeds of which would be used to repurchase shares of our common stock from Mr. Hidayatallah’s estate in the event of his death. The number of shares purchased would be determined based upon the fair market value of our common stock, as determined by a third party experienced in valuations of this type, appointed by us. Mr. Hidayatallah also receives an annual guarantee fee equal to 0.25% of all loans guaranteed by Mr. Hidayatallah.

Jens H. Mortensen, Jr. served as President of Jens’ pursuant to the terms of a three-year employment agreement dated February 1, 2002 which terminated on February 1, 2005. Mr. Mortensen is currently our Vice Chairman and receives a salary of $150,000 and is involved in acquisitions and development of international business on behalf of the Company.

David Wilde serves as President and Chief Operating Officer pursuant to the terms of a three-year employment agreement dated as of April 1, 2004. Under the terms of the employment agreement, Mr. Wilde receives an annual base salary of $300,000 subject to annual review and potentially an increase by our Board, and Mr. Wilde is entitled to receive a bonus in an amount equal to up to 100% of his base salary, 50% of which is based on meeting quarterly and annual operating income targets for the Company. The bonus calculation is subject to adjustment in subsequent years.

Victor M. Perez serves as our Chief Financial Officer pursuant to the terms of a three-year employment agreement dated as of July 26, 2004. Under the terms of the employment agreement, Mr. Perez receives an annual base salary of $240,000 subject to annual review and potentially an increase by our Board. In addition, Mr. Perez is entitled to receive a bonus in an amount equal to up to 50% of his base salary if he meets certain strategic objectives specified in his employment agreement.

Theodore F. Pound III serves as our General Counsel pursuant to a three-year employment agreement dated as of October 11, 2004. Under the terms of the employment agreement, Mr. Pound receives an annual base salary of $180,000 subject to annual review and potentially an increase by our Board. In addition, Mr. Pound is entitled to receive a bonus in an amount equal to up to 50% of his base salary.

Terrence P. Keane, President and Chief Executive Officer of our subsidiary AirComp L.L.C., a Delaware limited liability company, is employed pursuant to an employment agreement dated July 1, 2003, which has a term of four years. Under the terms of this agreement, Mr. Keane is entitled to base salary of $144,000 and to a bonus of up to 90% of his base salary based upon AirComp meeting earnings targets established by AirComp’s Management Committee. If Mr. Keane’s employment is terminated by AirComp without cause or by Mr. Keane for good reason (as such terms are defined in the agreement), Mr. Keane will be entitled to receive his accrued bonus, if any, and to continue to receive salary and medical benefits for a period of six months. In addition, if a change in control (as defined in the agreement) occurs with respect to AirComp, and Mr. Keane does not accept employment with AirComp’s successor, then Mr. Keane will be entitled to receive his accrued bonus, if any, to continue to receive salary for a period of 24 months, and to continue to receive medical benefits for a period of 12 months.

David Bryan was appointed as the President and Chief Operating Officer of Strata in February 2005 pursuant to the terms of a three-year employment agreement dated as of April 1, 2004. Under the terms of the employment agreement, Mr. Bryan receives an annual base salary of $150,000 subject to annual review and potentially an increase by our Board. In addition, Mr. Bryan is entitled to receive a bonus based on Strata’s earnings before taxes, interest and depreciation provided that Strata met designated minimum earnings targets and provided further that such bonus shall not exceed 60% of Mr. Bryan’s base salary. The bonus calculation is subject to adjustment in subsequent years.

Board Compensation

Our policy is to pay our independent directors a fee of $5,000 per quarter beginning in 2005. Messrs. Hidayatallah, Mortensen and Toboroff are not deemed independent for this purpose. Each independent director serving on a committee of the board of directors will receive $1,250 quarterly for service on such committee and each independent director serving as Chairman of a committee of the board of directors will receive an additional $1,250 per quarter for acting as chairman of such committee. In 2004, we did not pay directors any compensation. Directors are also compensated for out-of-pocket travel expenses.

In April 2004, we entered into a consulting agreement with Mr. Toboroff pursuant to which we pay him $10,000 per month to advise us regarding financing and acquisition opportunities.

TRANSACTIONS WITH SELLING STOCKHOLDERS AND OTHER RELATED PARTIES

Sales Of Common Stock To Selling Stockholders

We describe below transactions pursuant to which the selling stockholders have acquired common stock. All references to numbers of shares below have been adjusted to give retroactive effect to a one-to-five reverse stock split effected on June 10, 2004.

In September 30, 2004, we issued 1,300,000 shares of our common stock to Jens H. Mortensen, a director, pursuant to a merger between Jens' Oilfield Service, Inc. and a newly formed subsidiary of the Company. As a result of the merger, we acquired Mr. Mortensen's 19% interest and now own 100% of Jens' Oilfield Service, Inc. Mr. Mortensen is a selling stockholder. The transaction was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) of the Act.

In September 2004, we completed a private placement of 1,956,634 shares of our common stock to the following investors: Basic Energy Limited; Milton H. Dresner Revocable Living Trust; Joseph S. Dresner; J. Steven Emerson Roth IRA; Waverly Limited Partnership; Rosebury, L.P.; Meteoric, L.P.; Barbara C. Crane; Bristol Investment Fund, Ltd.; L.H. Schmieding; Meadowbrook Opportunity Fund LLC; and Kenneth Malkes. Each investor is a selling stockholder. Pursuant to the terms of a stock purchase agreement, we sold to the selling stockholders an aggregate of 1,956,634 shares of common stock at a price per share of $3.00. The transaction was exempt from registration under the Securities Act of 1933 pursuant to Regulation D of the Securities and Exchange Commission.

In August 2004 we completed a private placement of 3,504,667 shares of our common stock to the following investors: J. Steven Emerson Roth IRA, Bear Stearns Securities Corp., Custodian; J. Steven Emerson IRA RO II, Bear Stearns Securities Corp., Custodian; Emerson Partners, Bear Stearns Securities Corp, Custodian; GSSF Master Fund, LP; Gerald Lisac IRA C/O Union Bank of California, Custodian; May Management, Inc.; Micro Cap Partners, L.P.; MK Employee Early Stage Fund, L.P.; Morgan Keegan Early Stage Fund, L.P.; Palo Alto Global Energy Fund, L.P.; RRCM Onshore I, L.P.; Earl Schatz, IRA C/O Union Bank of California, Custodian; Strauss Partners, L.P., Strauss-GEPT Partners, LP;; UBTI Free, L.P.; U.S. Bank NA as Custodian of the Holzman Foundation; U.S. Bank NA as Trustee of the Reliable Credit Association Inc. Pension & Trust; and U.S. Bank NA as Trustee of the Reliable Credit Association Inc. Profit Sharing Plan & Trust. Each investor other than MK Employee Early Stage Fund, L.P. and Morgan Keegan Early Stage Fund, L.P. is a selling stockholder. Pursuant to the terms of a stock purchase agreement, we sold to the selling stockholders an aggregate of 3,504,667 shares of common stock at a price per share of $3.00. The transaction was exempt from registration under the Securities Act of 1933 pursuant to Regulation D of the Securities and Exchange Commission.

In May 2004, we issued a warrant to purchase 20,000 shares of our common stock at an exercise price of $4.75 per share to Jeffrey Freedman in consideration of financial advisory services to be provided by Mr. Freedman pursuant to a consulting agreement. The warrants expire in May 2009. Mr. Freedman is a selling stockholder. The transaction was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) of the Act.

In April 2004, we completed a private placement of 620,000 shares of common stock and warrants to purchase 800,000 shares of common stock to the following investors: Christopher Engel; Donald Engel; the Engel Investors Defined Benefit Plan; RER Corp., a corporation wholly- owned by director Robert Nederlander; and Leonard Toboroff, a director. Each investor is a selling stockholder. The investors invested $1,550,000 in exchange for 620,000 shares of common stock for a purchase price equal to $2.50 per share, and invested $450,000 in exchange for warrants to purchase 800,000 shares of common stock at an exercise price of $2.50 per share, expiring on April 1, 2006. Concurrently with this transaction, Energy Spectrum Partners LP, then the holder of all outstanding shares of our Series A Preferred Stock, converted all such shares, including accrued dividend rights, into 1,718,090 shares of common stock. On August 24, 2005 Energy Spectrum exercised its warrants and options and sold all shares of our common stock held by it as described in "Management's Discussion and Analysis of Results of Operations and Financial Condition - Recent Developments." Energy Spectrum, which until August 24, 2005 was our largest stockholder, is a private equity fund headquartered in Dallas, Texas. The transaction was exempt from registration under the Securities Act of 1933 pursuant to Regulation D of the Securities and Exchange Commission.

In February 2002, we purchased from director Jens H. Mortensen, Jr., 81% of the outstanding stock of Jens' for (i) $10,250,000 in cash, (ii) a $4,000,000 note payable with interest at an annual rate of 7.5% with the principal due in four years, (iii) $1,234,560 for a non-competition agreement payable in sixty monthly installments over five years, (iv) an additional payment of $841,000 based upon Jens' working capital as of February 1, 2002 and (v) 265,591 shares of our common stock. We entered into a three-year employment agreement with Mr. Mortensen which expired in February 2005 and provided for salary of $150,000 per year. Mr. Mortensen continues to be employed with a base salary of $150,000 per year. We also entered into a Shareholders Agreement with Jens' and Mr. Mortensen providing for restrictions against transfer of the stock of Jens' by us and Mr. Mortensen, and agreed to give Mr. Mortensen the right to exchange his shares of stock of Jens' for shares of our common stock based on an agreed upon formula. On September 30, 2004, we issued to Mr. Mortensen 1,300,000 shares of our common stock in exchange for Mr. Mortensen's interest in Jens'. Mr. Mortensen is a selling stockholder. The number of shares issued to Mr. Mortensen was negotiated by the parties and was not based upon an agreed upon formula. The transaction was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) of the Act.

In February 2002, we purchased from one of our directors, Jens H. Mortensen, Jr., 81% of the outstanding stock of Jens’ Oilfield Service, Inc. for (i) $10,250,000 in cash, (ii) a $4.0 million note payable with interest at an annual rate of 7.5% with the principal due in four years, (iii) $1,234,560 for a non-competition agreement payable in 60 monthly installments over five years, (iv) an additional payment of $983,000 based upon Jens’ Oilfield Service, Inc. working capital as of February 1, 2002 and (v) 265,591 shares of our common stock. We entered into a three-year employment agreement with Mr. Mortensen which expired in February 2005 and provided for a salary of $150,000 per year. Mr. Mortensen continues to be employed with a base salary of $150,000 per year. We also entered into a Stockholders Agreement with Jens’ Oilfield Service, Inc. and Mr. Mortensen providing for restrictions against transfer of the stock of Jens’ Oilfield Service, Inc. by us and Mr. Mortensen, and agreed to give Mr. Mortensen the right to exchange his shares of stock of Jens’ Oilfield Service, Inc. for shares of our common stock based on an agreed upon formula. In September 2004, we issued to Mr. Mortensen 1,300,000 shares of our common stock in exchange for Mr. Mortensen’s remaining 19% interest in Jens’ Oilfield Service, Inc., pursuant to a merger between Jens’ Oilfield Service, Inc. and a newly formed subsidiary of Allis-Chalmers. In July 2005, the maturity of the note payable to Mr. Mortensen was extended from January 2006 to October 2007 and we agreed to make a $300,000 principal pre-payment on August 31, 2005. The number of shares issued to Mr. Mortensen was negotiated by the parties and was not based upon an agreed upon formula.

In February 2002 we issued warrants to purchase 300,000 shares of common stock to Wells Fargo Energy Capital, Inc., in connection with the extension of credit by Wells Fargo Energy Capital, Inc. Warrants to purchase 233,000 shares exercisable at $0.75 per share were repurchased for $1,500,000 in December 2004 and warrants to purchase 67,000 shares exercisable at $5.00 per share are currently outstanding and expire February 1, 2011. Wells Fargo Energy Capital, Inc. is a selling stockholder. The transaction was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) of the Act.

In May 2001, we consummated a merger in which we acquired OilQuip Rentals, Inc. in exchange for 2,000,000 shares of our common stock. In connection with that transaction, we issued shares of common stock to the following investors, among others: Munawar H. Hidayatallah, our Chief Executive Officer and Chairman; and Jeffrey Freedman, a director. Each named investor is a selling stockholder. The transaction was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) of the Act.

In 1999 and 2000, we issued to each of directors Messrs. Nederlander and Toboroff a promissory note in the amount of $25,000 and an option to purchase 400 shares of common stock an exercise price of $13.75. The promissory notes accrued interest at 5% annually and were repaid on March 28, 2005. The promissory note and stock option were issued as compensation for services rendered as directors from 1989 to March 31, 1999. Mr. Nederlander exercised the option granted to him in January 2006. The option granted to Mr. Toboroff may be exercised any time prior to March 28, 2010. Messrs. Nederlander and Toboroff are selling stockholders. The transaction was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) of the Act.

Registration Rights Agreements Relating to Our Common Stock

In connection with the September 2004 private placement, we entered into a registration rights agreement with the investors in the September 2004 private placement. Pursuant to the registration rights agreement, we agreed to file a registration statement registering the resale by the investors of the shares of common stock issued to them and to keep the registration statement effective until the earlier of two years following the sale of the common stock and the date all the common shares may be sold by the investors pursuant to Rule 144 promulgated under the Securities Act of 1933. Pursuant to this agreement, we filed the registration statement of which this prospectus is a part with the Securities and Exchange Commission to register for resale the shares of common stock owned by the investors.

In connection with the August 2004 private placement, we entered into a registration rights agreement with the investors in the August 2004 private placement. Pursuant to the registration rights agreement, we agreed to file a registration statement registering the resale by the investors of the shares of common stock issued to them and to keep the registration statement effective until the earlier of two years following the sale of the common stock and the date all the common shares may be sold by the investors pursuant to Rule 144 promulgated under the Securities Act of 1933.

In connection with the April 2004 private placement, we entered into a registration rights agreement with the investors in the April 2004 private placement. In addition, in connection with other transactions occurring prior to April 2004, we entered into registration rights agreements with other investors. In April 2004, each selling stockholder that was a party to a registration rights agreement entered into prior to April 2, 2004 terminated such agreement and entered into the registration rights agreement entered into by investors in the April 2004 private placement. These investors include, in addition to the investors in the April 2004 private placement, officers and directors Munawar H. Hidayatallah and Jens H. Mortensen.

The April 2004 registration rights agreement provides the other parties thereto the right to require us to register the resale of their shares under certain circumstances, and the right to have their shares included in any registration rights agreement filed by us, subject to certain exceptions. Most investors that are parties to the April 2004 registration rights agreement elected to have their shares registered in the registration statement of which this prospectus is a part. In addition, we agreed to allow certain other stockholders to register shares pursuant to the registration statement of which this prospectus is a part. These selling stockholders are John E. McConnaughy, Jr., a director, Bestin Worldwide Limited, officers Theodore F. Pound III and Dave Wilde, and employees Dick Backset, David K. Bryan and James Davey and Nadia Hidayatallah, Alya Hidayatallah and Yasmin Indrizzo.

Other Material Relationships

In December 2004, we acquired Downhole Injection Systems, LLC (formerly known as Downhole Injection Services, Inc.) and in connection with that acquisition issued to the sellers 568,466 shares of our common stock, of which 117,138 shares were issued to one of our directors, Thomas E. Kelly, in exchange for his Downhole Injection Systems, LLC interests.

In 2000, we compensated our directors, including two of our current directors (Messrs. Nederlander and Toboroff), who served on our board of directors from 1989 to March 31, 1999 without compensation, by issuing promissory notes totaling $325,000. The notes accrued interest at the rate of 5.0% per annum and matured on March 31, 2005. As of September 30, 2005, notes totaling $96,300, including accrued interest, remained outstanding.

During 2003 and 2004, Mr. Hidayatallah was a personal guarantor of substantially all of the financing extended to us by commercial banks. In December 2004, we refinanced most of our outstanding debt and obtained the release of Mr. Hidayatallah’s corresponding guarantees. During 2004, Mr. Hidayatallah received $48,331 in fees in respect of his guarantee of our debt. During the first three months of 2005, Mr. Hidayatallah received $3,625 in respect of this guarantee.

In April 2004, we entered into an oral consulting agreement with Mr. Toboroff pursuant to which we pay him $10,000 per month to advise us regarding financing and acquisition opportunities.

We leased a yard in Pearsall, Texas from Mr. Mortensen for which we paid $18,134 rental payment for 2005 and $28,800 rental payments in each of 2004 and 2003. In addition, Mr. Mortensen and members of his family own 100% of Tex-Mex Rental & Supply Co., a Texas corporation, that sold approximately $167,000 and $173,000 of equipment and other supplies to us in 2004 and 2003, respectively.

In October 2004, we hired Theodore F. Pound III as our General Counsel. Prior to joining us, Mr. Pound practiced law at Wilson, Cribbs & Goren, P.C., who has served as counsel to us since 2001. Mr. Pound has served as lead acquisition counsel in each of our acquisitions since 2001. We incurred legal fees and expenses to Wilson Cribbs & Goren of $149,000 in 2003 and $178,638 in 2004.

Alya H. Hidayatallah, the daughter of our Chairman and Chief Executive Officer, Munawar H. Hidayatallah, has served as our Vice President — Planning and Development since April 2005. In 2005, we paid Ms. Hidayatallah a salary at a rate of $80,000 per annum.

In connection with our acquisition of Specialty, we expect to lease a building and 25 acres of land in Broussard, Louisiana for $21,800 per month from Joe Van Matre, the current owner of Specialty, pursuant to a written lease agreement.

We anticipate entering into a three-year employment agreement with Mr. Matre in connection with our acquisition of Specialty upon terms and conditions yet to be determined.

Other than the transactions described above or as described in the table below, we had no material relationship with any selling stockholder during the three years preceding the date of this prospectus or other material transactions with our officers, directors or principal stockholders during the three years preceding the date of this prospectus. We believe each of the foregoing transactions between us and our officers and directors was on terms at least as favorable to us as could have been obtained from unrelated third parties.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value per share and 25,000,000 shares of preferred stock, $0.01 par value per share.

The following summary of the rights, preferences and privileges of our capital stock and certificate of incorporation and by-laws does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our certificate of incorporation and by-laws.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of our common stock are entitled to receive proportionately any dividends if and when such dividends are declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of our Company, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our certificate of incorporation, our board of directors is authorized to designate and issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

•	restricting dividends on the common stock;
•	diluting the voting power of the common stock;
•	impairing the liquidation rights of the common stock; and
•	delaying or preventing a change in control of our Company.

We have no present plans to issue any shares of preferred stock.

Shares Eligible For Future Sale

Sales of substantial amounts of shares of common stock in the public market could have an adverse effect on the market value of our common stock. With the exception of certain shares issued in connection with acquisitions consummated during the past year, substantially all outstanding shares of our common stock are either freely tradable or tradable pursuant to Rule 144 or pursuant to the registration statement described below.

The registration statement of which this prospectus is a part registers the resale of approximately 8.2 million shares of our currently outstanding common stock and approximately 1.2 million shares of common stock which may be issued upon exercise of options and warrants, We issued 1,956,634 shares and 3,504,667 shares in private placements in September and August of 2005, respectively. Most of these shares are being offered pursuant to this prospectus. In addition these shares are currently eligible for sale under Rule 144. Pursuant to Rule 144, shares of our common stock that have been held for at least one year may generally be sold in brokers transactions provided that the amount of shares sold by any stockholder (and the stockholder's transferees under certain circumstances) in any three month period does not exceed the greater of 1% of the outstanding stock (currently approximately 170,000 shares) or the four-week average weekly trading volume of the common stock. Such sales may be effected provided the requirements of Rule 144 are met, including the requirement that at the time of the sale we have filed all reports required to be filed under the Securities and Exchange Act of 1934. Pursuant to Rule 144, shares of our common stock that have been held by persons who are not our affiliates for at least two years may generally be sold without restriction under Rule 144.

Delaware Anti-Takeover Law And Charter And By-Law Provisions

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination or the transaction by which the person became an interested stockholder is approved by the corporation’s board of directors and/or stockholders in a prescribed manner or the person owns at least 85% of the corporation’s outstanding voting stock after giving effect to the transaction in which the person became an interested stockholder. The term “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock. A Delaware corporation may “opt out” from the application of Section 203 through a provision in its certificate of incorporation or by-laws. We have not “opted out” from the application of Section 203.

Under our certificate of incorporation and by-laws, our board of directors is not divided into classes, and each director serves for a term of one year. Any vacancies on the board of directors may be filled by a majority vote of the remaining directors or the stockholders. Our certificate of incorporation and by-laws also provide that any director may be removed from office, with or without cause, by the affirmative vote of the holders of a majority of the voting power of our then outstanding capital stock entitled to vote generally in the election of directors.

Our by-laws provide that meetings of stockholders may be called only by a majority of our board of directors.

The foregoing provisions of our certificate of incorporation and by-laws and the provisions of Section 203 of the Delaware General Corporation Law could have the effect of delaying, deferring or preventing a change of control of our Company.

Liability And Indemnification Of Officers And Directors

Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of a director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derives an improper personal benefit. If the Delaware General Corporation Law is amended to authorize the further elimination or limitation of directors’ liability, then the liability of our directors will automatically be limited to the fullest extent provided by law. Our certificate of incorporation and by-laws also contain provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We also maintain indemnification insurance on behalf of our directors. In addition, our board of directors has approved and we are in the process of entering into indemnification agreements with all of our directors and executive officers. These provisions and agreements may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from our directors and officers. We believe that these contractual agreements and the provisions in our certificate of incorporation and by-laws are necessary to attract and retain qualified persons as directors and officers.

Transfer Agent And Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004-1123, (212) 509-4000.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of outstanding shares of our common stock as of February 2006 for:

•	our chief executive officer and each of our four other most highly compensated executive officers as of December 31, 2005 (the “named executive officers”);

•	each of our other directors;

•	all of our directors and executive officers as a group; and

•	each other person known by us to be a beneficial owner of more than 5.0% of our outstanding common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

Name and Address	Number of Shares Beneficially Owned	Beneficial Ownership Percentage
Named Executive Officers:
Munawar H. Hidayatallah(1)	1,686,666	9.5
David Wilde(2)	341,666	2.0
Victor M. Perez(3)	51,666	*
Theodore F. Pound III(4)	55,000	*
David Bryan(5)	62,000	*
Directors:
Jens H. Mortensen, Jr.(6)	1,600,591	9.4
John E. McConnaughy, Jr.(7)	100,000	*
Victor F. Germack(8)	—	—
Thomas E. Kelly(9)	14,201	*
Thomas O. Whitener, Jr.(10)	—	—
Robert E. Nederlander(11)	717,594	4.2
Jeffrey R. Freedman(12)	119,000	*
Leonard Toboroff(13)	695,594	4.1
All directors and executive officers as a group (16 persons)	5,482,976	29.3
Other 5% Holders:
Palo Alto Investors(14)	2,308,967	13.7
Steve Emerson(15)	1,065,900	6.3
____________
* Less than one percent.

(1)
Mr. Hidayatallah is the trustee of the Hidayatallah Family Trust, which is the record owner of 845,000 shares of our common stock, and Mr. Hidayatallah holds options to purchase 1,125,000 shares of common stock, of which options to purchase 841,666 shares are exercisable within 60 days. Mr. Hidayatallah’s address is 5075 Westheimer, Suite 890, Houston, TX 77056.

(2)
Includes (a) 5,000 shares of common stock owned of record by Mr. Wilde and (b) options to purchase 500,000 shares of common stock, of which 336,666 are exercisable within 60 days. Mr. Wilde’s address is 5075 Westheimer, Suite 890, Houston, TX 77056.

(3)	Includes options to purchase 100,000 shares of common stock, of which 51,666 are exercisable within 60 days. Mr. Perez’s address is 5075 Westheimer, Suite 890, Houston, TX 77056.

(4)
Includes (a) 5,000 shares of common stock of record by Mr. Pound and (b) options to purchase 100,000 shares of common stock, of which 50,000 are exercisable within 60 days. Mr. Pound’s address is 5075 Westheimer, Suite 890, Houston, TX 77056.

(5)
Includes (a) 12,000 shares of common stock owned of record by Mr. Bryan and (b) options to purchase 70,000 shares of common stock, of which 50,000 are exercisable within 60 days. Mr. Bryan’s address is 5075 Westheimer, Suite 890, Houston, TX 77056.

(6)
Includes (a) 1,500,591 shares of common stock owned of record by Mr. Mortensen and (b) options to purchase 100,000 shares of common stock, all of which are exercisable within 60 days. Mr. Mortensen’s address is 5075 Westheimer, Suite 890, Houston, TX 77056.

(7)	Mr. McConnaughy’s address is 2 Parklands Drive, Darien, CT 06820.

(8)	Mr. Germack’s address is 845 3rd Avenue, Suite 1410, New York, NY 10022.

(9)	Mr. Kelly’s address is 450 North Marienfield, Suite 200, Midland, TX 79701.

(10)	Mr. Whitener’s address is 5956 Sherry Lane, Suite 900, Dallas, TX 75225.

(11)
Includes (a) 446,527 shares of common stock owned directly by Mr. Nederlander or by RER Corp. or QEN Corp., corporations controlled by Mr. Nederlander, and (b) currently exercisable options and warrants to purchase 271,067 shares of common stock owned directly by Mr. Nederlander or RER Corp. Mr. Nederlander’s address is 1450 Broadway, Suite 2001, New York, NY 10018.

(12)	Mr. Freedman’s address is 123 Via Verde Way, Palm Beach, FL 33418.

(13)
Includes (a) 595,194 shares of common stock owned directly by Mr. Toboroff or Lenny Corp., a corporation wholly-owned by Mr. Toboroff, and (b) currently exercisable options to purchase 100,400 shares of common stock owned directly by Mr. Toboroff. Mr. Toboroff’s address is 1450 Broadway, Suite 2001, New York, NY 10018.

(14)
Consists of 1,091,000 shares, 84,000 shares and 1,133,967 shares owned by Micro Cap Partners, L.P., UBTI Free, L.P. and Palo Alto Global Energy Fund, L.P., respectively. Palo Alto Investors, LLC acts as the general partner of Micro Cap Partners, L.P., UBTI Free, L.P. and Palo Alto Global Energy Fund, L.P. Palo Alto Investors, Inc. is the manager of Palo Alto Investors, LLC, and William L. Edwards is the President of Palo Alto Investors, Inc. Palo Alto Investors, LLC, Palo Alto Investors, Inc. and William L. Edwards each have investment and voting authority with respect to the shares owned by this stockholder. The business address for each of these persons is 470 University Avenue, Palo Alto, CA 94301.

(15)
Consists of certain shares owned by J. Steven Emerson IRA RO II, Bear Stearns Securities Corporation, Custodian, J. Steven Emerson Roth IRA, Bear Stearns Securities Corporation, Custodian, and Emerson Partners, respectively. J. Steven Emerson has investment and voting authority with respect to the shares owned by J. Steven Emerson IRA RO II, Bear Stearns Securities Corporation, Custodian, J. Steven Emerson Roth IRA, Bear Stearns Securities Corporation, Custodian and Emerson Partners, Bear Stearns Securities Corporation, Custodian. Mr. Emerson’s business address is 1522 Ensley Avenue, Los Angeles, CA 90024.

SELLING STOCKHOLDERS TABLE

The following table sets forth: (1) the name of each of the stockholders for whom we are registering shares under this registration statement; (2) the number of shares of our common stock beneficially owned by each such stockholder prior to this offering (including all shares of common stock which may be issued upon the exercise of warrants or the conversion of convertible preferred stock as described above, whether or not exercisable within 60 days of the date hereof); (3) the number of shares of our common stock offered by such stockholder pursuant to this prospectus; and (4) the number of shares, and (if one percent or more) the percentage of the total of the outstanding shares, of our common stock to be beneficially owned by each such stockholder after this offering, assuming that all of the shares of our common stock beneficially owned by each such stockholder and offered pursuant to this prospectus are sold and that each such stockholder acquires no additional shares of our common stock prior to the completion of this offering. Such data is based upon information provided by each selling stockholder.

Name	Common Stock Owned Prior To The Offering	Common Stock Being Offered Pursuant To This Prospectus	Common Stock Owned Upon Completion Of This Offering	Percentage Of Common Stock Owned Upon Completion Of This Offering (1)

Bear Stearns Securities Corp., Custodian J. Steven Emerson Roth IRA (2)	560,300	560,300	0	--
Bear Stearns Securities Corp., Custodian J. Steven Emerson Roth IRA R.O. II (3)	455,600	455,600	0	--
Emerson Partners (4)	50,000	50,000	0	--
Christopher Engel (5)	124,950	124,950	0	--
Donald Engel (6)	212,893	212,893	0	--
Engle Defined Benefit Plan (7)	83,027	83,027	0	--
Jeffrey Freedman (8)	119,000	119,000	0	--
Hidayatallah Family Trust (9)	845,000	845,000	0	--
Munawar H. Hidayatallah (10)	1,000,000	1,000,000	0	--
Nadia Hidayatallah	5,000	5,000	0	--
Alya Hidayatallah	5,000	5,000	0	--
Yasmin Indrizzo	2,000	2,000	0	--
Lenny Corp. (11)	17,862	17,862	0	--
Morgan Keegan Investment Fund, L.P. (12)	36,600	36,600	0	--
May Management, Inc.
Bank of California, Custodian(13)	10,000	10,000	0	--
Micro Cap Partners, L.P.(14)	920,000	920,000	0
Jens H. Mortensen (15)	1,400,000	1,400,000	0
Robert Nederlander (16)	174,400	174,400	0
Palo Alto Global Energy Fund, L.P.(17)	666,667	666,667	0
QEN, Inc. (18)	17,862	17,862	0
RER Corp. (19)	523,332	523,332	0
Strauss-GEPT Partners, LP(20)	124,333	124,333	0
Strauss Partners, L.P.(20)	136,500	136,500	0
Leonard Toboroff(21)	577,732	577,732	0
UBTI Free, L.P.(22)	80,000	80,000	0

Name	Common Stock Owned Prior To The Offering	Common Stock Being Offered Pursuant To This Prospectus	Common Stock Owned Upon Completion Of This Offering	Percentage Of Common Stock Owned Upon Completion Of This Offering (1)

Wells Fargo Energy Capital, Inc.(23)	67,000	67,000	0	--
Basic Trading International(24)	420,667	420,667	0	--
Milton H. Dresner Revocable Living Trust(25)	51,125	50,000	1,125	--
Joseph S. Dresner(26)	51,125	50,000	1,125	--
Waverly Limited Partnership(27)	100,000	100,000	0	--
Rosebury, L.P.(28)	101,900	101,900	0	--
Meteoric, L.P.(28)	90,100	90,100	0	--
The Schmieding Foundation(29)	69,800	69,800	0	--
Meadowbrook Opportunity Fund LLC(30)	77,200	77,200	0	--
Kenneth Malkes(31)	6,667	6,666	0	--
John E. McConnaughy (32)	100,000	100,000	0	--
Bestin Worldwide Limited	100,000	100,000	0	--
Theodore F. Pound III	5,000	5,000	0	--
Dave Wilde	5,000	5,000	0	--
Dick Backset	5,000	5,000	0	--
David K. Bryan	12,000	12,000	0	--
James Davey	3,000	3,000	0	--

Total Number of Shares Being Offered		9,411,391

(1)	Percentage ownership is based upon 14,022,800 shares of common stock of the Registrant issued and outstanding as of the date of this prospectus.

(2)	J. Steven Emerson exercises investment and voting authority over the shares owned by this selling stockholder.

(3)	J. Steven Emerson exercises investment and voting authority over the shares owned by this selling stockholder.

(4)	J. Steven Emerson exercises investment and voting authority over the shares owned by this selling stockholder.

(5)
Includes 77,461 shares owned by this selling stockholder and 99,950 shares which may be issued upon the exercise of warrants owned by this selling stockholder with an exercise price of $2.50 per share. These warrants expire on April 1, 2006.

(6)	Includes 212,893 shares owned by this selling stockholder.

(7)	Includes 83,027 shares owned by this selling stockholder. Chris Engel exercises investment and voting authority with respect to securities owned by Engel Defined Benefit Plan.

(8)	Includes 120,000 shares owned by this selling stockholder.

(9)	Mr. Hidayatallah, our Chief Executive Officer and Chairman, exercises investment and voting authority with respect to 875,000 shares of common stock owned by the Hidayatallah Family Trust.

(10)
Represents options to purchase 1,000,000 shares issued pursuant to our 2003 Incentive Stock Plan. Options to purchase 400,000 shares have an exercise price of $2.75 per share and expire in December 2013. Options to purchase 600,000 shares have an exercise price of $3.86 per share and expire in February 2015. The options are currently exercisable with respect to 800,000 shares.

(11)
Includes 17,862 shares owned by this selling stockholder. Leonard Toboroff, one of our directors and selling stockholder, is the sole director and officer of this selling stockholder and exercises investment and voting authority with respect to the securities owned by this selling stockholder.

(12)
Merchant Bankers, Inc. is the general partner of this selling stockholder. Merchant Bankers, Inc., its Chairman, Alan B. Morgan, its President, Minor Perkins, and its Secretary and Treasurer, Joseph C. Wells, exercise investment and voting authority with respect to the securities owned by this selling stockholder.

(13)	May Management, Inc., its President, Roger May, and its Chairman, Earl May, exercise investment and voting authority with respect to the securities owned by this selling stockholder.

(14)
Palo Alto Investors, LLC, Palo Alto Investors Inc. and William L. Edwards exercise investment and voting authority with respect to the securities owned by this selling stockholder. Palo Alto Investors, LLC is the general partner of this selling stockholder. Palo Alto Investors, Inc. is the Manager of Palo Alto Investors, LLC. William L. Edwards is the President of Palo Alto Investors, Inc.

(15)
Includes 1,565,591 shares owned by Mr. Mortensen and 100,000 shares which may be issued upon the exercise of options granted to Mr. Mortensen pursuant to our 2003 Incentive Stock Plan. The options have an exercise price of $2.75 and expire in December 2013. The options are currently exercisable.

(16)	Includes 174,400 shares owned by this selling stockholder.

(17)
Palo Alto Investors, LLC, Palo Alto Investors Inc. and William L. Edwards exercise investment and voting authority with respect to the securities owned by this selling stockholder. Palo Alto Investors, LLC is the general partner of this selling stockholder. Palo Alto Investors, Inc. is the Manager of Palo Alto Investors, LLC. William L. Edwards is the President of Palo Alto Investors, Inc.

(18)
Includes 17,862 shares owned by this selling stockholder. Robert E. Nederlander, one of our directors, exercises investment and voting authority with respect to the securities owned by this selling stockholder.

(19)
Includes 523,332 shares owned by this selling stockholder. Robert E. Nederlander, one of our directors, exercises investment and voting authority with respect to the securities owned by this selling stockholder.

(20)	Melville Straus is the Managing Principal and exercises investment and voting authority with respect to the securities owned by this selling stockholder.

(21)
Includes 677,332 shares owned by this selling stockholder and 400 shares which may be issued upon exercise of options owned by this selling stockholder. The options have an exercise price of $13.75 per share and expire in March 2010. Mr. Toboroff is one of our directors.

(22)
Palo Alto Investors, LLC, Palo Alto Investors Inc. and its President William L. Edwards exercise investment and voting authority with respect to the securities owned by this stockholder. Palo Alto Investors, LLC is the general partner of this selling stockholder. Palo Alto Investors, Inc. is the Manager of Palo Alto Investors, LLC.

(23)
Represents shares which may be issued upon exercise of warrants owned by this selling stockholder. The warrants have an exercise price of $5.00 per share and expire in February 2012. This selling stockholder is a wholly-owned subsidiary of Wells Fargo & Company, a publicly-traded bank holding company.

(24)	Transcontinental Capital and its President, Rolando Gonzalez Bunster, exercise investment and voting authority with respect to the securities owned by this selling stockholder.

(25)	Milton H. Dresner exercises investment and voting authority with respect to the securities owned by this selling stockholder.

(26)	Joseph S. Dresner exercises investment and voting authority with respect to the securities owned by this selling stockholder.

(27)	Graham R. Smith is the managing general partner of and exercises investment and voting authority with respect to the securities owned by this selling stockholder.

(28)	Guild Investment Management, Inc. and its President, Anthony R. Danaher, exercise investment and voting authority with respect to the securities owned by this selling stockholder.

(29)	L.H. Schmieding is Chief Executive Officer of The Schmieding Foundation, and exercises investment and voting authority with respect to, the securities owned by this selling stockholder.

(30)	MYR Pautreus, LLC and its Managing Member, Michael Ragins, exercise investment and voting authority with respect to the securities owned by this selling stockholder.

(31)	Kenneth Malkes exercises investment and voting authority with respect to the securities owned by this selling stockholder.

(32)	Mr. McConnaughy is one of our directors.

PLAN OF DISTRIBUTION

The shares of our common stock offered pursuant to this prospectus may be offered and sold from time to time by the selling stockholders listed in the preceding section, or their donees, transferees, pledgees or other successors in interest that receive such shares as a gift, pledge or other non-sale related transfer. These selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. We will bear all expenses of registration incurred in connection with this offering. The selling stockholders whose shares are being registered will bear all selling and other expenses.

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	An exchange distribution in accordance with the rules of the applicable exchange;

•	Privately negotiated transactions;

•	Settlement of put or call option transactions;

•	Settlement of short sales;

•	Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	A combination of any such methods of sale; and

•	Any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, which we refer to as the Securities Act, if available, rather than under this prospectus.

The selling stockholders may effect transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive concessions, commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. These concessions, commissions and discounts may exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. We have also filed with the SEC under the Securities Act a Registration Statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the Registration Statement, does not contain all the information set forth in the Registration Statement or the exhibits and schedules which are part of the Registration Statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the Registration Statement, reference is made to the corresponding exhibit. For further information pertaining to us and the common stock offered by this prospectus, reference is made to the Registration Statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any portion of the Registration Statement may be obtained from the SEC at prescribed rates. Information on the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website that contains reports, proxy and information statements and other information that is filed through the SEC’s EDGAR System. The website can be accessed at http://www.sec.gov.

LEGAL MATTERS

Greenberg Glusker Fields Claman Machtinger & Kinsella LLP, Los Angeles, California, has rendered to us a legal opinion as to the validity of the common stock covered by this prospectus.

EXPERTS

The consolidated financial statements of Allis-Chalmers Energy Inc. and schedules and notes thereto included in this prospectus have been audited by UHY Mann Frankfort Stein & Lipp CPAs, LLP and by Gordon, Hughes and Banks, LLP, independent registered public accounting firms, in each case to the extent and for the periods set forth in their report thereon appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of Diamond Air Drilling Service, Inc. and Marquis Bit Co., LLC and schedules and notes thereto included in this prospectus have been audited by Accounting & Consulting Group, LLP, independent certified public accountants, to the extent and for the periods set forth in their report thereon appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of Downhole Injection Systems, LLC (formerly known as Downhole Injection Services, LLC) and schedules and notes thereto included in this prospectus have been audited by Johnson, Miller & Co., an independent registered public accounting firm, to the extent and for the periods set forth in their report thereon appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of Delta Rental Service, Inc. and schedules and notes thereto included in this prospectus have been audited by Wright, Moore, Dehart, Dupuis & Hutchinson, LLC, independent certified public accountants, to the extent and for the periods set forth in their report thereon appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of Capcoil Tubing Services, Inc. and schedules and notes thereto included in this prospectus have been audited by Curtis Blakely & Co., PC, independent certified public accountants, to the extent and for the periods set forth in their report thereon appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of W. T. Enterprises, Inc. and schedules and notes thereto included in this prospectus have been audited by Accounting & Consulting Group, LLP, independent certified public accountants, to the extent and for the periods set forth in their report thereon appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of Specialty Rental Tools, Inc. and schedules and notes thereto included in this prospectus have been audited by UHY Mann Frankfort Stein & Lipp CPAs, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report thereon appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INDEX TO FINANCIAL STATEMENTS

ALLIS-CHALMERS ENERGY INC.
Reports of Independent Registered Public Accounting Firms	F-3
Consolidated Balance Sheets as of December 31, 2004 and 2003	F-5
Consolidated Statements of Operations for the Years Ended December 31, 2004, December 31, 2003 and December 31, 2002	F-6
Consolidated Statement of Stockholders’ Equity for the Years Ended December 31, 2004, December 31, 2003 and December 31, 2002	F-7
Consolidated Statements of Cash Flows for the Years Ended December 31, 2004, December 31, 2003 and December 31, 2002	F-8
Notes to Consolidated Financial Statements	F-9
Consolidated Balance Sheets as of September 30, 2005 (unaudited) and December 31, 2004	F-46
Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2005 and September 30, 2004 (unaudited)	F-47
Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2005 and September 30, 2004 (unaudited)	F-48
Notes to Unaudited Consolidated Financial Statements	F-49
DIAMOND AIR DRILLING SERVICES, INC.
Independent Auditor’s Reports	F-62
Balance Sheets as of July 31, 2004 and December 31, 2003 and 2002	F-64
Statements of Income for the Seven Months Ended July 31, 2004 and the Years Ended December 31, 2003 and 2002	F-65
Statements of Stockholders’ Equity for the Seven Months Ended July 31, 2004 and the Years Ended December 31, 2003 and 2002	F-66
Statements of Cash Flows for the Seven Months Ended July 31, 2004 and the Years Ended December 31, 2003 and 2002	F-67
Notes to Financial Statements	F-68
MARQUIS BIT CO., LLC
Independent Auditor’s Report	F-74
Balance Sheets as of July 31, 2004 and December 31, 2003 and 2002	F-76
Statements of Income and Members’ Equity for the Seven Months Ended July 31, 2004, the Year Ended December 31, 2003 and the Period from Inception, October 1, 2002, through December 31, 2002	F-77
Statements of Cash Flows for the Seven Months Ended July 31, 2004, the Year Ended December 31, 2003 and the Period from Inception, October 1, 2002, through December 31, 2002	F-78
Notes to Financial Statements	F-79
DOWNHOLE INJECTION SERVICES, LLC
Independent Auditors’ Report	F-82
Balance Sheets as of November 30, 2004 and December 31, 2003	F-83
Statements of Operations and Members’ Equity for the Eleven Months Ended November 30, 2004 and the Year Ended December 31, 2003	F-84
Statements of Cash Flows for the Eleven Months Ended November 30, 2004 and the Year Ended December 31, 2003	F-85
Notes to Financial Statements	F-86
DELTA RENTAL SERVICE, INC.
Independent Auditor’s Report	F-92
Balance Sheets as of December 31, 2004 and 2003	F-93
Statements of Operations for the Years Ended December 31, 2004 and 2003	F-95
Statements of Retained Earnings for the Years Ended December 31, 2004 and 2003	F-96
Statements of Cash Flows for the Years Ended December 31, 2004 and 2003	F-97
Notes to Financial Statements	F-98
Unaudited Balance Sheet as of March 31, 2005	F-102
Unaudited Statements of Operations for the Three Months Ended March 31, 2005 and 2004	F-103
Unaudited Statement of Retained Earnings for the Three Months Ended March 31, 2005 and 2004	F-104
Unaudited Statements of Cash Flows for the Three Months Ended March 31, 2005 and 2004	F-105
CAPCOIL TUBING SERVICES, INC.
Independent Auditor’s Report	F-106
Balance Sheets as of December 31, 2004 and 2003	F-107
Statements of Operations and Retained Earnings for the Years Ended December 31, 2004 and 2003	F-109
Statements of Cash Flows for the Years Ended December 31, 2004 and 2003	F-110
Notes to Financial Statements	F-111
Independent Auditors’ Report on Additional Information	F-118

Statements of Operations with Additional Information	F-119
Unaudited Balance Sheet as of March 31, 2005	F-121
Unaudited Statement of Income and Retained Earnings for the Three Months Ended March 31, 2005 and 2004	F-122
Unaudited Statements of Cash Flows for the Three Months Ended March 31, 2005 and 2004	F-123
W. T. ENTERPRISES, INC.
Independent Auditor’s Report	F-124
Balance Sheets as of March 31, 2005, December 31, 2004 and 2003	F-125
Statements of Income for the Three Months Ended March 31, 2005, and Years Ended December 31, 2004 and 2003	F-126
Statements of Stockholders’ Equity for the Three Months Ended March 31, 2005, and Years Ended December 31, 2004 and 2003	F-127
Statements of Cash Flows for the Three Months Ended March 31, 2005, and Years Ended December 31, 2004 and 2003	F-128
Notes to Financial Statements	F-129
Unaudited Balance Sheet as of June 30, 2005	F-133
Unaudited Statements of Income and Retained Earnings for the Six Months ended June 30, 2005 and June 30, 2004	F-134
Unaudited Schedule of Cost of Revenue and Operating Expenses for the Six Months ended June 30, 2005 and June 30, 2004	F-135
Unaudited Statements of Cash Flows for the Six Months ended June 30, 2005 and June 30, 2004	F-136
SPECIALTY RENTAL TOOLS, INC.
Independent Auditors’ Report	F-137
Balance Sheets as of September 30, 2005 and December 31, 2004 and 2003	F-138
Statements of Income for the Nine Months Ended September 30, 2005 and the Years Ended December 31, 2004 and 2003	F-138
Statements of Shareholder’s Equity for the Nine Months Ended September 30, 2005 and the Years Ended December 31, 2004 and 2003	F-139
Statements of Cash Flows for the Nine Months Ended September 30, 2005 and the Years Ended December 31, 2004 and 2003	F-139
Notes to Financial Statements	F-140
Supplemental Information
Schedule I — Schedule of General and Administrative Expenses	F-143
PRO FORMA FINANCIAL INFORMATION
Unaudited Pro Forma Consolidated Condensed Statement of Financial Position as of September 30, 2005	F-144
Unaudited Pro Forma Consolidated Condensed Statement of Operations for the Year Ended December 31, 2004	F-145
Unaudited Pro Forma Consolidated Condensed Statement of Operations for the Nine Months Ended September 30, 2005	F-146
Unaudited Pro Forma Consolidated Condensed Statement of Operations for the Twelve Months Ended September 30, 2005	F-147
Notes to Unaudited Pro Forma Consolidated Condensed Financial Statements	F-148

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
Allis-Chalmers Energy Inc.
Houston, Texas
      We have audited the accompanying consolidated balance sheet of Allis-Chalmers Energy Inc. and subsidiaries as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Allis-Chalmers Energy Inc. and subsidiaries as of December 31, 2004, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
      As discussed in Note 2 to the consolidated financial statements, the Company restated the consolidated financial statements as of and for the year ended December 31, 2004.

/s/ UHY Mann Frankfort Stein & Lipp CPAs, LLP

Houston, Texas
April 8, 2005, except as to Note 2 which date
is August 5, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Allis-Chalmers Energy Inc.
Houston, Texas
      We have audited the accompanying consolidated balance sheet of Allis-Chalmers Energy Inc. as of December 31, 2003 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Allis-Chalmers Energy Inc. as of December 31, 2003, and the results of consolidated operations and cash flows for each of the two years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.
      As discussed in Note 2 to the consolidated financial statements, the Company restated the consolidated financial statements as of and for the year ended December 31, 2003.

/s/ GORDON, HUGHES & BANKS, LLP

Greenwood Village, Colorado
March 3, 2004, except as to Note 11 which date is
June 10, 2004, Notes 17 and 19 which date is February 10, 2005 and
Note 2 which date is August 5, 2005.

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED BALANCE SHEETS

	December 31,

	2004	2003

		(restated)
	(in thousands, except
	for share amounts)
ASSETS
Cash and cash equivalents	$7,344	$1,299
Trade receivables, net of allowance for doubtful accounts of $265 and $168 at December 31, 2004 and 2003, respectively	12,986	8,823
Inventory	2,373	—
Lease receivable, current	180	180
Prepaid expenses and other	1,495	887

Total current assets	24,378	11,189

Property and equipment, at costs net of accumulated depreciation of $5,251 and $2,586 at December 31, 2004 and 2003, respectively	37,679	31,128
Goodwill	11,776	7,661
Other intangible assets, net of accumulated amortization of $2,036 and $1,254 at December 31, 2004 and 2003, respectively	5,057	2,290
Debt issuance costs, net of accumulated amortization of $828 and $462 at December 31, 2004 and 2003, respectively	685	567
Lease receivable, less current portion	558	787
Other Assets	59	40

Total assets	$80,192	$53,662

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current maturities of long-term debt	$5,541	$3,992
Trade accounts payable	5,694	3,133
Accrued salaries, benefits and payroll taxes	615	591
Accrued interest	470	152
Accrued expenses	1,852	1,761
Accounts payable, related parties	740	787

Total current liabilities	14,912	10,416
Accrued postretirement benefit obligations	687	545
Long-term debt, net of current maturities	24,932	28,241
Other long-term liabilities	129	270
Redeemable warrants	—	1,500
Redeemable convertible preferred stock, $0.01 par value (4,200,000 shares authorized; 3,500,000 issued and outstanding at December 31, 2003)($1 redemption value) including accrued dividends	—	4,171

Total liabilities	40,660	45,143
Commitments and Contingencies (Note 9 and Note 21)
Minority interests	4,423	3,978
STOCKHOLDERS’ EQUITY (NOTE 10)
Common stock, $0.01 par value (20,000,000 shares authorized; 13,611,525 and 3,926,668 issue and outstanding at December 31, 2004 and December 31, 2003, respectively	136	39
Capital in excess of par value	40,331	10,748
Accumulated deficit	(5,358)	(6,246)

Total stockholders’ equity	35,109	4,541

Total liabilities and stockholders’ equity	$80,192	$53,662

The accompanying Notes are an integral part of the Consolidated Financial Statements.

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Years Ended December 31,

	2004	2003	2002

	(restated)	(restated)
Revenues	$47,726	$32,724	$17,990
Cost of revenues	35,300	24,029	14,640

Gross margin	12,426	8,695	3,350
General and administrative expense	8,011	6,169	3,792
Personnel restructuring costs	—	—	495
Abandoned acquisition/private placement costs	—	—	233
Post retirement medical costs	188	(99)	(98)

Total operating expenses	8,199	6,070	4,422

Income (loss) from operations	4,227	2,625	(1,072)
Other income (expense):
Interest income	32	3	49
Interest expense	(2,808)	(2,467)	(2,256)
Minority interests in income of subsidiaries	(321)	(343)	(189)
Factoring costs on note receivable	—	—	(191)
Settlement on lawsuit	—	1,034	—
Gain on sale of interest in AirComp	—	2,433	—
Other	272	12	(40)

Total other income (expense)	(2,825)	672	(2,627)

Net income (loss) before income taxes	1,402	3,297	(3,699)
Provision for foreign income tax	(514)	(370)	(270)

Net income (loss)	888	2,927	(3,969)
Preferred stock dividend	(124)	(656)	(321)

Net income (loss) attributed to common stockholders	$764	$2,271	$(4,290)

Income (loss) per common share — basic	$0.10	$0.58	$(1.14)

Income (loss) per common share — diluted	$0.09	$0.50	$(1.14)

Weighted average number of common shares outstanding:
Basic	7,930	3,927	3,766

Diluted	9,510	5,850	3,766

The accompanying Notes are an integral part of the Consolidated Financial Statements.

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(in thousands, except share amounts)

	Common Stock		Capital in
			Excess of	Accumulated
	Shares	Amount	Par Value	Deficit	Total

Balances, December 31, 2001	2,317,626	$23	$6,431	$(5,204)	$1,250
Issuance of common stock in connection with the purchase of Jens’	279,570	3	627	—	630
Issuance of stock purchase warrants in connection with the purchase of Jens’	—	—	47	—	47
Issuance of common stock in connection with the purchase of Strata	1,311,972	13	2,939	—	2,952
Issuance of stock purchase warrants in connection with the purchase of Strata	—	—	267	—	267
Issuance of common stock in connection with the purchase of Strata	17,500	—	153	—	153
Accrual of preferred dividends	—	—	(321)	—	(321)
Net (Loss)	—	—	—	(3,969)	(3,969)

Balances, December 31, 2002	3,926,668	$39	$10,143	$(9,173)	$1,009
Effect of consolidation of AirComp	—	—	955	—	955
Accrual of preferred dividends	—	—	(350)	—	(350)
Net Income (RESTATED)	—	—	—	2,927	2,927

Balances, December 31, 2003, as restated (RESTATED)	3,926,668	$39	$10,748	$(6,246)	$4,541
Issuance of common stock in connection with the $2 million equity raise	620,000	6	1,544	—	1,550
Issuance of stock purchase warrants in Connection with the $2 million equity raise	—	—	450	—	450
Issuance of common stock in Connection with the $16.4 million equity raise	5,461,301	55	14,056	—	14,111
Issuance of stock purchase warrants in Connection with the $16.4 million equity raise	—	—	641	—	641
Issuance of common stock in connection With the 19% conversion of Jens	1,300,000	13	6,421	—	6,434
Conversion of preferred stock	1,718,090	17	4,278	—	4,295
Issuance of common stock for services	14,000	—	97	—	97
Issuance of common stock for services	3,000	—	2	—	2
Issuance of stock purchase warrants in Connection with the issuance of debt	—	—	47	—	47
Issuance of common stock for Purchase of Downhole Injector Systems	568,466	6	2,171	—	2,177
Accrual of preferred dividends	—	—	(124)	—	(124)
Net Income	—	—	—	888	888

Balances, December 31, 2004	13,611,525	$136	$40,331	$(5,358)	$35,109

The accompanying Notes are an integral part of the Consolidated Financial Statements.

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,

	2004	2003	2002

	(restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/ (loss)	$888	$2,927	$(3,969)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation expense	2,702	2,052	1,837
Amortization expense	876	884	744
Issuance of stock options for services	14	—	—
Amortization of discount on debt	350	516	475
(Gain) on change in PBO liability	—	(125)	—
(Gain) on settlement of lawsuit	—	(1,034)	—
(Gain) on sale of interest in AirComp	—	(2,433)	—
Minority interest in income of subsidiaries	321	343	189
Loss on sale of property	—	82	119
Changes in working capital:
Decrease (increase) in accounts receivable	(2,292)	(4,414)	(713)
Decrease (increase) in due from related party	(7)	—	61
Decrease (increase) in other current assets	(612)	(1,260)	1,644
Decrease (increase) in other assets	(19)	1	902
Decrease (increase) in lease deposit	—	525	176
(Decrease) increase in accounts payable	1,140	2,251	1,316
(Decrease) increase in accrued interest	299	(126)	651
(Decrease) increase in accrued expenses	(276)	397	(339)
(Decrease) increase in other long-term liabilities	(141)	—	(123)
(Decrease) increase in accrued employee benefits and payroll taxes	19	1,293	(788)

NET CASH PROVIDED BY OPERATING ACTIVITIES	3,262	1,879	2,182
Cash flows from investing activities:
Acquisition of Jens’, net of cash acquired	—	—	(8,120)
Acquisition of Strata, net of cash acquired	—	—	(179)
Acquisition of Safco	(947)	—	—
Acquisition of Diamond Air, net of cash acquired	(2,530)	—	—
Acquisition of Downhole Services, net of cash acquired	(982)	—	—
Purchase of equipment	(4,603)	(5,354)	(518)
Proceeds from sale of equipment	—	843	367

NET CASH USED IN INVESTING ACTIVITIES	(9,062)	(4,511)	(8,450)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	8,169	14,127	9,683
Payments on long-term debt	(13,505)	(10,826)	(4,079)
Payments on related party debt	—	(246)	—
Proceeds from issuance of common stock	16,883	—	—
Borrowings on lines of credit	689	1,138	1,246
Debt issuance costs	(391)	(408)	(588)

NET CASH PROVIDED BY FINANCING ACTIVITIES	11,845	3,785	6,262

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	6,045	1,153	(6)
Cash and cash equivalents:
Beginning of year	1,299	146	152

END OF YEAR	$7,344	$1,299	$146

SUPPLEMENTAL INFORMATION:
Interest paid	$2,159	$2,341	$1,082

Foreign taxes paid	$514	$370	$270

The accompanying Notes are an integral part of the Consolidated Financial Statements.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2004, 2003, AND 2002

Note 1 —	Nature of Business and Summary of Significant Accounting Policies
Organization of Business
      Allis-Chalmers Energy Inc. (“Allis-Chalmers” or the “Company”) was incorporated in Delaware in 1913. OilQuip Rentals, Inc., an oil and gas rental company (“OilQuip”), was incorporated on February 4, 2000 to find and acquire acquisition targets to operate as subsidiaries.
      On February 6, 2001, OilQuip, through its subsidiary, Mountain Compressed Air Inc. (“Mountain Air”), a Texas corporation, acquired certain assets of Mountain Air Drilling Service Co., Inc. (“MADSCO”), whose business consists of providing equipment and trained personnel in the Four Corners area of the southwestern United States. Mountain Air primarily provides compressed air equipment and related products and services and trained operators to companies in the business of drilling for natural gas. On May 9, 2001, OilQuip merged into a subsidiary of Allis-Chalmers Energy Inc. (“Allis-Chalmers” or the “Company”). In the merger, all of OilQuip’s outstanding common stock was converted into 2.0 million shares of Allis-Chalmers’ common stock. For legal purposes, Allis-Chalmers acquired OilQuip, the parent company of Mountain Air. However, for accounting purposes, OilQuip was treated as the acquiring company in a reverse acquisition of Allis-Chalmers.
      On February 6, 2002, the Company acquired 81% of the outstanding stock of Jens’ Oilfield Service, Inc. (“Jens”’), which supplies highly specialized equipment and operations to install casing and production tubing required to drill and complete oil and gas wells. On February 2, 2002, the Company also purchased substantially all of the outstanding common stock and preferred stock of Strata Directional Technology, Inc. (“Strata”), which provides high-end directional and horizontal drilling services for specific targeted reservoirs that cannot be reached vertically.
      In July 2003, through its subsidiary Mountain Air, the Company entered into a limited liability company operating agreement with a division of M-I L.L.C. (“M-I”), a joint venture between Smith International and Schlumberger N.V. (Schlumberger Limited), to form a Texas limited liability company named AirComp LLC (“AirComp”). The assets contributed by Mountain Air were recorded at Mountain Air’s historical cost of $6.3 million, and the assets contributed by M-I were recorded at fair market value of $10.3 million. The Company owns 55% and M-I owns 45% of AirComp. As a result of the Company’s controlling interest and operating control, the Company consolidated AirComp in its financial statements. AirComp is in the compressed air drilling services segment.
      On September 23, 2004, the Company acquired 100% of the outstanding stock of Safco Oil Field Products, Inc. (“Safco”) for $1.0 million. Safco leases spiral drill pipe and provides related oilfield services to the oil drilling industry.
      On September 30, 2004, the Company acquired the remaining 19% of Jens’ in exchange for 1.3 million shares of its common stock. The total value of the consideration paid to the seller, Jens Mortensen, was $6.4 million which was equal to the number of shares of common stock issued to Mr. Mortensen multiplied by the last sale price ($4.95) of the common stock as reported on the American Stock Exchange on the date of issuance.
      On November 10, 2004, AirComp acquired substantially all the assets of Diamond Air Drilling Services, Inc. and Marquis Bit Co., L.L.C. collectively (“Diamond Air”) for $4.6 million in cash and the assumption of approximately $450,000 of accrued liabilities. The Company contributed $2.5 million and M-I L.L.C. contributed $2.1 million to AirComp LLC in order to fund the purchase. Diamond Air provides air drilling technology and products to the oil and gas industry in West Texas, New Mexico and Oklahoma. Diamond Air is a leading provider of air hammers and hammer bit products.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      On December 10, 2004, the Company acquired Downhole Injection Services, LLC (“Downhole”) for approximately $1.1 million in cash, 568,466 shares of common stock and payment or assumption of $950,000 of debt. Downhole is headquartered in Midland, Texas, and provides chemical treatments to wells by inserting small diameter, stainless steel coiled tubing into producing oil and gas wells.
Vulnerabilities and Concentrations
      The Company provides oilfield services in several regions, including the states of California, Texas, Utah, Louisiana and New Mexico, the Gulf of Mexico and southern portions of Mexico. The nature of the Company’s operations and the many regions in which it operates subject it to changing economic, regulatory and political conditions. The Company is vulnerable to near-term and long-term changes in the demand for and prices of oil and natural gas and the related demand for oilfield service operations.
Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Future events and their effects cannot be perceived with certainty. Accordingly, the Company’s accounting estimates require the exercise of judgment. While management believes that the estimates and assumptions used in the preparation of the consolidated financial statements are appropriate, actual results could differ from those estimates. Estimates are used for, but are not limited to, determining the following: allowance for doubtful accounts, recoverability of long-lived assets and intangibles, useful lives used in depreciation and amortization, income taxes and valuation allowances. The accounting estimates used in the preparation of the consolidated financial statements may change as new events occur, as more experience is acquired, as additional information is obtained and as the Company’s operating environment changes.
Principles of Consolidation
      The consolidated financial statements include the accounts of Allis-Chalmers and its subsidiaries. The Company’s subsidiaries at December 31, 2004 are Mountain Air, AirComp (55% owned), Jens’, Strata, Safco and Downhole. All significant inter-company transactions have been eliminated.
Revenue Recognition
      The Company provides rental equipment and drilling services to its customers at per day and per job contractual rates and recognizes the drilling related revenue as the work progresses and when collectibility is reasonably assured. The Securities and Exchange Commission’s (SEC) Staff Accounting Bulletin (SAB) No. 104, REVENUE RECOGNITION IN FINANCIAL STATEMENTS (“SAB No. 104”), provides guidance on the SEC staff’s views on the application of generally accepted accounting principles to selected revenue recognition issues. The Company’s revenue recognition policy is in accordance with generally accepted accounting principles and SAB No. 104.
Allowance for Doubtful Accounts
      Accounts receivable are customer obligations due under normal trade terms. The Company sells its services to oil and natural gas drilling companies. The Company performs continuing credit evaluations of its customers’ financial condition and although the Company generally does not require collateral, letters of credit may be required from customers in certain circumstances.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company records an allowance for doubtful accounts based on specifically identified amounts that are uncollectible. The Company has a limited number of customers with individually large amounts due at any given date. Any unanticipated change in any one of these customer’s credit worthiness or other matters affecting the collectibility of amounts due from such customers could have a material effect on the results of operations in the period in which such changes or events occur. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. As of December 31, 2004 and 2003, the Company had recorded an allowance for doubtful accounts of $265,000 and $168,000 respectively. Bad debt expense was $104,000, $136,000 and $32,000 for the years ended December 31, 2004, 2003 and 2002, respectively.
Cash Equivalents
      The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents.
Inventories
      Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (“FIFO”) method or the average cost method, which approximates FIFO, and includes the cost of materials, labor and manufacturing overhead.
Property and Equipment
      Property and equipment is recorded at cost less accumulated depreciation.
      Maintenance and repairs are charged to operations when incurred. Maintenance and repairs expense was $575,803, $568,996, and $631,939 for the years ended December 31, 2004, 2003 and 2002, respectively. Refurbishments and renewals are capitalized when the value of the equipment is enhanced for an extended period. When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations.
      The cost of property and equipment currently in service is depreciated over the estimated useful lives of the related assets, which range from three to twenty years. Depreciation is computed on the straight-line method for financial reporting purposes. Depreciation expense charged to operations was $2.7 million for the year ended December 31, 2004, $2.1 million for the year ended December 31, 2003, and $1.8 million for the year ended December 31, 2002.
Goodwill, Intangible Assets and Amortization
      On January 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. Goodwill, including goodwill associated with equity method investments, and other intangible assets with infinite lives are not amortized, but tested for impairment annually or more frequently if circumstances indicate that impairment may exist. Intangible assets with finite useful lives are amortized either on a straight-line basis over the asset’s estimated useful life or on a basis that reflects the pattern in which the economic benefits of the intangible assets are realized.
      The Company performs impairment tests on the carrying value of its goodwill on an annual basis as of December 31st for the Mountain Air and Strata operating subsidiaries, respectively. As of December 31, 2004 and 2003, no evidence of impairment exists.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AirComp and Sale of Interest in Venture
      The Company has adopted SEC Staff Accounting Bulletin (SAB) No. 51, Accounting for Sales of Stock by a Subsidiary, to account for its investment in AirComp. AirComp has been accounted for and consolidated as a subsidiary under SFAS No. 141, BUSINESS COMBINATIONS. Pursuant to SAB No. 51, the Company has recorded its own contribution of assets and liabilities at its historical cost basis. Since liabilities exceeded assets, the Company’s basis in AirComp was a negative amount. The Company has accounted for the assets contributed by M-I at a fair market value as determined by an outside appraiser. The Company issued M-I a 45% interest in AirComp in exchange for the assets contributed to AirComp. As a result of the formation of the venture and its retention of 55% interest in the venture, the Company realized an immediate gain to the extent of its negative basis and its 55% interest in the combined assets and liabilities of the venture. In accordance with SAB No. 51, the Company has recorded its negative basis investment in AirComp as an addition to equity and its share of the combined assets and liabilities realized from M-I assets as non-operating income.
Impairment of Long-Lived Assets
      Long-lived assets, which include property, plant and equipment and other intangible assets, and certain other assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recorded in the period in which it is determined that the carrying amount is not recoverable. The determination of recoverability is made based upon the estimated undiscounted future net cash flows, excluding interest expense. The impairment loss is determined by comparing the fair value, as determined by a discounted cash flow analysis, with the carrying value of the related assets.
Financial Instruments
      Financial instruments consist of cash and cash equivalents, accounts receivable and payable, and debt. The carrying values of cash and cash equivalents and accounts receivable and payable approximate fair value due to their sort-term nature. The Company believes the fair values and the carrying value of the Company’s debt would not be materially different due to the instruments’ interest rates approximating market rates for similar borrowings at December 31, 2004 and 2003.
Concentration of Credit and Customer Risk
      Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. The Company transacts its business with several financial institutions. However, the amount on deposit in two financial institutions exceeded the $100,000 federally insured limit at December 31, 2004 by a total of $7.1 million. Management believes that the financial institutions are financially sound and the risk of loss is minimal.
      The Company sells its services to major and independent domestic and international oil and gas companies. The Company performs ongoing credit valuations of its customers and provides allowances for probable credit losses where appropriate.
      For the year ended December 31, 2004, Matyep in Mexico represented 10.8%, and Burlington Resources represented 10.1% of our consolidated revenues, respectively. For the year ended December 31, 2003, Matyep, Burlington Resources, Inc., and El Paso Energy Corporation represented 10.2%, 11.1% and 14.1%, respectively, of our consolidated revenues. Revenues from Matyep represented 98.0% and 100% of our international revenues in 2004 and 2003.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Debt Issuance Costs
      The costs related to the issuance of debt are capitalized and amortized to interest expense using the straight-line method over the maturity periods of the related debt.
Income Taxes
      The Company has adopted the provisions of SFAS No. 109, ACCOUNTING FOR INCOME TAXES (“SFAS NO. 109”). SFAS NO. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or income tax returns. Under this method, the deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.
Personnel Restructuring Costs
      The Company has recorded and classified separately from recurring selling, general and administrative costs approximately $495,000 incurred to terminate and relocate several members of management in September 2002.
Stock-Based Compensation
      The Company accounts for its stock-based compensation using Accounting Principle Board Opinion No. 25 (“APB No. 25”). Under APB 25, compensation expense is recognized for stock options with an exercise price that is less than the market price on the grant date of the option. For stock options with exercise prices at or above the market value of the stock on the grant date, the Company adopted the disclosure-only provisions of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (“SFAS 123”). The Company also adopted the disclosure-only provisions of SFAS No. 123 for the stock options granted to the employees and directors of the Company. Accordingly, no compensation cost has been recognized under APB No. 25. Had compensation expense for the options granted been recorded based on the fair value at the grant date for the options, consistent with the provisions of SFAS 123, the Company’s net income/(loss) and net income/(loss) per share for the years ended December 31, 2004, 2003, and 2002 would have been decreased to the pro forma amounts indicated below.

	For the Year Ended December 31,

	2004	2003	2002

	(restated)	(restated)
	(in thousands, except per share)
Net income/(loss): As reported	$764	$2,271	$(4,290)
Less total stock based employee compensation expense determined under fair value based method for all awards net of tax related effects	(1,072)	(2,314)	—

Pro-forma net income (loss) to common stockholders’	$(308)	$(43)	$(4,290)

Net income/(loss) per share:
Basic As reported	$0.10	$0.58	$(1.14)
Pro forma	(0.04)	(0.01)	(1.14)

Diluted As reported	$0.09	$0.50	$(1.14)
Pro forma	(0.02)	0.10	(1.14)

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Options were granted in 2004 and 2003. See Note 12 for further disclosures regarding stock options. The following assumptions were applied in determining the pro forma compensation costs:

	For the Year Ended December 31,

	2004	2003	2002

Expected dividend yield	—	—	—
Expected price volatility	89.76%	265.08%	—
Risk-free interest rate	7.0%	6.25%	—
Expected life of options	7 years	7 years	—
Weighted average fair value of options granted at market value	$3.19	$2.78	$—
Segments of an Enterprise and Related Information
      The Company discloses the results of its segments in accordance with SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION (“SFAS No. 131”). The Company designates the internal organization that is used by management for allocating resources and assessing performance as the source of the Company’s reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. At December 31, 2003 the Company operated in three segments organized by service line: casing and tubing services, directional drilling services and compressed air drilling services. The Company acquired Safco in September 2004 and Downhole in December 2004. These companies are engaged in rental tools (Safco) and production services (Downhole). The operations from these two companies have been aggregated into the Other Services segment as of December 31, 2004. Please see Note 18 for further disclosure of segment information in accordance with SFAS No. 131.
Pension and Other Post Retirement Benefits
      SFAS No. 132, EMPLOYER’S DISCLOSURES ABOUT PENSION AND OTHER POST RETIREMENT BENEFITS (“SFAS No. 132”), requires certain disclosures about employers’ pension and other post retirement benefit plans and specifies the accounting and measurement or recognition of those plans. SFAS No. 132 requires disclosure of information on changes in the benefit obligations and fair values of the plan assets that facilitates financial analysis. Please see Note 3 for further disclosure in accordance with SFAS No. 132.
Income (Loss) Per Common Share
      The Company computes income (loss) per common share in accordance with the provisions of SFAS No. 128, EARNINGS PER SHARE (“SFAS No. 128”). SFAS No. 128 requires companies with complex capital structures to present basic and diluted earnings per share. Basic earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the period. For periods through April 12, 2004, preferred dividends (see Note 10) are deducted from net income (loss) and have been considered in the calculation of income available to common stockholders in computing basic earnings per share. Diluted earnings per share is similar to basic earnings per share, but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible preferred stock, stock options, etc.) as if they had been converted. Potential dilutive common shares that have an anti-dilutive effect (e.g., those that increase income per share or decrease loss per share) are excluded from diluted earnings per share. As a result of the Company’s net loss for the year ended December 31, 2002, common stock equivalents have been excluded because their effect would be anti-dilutive.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The components of basic and diluted earnings per share are as follows:

	2004	2003

	(restated)	(restated)
	(in thousands, except
	earnings per share)
Year Ended December 31,
Numerator:
Net income available for common stockholders	$764	$2,271
Plus income impact of assumed conversions:
Preferred stock dividends/interest	124	656

Net income (loss) applicable to common stockholders Plus assumed conversions	$888	$2,927

Denominator:
Denominator for basic earnings per share — weighted average shares outstanding	7,930	3,927
Effect of potentially dilutive common shares:
Convertible preferred stock and employee and director stock options	1,580	1,923

Denominator for diluted earnings per share — weighted average shares outstanding and assumed conversions	9,510	5,850
Basic earnings (loss) per share	$0.10	$0.58

Diluted earning (loss) per share	$0.09	$0.50

Reclassification
      Certain prior period balances have been reclassified to conform to current year presentation.
New Accounting Pronouncements
      In November 2004, the FASB issued SFAS No. 151, INVENTORY COSTS — an Amendment of ARB No. 43, Chapter 4, which amends the guidance in ARB No. 43 to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. SFAS No. 151 requires that these items be recognized as current period charges. In addition, SFAS No. 151 requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We are currently evaluating the provisions of SFAS No. 151 and will adopt SFAS No. 151 on January 1, 2006.
      In December 2004, the FASB issued SFAS No. 123R, SHARE-BASED PAYMENT (SFAS 123R). SFAS 123R revises SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, and focuses on accounting for share-based payments for services by employer to employee. The statement requires companies to expense the fair value of employee stock options and other equity-based compensation at the grant date. The statement does not require a certain type of valuation model and either a binomial or Black-Scholes model may be used. The provisions of SFAS 123R are effective for financial statements for Annual or interim periods beginning after June 15, 2005. We are currently evaluating the method of adoption and the impact on our operating results. Our future cash flows will not be impacted by the adoption of this standard.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In December 2004, the FASB issued FASB Staff Position No. 109-1 (“FSP 109-1”), Application of FASB Statement No. 109, “ACCOUNTING FOR INCOME TAXES” (“SFAS No. 109”) to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, which provides guidance on the recently enacted American Jobs Creation Act of 2004 (the “Act”). The Act provides a tax deduction for income from qualified domestic production activities. FSP 109-1 provides for the treatment of the deduction as a special deduction as described in SFAS No. 109. As such, the deduction will have no effect on existing deferred tax assets and liabilities. The impact of the deduction is to be reported in the period in which the deduction is claimed on our U.S. tax return. We do not expect that this deduction will have a material impact on our effective tax rate in future years. FSP 109-1 is effective prospectively as of January 1, 2005.

Note 2 —	Restatement
      The Company understated diluted earnings per share due to an incorrect calculation of its weighted average diluted shares outstanding for the third quarter of 2003, for the year ended December 31, 2003, for each of the first three quarters of 2004, for the year ended December 31, 2004 and the for the quarter ended March 31, 2005. In addition, the Company understated basic earnings per share due to an incorrect calculation of its weighted average basic shares outstanding for the quarter ended September 30, 2004. Consequently, the Company has restated its financial statements for each of those periods. The incorrect calculation resulted from a mathematical error and an improper application of SFAS 128, Earnings Per Share. The effect of the restatement is to reduce weighted average diluted shares outstanding for each period and to reduce weighted average basic shares outstanding for the quarter ended September 30, 2004. Consequently, weighted average diluted earnings per share were increased for each period and weighted average basic earnings per share was increased for the quarter ended September 30, 2004.
      A restated earnings per share calculation for the quarter ended March 31, 2005, for the years ended December 31, 2004 and 2003, and for the quarter ended September 30, 2003 reflecting the above adjustments to our results as previously restated (see below), is presented below. The amounts are in thousands, except for share amounts:

	Three Months Ended March 31, 2005

	As
	Previously		As
	Reported	Adjustments	Restated

Income/(loss) per common share — diluted	$0.09	$0.02	$0.11

Weighted average number of common shares outstanding —
diluted	17,789	(3,094)	14,695

	Year Ended December 31, 2004

	As
	Previously		As
	Reported	Adjustments	Restated

Income/(loss) per common share — diluted	$0.07	$0.02	$0.09

Weighted average number of common shares outstanding —
diluted	11,959	(2,449)	9,510

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Three Months Ended September 30, 2004

	As
	Previously		As
	Reported	Adjustments	Restated

Income/(loss) per common share — basic	$0.04	$0.02	$0.06

Income/(loss) per common share — diluted	$0.04	$0.01	$0.05

Weighted average number of common shares outstanding:
Basic	11,599	(3,301)	8,298

Diluted	14,407	(4,579)	9,828

	Three Months Ended June 30, 2004

	As
	Previously		As
	Reported	Adjustments	Restated

Income/(loss) per common share — diluted	$0.04	$0.01	$0.05

Weighted average number of common shares outstanding — diluted	10,237	(2,618)	7,619

	Three Months Ended March 31, 2004

	As
	Previously		As
	Reported	Adjustments	Restated

Income/(loss) per common share — diluted	$0.05	$0.03	$0.08

Weighted average number of common shares outstanding — diluted	5,762	478	6,240

	Year Ended December 31, 2003

	As
	Previously		As
	Reported	Adjustments	Restated

Income/(loss) per common share — diluted	$0.39	$0.11	$0.50

Weighted average number of common shares outstanding — diluted	5,761	89	5,850

	Three Months Ended September 30, 2003

	As
	Previously		As
	Reported	Adjustments	Restated

Income/(loss) per common share — diluted	$0.60	$(0.01)	$0.59

Weighted average number of common shares outstanding — diluted	5,761	208	5,969

      In connection with the formation of AirComp in 2003, the Company and M-I contributed assets in exchange for a 55% interest and 45% interest, respectively, in AirComp. The Company originally accounted for the formation of AirComp as a joint venture, but in February 2005, determined that the transaction should have been accounted for using purchase accounting pursuant to SFAS No. 141,

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Business Combinations and accounting for the sale of an interest in a subsidiary in accordance with SAB No. 51. Consequently, the Company in March 2005 restated its financial statements for the first three quarters of 2003, for the year ended December 31, 2003 and for the three quarters ended September 30, 2004, to reflect the following adjustments:
      INCREASE IN BOOK VALUE OF FIXED ASSETS. Under joint venture accounting, the Company originally recorded the value of the assets contributed by M-I to AirComp at M-I’s historical cost of $6.9 million. Under purchase accounting, the Company increased the recorded value of the assets contributed by M-I by approximately $3.3 million to $10.3 million to reflect their fair market value as determined by a third party appraisal. In addition, under joint venture accounting, the Company established negative goodwill which reduced fixed assets in the amount of $1,550,000. Under purchase accounting, the Company increased fixed assets by $1.6 million to reverse the negative goodwill previously recorded. Therefore, fixed assets have been increased by a total of $4.9 million.
      INCREASE IN MINORITY INTEREST AND PAID IN CAPITAL. Under purchase accounting, minority interest and capital in excess of par were increased by $1.5 million and $955,000, respectively.
      RECOGNITION OF NON-OPERATING GAIN. Under joint venture accounting, no gain or loss was recognized in connection with the formation of AirComp. Under purchase accounting, we recorded a $2.4 million non-operating gain in the third quarter of 2003.
      REDUCTION IN OPERATING INCOME. As a result of the increase in fixed assets, during the year ended December 31, 2003, depreciation expense increased by $98,000 and minority interest expense decreased by $44,000, resulting in reduction in net income attributable to common stockholders of $54,000. However, as a result of recording the above non-operating gain, net income attributed to common stockholders increased by $2.4 million.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A restated consolidated balance sheet at December 31, 2003, a restated consolidated of operations and a restated consolidated statement of cash flows for the year ended December 31, 2003, reflecting the above adjustments, is presented below. The amounts are in thousands, except for share amounts:

	At December 31, 2003

	As
	Previously	Restatement	As
	Reported	Adjustments	Restated

ASSETS
Cash and cash equivalents	$1,299		$1,299
Trade receivables, net of allowance for doubtful accounts	8,823		8,823
Lease Receivable, current	180		180
Prepaid expenses and other	887		887

Total current assets	11,189		11,189
Property and equipment, net of accumulated depreciation	26,339	4,789	31,128
Goodwill	7,661		7,661
Other intangible assets, net of accumulated amortization	2,290		2,290
Debt issuance costs, net of accumulated amortization	567		567
Lease receivable, less current portion	787		787
Other Assets	40		40

Total Assets	$48,873	$4,789	$53,662

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current maturities of long-term debt	$3,992		$3,992
Trade accounts payable	3,133		3,133
Accrued salaries, benefits and payroll taxes	591		591
Accrued interest	152		152
Accrued expenses	1,761		1,761
Accounts payable, related parties	787		787

Total current liabilities	10,416		10,416
Accrued postretirement benefit obligations	545		545
Long-term debt, net of current maturities	28,241		28,241
Other long-term liabilities	270		270
Redeemable warrants	1,500		1,500
Redeemable convertible preferred stock including accrued dividends	4,171		4,171

Total liabilities	45,143		45,143
Commitments and Contingencies
Minority interests	2,523	1,455	3,978

COMMON STOCKHOLDERS’ EQUITY
Common stock	39		39
Capital in excess of par value	9,793	955	10,748
Accumulated (deficit)	(8,625)	2,379	(6,246)

Total stockholders’ equity	1,207	3,334	4,541

Total liabilities and stockholders’ equity	$48,873	$4,789	$53,662

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2003

	As
	Previously	Restatement	As
	Reported	Adjustments	Restated

Revenues	$32,724	—	$32,724
Cost of revenues	23,931	98	24,029

Gross margin	8,793	(98)	8,695
General and administrative expense	6,169	—	6,169

Income/ (loss) from operations	2,624	(98)	2,526
Other income (expense):
Interest income	3	—	3
Interest expense	(2,467)	—	(2,467)
Minority interests in income of subsidiaries	(387)	44	(343)
Settlement on lawsuit	1,034	—	1,034
Gain on sale of stock in a subsidiary	—	2,433	2,433
Other	111	—	111

Total other income (expense)	(1,706)	2,477	771

Net income/ (loss) before income taxes	918	2,379	3,297
Provision for foreign income tax	(370)	—	(370)

Net income/ (loss)	548	2,379	2,927
Preferred stock dividend	(656)	—	(656)

Net income attributed to common stockholders	$(108)	$2,379	$2,271

Income/ (loss) per common share — basic	$(0.03)		$0.58

Income/ (loss) per common share — diluted	$(0.03)		$0.39

Weighted average number of common shares outstanding:
Basic	3,927		3,927

Diluted	5,761		5,761

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2003

	As
	Previously	Restatement	As
	Reported	Adjustment	Restated

Cash flows from operating activities:
Net income/(loss)	$548	$2,379	$2,927
Adjustments to reconcile net income/ (loss) to net cash provided by operating activities:
Depreciation expense	1,954	98	2,052
Amortization expense	884	—	884
Issuance of stock options for services	—	—	—
Amortization of discount on debt	516	—	516
(Gain)/ loss on change PBO liability	(125)	—	(125)
(Gain)/ loss on settlement of lawsuit	(1,034)	—	(1,034)
(Gain)/ loss on sale of interest in AirComp	—	(2,433)	(2,433)
Minority interest in income of subsidiaries	387	(44)	343
Loss on sale of property	82	—	82
Changes in working capital:
Decrease (increase) in accounts receivable	(4,414)	—	(4,414)
Decrease (increase) in due from related party	—	—	—
Decrease (increase) in other current assets	(1,260)	—	(1,260)
Decrease (increase) in other assets	1	—	1
Decrease (increase) in lease deposit	525	—	525
Increase (decrease) in accounts payable	2,251	—	2,251
Increase (decrease) in accrued interest	(126)	—	(126)
Increase (decrease) in accrued expenses	397	—	397
Increase (decrease) in other long-term liabilities	—	—	—
Increase (decrease) in accrued employee benefits and payroll taxes	1,293	—	1,293

Net cash provided by operating activities	1,879	—	1,879
Cash flows from investing activities:
Recapitalization, net of cash received	—	—	—
Business acquisition costs	—	—	—
Acquisition of MADSCO assets, net of cash acquired	—	—	—
Acquisition of Jens’, net of cash acquired	—	—	—
Acquisition of Strata, net of cash acquired	—	—	—
Purchase of equipment	(5,354)	—	(5,354)
Proceeds from sale-leaseback of equipment, net of lease deposit	—	—	—
Proceeds from sale of equipment	843	—	843

Net cash (used) by investing activities	(4,511)	—	(4,511)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	14,127	—	14,127
Payments on long-term debt	(10,826)	—	(10,826)
Payments on related party debt	(246)	—	(246)
Proceeds from issuance of common stock, net	—	—	—
Borrowing on lines of credit	30,537	—	30,537
Payments on lines of credit	(29,399)	—	(29,399)
Debt issuance costs	(408)	—	(408)

Net cash provided (used) by financing activities	3,785	—	3,785

Net increase (decrease) in cash and cash equivalents	1,153	—	1,153
Cash and cash equivalents:
Beginning of the year	146	—	146

End of the year	$1,299	—	$1,299

Supplemental information:
Interest paid	$2,341	—	$2,341

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In addition, the 2004 financial statements have been restated from the previously filed interim financial statements included in Form 10-Q for the first, second and third quarters of 2004. The effect of the restatement on the individual Quarterly financial statements is as follows:

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31,	June 30,	September 30,
	2004	2004	2004

	(in thousands except per share amounts)
Net income attributed to common stockholders
Previously reported	$501	$434	$576
Adjustment — depreciation expense	(139)	(79)	(79)
Adjustment — minority interest expense	22	22	22

Restated	384	377	519
Net income (loss) per share, basic
Previously reported	$0.13	$0.07	$0.05
Total adjustments	(0.03)	(0.01)	(0.01)

Restated	0.10	0.06	0.04
      In addition, the accompanying 2003 financial statements have been restated from the previously filed interim financial statements included in Form 10-Q for the first, second and third quarters of 2003. An adjustment was recorded in the fourth quarter of 2003 to reflect a change in estimate of the recoverability of foreign taxes paid in 2002 and 2003. The effect of the significant fourth quarter adjustment on the individual quarterly financial statements is as follows:

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31,	June 30,	September 30,
	2003	2003	2003

	(in thousands except per share amounts)
Net income (loss) attributed to common stockholders
Previously reported	$(183)	$(330)	$1,136
Adjustment — gain on sale of stock in a subsidiary	—	—	2,433
Adjustment — depreciation expense	—	—	(49)
Adjustment — minority interest expense	—	—	22
Adjustment — foreign tax expense	(158)	(92)	(93)

Restated	(341)	(422)	3,449
Net income (loss) per share, basic and diluted
Previously reported	$(0.05)	$(0.08)	$0.29
Total adjustments	(0.04)	(0.03)	0.58

Restated	(0.09)	(0.11)	0.87
      Certain amounts in the accompanying statement of operations for the year ended December 31, 2002 have been reclassified to conform to the restatement including the reclassification of the foreign income taxes from cost of goods sold to foreign tax expense.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note 3 — Pension and Post Retirement Benefit Obligations
Pension Plan
      In 1994, the Company’s independent pension actuaries changed the assumptions for mortality and administrative expenses used to determine the liabilities of the Allis-Chalmers Consolidated Pension Plan (the “Consolidated Plan”), and as a result the Consolidated Plan was under funded on a present value basis. The Company was unable to fund its obligations and in September 1997 obtained from the Pension Benefit Guaranty Corporation (“PBGC”) a “distress” termination of the Consolidated Plan under section 4041(c) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The PBGC agreed to a plan termination date of April 14, 1997. The PBGC became trustee of the terminated Consolidated Plan on September 30, 1997. Upon termination of the Consolidated Plan, the Company and its subsidiaries incurred a liability to the PBGC that the PBGC estimated to be approximately $67.9 million (the “PBGC Liability”).
      In September 1997, the Company and the PBGC entered into an agreement in principle for the settlement of the PBGC Liability, which required, among other things, satisfactory resolution of the Company’s tax obligations with respect to the Consolidated Plan under Section 4971 of the Internal Revenue Code of 1986, as amended (“Code”). In August 1998, the Company and the Internal Revenue Service (“IRS”) settled the Company’s tax liability under Code Section 4971 for $75,000.
      In June 1999, the Company and the PBGC entered into an agreement for the settlement of the PBGC Liability (the “PBGC Agreement”). Pursuant to the terms of the PBGC Agreement, the Company issued 117,020 shares of its common stock to the PBGC, reducing the pension liability by the estimated fair market value of the shares to $66.9 million (the Company has a right of first refusal with respect to the sale of such shares). In connection with the PBGC Agreement, the Company and the PBGC entered into the following agreements: (i) a Registration Rights Agreement (the “Registration Rights Agreement”); and (ii) a Lock-Up Agreement by and among Allis-Chalmers, the PBGC, and others. In connection with the merger with OilQuip described below, the Lock-Up Agreement was terminated and the Registration Rights Agreement was amended to provide the PBGC the right to have its shares of common stock registered under the Securities Act of 1933 on Form S-3 during the 12 month period following the Merger (to the extent the Company is eligible to use Form S-3 which it currently is not) and thereafter to have its shares registered on Form S-1 or S-2.
      In order to satisfy and discharge the PBGC Liability, the PBGC Agreement provided that the Company had to either: (i) receive, in a single transaction or in a series of related transactions, debt financing which made available to the Company at least $10 million of borrowings or (ii) consummate an acquisition, in a single transaction or in a series of related transactions, of assets and/or a business where the purchase price (including funded debt assumed) is at least $10.0 million (“Release Event”).
      The merger with OilQuip (the “Merger”) on May 9, 2001 (as described in Note 1) constituted a Release Event, which satisfied and discharged the PBGC Liability. In connection with the Merger, the Company and the PBGC agreed that the PBGC should have the right to appoint one member of the Board of Directors of the Company for so long as it holds at least 23,404 shares of the common stock. In connection with the Merger, the Lock-Up Agreement was terminated in its entirety. As of December 31, 2003, the Company is no longer liable for any obligations of the Consolidated Plan.
Medical and Life
      Pursuant to the Plan of Reorganization, the Company assumed the contractual obligation to Simplicity Manufacturing, Inc. (SMI) to reimburse SMI for 50% of the actual cost of medical and life insurance claims for a select group of retirees (SMI Retirees) of the prior Simplicity Manufacturing Division of Allis-Chalmers. The actuarial present value of the expected retiree benefit obligation is

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
determined by an actuary and is the amount that results from applying actuarial assumptions to (1) historical claims-cost data, (2) estimates for the time value of money (through discounts for interest) and (3) the probability of payment (including decrements for death, disability, withdrawal, or retirement) between today and expected date of benefit payments. As of December 31, 2004, 2003 and 2002, the Company has recorded post-retirement benefit obligations of $687,000, $545,000 and $670,000, respectively, associated with this transaction.
401(k) Savings Plan
      On June 30, 2003 the Company adopted the 401(k) Profit Sharing Plan (the “Plan”). The Plan is a defined contribution savings plan designed to provide retirement income to eligible employees of the Company and its subsidiaries. The Plan is intended to be qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended. It is funded by voluntary pre-tax contributions from eligible employees who may contribute a percentage of their eligible compensation, limited and subject to statutory limits. The Plan is also funded by discretionary matching employer contributions from the Company. Eligible employees cannot participate in the Plan until they have attained the age of 21 and completed six-months of service with the Company. Upon leaving the Company, each participant is 100% vested with respect to the participants’ contributions while the Company’s matching contributions are vested over a three-year period in accordance with the Plan document. Contributions are invested, as directed by the participant, in investment funds available under the Plan. Matching contributions of approximately $35,000 was paid in 2004 and approximately $10,000 was paid in 2003.

Note 4 —	Acquisitions
      The Company completed two acquisitions and related financing on February 6, 2002. The Company purchased 81% of the outstanding stock of Jens’. Jens’ supplies highly specialized equipment and operations to install casing and production tubing required to drill and complete oil and gas wells. The Company also purchased substantially all the outstanding common stock and preferred stock of Strata. Strata provides high-end directional and horizontal drilling technology for specific targeted reservoirs that cannot be reached vertically.
      The aggregate purchase price for Jens’ and Strata was (i) $10.3 million in cash, (ii) a $4.0 million note payable due in four years, (iii) $1.2 million in a non-compete agreement payable over five years, (iv) 1.6 million shares of common stock of the Company, (v) 3.5 million shares of a newly created Series A 10% Cumulative Convertible Preferred Stock of the Company (“Preferred Stock”) and (vi) an additional post-closing payment of approximately $983,000. In addition, in connection with the Strata acquisition, Energy Spectrum Partners LP was issued warrants to purchase 87,500 shares of Company common stock at an exercise price of $0.75 per share. The acquisitions were accounted for using the purchase method of accounting. Goodwill of $4.2 million and other identifiable intangible assets of $2.0 million were recorded with consolidation of the acquisitions.
      In July 2003, through its subsidiary Mountain Air, the Company entered into a limited liability company operating agreement with a division of M-I L.L.C. (“M-I”), a joint venture between Smith International and Schlumberger N.V. (Schlumberger Limited), to form a Texas limited liability company named AirComp LLC (“AirComp”). The assets contributed by Mountain Air were recorded at Mountain Air’s historical cost of $6.3 million, and the assets contributed by M-I were recorded at a fair market value of $10.3 million. The Company owns 55% and M-I owns 45% of AirComp. As a result of the Company’s controlling interest and operating control, the Company consolidated AirComp in its financial statements. AirComp comprises the compressed air drilling services segment.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In September 2004, the Company acquired 100% of the outstanding stock of Safco Oil Field Products, Inc. for $1.0 million. Safco leases spiral drill pipe and provides related oilfield services to the oil drilling industry.
      In September 2004, the Company acquired the remaining 19% of Jens’ in exchange for 1.3 million shares of its common stock. The total value of the consideration paid to the seller, Jens Mortensen, was $6.4 million which was equal to the number of shares of common stock issued to Mr. Mortensen (1.3 million) multiplied by the last sale price ($4.95) of the common stock as reported on the American Stock Exchange on the date of issuance. This amount was treated as a contribution to stockholders’ equity. On the balance sheet, the $1.9 million minority interest in Jens’ was eliminated. The balance of the contribution of $4.4 million was allocated as follows: In June 2004, the Company obtained an appraisal of the fixed assets at Jens’ which valued the fixed assets at $20.1 million. The book value of the fixed assets was $15.8 million and the fixed assets appraised value was $4.3 million over the book value. The Company increased the value of its fixed assets by 19% of the amount of the excess of the appraised value over the book value, or $.8 million. The remaining balance of $3.6 million was allocated to goodwill.
      In November 2004, AirComp acquired substantially all the assets of Diamond Air Drilling Services, Inc. and Marquis Bit Co., L.L.C., collectively Diamond Air, for $4.6 million in cash and the assumption of approximately $450,000 of accrued liabilities. The Company contributed $2.5 million and M-I L.L.C. contributed $2.1 million to AirComp LLC in order to fund the purchase. Diamond Air provides air drilling technology and products to the oil and gas industry in West Texas, New Mexico and Oklahoma. Diamond Air is a leading provider of air hammers and hammer bit products.
      In December 2004, The Company acquired Downhole for approximately $1.1 million in cash, 568,466 shares of Common Stock and the assumption of approximately $950,000 of debt. Downhole is headquartered in Midland, Texas, and provides economical chemical treatments to wells by inserting small diameter, stainless steel coiled tubing into producing oil and gas wells.
      The following unaudited pro forma consolidated summary financial information illustrates the effects of the acquisitions of Diamond Air and Downhole on the Company’s results of operations for the year ended December 31, 2004 and formation of AirComp on the Company’s results of operations for the year ended December 31, 2003 and the acquisitions of Jens’ and Strata on the Company’s results of operations for the year ended December 31, 2002, based on the historical statements of operations, as if the transactions had occurred as of the beginning of the periods presented.

	Year Ended December 31,

	2004	2003	2002

	(restated)	(restated)
	(unaudited)
	(in thousands, except per share)
Revenues	$58,103	$34,446	$19,142
Operating income (loss)	$5,405	$3,008	$(401)
Net income (loss)	$1,367	$411	$(4,431)
Net income (loss) per common share
Basic	$0.17	$0.10	$(1.18)
Diluted	$0.14	$0.07	$(1.18)

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 5 —	Inventories
      Inventories are comprised of the following at December 31 (in thousands):

	2004	2003

Hammer bit inventory
Finished goods	$857	$—
Work in process	385	—
Raw materials	151	—

Total hammer bit inventory	$1,393	$—
Hammer inventory	417	—
Chemical inventory	254	—
Coil tubing and related inventory	309	—

Total inventory	$2,373	$—

Note 6 —	Property and Other Intangibles Assets
      Property and equipment is comprised of the following at December 31 (in thousands):

	Depreciation
	Period	2004	2003

			(restated)
Land	—	$27	$27
Building and improvements	15–20 years	740	729
Machinery and equipment	3–15 years	41,120	28,860
Tools, furniture, fixtures and leasehold improvements	3–7 years	1,043	4,098

Total		$42,930	$33,714
Less: accumulated depreciation		(5,251)	(2,586)

Property and equipment, net		$37,679	$31,128

      Intangible assets are as follows at December 31 (in thousands):

	Amortization
	Period	2004	2003

Intellectual Property	20 years	$1,009	$1,009
Non-compete agreements	3–5 years	2,856	1,535
Patent	15 years	496	—
Other intangible assets	3–10 years	2,732	1,000

Total		$7,093	$3,544
Less: accumulated amortization		(2,036)	(1,254)

Intangibles assets, net		$5,057	$2,290

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2004			2003

	Gross	Accumulated	Current Year	Gross	Accumulated	Current Year
	Value	Amortization	Amortization	Value	Amortization	Amortization

Intellectual Property	$1,009	$239	$56	$1,009	$183	$46
Non-compete agreements	2,856	1,032	300	1,535	731	347
Patent	496	6	6	—	—	—
Other intangible assets	2,732	759	420	1,000	340	135

Total	$7,093	$2,036	$782	$3,544	$1,254	$528

      Amortization of intangible assets at December 31, is as follows (in thousands):

	Intangible Amortization by Period

	Year Ended December 31,

					2009 and
	2005	2006	2007	2008	Thereafter

Intangible Assets Amortization
Intellectual property	$56	$56	$56	$56	$546
Non-compete agreements	484	481	275	234	349
Patent	33	33	33	33	358
Other intangible assets	244	244	214	214	1,057

Total Intangible Amortization	$817	$814	$578	$537	$2,310

Note 7 —	Income Taxes
      Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in differences between income for tax purposes and income for financial statement purposes in future years. A valuation allowance is established for deferred tax assets when management, based upon available information, considers it more likely than not that a benefit from such assets will not be realized. The Company has recorded a valuation allowance equal to the excess of deferred tax assets over deferred tax liabilities as the Company was unable to determine that it is more likely than not that the deferred tax asset will be realized.
      The Tax Reform Act of 1986 contains provisions that limit the utilization of net operating loss and tax credit carry forwards if there has been a “change of ownership” as described in Section 382 of the Internal Revenue Code. Such a change of ownership may limit the Company’s utilization of its net operating loss and tax credit carry forwards, and could be triggered by a public offering or by subsequent sales of securities by the Company or its stockholders.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Deferred income tax assets and the related allowance as of December 31, 2004 and 2003 were as follows (in thousands):

	2004	2003

Deferred non-current income tax assets:
Net future tax deductible items	$533	$500
Net operating loss carry forwards	4,894	2,975
A-C Reorganization Trust claims	30,112	35,000

Total deferred non-current income tax assets	35,539	38,475
Valuation allowance	(35,539)	(38,475)

Net deferred non-current income taxes	$—	$—

      Net operating loss carry forwards for tax purposes at December 31, 2004 and 2003 were estimated to be $14.5 million and $8.5 million, respectively, expiring through 2024.
      Net future tax-deductible items relate primarily to differences in book and tax depreciation and amortization and to compensation expense related to the issuance of stock options. Gross deferred tax liabilities at December 31, 2004 and 2003 are not material.
      The Company and its subsidiaries are required to file a consolidated U.S. federal income tax return. The Company had no current tax expense for the years ended December 31, 2004, 2003 and 2002, respectively. The Company pays foreign income taxes in Mexico related to Jens’ earnings on Mexico revenues. The Company paid $514,000, $370,000 and $270,000 in foreign income taxes to Mexico during the years ended December 31, 2004, 2003 and 2002, respectively. There are approximately $1,154,000 of U.S. foreign tax credits available to the Company and of that amount, the Company has determined that approximately $205,000 may be recoverable in a future period by applying the credits back to the taxable income of the Jens’ subsidiary in 2001 and 2000. The $205,000 of recoverable foreign income taxes has been recorded as “other current assets” on the accompanying balance sheet of the Company as of December 31, 2004. The remaining $949,000 of available U.S. foreign tax credits may or may not be recoverable by the Company depending upon the availability of taxable income in future years and therefore, have not been recorded as an asset as of December 31, 2004. The foreign tax credits available to the Company begin to expire in the year 2007.
      The following table reconciles income taxes based on the U.S. statutory tax rate to the Company’s income tax expense from continuing operations (in thousands):

	2004	2003	2002

Income tax expense based on the U.S. statutory tax rate	$—	$—	$—
Foreign income subject to foreign taxes a rate different than the U.S. statutory rate	514	370	270

Total	$514	$370	$270

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company’s 1988 Plan of Reorganization established the A-C Reorganization Trust to settle claims and to make distributions to creditors and certain stockholders. The Company transferred cash and certain other property to the A-C Reorganization Trust on December 2, 1988. Payments made by the Company to the A-C Reorganization Trust did not generate tax deductions for the Company upon the transfer but generate deductions for the Company as the A-C Reorganization Trust makes payments to holders of claims.
      The Plan of Reorganization also created a trust to process and liquidate product liability claims. Payments made by the A-C Reorganization Trust to the product liability trust did not generate current tax deductions for the Company. Deductions are available to the Company as the product liability trust makes payments to liquidate claims or incurs other expenses.
      The Company believes the above-named trusts are grantor trusts and therefore includes the income or loss of these trusts in the Company’s income or loss for tax purposes, resulting in an adjustment of the tax basis of net operating and capital loss carry forwards. The income or loss of these trusts is not included in the Company’s results of operations for financial reporting purposes.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note 8 — Debt
      The long-term debt of the Company and its subsidiaries as of December 31, 2004 and December 31, 2003 consists of the following:

	December 31,

	2004	2003

	(in thousands)
Debt of Allis-Chalmers Energy
Revolving line of credit	$2,353	$—
Bank term loan	6,335	—
Notes payable to former directors	402	386
12.0% subordinated note	—	2,675

Debt of Jens’
Revolving line of credit	—	26
Bank term loan	—	4,654
Bank real estate note	—	207
Subordinated seller note	4,000	4,000
Note payable under non-compete agreement	514	761
Bank term loan	263	354
Equipment installment note	321	—

Debt of Strata
Revolving line of credit	—	2,413
Vendor financing	1,164	2,383

Debt of Safco
Note payable under non-compete agreement	150	—

Debt of Downhole
Vehicle installment note	11	—
Notes payable to a former stockholders	49	—

Debt of Mountain Air
Term loan	198	247
Seller note	1,600	1,511

Debt of AirComp
Revolving line of credit	1,520	369
Bank term loan	6,775	7,429
Subordinated note payable to M-I LLC	4,818	4,818

Total debt	$30,473	$32,233
Less: short-term debt and current maturities	5,541	3,992

Long-term debt obligations	$24,932	$28,241

      As of December 31, 2004 and 2003, the Company’s debt was approximately $30.5 million and $32.2 million, respectively. The Company’s weighted average interest rate for all of its outstanding debt was approximately 6.3% at December 31, 2004 and at December 31, 2003.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Maturities of debt obligations at December 31, 2004 are as follows:

Maturities of Debt

(in thousands)
Year Ending:
December 31, 2005	$5,541
December 31, 2006	7,378
December 31, 2007	10,028
December 31, 2008	2,638
December 31, 2009	4,888
Thereafter	—

Total	$30,473

      On December 7, 2004, the Company entered into an amended and restated credit agreement which consolidated and increased various credit facilities previously maintained by the Company and two of its subsidiaries, Jens’ and Strata. The credit agreement governing the facilities was entered into jointly by Allis-Chalmers, Jens’, Strata, Safco, and Downhole is guaranteed by our MCA and OilQuip subsidiaries. The amended credit facilities include:

•	A $10.0 million revolving line of credit. Borrowings are subject to a borrowing base based on 85% of eligible accounts receivables, as defined. Outstanding borrowings under this line of credit were $2.4 million as of December 31, 2004.

•	A term loan in the amount of $6.3 million to be repaid in monthly payments of principal of $105,583 per month. Prepayments are also required in an amount equal to 20% of our collections from Matyep in Mexico. Proceeds of the term loan were used to prepay the term loan owed by our Jens’ subsidiary and to prepay the 12% $2.4 million subordinated note and retire its related warrants. The outstanding balance was $6.3 million as of December 31, 2004.

•	A $6.0 million capital expenditure and acquisition line of credit. Borrowings under this facility are to be repaid monthly over four years beginning January 2006. Availability of this capital expenditure term loan facility is subject to security acceptable to the lender in the form of equipment or other acquired collateral. There were no outstanding borrowings as of December 31, 2004
      The credit facilities mature on December 31, 2007 and are secured by liens on substantially all of the Company’s assets. The agreement governing these credit facilities contains customary events of default and financial covenants. It also limits the Company’s ability to incur additional indebtedness, make capital expenditures, pay dividends or make other distributions, create liens, and sell assets. Interest accrues at a floating rate based on the prime rate. The interest rate was 6.25% as of December 31, 2004. There is a 0.5% per annum fee on the undrawn portion of the revolving line of credit and the capital expenditure line.
      In connection with the acquisition of Jens’ and Strata in 2002, the Company issued a 12% secured subordinated note in the original amount of $3.0 million. In connection with this subordinated note, the Company issued redeemable warrants valued at $1.5 million, which were recorded as a discount to the subordinated debt and as a liability. The discount was amortized over the life of the subordinated note beginning February 6, 2002 as additional interest expense of which $350,000 and $300,000 were recognized in the years ended December 31, 2004 and December 31, 2003, respectively. The debt was recorded at $2.7 million at December 31, 2003, net of the unamortized portion of the put obligation. On December 7, 2004, the Company prepaid the $2.4 million balance of the 12% subordinated note and retired the

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
$1.5 million of warrants, with a portion of the proceeds from the Company’s new $6.3 million bank term loan.
      Jens’ has a subordinated note payable to Jens Mortensen, the seller of Jens’ and a director of the Company, in the amount of $4.0 million with a fixed interest rate of 7.5%. Interest is payable quarterly and the final maturity of the note is January 31, 2006. In connection with the purchase of Jens’, the Company agreed to pay a total of $1.2 million to Mr. Mortensen in exchange for a non-compete agreement. Monthly payments of $20,576 are due under this agreement through January 31, 2007. As of December 31, 2004, the remaining balance was approximately $514,000, including $247,000 classified as short-term. The subordinated note is subordinated to the rights of the Company’s bank lenders.
      Jens’ has two bank term loans with a remaining balance totaling $263,000 at December 31, 2004 and with interest accruing at a floating interest rate based on prime +2.0%. The interest rate was 7.25% at December 31, 2004. Monthly principal payments are $13,000 plus interest. The maturity date of one of the loans, with a balance of $210,000, is September 17, 2006, while the second loan, with a balance of $53,000, has a final maturity of January 12, 2007. Additionally, in October 2004, Jens’ borrowed $326,000 in a five-year equipment financing term loan. The loan is to be repaid in 60 installments of principal and interest equal to $6,449 per month beginning December 2004 and ending December 2009.
      In December 2003, Strata, the Company’s directional drilling subsidiary, entered into a financing agreement with a major supplier of downhole motors for repayment of motor lease and repair cost totaling $1.7 million. The agreement provides for repayment of all amounts not later than December 30, 2005. Payment of interest is due monthly and principal payments of $582,000 are due on April 2005 and December 2005. The interest rate is fixed at 8.0%. As of December 31, 2004, the outstanding balance was $1.2 million.
      In connection with the purchase of Safco, the Company also agreed to pay a total of $150,000 to the sellers in exchange for a non-compete agreement. The Company is required to make annual payments of $50,000 through September 30, 2007. As of December 31, 2004, the balance due is $150,000.
      Downhole has notes payable to two former stockholders totaling $49,000. The Company is required to make monthly payments of $8,878 through June 30, 2005. The company also has a vehicle installment note. The note is to be repaid over 10 months at $1,137 per month without interest. At December 31, 2004, the balance due is $11,371.
      In connection with the acquisition of Diamond Air and Marquis Bit described above, on November 15, 2004, the Company amended and increased AirComp’s credit facilities to provide for the following:

•	A $3.5 million bank line of credit of which $1.5 million was outstanding at December 31, 2004. Interest accrues at a floating rate based on the prime rate. The interest rate was 7.50% as of December 31, 2004. There is a 0.5% per annum fee on the undrawn portion of the facility. Borrowings under the line of credit are subject to a borrowing base consisting of eligible accounts receivable.

•	A $7.1 million term loan with an adjustable, floating interest rate based on either the prime rate or the London interbank offered rate or (“LIBOR”). The interest rate was 6.25% as of December 31, 2004. Principal payments of $286,000 plus accrued interest are due quarterly, with a final maturity date of June 27, 2007. The balance at December 31, 2004 was $6.8 million.

•	A $1.5 million term loan facility to be used for capital expenditures. Interest accrues at a floating interest rate based on either the prime rate or LIBOR. Quarterly principal payments commence on March 31, 2006 in an amount equal to 5.0% of the outstanding balance as of December 31, 2005,

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

with a final maturity of June 27, 2007. There were no borrowings outstanding under this facility as of December 31, 2004.
      The AirComp credit facilities are secured by liens on substantially all of AirComp’s assets. The agreement governing these credit facilities contains customary events of default and requires that AirComp satisfy various financial covenants. It also limits AirComp’s ability to incur additional indebtedness, make capital expenditures, pay dividends or make other distributions, create liens, and sell assets. Mountain Air guaranteed the obligations of AirComp under these facilities.
      AirComp also has a subordinated note payable to M-I in the amount of $4.8 million bearing interest at an annual rate of 5.0%. In 2007 each party has the right to cause AirComp to sell its assets (or the other party may buy out such party’s interest), and in such event this note (including accrued interest) is due and payable. The note is also due and payable if M-I sells its interest in AirComp or upon a termination of AirComp. At December 31, 2004, $376,000 of interest was included in accrued interest. The Company is not liable for the obligations of AirComp under this note.
      In 2000 the Company compensated directors, including current directors Nederlander and Toboroff, who served on the board of directors from 1989 to March 31, 1999 without compensation by issuing promissory notes totaling $325,000. The notes bear interest at the rate of 5.0%. At December 31, 2004, the principal and accrued interest on these notes totaled approximately $402,000. As of March 31, 2005, the notes totaling $96,300, including accrued interest remained outstanding.
      As part of the acquisition of Mountain Air in 2001, the Company issued a note to the sellers of Mountain Air in the original amount of $2.2 million bearing interest at an interest rate of 5.75%. The note was reduced to $1.5 million as a result of the settlement of a legal action against the sellers in 2003. At December 31, 2004 the outstanding amount due, including accrued interest, was $1.6 million. In March 2005, the Company reached an agreement with the sellers and holders of the note as a result of an action brought against the Company by the sellers. Under the terms of the agreement, the Company agreed to pay to the plaintiff $1.0 million in cash, and agreed to pay an additional $350,000 on June 1, 2006, and an additional $150,000 on June 1, 2007, in settlement of all claims. (See Note 21 — Legal Matters).
      Mountain Air also has a term loan in the amount of $198,000 at December 31, 2004 with an interest rate of 5.0%. Principal and interest of $5,039 are payable monthly with a final maturity date of June 30, 2008.
      Until December 2004, the Company’s Chief Executive Officer and Chairman, Munawar H. Hidayatallah and his wife were personal guarantors of substantially all of the financing extended to the Company. In December 2004, the Company refinanced most of its outstanding bank debt and obtained the release of certain guarantees. Mr. Hidayatallah continues to guarantee approximately $5.6 million of the Company’s debt consisting of the Jens’ $4.0 million subordinated seller note and the $1.6 million Mountain Air seller note. The Company pays Mr. Hidayatallah an annual guarantee fee equal to one-quarter of one percent of the total amount of the debt guaranteed by Mr. Hidayatallah (See Note 22 — Subsequent Events in connection with the $1.6 million Mountain Air seller note.)
Note 9 — Commitments and Contingencies
      The Company rents office space on a five-year lease which expires November 2009. The Company and its subsidiaries also rent certain other facilities and shop yards for equipment storage and maintenance. Facility rent expense for the years ended December 31, 2004, 2003 and 2002 was $577,000, $370,000, and, $303,000 respectively. The Company has no further lease obligations.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      At December 31, 2004, future minimum rental commitments for all operating leases are as follows:

Operating Leases

(in thousands)
Year Ending:
December 31, 2005	$550
December 31, 2006	425
December 31, 2007	388
December 31, 2008	265
December 31, 2009	206
Thereafter	—

Total	$1,834

Note 10 — Stockholders’ Equity
      On February 6, 2002, in connection with the acquisition of 81% of the outstanding stock of Jens’ (Note 4), the Company issued 265,591 shares of common stock to Jens Mortensen, a director of the Company. The business combination was accounted for as a purchase. As a result, $630,000, the fair value of the Company’s common stock issued at the date of the acquisition, was added to stockholders’ equity.
      On February 6, 2002, in connection with the acquisition of 95% of the outstanding stock of Strata (Note 4), the Company issued 1,311,973 shares of common stock to the seller of Strata, Energy Spectrum. The business combination was accounted for as a purchase. As a result, $3.0 million, the fair value of the Company’s common stock issued at the date of the acquisition, was added to stockholders’ equity. On May 31, 2002, the Company acquired the remaining 5% of the outstanding stock of Strata and issued 17,500 shares of common stock to the seller. As a result, $153,000, the fair value of the Company’s common stock issued at the date of the acquisition, was added to stockholders’ equity.
      In connection with the Strata purchase, the Company authorized the creation of Preferred Stock. The Preferred Stock had cumulative dividends at ten percent per annum payable in additional shares of Preferred Stock or if elected and declared by the Company, in cash. Additionally, the Preferred Stock was convertible into common stock of the Company. The Preferred Stock was also subject to mandatory redemption on or before February 4, 2004 or earlier from the net proceeds of new equity sales and optional redemption by the Company at any time. The redemption price of the Preferred Stock was $1.00 per share plus accrued but unpaid dividends. In April 2004, Energy Spectrum, the holder of the Company’s preferred stock, converted its 3,500,000 shares of Series A 10% Cumulative Convertible Preferred Stock, including accrued dividend rights, into 1,718,090 shares of common stock.
      In connection with the Strata acquisition, the Company issued to Energy Spectrum a warrant to purchase 87,500 shares of the Company’s common stock at an exercise price of $0.75 per share, and on February 19, 2003, the Company issued an additional warrant to purchase 175,000 shares of the Company’s common stock at an exercise price of $0.75 per share. The warrant issued on February 19, 2003 was valued in accordance with the Black-Scholes valuation model at approximately $306,000. The fair value of this warrant issuance was recorded similar to a preferred share dividend.
      In connection with the formation of AirComp in July 2003, the Company eliminated $955,000 its negative investment in the assets contributed to AirComp. Under purchase accounting, the Company recognized a $955,000 increase in stockholders equity.
      On March 3, 2004, the Company entered into an agreement with an investment banking firm whereby they would provide underwriting and fundraising activities on behalf of the Company. In exchange for their

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
services, the investment banking firm received a stock purchase warrant to purchase 340,000 shares of common stock at an exercise price of $2.50 per share. The warrant expires in February 2009. For purposes of calculating fair value under SFAS No. 123, the fair value of the warrant grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: no dividend yield; expected volatility rate of 89.7% risk-free interest rate of 7.00%; and average life of 5 years.
      On April 2, 2004, the Company completed the following transactions:

•	In exchange for an investment of $2.0 million the Company issued 620,000 shares of common stock for a purchase price equal to $2.50 per share, and issued warrants to purchase 800,000 shares of common stock at an exercise price of $2.50 per share, expiring on April 1, 2006, to an investor group (the “Investor Group”) consisting of entities affiliated with Donald and Christopher Engel and directors Robert Nederlander and Leonard Toboroff. The aggregate purchase price for the common stock was $1.55 million and the aggregate purchase price for the warrants was $450,000.

•	Energy Spectrum converted its 3,500,000 shares of Series A 10% Cumulative Convertible Preferred Stock, including accrued dividend rights, into 1,718,090 shares of common stock. The conversion of the preferred stock will have an impact on the earnings per share in future periods since the Company will not record any dividends.

•	The Company, the Investor Group, Energy Spectrum, and former director Saeed Sheikh and officers and directors Munawar H. Hidayatallah and Jens H. Mortensen entered into a stockholders agreement pursuant to which the parties agreed to vote for the election to the board of directors of the Company three persons nominated by Energy Spectrum, two persons nominated by the Investor Group and one person nominated by Messrs. Hidayatallah, Mortensen and Sheikh. In addition, the parties and the Company agreed that in the event the Company has not effected a public offering of its shares prior to September 30, 2005, then, at the request of Energy Spectrum, the Company will retain an investment banking firm to identify candidates for a transaction involving the sale of the Company or its assets. Energy Spectrum has agreed to enter into an amendment to the Stockholders Agreement to eliminate the requirement that an investment bank be retained to sell the Company. Two of Energy Spectrum’s three designated directors on the Board resigned January 14, 2005 and Energy Spectrum has agreed not to utilize its right to appoint more than one director unless and until the parties to the Stockholders of the Company of its determination to reassert such right.
      On August 10, 2004, the Company completed the private placement of 3,504,667 shares of the Company’s common stock at a price of $3.00 per share. Net proceeds to the Company, after selling commissions and expenses, were approximately $9.6 million. The Company issued shares pursuant to an exemption from the Securities Act of 1933, and agreed to subsequently register the common stock under the Securities Act of 1933 to allow investors to resell the common stock in public markets.
      On September 30, 2004, the Company completed the private placement of 1,956,668 shares of the Company’s common stock at a price of $3.00 per share. Net proceeds to the Company, after selling commission and expenses, were approximately $5.5 million. The Company issued shares pursuant to an exemption from the Securities Act of 1933, and agreed to subsequently register the common stock under the Securities Act of 1933 to allow investors to resell the common stock in public markets.
      On September 30, 2004, the Company issued 1.3 million shares of common stock to Jens Mortensen, a director, in exchange for his 19% interest in Jens’. As a result of this transaction, The Company owns 100% of Jens’. The total value of the consideration paid to Jens was $6.4 million, which was equal to the number of shares of common stock issued to Mr. Mortensen multiplied by the last sale price ($4.95) of the common stock as reported on the American Stock Exchange on the date of issuance. This amount was

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
treated as a contribution to stockholders equity. On the balance sheet, the Company eliminated the amount recorded as the value of the Jens’ minority interest, $2.0 million. The balance of the contribution ($4.5 million) was allocated as follows: In June 2004, a third-party appraisal of the fixed assets was obtained which valued the fixed assets at $20.1 million. The book value of the fixed assets was $15.8 million and the excess of appraised value over book value was $4.3 million. The value of Jens’ fixed assets was increased by 19% of this amount, or $813,511. The remaining balance of $3.7 million was allocated to goodwill.
      On December 10, 2004, the Company acquired Downhole for approximately $1.1 million in cash, 568,466 shares of Common Stock and payment or assumption of $950,000 of debt. Approximately $2.2 million, the value of the common stock issued to Downhole’s sellers based on the closing price of the Company’s common stock issued at the date of the acquisition, was added to stockholders’ equity.
Note 11 — Reverse Stock Split
      The Company effected a reverse stock split on June 10, 2004. As a result of the reverse stock split, every five shares of the Company’s common stock were combined into one share of common stock. The reverse stock split reduced the number of shares of outstanding common stock from 31,393,789 to approximately 6,265,000 and reduced the number of stockholders of the Company from 6,070 to approximately 2,140. All share and related amounts presented have been retroactively adjusted for the stock split.
Note 12 — Stock Options
      In 2000, the company issued stock options and promissory notes to certain current and former directors as compensation for services as directors (Note 8), and the Company’s Board of Directors granted stock options to these same individuals. Options to purchase 4,800 shares of common stock were granted with an exercise price of $13.75 per share. These options vested immediately and may be exercised any time prior to March 28, 2010. As of December 31, 2004, none of the stock options had been exercised. No compensation expense has been recorded for these options that were issued with an exercise price equal to the fair value of the common stock at the date of grant.
      On May 31, 2001, the Board granted to Leonard Toboroff, a director of the Company, an option to purchase 100,000 shares of common stock at $2.50 per share, exercisable for 10 years from October 15, 2001. The option was granted for services provided by Mr. Toboroff to OilQuip prior to the merger, including providing financial advisory services, assisting in OilQuip’s capital structure and assisting OilQuip in finding strategic acquisition opportunities. The Company recorded compensation expense of $500,000 for the issuance of the option for the year ended December 31, 2001.
      On December 16, 2003, the Board granted to the employees of the Company options to purchase 854,500 shares of common stock, and issued options to purchase 14,000 shares of common stock to non-employee directors and to Energy Spectrum Partners LP as compensation for services rendered by directors in 2002 and 2003. These options are exercisable for 10 years from December 16, 2003 at $2.75 per share. On October 11, 2004, the Board granted to certain employees of the Company the option to purchase 248,000 shares of common stock. The options are exercisable for 10 years from October 11, 2004 at $4.85 per share. As disclosed in Note 1, the Company accounts for its stock-based compensation using APB No. 25. The Company has adopted the disclosure-only provisions of SFAS No. 123 for the stock options granted to the employees and directors of the Company. Accordingly, no compensation cost has been recognized for these options. As of December 31, 2004, none of the stock options issued had been exercised.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A summary of the Company’s stock option activity and related information is as follows:

		December 31, 2004		December 31, 2003		December 31, 2002
	Shares Under	Weighted Avg.	Shares Under	Weighted Avg.	Shares Under	Weighted Avg.
	Options	Exercise Price	Option	Exercise Price	Option	Exercise Price

Beginning balance	973,300	$2.78	104,800	$3.00	104,800	$3.00
Granted	248,000	4.85	868,500	2.75	—	—
Canceled	(6,300)	2.78	—	—	—	—
Exercised	—	—	—	—	—	—

Ending balance	1,215,000	$3.20	973,300	$2.78	104,800	$3.00

      The following table summarizes additional information about the Company’s stock options outstanding as of December 31, 2004:

		Weighted Average
Fair Value	Shares Under	Remaining	Options	Fair Value of
Exercise Price	Option	Contractual Life	Exercisable	Exercise Price

$2.50	100,000	6.79 years	100,000	$2.50
$13.75	4,800	5.24 years	4,800	$13.75
$2.75	862,200	8.96 years	574,800	$2.75
$4.85	248,000	9.73 years	82,667	$4.85

$3.20	1,215,000	8.93 years	762,267	$3.01
      There were no stock options issued to employees or directors for the year ended December 31, 2002.
Note 13 — Stock Purchase Warrants
      In conjunction with the Mountain Air purchase by OilQuip in February of 2001, Mountain Air issued a common stock warrant for 620,000 shares to a third-party investment firm that assisted the Company in its initial identification and purchase of the Mountain Air assets. The warrant entitles the holder to acquire up to 620,000 shares of common stock of Mountain Air at an exercise price of $.01 per share over a nine-year period commencing on February 7, 2001. The stock purchase warrant has been recorded at a fair value of $200,000 for the year ended December 31, 2001.
      As more fully described in Note 8, Mountain Air and Allis-Chalmers issued two warrants (“Warrants A and B”) for the purchase of 233,000 total shares of the Company’s common stock at an exercise price of $0.75 per share and one warrant for the purchase of 67,000 shares of the Company’s common stock at an exercise price of $5.00 per share (“Warrant C”) in connection with their subordinated debt financing. The holders may redeem Warrants A and B for a total of $1,500,000 as of January 31, 2005 however the warrants were paid off on December 7, 2004. The fair value of Warrant C was established in accordance with the Black-Scholes valuation model and as a result, $47,000 was added to stockholders’ equity. The following assumptions were utilized to determine fair value: no dividend yield; expected volatility of 67.24%; risk free interest rate of 5%; and expected life of four years.
      On February 6, 2002, in connection with the acquisition of substantially all of the outstanding stock of Strata (see Note 4), the Company issued a warrant for the purchase of 87,500 shares of the Company’s common stock at an exercise price of $0.75 per share over the term of four years. The fair value of the warrant was established in accordance with the Black-Scholes valuation model and as a result, $267,000 was added to stockholders’ equity. The following assumptions were utilized to determine fair value: no dividend yield; expected volatility of 67.24%; risk free interest rate of 5%; and expected lives of four years.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In connection with the Strata Acquisition, on February 19, 2003, the Company issued Energy Spectrum an additional warrant to purchase 175,000 shares of the Company’s common stock at an exercise price of $0.75 per share.
      In March 2004, we issued a warrant to purchase 340,000 shares of our common stock at an exercise price of $2.50 per share to Morgan Joseph & Co., in consideration of financial advisory services to be provided by Morgan Joseph pursuant to a consulting agreement. The warrants expire in February 2009.
      In April 2004, we issued warrants to purchase 20,000 shares of common stock to Wells Fargo Credit, Inc., in connection with the extension of credit by Wells Fargo Credit Inc. in connection with the extension of credit by Wells Fargo Credit, Inc. The warrants are exercisable at $0.75 per share and expire in April 2014.
      In April 2004, we completed a private placement of 620,000 shares of common stock and warrants to purchase 800,000 shares of common stock to the following investors: Christopher Engel; Donald Engel; the Engel Defined Benefit Plan; RER Corp., a corporation wholly-owned by director Robert Nederlander; and Leonard Toboroff, a director. The investors invested $1,550,000 in exchange for 620,000 shares of common stock for a purchase price equal to $2.50 per share, and invested $450,000 in exchange for warrants to purchase 800,000 shares of common stock at an exercise of $2.50 per share, expiring on April 1, 2006.
      In May 2004, we issued a warrant to purchase 3,000 shares of our common stock at an exercise price of $4.75 per share to Jeffrey R. Freedman in consideration of financial advisory services to be provided by Mr. Freedman pursuant to a consulting agreement. The warrants expire in May 2009, and were exercised in May 2004.
      The Preferred Stock, including accrued dividends, was converted into 1,718,090 shares of common stock on April 2, 2004
Note 14 — Lease Receivable
      In June 2002, Strata, the Company’s subsidiary, sold its measurement while drilling (MWD) assets to a third party for $1.3 million. Under the terms of the sale, the Company will receive at least $15,000 per month for thirty-six months. After thirty-six months, the purchaser has the option to pay the remaining balance or continue paying a minimum of $15,000 per month for twenty-four additional months. After the expiration of the additional twenty-four months, the purchaser must repay any remaining balance. This transaction has been accounted for as a direct financing lease with the nominal residual gain from the asset sale deferred into income over the life of the lease. During the year ended December 31, 2004, the Company received a total of $229,000 in payments from the third party related to this lease.
Note 15 — Related Party Transactions
      At December 31, 2004 and 2003, the Company owed the Chief Executive Officer of the Company, Munawar H. Hidayatallah, $175,000 and $193,000, respectively, related to deferred compensation. Mr. Hidayatallah owes the company $7,000 classified as an employee receivable. In March and April of 2005 the Company paid all amounts due Mr. Hidayatallah.
      Until December 2004, the Company’s Chief Executive Officer and Chairman, Munawar H. Hidayatallah and his wife were personal guarantors of substantially all of the financing extended to the Company by commercial banks. In December 2004, the Company refinanced most of its outstanding bank debt and obtained the release of certain guarantees at December 31, 2004. Mr. Hidayatallah guaranteed approximately $5.6 million of the Company’s debt consisting of the Jens’ $4.0 million subordinated seller note and the $1.6 million Mountain Air seller note. See Note 22 “Subsequent Events” regarding the modification of this note. The Company has agreed to pay Mr. Hidayatallah an annual guarantee fee equal

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
to one-quarter of one percent of the total amount of the debt guaranteed by Mr. Hidayatallah. The fee is payable quarterly, in arrears, based upon the average amount of debt outstanding in the prior quarter.
      Jens Mortensen, a director of the Company, is the former owner of Jens’ and held a 19% minority interest in Jens’ until September 30, 2004. He is also the holder of a $4.0 million subordinated note payable issued by Jens’ and at December 31, 2004 was owed $517,000 in accrued interest and $514,000 related to a non-compete agreement. (See Note 8). The accrued interest was paid in January 2005. Mr. Mortensen, formerly the sole proprietor of Jens’, owns a shop yard which he leases to Jens’ on a monthly basis. The annual lease payments under the terms of the lease were $28,800 for each of the years ended December 31, 2004 and December 31, 2003. In addition, Mr. Mortensen and members of his family own 100% of Tex-Mex Rental & Supply Co., a Texas corporation, that sold approximately $166,669 and $173,000 of equipment and other supplies to Jens’ for the years ended December 31, 2004 and 2003, respectively.
      As described in Note 8, former directors of the Company were issued promissory notes in 2000 in lieu of compensation for services. A total of $402,000 included in the short-term debt of the Company is due these former directors of the Company as of December 31, 2004. All but three notes were paid on the maturity date of March 28, 2005. There is approximately $96,300 that remains outstanding including accrued interest.
      At December 31, 204 and 2003, Mountain Air owed its joint venture partner in AirComp, LLC, M-I LLC $74,000 and $73,000 respectively.
Note 16 — Settlement of Lawsuit
      In June 2003, Mountain Air filed a lawsuit against the former owners of Mountain Air Drilling Service Company for breach of the asset purchase agreement pursuant to which Mountain Air acquired Mountain Air Drilling Services Company, alleging that the sellers stored hazardous materials on the property leased by Mountain Air without the consent of Mountain Air and violated the non-compete clause in the asset purchase agreement. On July 15, 2003, Mountain Air entered into a settlement agreement with the sellers. As of the date of the agreement, Mountain Air owed the sellers a total of $2.6 million including $2.2 million in principal and $363,195 in accrued interest. As part of the settlement agreement, the note payable to the sellers was reduced from $2.2 million to $1.5 million and the due date of the note payable was extended from February 6, 2006 to September 30, 2007. The lump-sum payment due the sellers at that date was $1.9 million. Mountain Air recorded a one-time gain on the reduction of the note payable to the sellers of $1.0 million in the third quarter of 2003. The gain was calculated by discounting the note payable to $1.5 million using a present value calculation and accreting the note payable to $1.9 million the amount due in September 2007 (See Note 22 — Subsequent Events).
Note 17 — Gain on Sale of Interest in a Subsidiary
      In July 2003, through the subsidiary Mountain Air, the Company entered into a limited liability company operating agreement with a division of M-I to form a Texas limited liability company named AirComp. Both companies contributed assets with a combined value of $16.6 million to AirComp. The contributed assets from Mountain Air were contributed at a historical book value of approximately $6.3 million and the assets contributed by M-I were contributed at a fair market value of approximately $10.3 million. Prior to the formation of AirComp, the Company owned 100% of Mountain Air and after the formation of AirComp, the Company owns 55% and M-I owns 45% of the business combination. The business combination was accounted for as a purchase and recorded a one-time non-operating gain on the sale of the 45% interest in the subsidiary of approximately $2,433,000. The gain was calculated after recording the assets contributed by M-I of approximately $10.3 million less the subordinated note issued to M-I in the amount of approximately $4.8 million, recording minority interest of approximately $2,049,000

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and an increase in equity of $955,000 in accordance with Staff Accounting Bulletin No. 51 (“SAB 51”). The Company has not recorded any deferred income taxes because the increase in assets and gain is a permanent timing difference. The Company has adopted a policy that any gain or loss in the future incurred on the sale in the stock or an interest of a subsidiary would be recognized as such in the income statement.
Note 18 — Segment Information
      At December 31, 2004, the Company had four operating segments including Casing and Tubing Services (Jens’), Directional Drilling Services (Strata) and Compressed Air Drilling Services (AirComp) and Other Services (Safco and Downhole). All of the segments provide services to the energy industry. The revenues, operating income (loss), depreciation and amortization, interest, capital expenditures and assets of each of the reporting segments plus the Corporate function are reported below for the years ended December 31, 2004 and 2003 (in thousands):

	Year Ended December 31,

	2004	2003	2002

	(restated)
REVENUES:
Casing services	$10,391	$10,037	$7,796
Directional drilling services	24,787	16,008	6,529
Compressed air drilling services	11,561	6,679	3,665
Other services	987	—	—

Total revenues	$47,726	$32,724	$17,990

OPERATING INCOME (LOSS):
Casing services	$3,217	$3,628	$2,495
Directional drilling services	3,061	1,103	(576)
Compressed air drilling services	1,169	17	(945)
Other services	(67)	—	—
General corporate	(3,153)	(2,123)	(2,046)

Total income/loss) from operations	$4,227	$2,625	$(1,072)

DEPRECIATION AND AMORTIZATION EXPENSE:
Casing services	$1,597	$1,413	$1,265
Directional drilling services	466	275	295
Compressed air drilling services	1,329	1,139	955
Other services	66	—	—
General corporate	120	109	65

Total depreciation and amortization expense	$3,578	$2,936	$2,580

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31,

	2004	2003	2002

	(restated)
INTEREST EXPENSE:
Casing services	$827	$1,044	$643
Directional drilling services	321	268	215
Compressed air drilling services	801	839	761
Other services	4	—	—
General corporate	855	316	637

Total interest expense	$2,808	$2,467	$2,256

CAPITAL EXPENDITURES
Casing services	$1,285	$2,176	$137
Directional drilling services	1,552	1,066	83
Compressed air drilling services	1,399	2,093	288
Other services	338	—	—
General corporate	29	19	10

Total capital expenditures	$4,603	$5,354	$518

GOODWILL:
Casing services	$3,673	$—	$—
Directional Drilling Services	4,168	4,168	4,168
Compressed Air Drilling Services	3,510	3,493	3,493
Other services	425	—	—
General Corporate	—	—	—

Total Goodwill	$11,776	$7,661	$7,661

ASSETS:
Casing services	$21,197	$18,191	$15,681
Directional drilling services	14,166	11,529	8,888
Compressed air drilling services	29,147	22,735	9,138
Other services	7,097	—	—
General corporate	8,585	1,207	1,071

Total assets	$80,192	$53,662	$34,778

REVENUES
United States	$42,466	$28,995	$15,321
International	5,260	3,729	2,669

TOTAL	$47,726	$32,724	$17,990

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note 19 — Supplemental Cash Flows Information

	December 31,	December 31,	December 31,
	2004	2003	2002

	(restated)
	(in thousands)
Non-cash investing and financing transactions in connection with the acquisitions of Jens’ and Strata:
Fair value of net assets acquired	$—	$—	$(13,945)
Goodwill and other intangibles	—	—	(5,903)
Note payable to Seller of Jens’ Oilfield Service	—	—	4,000
Value of common stock issued	—	—	3,735
Issuance of preferred stock	—	—	3,500
Fair value of warrants issued	—	—	314

Net cash paid to acquire subsidiary	$—	$—	$(8,299)

Other non-cash investing and financing transactions:
Sale of property & equipment in connection with the direct financing lease (Note 14)	$—	$—	$1,193
(Gain) on settlement of debt	—	(1,034)	—
Amortization of discount on debt	—	442	—
Purchase of equipment financed through assumption of debt or accounts payable	—	906	—
Non-cash investing and financing transactions in connection with the formation of AirComp:
Other non-cash investing and financing transactions in connection with AirComp:
Issuance of debt to joint venture by M-I	—	(4,818)	—
Contribution of property, plant and equipment by M-I to joint venture	—	10,268	—
Increase in minority interest	—	(2,063)	—
(Gain) on sale of stock in a subsidiary	—	(2,433)	—
Difference of Company’s investment cost basis in AirComp and their share of underlying equity of net assets of AirComp	—	(954)	—

Net cash paid in connection with the joint venture	$—	$—	$—

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31,	December 31,	December 31,
	2004	2003	2002

	(restated)
	(in thousands)
Non-cash investing and financing transactions in connection with the acquisitions of Safco, Diamond Air and Downhole:
Fair Value of net assets acquired	$(4,867)	$—	$—
Goodwill and other intangibles	(3,839)	—	—
Value of common stock, issued	2,177	—	—
Value of minority interest contribution	2,070	—	—

	$(4,459)	$—	$—
Non-cash investing and financing transaction in connection with the remaining acquisition of the 19% of Jens:
Fair Value of net assets acquired	$(813)	—	—
Goodwill and other intangibles	(3,676)	—	—
Value of common stock issued	6,434	—	—
Value of minority interest retirement	(1,945)	—	—

	$—	$—	$—

Note 20 — Quarterly Results (Unaudited)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

	(restated)
	(in thousands, except per share amounts)
YEAR 2004
Revenues	$9,661	$11,422	$11,888	$14,755
Operating income	1,030	1,150	1,239	808
Net income (loss)	472	413	519	(516)

Preferred stock dividend	(88)	(36)	—	—

Net income (loss) attributed to common shares	$384	$377	$519	$(516)

Income (loss) per common share Basic:	$.10	$.06	$.06	$(0.04)

Income (loss) per common share Diluted:	$.08	$.05	$.05	$(0.04)

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

			(restated)	(restated)
	(in thousands, except per share amounts)
YEAR 2003
Revenues	$6,999	$7,340	$8,089	$10,296
Operating income	1,023	910	678	14
Net income (loss)	53	(335)	3,537	(328)

Preferred stock dividend	(394)	(87)	(88)	(87)

Net income (loss) attributed to common shares	$(341)	$(422)	$3,449	$(415)

Income (loss) per common share
(Basic)	$(0.09)	$(0.11)	$0.88	$(0.11)

Income (loss) per common share
Diluted:	$(0.09)	$(0.11)	$0.59	$(0.11)

Note 21 —	Legal Matters
      The Company is named from time to time in legal proceedings related to the Company’s activities prior to its bankruptcy in 1988; however, the Company believes that it was discharged from liability for all such claims in the bankruptcy and believes the likelihood of a material loss relating to any such legal proceeding is remote.
      At December 31, 2004, Mountain Compressed Air, Inc. was a defendant in an action brought in April 2004 in the District Court of Mesa County, Colorado, by the former owner of Mountain Air Drilling Service Company, Inc. from whom Mountain Compressed Air, Inc. acquired assets in 2001. The plaintiff sought to accelerate payment of the note issued in connection with the acquisition and sought $1.9 million in damages (representing principal and interest due under the note), on the basis that Mountain Compressed Air has failed to provide financial statements required by the note. The Company raised several defenses to the plaintiff’s claim. In March 2005, the Company reached agreement with the plaintiff to settle the action and agreed to pay to the plaintiff $1.0 million in cash, and to pay to the plaintiff an additional $350,000 on June 1, 2006, and an additional $150,000 on June 1, 2007, in settlement of all amounts due under the promissory note and all other claims.
      The Company is involved in various other legal proceedings in the ordinary course of business. The legal proceedings are at different stages; however, the Company believes that the likelihood of material loss relating to any such legal proceeding is remote.
Note 22 — Subsequent Events
      In January 2005, Jens’ obtained a real estate term loan in the amount of $556,000. This loan is to be repaid in 59 equal monthly installments of $4,344 with the remaining outstanding balance due on January 1, 2010. The interest rate floats based on the prime rate and was 7.25% at the time of funding. Proceeds were used to pay accrued interest on the Jens’ $4.0 million subordinated seller note.
      As of January 1, 2005, the Company executed a business development agreement with CTTV Investments LLC, (“CTTV”), an affiliate of ChevronTexaco Inc., whereby the Company issued 20,000 shares of its common stock to CTTV, and further agreed to issue up to an additional 60,000 shares to CTTV contingent upon subsidiaries of the Company receiving certain levels of revenues, in 2005, from ChevronTexaco and its affiliates. CTTV was a minority owner of Downhole.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Mountain Compressed Air, Inc. was a defendant in an action brought in April 2004 in the District Court of Mesa County, Colorado, by the former owner of Mountain Air Drilling Service Company, Inc. from whom Mountain Compressed Air, Inc. acquired assets in 2001. (See Note 21. Legal Matters). In March 2005, the Company reached agreement with the plaintiff to settle the action. Under the terms of the agreement, the Company on April 1, 2005, paid the plaintiff $1.0 million in cash, and agreed to pay an additional $350,000 on June 1, 2006, and an additional $150,000 on June 1, 2007, in settlement of all claims.
      On April 1, 2005, the Company acquired 100% of the outstanding stock of Delta Rental Service, Inc. (“Delta”) for $4.6 million in cash and 223,114 shares of the Company’s common stock and two promissory notes totaling $350,000. Delta, located in Lafayette, Louisiana, is a rental tool company providing specialty rental items to the oil and gas industry such as spiral heavy weight drill pipe, test plugs used to test blow-out preventers, well head retrieval tools, spacer spools and assorted handling tools. For the year ended December 31, 2004, Delta had revenues of $3.3 million.
      On April 4, 2005, the Company amended its December 7, 2004 credit agreement with its lender to extend the final maturity of its credit facilities for one year to December 31, 2008, include the Company’s Delta and Downhole subsidiaries as parties to the credit agreement, and provide for increased availability under the $10.0 million revolving line of credit and the $6.0 million acquisition line of credit based on the receivables and assets of Delta and Downhole. Additionally, the amendment documented the lender’s consent to the $1.5 million settlement with the former owners of Mountain Air Drilling Service mentioned above and to the prepayment of the $4.0 million Jens’ subordinated seller note by an amount not to exceed $397,000.

ALLIS-CHALMERS ENERGY INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands, except for share and per share amounts)

	September 30, 2005	December 31, 2004
	(Unaudited)
ASSETS
Cash and cash equivalents	$3,909	$7,344
Trade receivables, net	23,777	12,986
Inventory	5,217	2,373
Lease receivable, current	—	180
Prepaid expenses and other	1,014	1,495
Total current assets	33,917	24,378
Property and equipment, net	75,516	37,679
Goodwill	12,042	11,776
Other intangible assets, net	7,264	5,057
Debt issuance costs, net	783	685
Lease receivable, less current portion	—	558
Other assets	40	59
Total assets	$129,562	$80,192
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current maturities of long-term debt	$4,636	$5,541
Trade accounts payable	8,703	5,694
Accrued salaries, benefits and payroll taxes	701	615
Accrued interest	462	470
Accrued expenses	4,688	1,852
Accounts payable, related parties	78	740
Total current liabilities	19,268	14,912
Accrued postretirement benefit obligations	335	687
Long-term debt, net of current maturities	51,491	24,932
Deferred income taxes	750	—
Other long-term liabilities	342	129
Total liabilities	72,186	40,660
Commitments and contingencies
Minority interests	—	4,423
STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value (25,000,000 shares authorized, no shares issued)	—	—
Common stock, $0.01 par value (100,000,000 shares authorized; 16,453,714 issued and outstanding at September 30, 2005 and 20,000,000 shares authorized and 13,611,525 issued and outstanding at December 31, 2004)	165	136
Capital in excess of par value	57,940	40,331
Accumulated deficit	(729)	(5,358)
Total stockholders’ equity	57,376	35,109
Total liabilities and stockholders’ equity	$129,562	$80,192

The accompanying Notes are an integral part of the Consolidated Condensed Financial Statements.

ALLIS-CHALMERS ENERGY INC.

CONSOLIDATED CONDENSED INCOME STATEMENTS
(in thousands, except per share amounts)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004
		(Restated)		(Restated)
Revenues	$28,908	$11,888	$71,830	$32,989
Cost of revenues Direct costs	19,280	7,633	47,756	22,395
Depreciation	1,391	591	3,397	1,796
Total cost of revenues	20,671	8,224	51,153	24,191
Gross margin	8,237	3,664	20,677	8,798
General and administrative	4,261	2,227	10,720	4,781
Amortization	452	198	1,272	600
Income from operations	3,524	1,239	8,685	3,417
Other income (expense):
Interest	(977)	(566)	(2,143)	(1,634)
Debt retirement	(1,087)	—	(1,087)	—
Other	63	19	221	224
Total other income (expense)	(2,001)	(547)	(3,009)	(1,410)
Net income before minority interest and income taxes	1,523	692	5,676	2,007
Minority interest in income of subsidiaries	—	(34)	(488)	(248)
Provision for income taxes	(230)	(139)	(559)	(359)
Net income	1,293	519	4,629	1,400
Preferred stock dividend	—	—	—	(124)
Net income attributed to common shareholders	$1,293	$519	$4,629	$1,276
Net income per common share:
Basic	$0.09	$0.06	$0.33	$0.21
Diluted	$0.08	$0.05	$0.30	$0.18
Weighted average shares outstanding:
Basic	14,985	8,298	14,197	6,168
Diluted	16,601	9,828	15,589	7,890

The accompanying Notes are an integral part of the Consolidated Condensed Financial Statements.

ALLIS-CHALMERS ENERGY INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Nine Months Ended September 30,
	2005	2004
	(Restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,629	$1,400
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,397	1,796
Amortization	1,272	600
Amortization of note discount	9	143
Fair value of warrant issued to consultant		14
Write-off of deferred financing due to refinancing	653	—
Minority interest in income of subsidiaries	488	248
Changes in operating assets and liabilities, net of acquisitions:
(Increase) in trade receivable	(7,250)	(1,417)
(Increase) in other current assets	(1,522)	(412)
(Increase) in other assets	(171)	(39)
Increase (decrease) in accounts payable	1,058	(725)
Increase in accrued interest	497	131
Increase (decrease) in accrued expenses	1,269	(471)
(Decrease) in accrued salaries, benefits and payroll taxes	(287)	(557)
(Decrease) in other long-term liabilities	(160)	(141)
Net Cash Provided By Operating Activities	3,882	570
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of businesses, net of cash received	(15,416)	(959)
Acquisition of assets	(21,249)	—
Purchase of equipment	(9,585)	(2,120)
Net Cash Used In Investing Activities	(46,250)	(3,079)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net	15,888	16,946
Proceeds from long-term debt	45,700	—
Repayments on long-term debt	(21,438)	(2,427)
Debt issuance costs	(1,217)	(317)
Net Cash Provided By Financing Activities	38,933	14,202
Net change in cash and cash equivalents	(3,435)	11,693
Cash and cash equivalents at beginning of period	7,344	1,299
Cash and cash equivalents at end of period	$3,909	$12,992
SUPPLEMENTAL INFORMATION:
Interest paid	$2,151	$1,491
Foreign taxes paid	$459	$—
Non-cash transactions in connection with the acquisition of Target Settlement of lease receivable	$592	$—
Deferred taxes	$750	$—

The accompanying Notes are an integral part of the Consolidated Condensed Financial Statements.

ALLIS-CHALMERS ENERGY INC.

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

Note 1 — Nature of Business and Summary of Significant Accounting Policies

Nature of Operations

We provide services and equipment to oil and gas exploration and development companies, principally in Texas, Louisiana, New Mexico, Colorado, Oklahoma, offshore in the United States Gulf of Mexico, and offshore and onshore in Mexico. We currently operate in five sectors of the oilfield service industry: directional and horizontal drilling; casing and tubing; compressed air drilling; production services; and rental tools.

We derive operating revenues from rates per day and rates per job that we charge for the labor and equipment required to provide a service. The price we charge for our services depends upon several factors, including the level of oil and gas drilling activity and the competitive environment in the particular geographic regions in which we operate. Contracts are awarded based on price, quality of service and equipment and general reputation and experience of our personnel. The principal operating costs are direct and indirect labor and benefits, repairs and maintenance of our equipment, insurance, equipment rentals, fuel, depreciation and general and administrative expenses.

Basis of Presentation

Our unaudited consolidated condensed financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. We believe that the presentations and disclosures herein are adequate to make the information not misleading. The unaudited consolidated condensed financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the interim periods. These unaudited consolidated condensed financial statements should be read in conjunction with our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the full year.

Certain reclassifications have been made to the prior year’s consolidated condensed financial statements to conform with the current period presentation.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Future events and their effects cannot be perceived with certainty. Accordingly, our accounting estimates require the exercise of judgment. While management believes that the estimates and assumptions used in the preparation of the consolidated financial statements are appropriate, actual results could differ from those estimates. Estimates are used for, but are not limited to, determining the following: allowance for doubtful accounts, recoverability of long-lived assets and intangibles, useful lives used in depreciation and amortization, income taxes and valuation allowances. The accounting estimates used in the preparation of the consolidated financial statements may change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes.

In December 2004, the Financial Accounting Standards Board issued FASB Staff Position No. 109 — 1, Application of Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, which provides guidance on the recently enacted American Jobs Creation Act of 2004. The Act provides a tax deduction for income from qualified domestic production activities. FSP 109 — 1 provides for the treatment of the deduction as a special deduction as described in SFAS No. 109. As such, the deduction will have no effect on existing deferred tax assets and liabilities. The impact of the deduction is to be reported in the period in which the deduction is claimed on our U.S. tax return. We do not expect that this deduction will have a material impact on our effective tax rate in future years. FSP 109 — 1 is effective prospectively as of January 1, 2005.

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment. SFAS No. 123R revises SFAS No. 123, Accounting for Stock-Based Compensation, and focuses on accounting for share-based payments for services by employer to employee. The statement requires companies to expense the fair value of employee stock options and other equity-based compensation at the grant date. The statement does not require a certain type of valuation model and either a binomial or Black-Scholes model may be used. The provisions of SFAS No. 123R are effective for financial statements for annual or interim periods beginning after December 15, 2005. We are currently evaluating the provisions of SFAS No. 123R and will adopt SFAS No. 123R on January 1, 2006. Our future cash flows will not be impacted by the adoption of this standard.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, which is effective for us beginning on December 15, 2005. SFAS No. 154 requires that all voluntary changes in accounting principles, including corrections of errors, are retrospectively applied to prior financial statements as if that principle had always been used, unless it is impracticable to do so. When it is impracticable to calculate the effects on all prior periods, SFAS No. 154 requires that the new principle be applied to the earliest period practicable. The adoption of SFAS No. 154 is not anticipated to have a material effect on our financial position or results of operations.

Note 2 — Acquisitions

On April 1, 2005, we acquired 100% of the outstanding stock of Delta Rental Service, Inc. (“Delta”) for $4.6 million in cash, 223,114 shares of our common stock and two promissory notes totaling $350,000. The purchase price was allocated to fixed assets and inventory. Delta, located in Lafayette, Louisiana, is a rental tool company providing specialty rental items to the oil and gas industry such as spiral heavy weight drill pipe, test plugs used to test blow-out preventors, well head retrieval tools, spacer spools and assorted handling tools.

On May 1, 2005, we acquired 100% of the outstanding capital stock of Capcoil Tubing Services, Inc. (“Capcoil”) for $2.7 million in cash, 168,161 shares of our common stock and the payment or assumption of approximately $1.3 million of debt. Capcoil, located in Kilgore, Texas, is engaged in downhole well servicing by providing coil tubing services to enhance production from existing wells. Goodwill of $117,000 and other identifiable intangible assets of $1.4 million were recorded in connection with the acquisition.

On July 11, 2005, we acquired the compressed air drilling assets of W.T. Enterprises, Inc. (“W.T.”), based in South Texas, for $6.0 million in cash. The equipment includes compressors, boosters, mist pumps and vehicles. Goodwill of $82,000 and other identifiable intangible assets of $1.5 million were recorded in connection with the acquisition.

On July 11, 2005, we acquired from M-I its 45% interest in AirComp LLC (“AirComp”) and subordinated note in the principal amount of $4.8 million issued by AirComp, for which we paid M-I $7.1 million in cash and issued to M-I a $4.0 million subordinated note bearing interest at 5% per annum. As a result, we now own 100% of AirComp. The note issued to M-I is convertible into up to 700,000 shares of our common stock at a conversion price equal to the market value of the common stock at the time of conversion.

On August 1, 2005, we acquired 100% of the outstanding capital stock of Target Energy Inc. (“Target”) for $1.3 million in cash and forgiveness of a lease receivable of approximately $0.6 million. The purchase price was allocated to the fixed assets of Target and resulted in the recording of a $0.8 million deferred tax liability. The results of Target are included in our directional and horizontal drilling segment as their Measure While Drilling equipment is utilized in that segment.

On September 1, 2005, we acquired the casing and tubing service assets of Patterson Services, Inc. for approximately $15.6 million. These assets are located in Corpus Christi, Texas; Kilgore, Texas; Lafayette, Louisiana and Houma, Louisiana.

The acquisitions were accounted for using the purchase method of accounting. The results of operations of the acquired entities since the date of acquisition are included in our consolidated condensed income statement. The following unaudited pro forma consolidated summary financial information illustrates the effects of the acquisitions of Delta, Capcoil, W.T. and the minority interest in AirComp and W.T. on our results of operations, based on the historical statements of operations, as if the transactions had occurred as of the beginning of the periods presented (in thousands, except per share amounts).

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues	$29,016	$17,566	$76,869	$43,122
Operating income	3,558	1,887	9,667	4,717
Net income	1,321	892	5,692	2,037
Net income per common share:
Basic	$0.10	$0.10	$0.40	$0.31
Diluted	$0.07	$0.09	$0.36	$0.25

Note 3 — Stock-based Compensation

We account for our stock-based compensation using Accounting Principles Board Opinion No. 25. Under APB No. 25, compensation expense is only recognized for stock options with an exercise price that is less than the market price on the grant date of the option. For stock options with exercise prices at or above the market value of the stock on the grant date, we adopted the disclosure-only provisions of SFAS No. 123, Accounting For Stock-Based Compensation. None of our stock options have been granted with an exercise price below market and accordingly, no compensation cost has been recognized under APB No. 25.

Had compensation expense for the options granted been recorded based on the fair value at the grant date for the options, consistent with the provisions of SFAS No. 123, our net income and net income per share would have been decreased to the pro forma amounts indicated below (in thousands, except per share amounts):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004
Net income as reported	$1,293	$519	$4,629	$1,276
Less: stock based employee compensation expense determined under fair value based method for all awards, net of tax	(863)	—	(2,368)	—
Pro forma net income	$430	$519	$2,261	$1,276

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004
Basic net income per common share:
As reported	$0.09	$0.06	$0.33	$0.21
Pro forma	$0.03	$0.06	$0.16	$0.21
Diluted net income per common share:
As reported	$0.08	$0.05	$0.30	$0.18
Pro forma	$0.03	$0.05	$0.15	$0.18

No options were granted in the third quarter of 2005 or during 2004. The following assumptions were applied in determining the pro forma compensation costs:

For the Nine Months Ended September 30, 2005
Expected dividend yield	—
Expected price volatility	98.65%
Risk-free interest rate	6.63%
Expected life of options	7 years
Weighted average fair value of options granted at market value	$3.12

Note 4 — Income Per Common Share

We compute income per common share in accordance with the provisions of SFAS No. 128, Earnings Per Share. SFAS No. 128 requires companies to present basic and diluted earnings per share. Basic earnings per share are computed on the basis of the weighted average number of shares of common stock outstanding during the period. For periods through April 12, 2004, preferred dividends are deducted from net income and have been considered in the calculation of income available to common stockholders in computing basic earnings per share. Diluted earnings per share is similar to basic earnings per share, but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible preferred stock, stock options, etc.) as if they had been converted. Potential dilutive common shares that have an anti-dilutive effect (e.g., those that increase income per share) are excluded from diluted earnings per share.

The components of basic and diluted earnings per share are as follows (in thousands, except per share amounts):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004
		(restated)		(restated)
Numerator:
Net income available for common stockholders	$1,293	$519	$4,629	$1,276
Plus income impact of assumed conversions:
Preferred stock dividends	—	—	—	124
Net income applicable to common stockholders plus assumed conversions	$1,293	$519	$4,629	$1,400
Denominator:
Basic earnings per share — weighted average shares outstanding	14,985	8,298	14,197	6,168
Effect of potentially dilutive common shares:
Convertible preferred stock and employee and director stock options and warrants	1,616	1,530	1,392	1,722
Diluted earnings per share — weighted average shares outstanding and assumed conversions	16,601	9,828	15,589	7,890
Net income per share — basic	$0.09	$0.06	$0.33	$0.21
Net income per share — diluted	$0.08	$0.05	$0.30	$0.18

Note 5 — Goodwill and Intangible Assets

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill and indefinite-lived intangible assets are not permitted to be amortized. Goodwill and indefinite-lived intangible assets remain on the balance sheet and are tested for impairment on an annual basis, or when there is reason to suspect that their values may have been diminished or impaired. Goodwill listed on the balance sheet totaled $12.0 million at September 30, 2005 and $11.8 million at December 31, 2004. Based on impairment testing performed during December of 2004 pursuant to the requirements of SFAS No. 142, these assets were not impaired.

Intangible assets with definite lives continue to be amortized over their estimated useful lives. Definite-lived intangible assets that continue to be amortized under SFAS No. 142 relate to our purchase of customer-related and marketing-related intangibles. These intangibles have useful lives ranging from five to ten years. Amortization of intangible assets for the three months and nine months ended September 30, 2005 were $324,000 and $975,000, respectively, compared to $104,000 and $340,000, respectively for the same periods last year. At September 30, 2005, net intangible assets totaled $7.3 million, net of $3.0 million of accumulated amortization.

Note 6 — Restatement

Earnings Per Share.

We understated diluted earnings per share due to an incorrect calculation of our weighted shares outstanding for the third quarter of 2003, for each of the first three quarters of 2004, for the years ended December 31, 2003 and 2004 and for the quarter ended March 31, 2005. We have restated our financial statements for each of those periods. In addition, we understated basic earnings per share due to an incorrect calculation of our weighted average basic shares outstanding for the quarter ended September 30, 2004. The incorrect calculation resulted from a mathematical error and an improper application of SFAS No. 128. The effect of the restatement is to reduce weighted average basic and diluted shares outstanding for the three and nine months ended September 30, 2004. Consequently, weighted average basic and diluted earnings per share for the three and nine months ended September 30, 2004 were increased.

A restated earnings per share calculation for the three and nine months ended September 30, 2004 to our results as previously restated (see following section), is presented below. The amounts are in thousands, except for per share amounts.

	Three Months Ended September 30, 2004
	As Reported	Adjustments	As Restated
Income per common share — basic	$0.04	$0.02	$0.06
Income per common share — diluted	$0.04	$0.01	$0.05
Weighted average number of common shares outstanding:
Basic	11,599	(3,301)	8,298
Diluted	14,407	(4,579)	9,828

	Nine Months Ended September 30, 2004
	As Reported	Adjustments	As Restated
Income per common share — basic	$0.18	$0.03	$0.21
Income per common share — diluted	$0.13	$0.05	$0.18
Weighted average number of common shares outstanding:
Basic	7,285	(1,117)	6,168
Diluted	9,980	(2,090)	7,890

AirComp Acquisition.

In connection with the formation of AirComp in 2003, we, along with M-I L.L.C. contributed assets to AirComp in exchange for a 55% interest and 45% interest, respectively, in AirComp. We originally accounted for the formation of AirComp as a joint venture. However in February 2005, we determined that the transaction should have been accounted for using purchase accounting pursuant to SFAS No. 141, Business Combinations and recorded the sale of an interest in a subsidiary, in accordance with SEC Staff Accounting Bulletin No. 51, Accounting for Sales of Stock by a Subsidiary. Consequently, we restated our financial statements for the quarter ended September 30, 2003, for the year ended December 31, 2003 and for the three quarters ended September 30, 2004, to reflect the following adjustments:

Increase in Book Value of Fixed Assets. Under joint venture accounting, we originally recorded the value of the assets contributed by M-I to AirComp at M-I’s historical cost of $6.9 million. Under purchase accounting, we increased the recorded value of the assets contributed by M-I by approximately $3.3 million to $10.3 million to reflect their fair market value as determined by a third party appraisal. In addition, under joint venture accounting, we established negative goodwill which reduced fixed assets in the amount of $1.6 million. The negative goodwill was amortized by us over the lives of the related fixed assets. Under purchase accounting, we increased fixed assets by $1.6 million to reverse the negative goodwill previously recorded and reversed amortization expenses recorded in 2004. As a result of the increase in fixed assets and the reversal of amortization of negative goodwill, depreciation expense increased by $298,000 for the nine months ended September 30, 2004 and $218,000 for the year ended December 31, 2003. Therefore, fixed assets were increased by a total of $4.5 million at September 30, 2004.

Increase in Minority Interest and Capital in Excess of Par Value. Under purchase accounting, minority interest was increased by $1.5 million, which was partially offset by minority interest expense of $67,000 for the nine months ended September 30, 2004 and $44,000 for the year ended December 31, 2003. Under purchase accounting, the capital in excess of par was increased by $955,000.

A restated consolidated balance sheet, reflecting the above adjustments follows (in thousands):

	At September 30, 2004
	As Previously Reported	Adjustments	As Restated
ASSETS
Cash and cash equivalents	$12,992	$—	$12,992
Trade receivables, net	10,419	—	10,419
Lease receivable, current	180	—	180
Prepaid expenses and other	1,496	—	1,496
Total current assets	25,087	—	25,087
Property and equipment, net	28,818	4,491	33,309
Goodwill	10,331	—	10,331
Other intangible assets, net	3,089	—	3,089
Debt issuance costs, net	635	—	635
Lease receivable, less current portion	590	—	590
Other	79	—	79
Total Assets	$68,629	$4,491	$73,120
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current maturities of long-term debt	$4,858	$—	$4,858
Trade accounts payable	2,566	—	2,566
Accrued salaries, benefits and payroll taxes	481	—	481
Accrued interest	283	—	283
Accrued expenses	1,331	—	1,331
Accounts payable, related parties	406	—	406
Total current liabilities	9,925	—	9,925
Accrued postretirement benefit obligations	510	—	510
Long-term debt, net of current maturities	25,241	—	25,241
Other long-term liabilities	129	—	129
Redeemable warrants	1,500	—	1,500
Total Liabilities	37,305	—	37,305
Commitments and contingencies
Minority interests	886	1,388	2,274
STOCKHOLDERS’ EQUITY
Common stock	130	—	130
Capital in excess of par value	37,425	955	38,380
Accumulated (deficit)	(7,117)	2,148	(4,969)
Total Stockholders’ Equity	30,438	3,103	33,541
Total Liabilities and Stockholders’ Equity	$68,629	$4,491	$73,120

Increase in Net Income. As a result of the increase in fixed assets, depreciation expense was increased for the three months ended September 30, 2004 by $49,000. As a result of the reversal of amortization of negative goodwill, depreciation expense for the three months was increased by $30,000. These items, along with a decrease in minority interest expense of $22,000 for the three months ended September 30, 2004, resulted in a reduction in net income attributable to common stockholders of $57,000 for the three months ended September 30, 2004. A restated consolidated income statement reflecting the above adjustments follows (in thousands, except per share amounts):

	Three Months Ended September 30, 2004
	As Previously Reported	Adjustments	As Restated
Revenue	$11,888	$—	$11,888
Cost of revenues
Direct costs	7,633	—	7,633
Depreciation	512	79	591
Total cost of revenues	8,145	79	8,224
Gross margin	3,743	(79)	3,664
General and administrative expense	2,227	—	2,227
Amortization	198	—	198
Income (loss) from operations	1,318	(79)	1,239
Other income (expense):
Interest	(566)	—	(566)
Minority interests in income of subsidiaries	(56)	22	(34)
Other	19	—	19
Total other income (expense)	(603)	22	(581)
Net income (loss) before income taxes	715	(57)	658
Provision for foreign income tax	(139)	—	(139)
Net income (loss)	576	(57)	519
Preferred stock dividend	—	—	—
Net income (loss) attributed to common stockholders	$576	$(57)	$519
Net income per common share — basic	$0.05	$(0.01)	$0.04
Net income per common share — diluted	$0.04	$—	$0.04
Weighted average number of common shares outstanding:
Basic	11,599	—	11,599
Diluted	14,407	—	14,407

Increase in Net Income. As a result of the increase in fixed assets, depreciation expense was increased for the nine months ended September 30, 2004 by $148,000. As a result of the reversal of amortization of negative goodwill, depreciation expense for the nine months was increased by $150,000. These items, along with a decrease in minority interest expense of $67,000 for the nine months ended September 30, 2004, resulted in a reduction in net income attributable to common stockholders of $231,000 for the nine months ended September 30, 2004. A restated consolidated income statement reflecting the above adjustments follows (in thousands, except per share amounts):

	Nine Months Ended September 30, 2004
	As Previously Reported	Adjustments	As Restated
Revenue	$32,989	$—	$32,989
Cost of revenues
Direct costs	22,395	—	22,395
Depreciation	1,498	298	1,796
Total cost of revenues	23,893	298	24,191
Gross margin	9,096	(298)	8,798
General and administrative expense	4,781	—	4,781
Amortization	600	—	600
Income (loss) from operations	3,715	(298)	3,417
Other income (expense):
Interest	(1,634)	—	(1,634)
Minority interests in income of subsidiaries	(315)	67	(248)
Other	224	—	224
Total other income (expense)	(1,725)	67	(1,658)
Net income (loss) before income taxes	1,990	(231)	1,759
Provision for foreign income tax	(359)	—	(359)
Net income (loss)	1,631	(231)	1,400
Preferred stock dividend	(124)	—	(124)
Net income (loss) attributed to common stockholders	$1,507	$(231)	$1,276
Net income per common share — basic	$0.21	$(0.03)	$0.18
Net income per common share — diluted	$0.15	$(0.02)	$0.13
Weighted average number of common shares outstanding:
Basic	7,285	—	7,285
Diluted	9,980	—	9,980

A restated consolidated statement of cash flows reflecting the adjustments follows (in thousands):

	Nine Months Ended September 30, 2004
	As Previously Reported	Adjustments	As Restated
Cash Flows From Operating Activities:
Net income (loss)	$1,631	$(231)	$1,400
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation and amortization expense	2,098	298	2,396
Fair value of warrant issued to consultant	14	—	14
Amortization of discount on debt	143	—	143
Minority interest in income of subsidiaries	315	(67)	248
Changes in operating assets and liabilities:
(Increase) in accounts receivable	(1,417)	—	(1,417)
(Increase) in other current assets	(609)	—	(609)
Decrease in other assets	158	—	158
Increase in accounts payable	(725)	—	(725)
Increase in accrued interest	131	—	131
(Decrease) in accrued expenses	(471)	—	(471)
(Decrease) in other long-term liabilities	(141)	—	(141)
(Decrease) in accrued employee benefits and payroll taxes	(557)	—	(557)
Net Cash Provided by Operating Activities	570	—	570
Cash Flows From Investing Activities:
Purchase of equipment	(2,120)	—	(2,120)
Acquisition of Safco, net of cash acquired	(959)	—	(959)
Net Cash Used by Investing Activities	(3,079)	—	(3,079)
Cash Flows From Financing Activities:
Proceeds from issuance of common stock, net	16,946	—	16,946
Repayments of long-term debt	(2,427)	—	(2,427)
Debt issuance costs	(317)	—	(317)
Net Cash Provided by Financing Activities	14,202	—	14,202
Net decrease in cash and cash equivalents	11,693	—	11,693
Cash and cash equivalents at beginning of the year	1,299	—	1,299
Cash and cash equivalents at end of the period	$12,992	$—	$12,992
Supplemental information:
Interest paid	$1,491	$—	$1,491

Note 7 — Inventories

Inventories are comprised of the following (in thousands):

	September 30, 2005	December 31, 2004
Hammer bits
Finished goods	$952	$857
Work in process	713	385
Raw materials	90	151
Total hammer bits	1,755	1,393
Hammers	524	417
Drive pipe	651	—
Rental supplies	234	—
Chemicals	191	254
Coiled tubing and related inventory	1,096	309
Shop supplies and related inventory	766	—
Total inventory	$5,217	$2,373

Note 8 — Debt

Our long-term debt consists of the following (in thousands):

	September 30, 2005	December 31, 2004
Allis-Chalmers Energy Inc.
Revolving line of credit	$3,700	$2,353
Bank term loan	42,000	6,335
Notes payable to former directors	96	402
Allis-Chalmers Tubular Service, Inc.
Subordinated seller note	3,031	4,000
Note payable under non-compete agreement	329	514
Bank term loans	958	584
Strata Directional Technology, Inc.
Vendor financing	420	1,164
Safco Oil Field Products, Inc. and Delta
Note payable under non-compete agreement	125	150
Note payable to former owners of Delta	350	—
Downhole Injection Services, LLC and Capcoil
Vehicle and equipment installment notes	128	60
Note payable under non-compete agreements	330	—
Mountain Compressed Air Inc.
Term loan	160	198
Seller note	500	1,600
AirComp
Revolving line of credit	—	1,520
Bank term loan	—	6,775
Subordinated note payable to M-I	4,000	4,818
Total debt	56,127	30,473
Less: short-term debt and current maturities	4,636	5,541
Long-term debt obligations	$51,491	$24,932

On July 11, 2005, we replaced our credit agreement with a new credit agreement which provides for the following senior secured credit facilities:

•
A $13.0 million revolving line of credit. Borrowings are limited to 85% of eligible accounts receivable and 50% of eligible inventory (up to a maximum of $2.0 million of borrowings based on inventory). This facility is used to finance working capital requirements and other general corporate purposes, including the issuance of standby letters of credit. Outstanding borrowings under this line of credit were $3.7 million at prime as of September 30, 2005.

•	Two term loans totaling $42.0 million. Outstanding borrowings under these term loans were $42.0 million as of September 30, 2005. These loans are at LIBOR rates approximating 7.2%.

We borrowed $43.0 million against the facilities to refinance our prior credit facility and the AirComp credit facility, to fund the acquisition of M-I’s interest in AirComp and the air drilling assets of W.T. and to pay transaction costs related to the refinancing and the acquisitions. We incurred debt retirement expense of $1.1 million related to the refinancing. This amount includes prepayment penalties and the write-off of deferred financing fees of the previous financing.

Our credit facilities mature in July 2007. Amounts outstanding under the term loans as of July 2006 will be repaid in monthly principal payments based on a 48 month repayment schedule with the remaining balance due at maturity. Additionally, during the second year, we will be required to prepay the remaining balance of the term loans by 75% of excess cash flow, if any, after debt service and capital expenditures. The interest rate payable on borrowings is based on a margin over the London Interbank Offered Rate, referred to as LIBOR, or the prime rate, and there is a 0.5% fee on the undrawn portion of the revolving line of credit. The margin over LIBOR will increase by 1.0% in the second year. The credit facilities are secured by substantially all of our assets and contain customary events of default and financial and other covenants, including limitations on our ability to incur additional indebtedness, make capital expenditures, pay dividends or make other distributions, create liens and sell assets.

Prior to July 11, 2005, we had a credit agreement dated December 7, 2004 that provided for the following credit facilities:

•	A $10.0 million revolving line of credit. Borrowings were limited to 85% of eligible accounts receivables, as defined.

•
A term loan with a principal balance payable in monthly payments of principal of $105,583. We were also required to prepay this term loan by an amount equal to 20% of receipts from our largest customer in Mexico.

•	A $6.0 million capital expenditure and acquisition line of credit. Borrowings under this facility were payable monthly over four years beginning in January 2006.

These credit facilities were to mature on December 31, 2008 and were secured by liens on substantially all of our assets. The agreement governing these credit facilities contained customary events of default and financial covenants. It also limited our ability to incur additional indebtedness, make capital expenditures, pay dividends or make other distributions, create liens and sell assets. Interest accrued at an adjustable rate based on the prime rate. We paid a 0.5% per annum fee on the undrawn portion of the revolving line of credit and the capital expenditure line.

Our Tubular Services subsidiary (formerly known as Jens’ Oilfield) has a subordinated note with a balance of $3.0 million at September 30, 2005 payable to Jens Mortensen, who sold Tubular Services to us and is one of our directors. The note accrues interest at a fixed rate of 7.5% and provides for quarterly interest payments. In July 2005, the maturity of the subordinated note was extended from January 2006 to October 2007 and we made a $300,000 principal pre-payment on August 31, 2005. In connection with the purchase of Tubular Services in 2002, we also agreed to pay a total of $1.2 million to Mr. Mortensen in exchange for a non-compete agreement. We are required to make monthly payments of $20,576 through January 31, 2007. As of September 30, 2005, the balance due was approximately $329,000, including $247,000 classified as short-term. The note is subordinated to the rights of our bank lenders.

Tubular Services also has several small equipment financings and a real estate loan which in the aggregate total $1.0 million as of September 30, 2005. Tubular Services has two bank term loans aggregating $129,000 which accrue interest at an adjustable rate based on the prime rate (8.75% at September 30, 2005) and which require monthly payments of $13,000 plus accrued interest. The maturity date of one of the loans, with a balance of $95,000, is September 17, 2006, while the second loan, with a balance of $34,000, matures January 12, 2007. Our Tubular Services subsidiary also has a five-year equipment loan with a principal balance of $277,000 at September 30, 2005. The loan is payable in monthly installments of principal and interest equal to $6,449 per month through December 2009. Finally, we have has a real estate loan which is payable in equal monthly installments of $4,344 with the remaining outstanding balance due on January 1, 2010. The interest rate floats based on the prime rate. The outstanding principal balance was $552,000 at September 30, 2005.

Our Strata subsidiary entered into a short-term vendor financing agreement that provides extended payment terms for the purchase, lease and repair costs related to downhole drill motors. As of September 30, 2005, the outstanding balance was $420,000. Interest is payable monthly at a fixed rate of 8.0% and the principal is due in December 2005.

In connection with the purchase of Safco, we agreed to pay a total of $150,000 to the sellers in exchange for a non-compete agreement. We are required to make annual payments of $50,000 through September 30, 2007. As of September 30, 2005, the balance due was $125,000. In connection with the purchase of Delta, we issued to the sellers a note in the amount of $350,000. The note bears interest at 2% and the principal and accrued interest is due on April 1, 2006. As of September 30, 2005, the balance was $350,000.

Our Downhole subsidiary has various vehicle installment notes totaling $128,000 at September 30, 2005. In connection with the purchase of our Capcoil subsidiary, we agreed to pay the sellers $500,000 in exchange for a non-compete agreement. As of September 30, 2005, the balance due was $330,000 and is payable in 3 annual installments of $110,000.

Prior to July 11, 2005, AirComp had the credit facilities described below. These credit facilities were repaid in connection with our acquisition of the minority interest in AirComp and the refinancing of our bank credit facilities described above.

•
A $3.5 million bank line of credit. Interest accrued at an adjustable rate based on the prime rate. We paid a 0.5% per annum fee on the undrawn portion. Borrowings under the line of credit were subject to a borrowing base consisting of 80% of eligible accounts receivable.

•
A term loan that accrued interest at an adjustable rate based on either LIBOR or the prime rate. Principal payments of $286,000 plus interest were due quarterly, with a final maturity date of June 27, 2007.

•
A “delayed draw” term loan facility in the amount of $1.5 million to be used for capital expenditures. Interest accrued at an adjustable rate based on either the LIBOR or the prime rate. Quarterly principal payments were to commence on March 31, 2006 in an amount equal to 5.0% of the outstanding balance as of December 31, 2005, with a final maturity of June 27, 2007.

The AirComp credit facilities were secured by liens on substantially all of AirComp’s assets. The agreement governing these credit facilities contained customary events of default and required that AirComp satisfy various financial covenants. It also limited AirComp’s ability to incur additional indebtedness, make capital expenditures, pay dividends or make other distributions, create liens and sell assets. We guaranteed 55% of the obligations of AirComp under these facilities.

On July 11, 2005, we acquired from M-I its 45% equity interest in AirComp and a subordinated note in the principal amount of $4.8 million issued by AirComp, for which we paid M-I $7.1 million in cash and issued a new $4.0 million subordinated note bearing interest at 5% per annum. The subordinated note issued to M-I requires quarterly interest payments and the principal amount is due October 9, 2007. The subordinated note is convertible into up to 700,000 shares our common stock at a conversion price equal to the market value of the common stock at the time of conversion.

In 2000, we compensated directors, including current directors Nederlander and Toboroff, who served on our board of directors from 1989 to March 31, 1999 without compensation by issuing promissory notes totaling $325,000. The notes accrued interest at the rate of 5.0% per annum and matured on March 31, 2005. As of September 30, 2005, notes totaling $96,300, including accrued interest, remained outstanding.

As part of the acquisition of Mountain Air in 2001, we issued a note to the sellers of Mountain Air in the original amount of $2.2 million accruing interest at a rate of 5.75% per annum. The note was reduced to $1.5 million as a result of the settlement of a legal action against the sellers in 2003. In March 2005, we reached an agreement with the sellers and holders of the note as a result of an action brought against us by the sellers. Under the terms of the agreement, we paid the plaintiff $1.0 million in cash, and agreed to pay an additional $350,000 on June 1, 2006, and an additional $150,000 on June 1, 2007, in settlement of all claims. (See Note 11 — Legal Matters). Mountain Air also has a term loan in the amount of $160,000 at September 30, 2005 accruing interest of 5.0% per annum. Principal and interest of $5,039 are payable monthly with a final maturity date of June 30, 2008.

Our Chief Executive Officer and Chairman, Munawar H. Hidayatallah, was a personal guarantor of the Tubular Services subordinated seller note. We have paid Mr. Hidayatallah an annual guarantee fee equal to one-quarter of one percent of the total amount of the debt guaranteed by Mr. Hidayatallah. These fees aggregated $7,250 during the nine months ended September 30, 2005. As of July 2005, Mr. Hidayatallah was no longer a guarantor of any of our debt.

Note 9 — Stockholders’ Equity

As of January 1, 2005, we executed a business development agreement with CTTV Investments LLC, an affiliate of ChevronTexaco Inc., whereby we issued 20,000 shares of our common stock to CTTV and further agreed to issue up to an additional 60,000 shares to CTTV contingent upon our subsidiaries receiving certain levels of revenues in 2005 from ChevronTexaco and its affiliates. CTTV was a minority owner of Downhole, which we acquired in 2004.

In connection with the Delta and Capcoil acquisitions (See Note 2 — Acquisitions), we issued 223,114 and 168,161 shares of our common stock, respectively.

During the third quarter of 2005, we completed a secondary public offering in which we sold 1.7 million shares for approximately $15.6 million, net of expenses. In connection with the offering, warrants were exercised under the cashless option which resulted in 543,097 shares of our common stock being issued.

We also had options and warrants exercised in the third quarter of 2005, those exercises resulted in 126,783 shares of our common stock being issued for $330,723.

On August 11, 2005, our stockholders approved an amendment to our certificate of incorporation to increase the authorized number of shares of our common stock from 20 million to 100 million and to increase our authorized preferred stock from 10 million shares to 25 million shares.

Note 10 — Segment Information

At September 30, 2005, we had five operating segments including Directional Drilling Services (Strata), Casing and Tubing Services (Tubular Service), Compressed Air Drilling Services (AirComp), Production Services (Downhole and Capcoil) and Rental Tools (Safco and Delta). All of the segments provide services to the energy industry. The revenues, operating income (loss), depreciation and amortization, interest, capital expenditures and assets of each of the reporting segments, plus the corporate function, are reported below (in thousands):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004
		(restated)		(restated)
REVENUES
Directional drilling services	$11,383	$6,677	$32,218	$18,352
Casing and tubing services	5,103	2,831	12,596	7,218
Compressed air drilling services	7,637	2,380	16,684	7,419
Production services	3,226	—	6,833	—
Rental tools	1,559	—	3,499	—
	$28,908	$11,888	$71,830	$32,989
OPERATING INCOME (LOSS):
Directional drilling services	$1,696	$1,048	$5,069	$2,435
Casing and tubing services	1,336	949	4,015	2,174
Compressed air drilling services	1,802	130	3,331	723
Production services	(128)	—	(130)	—
Rental tools	454	—	780	—
General corporate	(1,636)	(888)	(4,380)	(1,915)
	$3,524	$1,239	$8,685	$3,417

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004
		(restated)		(restated)
DEPRECIATION AND AMORTIZATION:
Directional drilling services	$295	$117	$652	$331
Casing and Tubing services	510	358	1,418	1,075
Compressed air drilling services	536	288	1,406	914
Production services	279	—	604	—
Rental tools	121	—	386	—
General corporate	102	26	203	76
	$1,843	$789	$4,669	$2,396
CAPITAL EXPENDITURES:
Directional drilling services	$945	$94	$2,145	$882
Casing and tubing services	1,373	32	3,230	457
Compressed air drilling services	915	107	2,841	771
Production services	606	—	896	—
Rental tools	271	—	278	—
General corporate	12	8	195	10
	$4,122	$241	$9,585	$2,120

	As of
	September 30, 2005	December 31, 2004
GOODWILL:
Directional drilling services	$4,168	$4,168
Casing and tubing services	3,673	3,673
Compressed air drilling services	3,592	3,510
Production services	609	425
Rental tools	—	—
General corporate	—	—
	$12,042	$11,776
ASSETS:
Directional drilling services	$21,437	$14,166
Casing and tubing services	41,482	21,197
Compressed air drilling services	41,011	29,147
Production services	11,949	5,472
Rental tools	8,084	1,625
General corporate	5,599	8,585
	$129,562	$80,192

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004
		(restated)		(restated)
REVENUES:
United States	$27,486	$10,493	$66,879	$29,402
International	1,422	1,395	4,951	3,587
	$28,908	$11,888	$71,830	$32,989

Note 11 — Legal Matters

We are named from time to time in legal proceedings related to our activities prior to our bankruptcy in 1988. However, we believe that we were discharged from liability for all such claims in the bankruptcy and believe the likelihood of a material loss relating to any such legal proceeding is remote.

On December 31, 2004, Mountain Air was a defendant in an action brought in April 2004 in the District Court of Mesa County, Colorado, by the former owner of Mountain Air Drilling Service Company, Inc., from whom Mountain Air acquired assets in 2001. The plaintiff sought to accelerate payment of the note issued in connection with the acquisition and sought $1.9 million in damages (representing principal and interest due under the note), on the basis that Mountain Air failed to provide financial statements required by the note. We raised several defenses to the plaintiff’s claim. In March 2005, we reached an agreement with the plaintiff to settle the action and paid to the plaintiff $1.0 million on April 1, 2005 and agreed to pay an additional $350,000 on June 1, 2006, and $150,000 on June 1, 2007, in settlement of all amounts due under the promissory note and all other claims.

We are also involved in various other legal proceedings in the ordinary course of business. The legal proceedings are at different stages; however, we believe that the likelihood of material loss relating to any such legal proceeding is remote.

Note 12 — Subsequent Events

In October and November of 2005, we issued 135,940 shares of our common stock to private investors upon the exercise of previously issued warrants. The exercise price of the warrants was $2.50 per share resulting in total proceeds to us of $339,850. The proceeds were used in the normal course of operations.

In October of 2005, AirComp entered into a 24 month capitalized lease for equipment with monthly payments of approximately $32,000. AirComp also entered into several equipment installment notes during October 2005. The notes, totaling $681,000 bear interest at 7.85% and are to be repaid in 24 monthly installments.

INDEPENDENT AUDITOR’S REPORT
To the Board of Directors and Stockholders
of Diamond Air Drilling Services, Inc.
      We have audited the accompanying balance sheet of Diamond Air Drilling Services, Inc. (a Texas S-Corporation) (the Company) as of July 31 2004, and December 31, 2003 and 2002 and the related statements of income, stockholders’ equity, and cash flows for the seven months ended July 31, 2004 and the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our report dated September 14, 2004, we expressed an opinion that, except for the effects of such adjustments, if any, might have been determined to be necessary had we been able to observe the physical inventories taken as of December 31, 2003, 2002 and 2001, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position, results of operations and cash flows in conformity with accounting principals generally accepted in the United States America. Subsequently, the Company has provided us additional information regarding the prior years inventories and we were able to satisfy ourselves about the inventory quantities and values using alternative procedures. Accordingly, our present opinion on the financial statements referred to in the first paragraph, as presented herein, is different from that expressed in our previous report.
      In our opinion the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Diamond Air Drilling Services, Inc. as of July 31, 2004 and December 31, 2003 and 2002, and the results of its operations and its cash flows for the seven months ended July 31, 2004 and the years ended December 31, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America
      The Company and its affiliate, Marquis Bit Co., LLC, are controlled by common ownership who have the ability to influence the volume and price of business done between each company. As discussed in Note 2, the Company and its affiliate have engaged in significant transactions with each other. We have audited the financial statements of Marquis Bit Co., LLC under a separate report dated January 12, 2005.

/s/ Accounting & Consulting Group, LLP

Accounting & Consulting Group, LLP
Carlsbad, New Mexico
January 12, 2005

INDEPENDENT AUDITOR’S REPORT
To the Board of Directors and Stockholders
Of Diamond Air Drilling Services, Inc.
      We have audited the accompanying balance sheets of Diamond Air Drilling Services, Inc. (a Texas S-Corporation) (the Company) as of July 31, 2004, and December 31, 2003 and 2002 and the related statements of income, members equity, and cash flows for the seven months ended July 31, 2004, the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
      Except as discussed in the following paragraph, we conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      We did not observe the taking of the work in process inventory as of December 31, 2003 and 2002 and 2001 (states at $1,146,070 and $344,948, as of December 31, 2003 and 2002, respectively), since those dates were prior to the time we were initially engaged as auditors for the Company. We were unable to satisfy ourselves about the work in process quantities by other auditing procedures.
      In our opinion, except for the effects of such adjustments, if any, as might have been determined to be necessary had we been able to observe the physical inventories taken as of December 31, 2003 and 2002, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Diamond Air Drilling Services, Inc. as of July 31, 2004 and December 31, 2003 and 2002 and the results of the potations and its cash flows for the seven months ended July 31, 2004 and the years ended December 31, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America.
      The Company and its affiliate, Marquis Bit Co., LLC, are controlled by common ownership who have the ability to influence the volume and price of business done between each company. As discussed in Note 2, the Company and its affiliate have engaged in significant transactions with each other. We have audited the financial statements of Marquis Bit Co., LLC under a separate report dated September 14, 2004.

/s/ Accounting & Consulting Group, LLP

Accounting & Consulting Group, LLP
Carlsbad, New Mexico
September 14, 2004

DIAMOND AIR DRILLING SERVICES, INC.
BALANCE SHEETS
July 31, 2004, December 31, 2003 and 2002

	July 31,	December 31,	December 31,
	2004	2003	2002

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$123,171	$38,566	$129,612
Accounts receivable (Note 3)	826,198	704,466	547,332
Unbilled receivables	75,809	—	3,518
Related party receivables (Note 2)	85,636	153,981	197,859
Inventories (Note 4)	1,712,465	1,146,070	344,948
Prepaid expenses	10,160	16,300	9,629

TOTAL CURRENT ASSETS	2,833,439	2,059,383	1,232,898

Related party receivables (Note 2)	182,844	234,607	317,003
Property, Plant and Equipment, at cost (Note 5)	295,867	245,673	223,217
Other Assets (Note 12)	24,885	31,699	27,036

TOTAL ASSETS	$3,337,035	$2,571,362	$1,800,154

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt	$341,184	$171,561	$164,535
Current maturities of capital lease obligations	3,447	—	—
Accounts payable	635,418	602,918	517,471
Accrued expenses	97,366	197,588	269,489
Related party payables (Note 2)	687,559	427,465	48,694
Loans from related parties (Note 2)	768,281	667,137	209,000

TOTAL CURRENT LIABILITIES	2,533,255	2,066,669	1,209,189

Long-Term Debt (Note 6)	312,085	309,612	410,524
Capital lease obligations (Note 5)	14,873	—	—
Commitments and Contingencies	—	—	—

TOTAL LIABILITIES	2,860,213	2,376,281	1,619,713

STOCKHOLDERS’ EQUITY
Common stock, par value $11,000 shares issued and outstanding	1,000	1,000	1,000
Paid-in capital	2,370	2,370	2,370
Retained earnings	473,452	191,711	177,071

TOTAL STOCKHOLDERS’ EQUITY	476,822	195,081	180,441

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,337,035	$2,571,362	$1,800,154

The accompanying notes are an integral part of these financial statements.

DIAMOND AIR DRILLING SERVICES, INC.
STATEMENTS OF INCOME
For the Seven Months Ended July 31, 2004 and Years Ended December 31, 2003 and 2002

	July 31,	December 31,	December 31,
	2004	2003	2002

NET SALES (Note 8)	$3,984,512	$5,470,208	$4,073,653

Drilling expenses	2,803,729	4,592,677	3,394,507
Selling, general, and administrative	390,690	620,776	492,067
Depreciation and amortization	91,902	99,730	102,648
Interest expense	34,156	48,279	16,217

Total Costs and Expenses	3,320,477	5,361,462	4,005,439

Operating income	664,035	108,746	68,214

Other income
Gain (loss) on sale of assets	(7,104)	9,841	15,906
Interest income	11,008	23,053	5,232

NET INCOME	$667,939	$141,640	$89,352

The accompanying notes are an integral part of these financial statements.

DIAMOND AIR DRILLING SERVICES, INC.
STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Seven Months Ended July 31, 2004 and the Years Ended December 31, 2003 and 2002

	Common	Paid-in	Retained
	Stock	Capital	Earnings	Total

Balance, January 1, 2002	$1,000	$2,370	$485,719	$489,089
Net Income	—	—	89,352	89,352
Dividends paid	—	—	(398,000)	(398,000)

Balance, December 31, 2002	1,000	2,370	177,071	180,441
Net Income	—	—	141,640	141,640
Dividends paid	—	—	(127,000)	(127,000)

Balance, December 31, 2003	1,000	2,370	191,711	195,081
Net Income	—	—	667,939	667,939
Dividends paid	—	—	(386,198)	(386,198)

Balance, July 31, 2004	$1,000	$2,370	$473,452	$476,822

DIAMOND AIR DRILLING SERVICES, INC.
STATEMENTS OF CASH FLOWS
For the Seven Months Ended July 31, 2004 and the Years Ended December 31, 2003 and 2002

	July 31,	December 31,	December 31,
	2004	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$667,939	$141,640	$89,352
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation and amortization	91,902	99,730	102,648
Gain (loss) on sale of property, plant, and equipment	(7,104)	9,841	15,906
Change in operating assets and liabilities:
Accounts receivable	(197,541)	(153,616)	(165,294)
Inventory	(566,395)	(801,122)	(47,471)
Prepaid expenses	6,140	(6,671)	(302)
Other noncurrent assets	6,814	(4,663)	(13,780)
Accounts payable	292,594	464,218	198,954
Accrued payroll and employee benefits	(100,224)	(71,899)	162,920

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	194,125	(322,542)	342,933

CASH FLOWS FROM INVESTING ACTIVITIES:
Repayment from loans to related parties	120,108	128,896	202,450
Loans made to related parties	—	(2,622)	(430,370)
Proceeds from sale of property, plant, and equipment	—	30,494	53,804
Capital expenditures on property, plant, and equipment	(115,314)	(162,521)	(140,047)

NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES	4,794	(5,753)	(314,163)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(188,522)	(219,947)	(111,897)
Proceeds from issuance of long-term debt	360,618	126,061	367,788
Repayment of short-term debt	(200,000)	(200,000)	—
Proceeds from issuance of short-term debt	200,000	200,000	—
Repayment of capital lease obligations	(1,358)	—	—
Repayment of loans from related parties	(162,667)	(302,494)	(6,000)
Proceeds from loans from related parties	263,813	760,629	215,000
Payment of dividend distributions to stockholders	(386,198)	(127,000)	(398,000)

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	(114,314)	237,249	66,891

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	84,605	(91,046)	95,661
Cash and Cash Equivalents at Beginning of Year	38,566	129,612	33,951

Cash and Cash Equivalents at End of Year	$123,171	$38,566	$129,612

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Payments made directly to Marquis Bit Co., LLC from a loan obtained by the Company	$—	$—	$102,565

The accompanying notes are an integral part of these financial statements.

DIAMOND AIR DRILLING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS

Note 1:	Summary of Significant Accounting Policies
      NATURE OF OPERATIONS. Diamond Air Drilling Services, Inc. (the Company) provides air drilling services to the oil & gas drilling industry across the Western United States. The Company employs a unique air drilling methodology, utilizing air hammers and bits to effectively and efficiently drill wells. The Company operates three offices in Texas, New Mexico, and Oklahoma.
      Effective December 2002, the Company entered into an agreement with Marquis Bit Co, LLC to manufacture drill bits for the Company. The Company pays Marquis Bit Co, LLC a set fee to fabricate the drill bits using raw materials purchased by the Company.
      CASH AND CASH EQUIVALENTS. Cash and cash equivalents include all cash balances and highly liquid investments with an initial maturity of three months or less. The Company places its temporary cash investments with a high credit quality financial institution. At times such deposits may be in excess of the Federal Deposit Insurance Corporation (FDIC) insurance limit.
      TRADE ACCOUNTS RECEIVABLE. Trade receivables and loans receivable are carried at their estimated collectible amounts. Trade credit is generally extended on a short-term basis; thus trade receivables do not bear interest. Trade accounts receivable are periodically evaluated for collectibility based on past credit history with customers and their current financial condition.
      UNBILLED RECEIVABLES. Unbilled receivables represent revenue earned in the current period but not billed to the customer until future dates, usually within one month.
      INVENTORY. Inventories consist of air hammers, drill bits, drill bits in process, and raw materials and are valued at the lower of cost or market using the specific identification method.
      PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment are recorded at cost less depreciation and amortization. Depreciation is provided over the estimated useful life of each class of depreciable asset and is computed using the double declining balance method. Equipment under capital lease obligations is amortized on the double declining balance method over the shorter period of the lease term or the estimated useful life of the equipment. Such amortization is included in depreciation and amortization in the financial statements. Estimated useful lives for equipment and transportation equipment range from three to seven years. Betterments and large renewals which extend the life of the asset are capitalized whereas maintenance and repairs and small renewals are expensed as incurred.
      REVENUE RECOGNITION. Drilling services and equipment are provided to its customers at per day and per job contractual rates. Drilling related revenue is recognized in the financial statements as work progresses and when collectibility is reasonably assured. Net sales are arrived at by deducting discounts, and sales taxes from gross sales.
      ADVERTISING COSTS. Advertising costs are expensed as incurred. Advertising costs totaled $9,032 for the seven months ended July, 31, 2004 and $5,055, and $4,926 for the years ended December 31, 2003 and 2002, respectively.
      INCOME TAXES. The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal corporate income taxes on its taxable income. Instead, the stockholders are liable for individual federal income taxes on their respective shares of the Company’s taxable income in their individual income tax returns. Accordingly, no provision or liability for income taxes has been included in the financial statements.
      USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of

DIAMOND AIR DRILLING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2:	Related-Party Transactions
      The principal stockholders of the Company and entities under their control periodically loan money to the Company for operations, or borrow money from the Company to fund the operations of other related entities. A summary of amounts due from related entities follows:

		December 31,
	July 31,
	2004	2003	2002

Note receivable from Marquis Bit Co, LLC, variable interest rate (currently 7.25%) payable in monthly installments of $7,315 maturing September 2005, unsecured	$268,480	$317,002	$395,684
Note receivables from stockholders, due upon demand, bearing interest of 0%, unsecured	—	64,148	111,740
Note receivables from Marquis Bit Co, LLC, due upon demand, bearing interest of 0%, unsecured	—	7,438	7,438

Subtotal	268,480	388,588	514,862
Less current portion	85,636	153,981	197,859

Related party receivables	$182,844	$234,607	$317,003

      A summary of accounts payable due to related entities follows:

		December 31,
	July 31,
	2004	2003	2002

Trade accounts payable to Marquis Bit Co, LLC for fabrication of drill bits	$687,559	$427,465	$48,694

Related party payables	$687,559	$427,465	$48,694

      A summary of loans due to related entities follows:

		December 31,
	July 31,
	2004	2003	2002

Notes payable to stockholders, due on demand, unsecured, bearing an interest rate of 0%	$437,342	$220,696	$99,000
Loan payable to Marquis Bit Co, LLC, due on demand, unsecured, bearing an interest rate of 0%	257,439	257,439	—
Loan payable to various related entities (related due to certain Company stockholders owning majority interest in entities), due on demand, unsecured bearing an interest rate of 0%	73,500	189,000	110,000

	$768,281	$667,135	$209,000

DIAMOND AIR DRILLING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      A summary of related party transactions for the seven months ended July 31, 2004 and years ended December 31, 2003 and 2002 follows:

		December 31,
	July 31,
	2004	2003	2002

Amount paid, or accrued, to Marquis Bit Co, LLC for the fabrication of drill bits	$680,573	$1,271,242	$62,472

Note 3:	Accounts Receivable
      At July 31, 2004, December 31, 2003 and 2002, accounts receivable are comprised of the following:

		December 31,
	July 31,
	2004	2003	2002

Accounts receivable	$831,086	$713,644	$550,161
Allowance for doubtful accounts	(4,888)	(9,178)	(2,829)

Total	$826,198	$704,466	$547,332

Note 4:	Inventories
      At July 31, 2004, December 31, 2003 and 2002, inventories are comprised of the following:

		December 31,
	July 31,
	2004	2003	2002

Air hammers	$376,627	$346,321	$292,719
Finished drill bits	757,040	607,478	52,229
Drill bits in process	452,018	151,563	—
Raw materials	126,780	40,708	—

Total	$1,712,465	$1,146,070	$344,948

Note 5:	Property, Plant and Equipment
      At July 31, 2004, December 31, 2003 and 2002, property, plant, and equipment are comprised of the following:

		December 31,
	July 31,
	2004	2003	2002

Equipment	$99,721	$95,995	$58,956
Transportation equipment	427,714	395,331	336,304
Equipment under capital lease	19,678	—	—

Total	547,113	491,326	395,260
Less: accumulated depreciation
Accumulated depreciation	247,966	245,653	172,043
Accumulated amortization	3,280	—	—

Net property, plant, and equipment	$295,867	$245,673	$223,217

DIAMOND AIR DRILLING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Property, plant, and equipment include a capitalized lease. The following schedule, by year, of the future minimum payments under these leases, together with the present value of the net minimum payments as of July 31, 2004:

Amount

Year ending July 31,	$—
2005	4,788
2006	4,788
2007	4,788
2008	4,788
2009 and thereafter	2,793

Total minimum lease payments	21,945
Less amount representing interest	3,625

Total present value of minimum lease payments	18,320
Less current portion of such obligations	3,447

Long-term obligations	$14,873

Note 6:	Long Term Debt and Related Matters
      Long-term debt at July 31, 2004, and December 31, 2003 and 2002, consist of the following:

		December 31,
	July 31,
	2004	2003	2002

Various notes payable to banks and financing companies for transportation equipment, due in installments through February, 2010 at fixed interest rates ranging from 0.0% to 10.95%, collateralized by transportation equipment	$209,788	$147,312	$173,675
Variable interest rate (currently 7.25%) note payable, due in monthly installments of $7,315 including interest through September 2005, collateralized by equipment (including equipment currently owned by Marquis Bit Co, LLC) with depreciated costs of $261,783, inventory, and accounts and notes receivable. This note is personally guaranteed by a stockholder of the Company	249,792	290,577	356,719

DIAMOND AIR DRILLING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

		December 31,
	July 31,
	2004	2003	2002

4.0% note payable, due in monthly installments of $1,181 including interest, through November 2005, collateralized by accounts receivable and equipment (including equipment currently owned by Marquis Bit Co, LLC) with depreciated costs of $26,406. This note is personally guaranteed by a shareholder of the Company	18,689	26,425	38,965
Variable interest rate (Carlsbad National Bank base rate) line of credit agreement, $200,000 limit, expiring June 2005, collateralized by accounts receivable, equipment, and inventory	175,000	—	—
Miscellaneous notes payable, varying interest rates, due various dates	—	16,859	5,700

Subtotal	691,468	483,176	577,061
Less current maturities	341,184	171,561	164,535

Total	$350,284	$311,615	$412,526

      The maturities of long-term debt for each of the succeeding five years subsequent to July 31, 2004, are as follows: 2005 — $341,184; 2006 — $251,410; 2007 — $42,471; 2008 — $17,095; and 2009 and beyond — $1,109.

Note 7:	Stockholders’ Equity
      At July 31, 2004, December 31, 2003 and 2002, the number of authorized and issued common stock and related par value and dividends paid are as follows:

		December 31,
	July 31,
	2004	2003	2002

Common stock authorized	1,000,000	1,000,000	1,000,000
Common stock issued	1,000	1,000	1,000
Common stock outstanding	1,000	1,000	1,000
Common stock, per share par value	$1.00	$1.00	$1.00
Cash dividends paid on common stock	$386,198	$127,000	$398,000

Note 8:	Dependence on Key Customers
      DEPENDENCE ON KEY CUSTOMERS. For the seven months ended July 31, 2004, the three largest customers accounted for 48% of sales. For the Year ended December 31, 2003, the three largest customers accounted for 45% of sales. For the Year ended December 31, 2002, the two largest customers accounted for 37% of sales.

Note 9:	Employee Benefit Plans
      The company has a retirement savings Simple plan in which substantially all employees may participate. The company’s expense for the plan was $10,413 for the seven months ended July 31, 2004 and $18,305 and $16,701 for the years ended December 31, 2003 and 2002, respectively.

DIAMOND AIR DRILLING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 10:	Subsequent Event
      Effective October 31, 2004 the Company sold substantially all its assets realizing a gain of approximately $2.1 million and ceased operations. As of December 31, 2004 the Company was liquidated by paying all liabilities and distributing the remaining assets to its stockholders.

Note 11.	Supplemental Cash Flow Information
      The Company acquired equipment of $19,678, $0, and $0 during the seven months ended July 31, 2004, and the years ended December 31, 2003 and 2002, respectively, under capital lease obligations.

Note 12.	Patent Pending
      Included in other assets at 7/31/04 are $15,389 of costs associated with obtaining a patent for special bit retainers fabricated for the Company by Marquis Bit Co., LLC. The patent is currently pending.

INDEPENDENT AUDITOR’S REPORT
To the Members
of Marquis Bit Co., LLC
      We have audited the accompanying balance sheets of Marquis Bit Co., LLC (a New Mexico Limited Liability Company) (the Company) as of July 31 2004, and December 31, 2003 and 2002 and the related statements of income, members’ equity, and cash flows for the seven months ended July 31, 2004, the year ended December 31, 2003 and the period from inception, October 1, 2002 through December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our report dated September 14, 2004, we expressed an opinion that, except for the effects of such adjustments, if any, as might have been determined to be necessary had we been able to observe the work in process inventory taken as of December 31, 2003, the financial statements referred to in first paragraph present fairly, in all material respects, the financial position, results of operations and cash flows in conformity with accounting principals generally accepted in the United States of America. Subsequently, the Company has provided us additional information regarding the work in process inventories as of December 31, 2003 and also 2002 and we were able to satisfy ourselves about the unbilled receivables related to this work in process using alternative procedures. Accordingly, our present opinion on the financial statements referred to in the first paragraph, as presented herein, is different from that expressed in our previous report.
      In our opinion the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Marquis Bit Co., LLC as of July 31, 2004 and December 31, 2003 and 2002, and the results of its operations and its cash flows for the seven months ended July 31, 2004 and the year ended December 31, 2003 and the period from inception, October 1, 2002 through December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.
      The Company and its affiliate, Diamond Air Drilling Services, Inc, are controlled by common ownership who have the ability to influence the volume and price of business done between each company. As discussed in Note 2, the Company and its affiliate have engaged in significant transactions with each other. We have audited the financial statements of Diamond Air Drilling Services, Inc. under a separate report dated January 12, 2005.

/s/ Accounting & Consulting Group, LLP

Accounting & Consulting Group, LLP
Carlsbad, New Mexico,
January 12, 2005

INDEPENDENT AUDITOR’S REPORT
To the Members
of Marquis Bit Co., LLC
      We have audited the accompanying balance sheets of Marquis Bit Co., LLC (a New Mexico Limited Liability Company) as of July 31, 2004, and December 31, 2003 and 2002 and the related statements of income, members equity, and cash flows for the seven months ended July 31, 2004, the year ended December 31, 2003 and the period from inception, October 1, 2002 through December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
      Except as discussed in the following paragraph, we conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      We did not observe the taking of the work in process inventory as of December 31, 2003, which directly correlates to the Company’s unbilled receivables (stated at $124,107) at that date since those dates were prior to the time we were initially engaged as auditors for the Company. We were unable to satisfy ourselves about the work in process quantities by other auditing procedures.
      In our opinion, except for the effects of such adjustments, if any, as might have been determined to be necessary had we been able to observe the work in process inventory taken as of December 31, 2003, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Marquis Bit Co., LLC as of July 31, 2004 and December 31, 2003 and 2002, and the results of its operations and its cash flows for the seven months ended July 31, 2004 and the year ended December 31, 2003 and the period from inception, October 1, 2002 through December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.
      The Company and its affiliate, Diamond Air Drilling Services, Inc, are controlled by common ownership who have the ability to influence the volume and price of business done between each company. As discussed in Note 2, the Company and its affiliate have engaged in significant transactions with each other. We have audited the financial statements of Diamond Air Drilling Services, Inc. under a separate report dated September 14, 2004.

/s/ Accounting & Consulting Group, LLP

Accounting & Consulting Group, LLP
Carlsbad, New Mexico
September 14, 2004

MARQUIS BIT CO., LLC
BALANCE SHEETS
July 31, 2004, December 31, 2003 and 2002

	July 31,	December 31,	December 31,
	2004	2003	2002

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$—	$5,223	$1,504
Accounts receivable (Note 2)	358,368	303,358	48,694
Unbilled receivables	329,191	107,435	15,875
Related party notes receivable (Note 2)	257,439	257,439	—
Prepaid expenses	5,623	—	3,269

TOTAL CURRENT ASSETS	950,621	673,455	69,342

Property, Plant and Equipment, net (Note 3)	261,783	305,472	386,704
Other Assets	1,323	1,485	1,011

TOTAL ASSETS	$1,213,727	$980,412	$457,057

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities:
Bank overdraft	$9,305	$—	$—
Accounts payable	15,890	38,640	46,854
Accrued expenses	14,597	9,076	6,580
Loans from related parties (Note 2)	114,836	125,020	122,119

TOTAL CURRENT LIABILITIES	154,628	172,736	175,553

Loans from Related Parties, net of current portion (Note 2)	182,844	234,607	317,002
Commitments and Contingencies	—	—	—

TOTAL LIABILITIES	337,472	407,343	492,555
MEMBERS’ EQUITY	876,255	573,069	(35,498)

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$1,213,727	$980,412	$457,057

The accompanying notes are an integral part of these financial statements.

MARQUIS BIT CO., LLC
STATEMENTS OF INCOME AND MEMBERS’ EQUITY
For the Seven Months Ended July 31, 2004 and Year Ended December 31, 2003 and
the Period from Inception, October 1, 2002 through December 31, 2002

	July 31,	December 31,	December 31,
	2004	2003	2002

SALES	$697,245	$1,238,695	$78,347
COST OF GOODS SOLD	307,058	525,593	65,947

GROSS PROFIT	390,187	713,102	12,400

Selling, general, and administrative	33,504	67,423	35,424
Depreciation and amortization	43,689	86,232	7,242
Interest expense	11,008	23,053	5,232

Total Costs and Expenses	88,201	176,708	47,898

OPERATING INCOME (LOSS)	301,986	536,394	(35,498)
Other income	1,200	72,173	—

NET INCOME (LOSS)	303,186	608,567	(35,498)
Members’ equity, beginning of period	573,069	(35,498)	—

MEMBERS’ EQUITY, END OF PERIOD	876,255	573,069	(35,498)

The accompanying notes are an integral part of these financial statements.

MARQUIS BIT CO., LLC
STATEMENTS OF CASH FLOWS
For the Seven Months Ended July 31, 2004 and Year Ended December 31, 2003 and
the Period from Inception, October 1, 2002 through December 31, 2002

	July 31,	December 31,	December 31,
	2004	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$303,186	$608,567	$(35,498)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation and amortization	43,689	86,232	7,242
Change in operating assets and liabilities:
Accounts receivable	(276,766)	(346,224)	(64,569)
Prepaid expenses	(5,623)	3,269	(3,269)
Other assets	162	(474)	(1,011)
Accounts payable	(22,750)	18,794	19,846
Accrued payroll and employee benefits	5,521	2,496	6,580

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	47,419	372,660	(70,679)

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans made to others	—	(257,439)	—
Capital expenditures on property, plant, and equipment	—	(32,008)	(80,088)

NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES	—	(289,447)	(80,088)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of loans from related parties	(120,058)	(84,682)	(34,259)
Proceeds from loans from related parties	58,111	5,188	186,530
Net increase in bank overdrafts	9,305	—	—

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	(52,642)	(79,494)	152,271

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(5,223)	3,719	1,504
Cash and Cash Equivalents at Beginning of Period	5,223	1,504	—

Cash and Cash Equivalents at End of Period	$—	$5,223	$1,504

NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Property and equipment acquired with long-term debt	$—	$—	$286,850

The accompanying notes are an integral part of these financial statements.

MARQUIS BIT CO., LLC
NOTES TO FINANCIAL STATEMENTS

Note 1:	Summary of Significant Accounting Policies
      ORGANIZATION: Marquis Bit Co., LLC (the Company) is a manufacturing facility located in Carlsbad, New Mexico established in October 2002 for the purpose of fabricating premium hammer bits for Diamond Air Drilling Services, Inc. (a related party due to common ownership). The Company charges a set fee to fabricate drill bits using raw materials supplied by Diamond Air Drilling Services, Inc. Accordingly, the Company carries no raw materials or work in process inventory. The Articles of Incorporation provides that the Company is to dissolve on February 11, 2034.
      CASH AND CASH EQUIVALENTS. Cash and cash equivalents include all cash balances and highly liquid investments with an initial maturity of three months or less. The Company places its temporary cash investments with a high credit quality financial institution. At times such deposits may be in excess of the Federal Deposit Insurance Corporation (FDIC) insurance limit.
      TRADE ACCOUNTS RECEIVABLE. Trade receivables and loans receivable are carried at their estimated collectible amounts. Trade credit is generally extended on a short-term basis; thus trade receivables do not bear interest.
      UNBILLED RECEIVABLES. Unbilled receivables represent fabricated bits in process in the current period but not billed to the customer until future dates, usually within one month.
      PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment are recorded at cost less depreciation and amortization. Depreciation is provided over the estimated useful life of each class of depreciable asset and is computed using the double declining balance method or the straight line method, whichever method management believes to be appropriate for each particular asset. Estimated useful lives for equipment and leasehold improvements range from three to fifteen years. Betterments and large renewals which extend the life of the asset are capitalized whereas maintenance and repairs and small renewals are expensed as incurred.
      REVENUE RECOGNITION. Revenue is recognized in the financial statements as work progresses and when collectibility is reasonably assured.
      INCOME TAXES. As a limited liability company, the Company’s taxable income or loss is allocated to members in accordance with their respective percentage of ownership. Therefore, no provision or liability for income taxes has been included in the financial statements.
      USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2:	Related-Party Transactions
      The members of the Company and entities under their control periodically loan money to the Company for operations, or borrow money from the Company to fund the operations of other related entities.

MARQUIS BIT CO., LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)
      A summary of accounts receivables from related entities follows:

		December 31,
	July 31,
	2004	2003	2002

Trade accounts receivable from Diamond Air Drilling Services, Inc. (related due to common ownership)	$358,368	$303,358	$48,694
Unbilled receivables from Diamond Air Drilling Services, Inc. (related due to common ownership)	329,191	107,435	15,875

Total accounts receivable from related parties	$687,559	$410,793	$64,569

      A summary of loans due from related entities follows:

		December 31,
	July 31,
	2004	2003	2002

Loan receivable from Diamond Air Drilling Services, Inc. (related due to common ownership), due upon demand, bearing interest of 0%, unsecured Entire balance considered current	$257,439	$257,439	$—

      A summary of loans due to related entities follows:

		December 31,
	July 31,
	2004	2003	2002

Loans payable to members, due on demand, unsecured, bearing an interest rate of 0%	$29,200	$25,188	$25,000
Loan payable to various related entities (related due to certain Company stockholders owning majority interest in entities), due on demand, unsecured bearing an interest rate of 0%	—	17,437	18,437
Loan payable to Diamond Air Drilling Services, Inc. (related due to common ownership), variable interest rate (currently 7.25%) payable in monthly installments of $7,315 maturing September 2005, unsecured	268,480	317,002	395,684

Subtotal	297,680	359,627	439,121
Less current maturities	114,836	125,020	122,119

Loans from related parties	$182,844	$234,607	$317,002

      The maturities of loans from related parties for each of the succeeding five years subsequent to July 31, 2004, are as follows: 2005 — $114,836; 2006 — $182,844; and 2007 and beyond — $0.
      A summary of related party transactions for the seven months ended July 31, 2004, the year ended December 31, 2003 and the period from inception, October 1, 2002 through December 31, 2002 follows:

		December 31,
	July 31,
	2004	2003	2002

Amount received, or accrued, from Diamond Air Drilling Services, Inc. (related due to common ownership) for the fabrication of drill bits	$697,245	$1,238,695	$78,347

MARQUIS BIT CO., LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 3:	Property, Plant and Equipment
      At July 31, 2004, December 31, 2003 and 2002, property, plant, and equipment are comprised of the following:

		December 31,
	July 31,
	2004	2003	2002

Manufacturing equipment	$386,789	$386,789	$381,789
Computer equipment	9,942	9,942	9,942
Leasehold improvements	2,215	2,215	2,215

Total	398,946	398,946	393,946
Less:
Accumulated depreciation	133,550	91,126	7,061
Amortization of leasehold improvements	3,613	2,348	181

Net property, plant, and equipment	$261,783	$305,472	$386,704

      The above property, plant, and equipment is pledged as collateral for a loan initially borrowed by Diamond Air Drilling Services, Inc. and used to loan to the Company for equipment acquisitions. (See Note 2).

Note 4:	Dependence on Key Customers
      As discussed in Note 2, the Company has been contracted by Diamond Air Drilling Services, Inc. to fabricate bits for Diamond Air Drilling Services, Inc. For the seven months ended July 31, 2004, the year ended December 31, 2003 and the period from inception, October 1, 2002 through December 31, 2002, Diamond Air Drilling Services, Inc. accounted for 100% of the Company’s sales.

Note 5:	Employee Benefit Plans
      The company has a retirement savings Simple plan in which substantially all employees may participate. The company’s expense for the plan was $2,736 for the seven months ended July 31, 2004 and $0 and $0 for the years ended December 31, 2003 and 2002, respectively.

Note 6:	Subsequent Events
      Effective October 31, 2004 the Company sold substantially all its assets at book value and ceased operations. As of December 31, 2004 paying all liabilities and distributing the remaining assets to its stockholders effectively liquidated the Company.

Note 7:	Restatement of Previously Issued Financial Statements
      Certain errors resulting in unbilled receivables being understated as of 2002 and overstated as of 2003 were discovered due to additional information being provided by the Company. The corrections of these errors resulted in a $15,875 increase in the net income for 2002; $32,547 decrease in net income for 2003 and $16,672 increase in net income for 2004.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
The Members
Downhole Injection Services, LLC
(A Texas Limited Liability Company)
      We have audited the accompanying balance sheets of Downhole Injection Services, LLC (a Texas Limited Liability Company) as of November 30, 2004 and December 31, 2003 and the related statements of operations and members’ equity, and cash flows for the eleven months and year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinions.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Downhole Injection Services, LLC at November 30, 2004 and December 31, 2003, and the results of its operations and its cash flows for the eleven months and the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ JOHNSON, MILLER & CO.

Midland, Texas February 4, 2005

FINANCIAL STATEMENTS
DOWNHOLE INJECTION SERVICES, LLC
BALANCE SHEETS
November 30, 2004 and December 31, 2003

	2004	2003

ASSETS
CURRENT ASSETS
Cash and cash equivalents (note A12)	$71,881	$20,064
Accounts receivable, net of allowance of $10,000 and $10,000 Customers	1,242,346	466,435
Employees	—	2,447
Inventories (note A8)	295,040	189,287
Prepaid expenses	155,626	60,263

Total current assets	1,764,893	738,496
PROPERTY AND EQUIPMENT, NET (notes A8, A9 and C)	719,322	682,564
OTHER ASSETS (notes A9, A10 and D)	4,617	55,400

Total assets	$2,488,832	$1,476,460

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Current portion of notes payable (note E)	$757,406	$159,846
Current portion of capitalized lease obligations (note F)	45,735	67,367
Accounts payable	1,002,375	572,238
Accrued expenses	105,333	78,583
Sales tax payable	21,937	9,340
Interest payable	19,827	4,314

Total current liabilities	1,952,613	891,688
DEFERRED REVENUE	197,400	197,400
NOTES PAYABLE, net of current portion (note E)	17,070	103,744
CAPITALIZED LEASE OBLIGATIONS, net of current portion (note F)	66,702	—
COMMITMENTS AND CONTINGENCIES (notes G and H) MEMBERS’ EQUITY	255,047	283,628

Total liabilities and members’ equity	$2,488,832	$1,476,460

The accompanying summary of accounting policies and footnotes are an integral part of these financial statements.

DOWNHOLE INJECTION SERVICES, LLC
STATEMENTS OF OPERATIONS AND MEMBERS’ EQUITY
For the Eleven Months Ended November 30, 2004 and the Year Ended December 31, 2003

	2004	2003

Sales	$4,792,719	$3,835,414
Cost of sales	3,875,646	3,050,921

Gross profit	917,073	784,493
General and administrative expenses	871,927	792,603

Income (loss) from operations	45,146	(8,110)
Other income (expense)
Interest income	22	403
Interest expense	(73,749)	(41,673)
Impairment loss on patent (note D)	—	(983,278)

	(73,727)	(1,024,548)
NET LOSS	(28,581)	(1,032,658)
Members’ equity — beginning of period	283,628	1,316,286

Members’ equity — end of period	$255,047	$283,628

The accompanying summary of accounting policies and footnotes are an integral part of these financial statements.

DOWNHOLE INJECTION SERVICES, LLC
STATEMENTS OF CASH FLOWS
For the Eleven Months Ended November 30, 2004 and the Year Ended December 31, 2003

	2004	2003

Increase (Decrease) in Cash and Cash Equivalents
Cash flows from operating activities
Net loss	$(28,581)	$(1,032,658)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	326,034	283,765
Impairment loss on patent	—	983,278
Change in account balances
(Increase) decrease in accounts receivable — trade	(775,911)	69,523
Decrease in accounts receivable — employees	2,447	2,722
Increase in inventories	(105,753)	(51,145)
(Increase) decrease in prepaid expenses	(95,363)	46,792
Increase (decrease) in accounts payable	430,137	(73,388)
Increase (decrease) in accrued expenses	26,750	(39,028)
Increase (decrease) in sales tax payable	12,597	(5,268)
Increase in deferred revenue	—	135,000
Increase in interest payable	15,513	4,314

Net cash (used in) provided by operating activities	(192,130)	323,907

Cash flows provided by (used in) investing activities
Purchase of property, plant and equipment	(174,305)	(137,267)

Net cash used in investing activities	(174,305)	(137,267)

Cash flows provided by (used in) financing activities
Issuance of notes payable	1,090,335	—
Repayments on notes payable	(579,449)	(171,830)
Repayments of capital lease obligations	(92,634)	(119,594)

Net cash provided by (used in) financing activities	418,252	(291,424)

Net increase (decrease) in cash and cash equivalents	51,817	(104,784)
Cash and cash equivalents
Beginning of period	20,064	124,848

End of period	$71,881	$20,064

Supplemental disclosure of cash flow information
Interest paid	$58,236	$37,359

Non-cash investing and financing activities:
Acquisition of property and equipment through capital lease financing	$137,704	$—
Acquisition of Ener-Coil, L.L.C. (see note B)	—	—
The accompanying summary of accounting policies and footnotes are an integral part of these financial statements.

DOWNHOLE INJECTION SERVICES, LLC
NOTES TO FINANCIAL STATEMENTS
November 30, 2004 and December 31, 2003
Note A — Summary of Significant Accounting Policies

1.	Formation of Company
      Downhole Injection Services, LLC (the “Company”) is a Texas limited liability company, which was formed February 1, 2004 by a business combination, which has been accounted for as a purchase. The Company is owned 60% by the former members of Ener-Coil, L.L.C. (a Texas limited liability company) and 40% by a multinational integrated oil company and two individuals. All of the assets and liabilities of Ener-Coil, L.L.C. and Downhole Injection Services, LLC (an Oklahoma limited liability company) were contributed to the Company in exchange for the interest outlined above.

2.	Nature of Operations
      The Company is primarily engaged in the installation of coiled tubing for the injection of chemical applications in existing oil and gas wells. These operations are identical to those provided by the Company’s predecessor. The Company also will move existing customer tubing and repair, service, and store customer tubing for future use. The Company’s principal office is located in Midland, Texas and services are offered from three branch offices located in Texas.

3.	Product, Geographic Location and Customer Concentrations
      Product and geographic statistics, as a percentage of revenues, are as follows:

2004

Type of Services Rendered:
Installation of Tubing	60%
Removal and Repair of Customer Owned Tubing	37%
Rental and Other	3%
Geographic Location of Services Rendered:
Texas	47%
Oklahoma	7%
Louisiana	16%
United Arab Emirates	3%
Other Locations	27%

4.	Supplier Concentration
      The Company purchases substantially all of its tubing from two vendors. However, the tubing is generally available from a variety of sources.

5.	Revenue Recognition and Deferred Revenue
      The Company recognizes revenue on jobs upon the completion of services performed. Amounts which are invoiced prior to the completion of services are treated as deferred revenue until the completion of services.

6.	Allowance for Uncollectible Accounts Receivable
      The Company maintains an allowance for losses on trade receivable at an amount evaluated by management as sufficient to provide for future losses.

DOWNHOLE INJECTION SERVICES, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)

7.	Inventory
      Inventory is valued at the lower of cost or market using the average cost method.

8.	Property, Plant and Equipment
      Property, plant and equipment are recorded at cost for purchased assets. Depreciation and amortization expense are computed using straight-line depreciation methods over their estimated useful lives.
      Maintenance and repairs are charged to expense as incurred. Costs and related allowances for depreciation of property and equipment sold or otherwise retired are eliminated from the accounts and the resulting gain or loss on dispositions are reflected in income.

9.	Long-Lived Assets
      The Company periodically evaluates the recoverability of the carrying value of its long-lived assets and identifiable intangibles and whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Examples of events or changes in circumstances that indicate that the recoverability of the carrying amount of an asset should be assessed include but are not limited to the following: a significant decrease in the market value of an asset, a significant change in the extent or matter in which an asset is used or a significant physical change in an asset, a significant adverse change in legal factors or in the business climate that could affect the value of an asset or an adverse action or assessment by a regulator, an accumulation of costs significantly in excess of the amount originally expected to acquire or construct an asset, and/or a current period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with an asset used for the purpose of producing revenue.

10.	Intangible Assets
      The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. SFAS No. 142 requires that goodwill and other intangible assets with indefinite lives no longer be amortized. These intangible assets are tested for impairment at least annually. If there is an impairment, the amount is expensed and the intangible assets are written down accordingly.
      Before implementation of SFAS No. 142, intangible assets were amortized by the straight-line method over the estimated useful lives, ranging from 15 to 40 years.

11.	Income Taxes
      The Company is treated as a partnership for federal tax purposes. As such, the federal income tax liability is borne by the members of the Company. No provision for federal income tax liability is provided in these statements. A provision has been made for the state income and franchise tax where applicable. Taxable income will differ from net income under accounting principles generally accepted in the United States of America due to differences in amortization, depreciation, and disallowance of certain expenses for income tax purposes over lives which generally are longer than the estimated useful lives used by the Company for book purposes.

12.	Cash Flow and Non-Cash Investing and Financing Transactions
      For purposes of the Statement of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

DOWNHOLE INJECTION SERVICES, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)

13.	Advertising Expenses
      Advertising costs are expensed as incurred. Advertising costs totaled $5,167 and $23,658 for the eleven months ended November 30, 2004 and year ended December 31, 2003, respectively.

14.	Management’s Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Note B — Merger of Related Entities
      Effective February 1, 2004, the Company acquired the assets and liabilities of Ener-Coil, L.L.C., pre-merger owner of 43.5% of the Company.
      This merger has been accounted for under the purchase method of accounting. The Company agreed to give the previous owners of Ener-Coil, L.L.C. an additional 16.5% of the Company for all of the assets and liabilities of Ener-Coil, L.L.C. except for its original investment in the Company. The purchase price has been allocated based on the estimated fair values of the 16.5% additional interest acquired by the previous Ener-Coil members as follows:

Accounts receivable	$360,327
Other current assets	39,305
Property, plant and equipment	154,679
Notes payable	(533,929)
Accounts payable and accrued expenses	(20,382)

$—

      For purposes of financial reporting, the Company has accounted for the acquisition as if it took place on January 1, 2004.
Note C — Property, Plant and Equipment
      Property, plant and equipment consist of the following:

	November 30,	December 31,
	2004	2003

Computer Equipment	$115,649	$115,137
Machinery and Equipment	1,318,938	1,082,616
Vehicles	203,813	128,638
Furniture and Fixtures	50,451	50,451

	1,688,851	1,376,842
Less accumulated depreciation	(969,529)	(694,278)

	$719,322	$682,564

      Depreciation expense totaled $275,251 for the eleven months ended November 30, 2004 and $228,365 for the year ended December 31, 2003.

DOWNHOLE INJECTION SERVICES, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)
Note D — Amortizable Intangibles
      The Company assumed a non-compete agreement for approximately $276,999.
      Amortization has been calculated using the straight line method based on a life of 5 years, the length of the non-compete period.
      Total amortization expense was $50,783 and $55,400 for the eleven months ended November 30, 2004 and year ended December 31, 2003.
      On November 25, 2003, the Company lost a patent infringement lawsuit. As a result, the Company recorded a patent impairment charge of approximately $983,000.
Note E — Notes Payable
      Notes payable are comprised of the following:

November 30,
2004

Promissory note payable to Michael Weaver, 4 months of $7,750, interest rate at 0%, unsecured	$7,750
Revolving line of credit with Bank of America, with maximum borrowings of $600,000, matures March 8, 2005, interest rate variable, collateralized by substantially all of the Company’s assets	585,822
Promissory note payable to PAS, Inc. and W.T. Butler Enterprises, 58 months of $3,500 each, interest rate at 6%, unsecured	1,566
Promissory note payable Robert Patterson, former shareholder, 24 months of $2,436, interest rate at 0% collateralized by certain specific assets of the Company	12,315
Promissory note payable to Herb Sostek, 24 months of $6,648, interest rate at 6%, unsecured	45,620
Promissory note payable to Local Bank of Oklahoma, 60 payments of $2,219, interest rate at 6.75%, collateralized by certain specific assets of the Company	43,778
Promissory note payable to Ford Motor Credit Corp, 36 payments of $1,137, interest rate at 0% collateralized by 2003 Ford F350	14,783
Promissory note payable to Local Bank of Oklahoma, 60 Payments of $2,147, interest rate at 6.75%, collateralized by equipment	$62,842

774,476
Less — Current Portion	(757,406)

$17,070

DOWNHOLE INJECTION SERVICES, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)

December 31,
2003

Promissory note payable to PAS, Inc. and W.T. Butler Enterprises, 58 months of $3,500 each, interest rate at 6%, unsecured	$76,208
Promissory note payable to Herb Sostek, 24 months of $6,648, interest rate at 6%, unsecured	41,168
Promissory note payable to Local Bank of Oklahoma, 60 payments of $2,219, interest rate at 6.75%, collateralized by certain specific assets of the Company	62,931
Promissory note payable to Ford Motor Credit Corp, 60 payments of $798.94, interest rate at 9.25% collateralized by 1999 Ford F350	2,360
Promissory note payable to Local Bank of Oklahoma, 60 Payments of $2,147, interest rate at 6.75%, collateralized by certain specific assets of the Company	80,923

263,590
Less — Current Portion	(159,846)

$103,744

      For the succeeding five years, aggregate maturities applicable to long-term debt outstanding at November 30, 2004 are as follows:

November 30,
2005	$757,406
2006	17,070

$774,476

Note F — Capital Leases
      The Company has acquired certain equipment through leasing arrangements, which qualify as capital leases. The equipment acquired has been capitalized and is subject to depreciation (see Note A). The present value of the lease obligations have been recorded as liabilities and are summarized below at November 30, 2004:

Present Value
of Obligation

Capital lease payable to Outsource Lease, 60 monthly payments of $3,710 commencing April 11, 2002, interest rate at 10.67%, collateralized by tubing unit	$21,259
Capital lease payable to Outsource Lease, 60 monthly payments of $865 commencing April 29, 2002, interest rate at 10.67%, collateralized by computer network	91,178

112,437
Less — Current Portion	45,735

$66,702

DOWNHOLE INJECTION SERVICES, LLC
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Future minimum lease payments for these capital leases are as follows:

Year	Total Payment

2005	$54,900
2006	54,900
2007	21,232

Total Future Minimum Lease Payments	131,032
Total Amount Representing Interest	18,595

Present Value of Lease Obligation	$112,437

      The Company utilizes leased equipment in its daily operations which have been capitalized. Capitalized costs of the equipment are $237,065 and $187,785 and accumulated depreciation is $80,164 and $75,114 at November 30, 2004 and December 31, 2003, respectively.
Note G — Operating Leases
      The Company conducts certain parts of its operations from leased premises pursuant to operating leases, which will expire during 2005.
      Management expects that in the normal course of business, the lease will be renewed or replaced by other leases.
      Total rental expense was $174,869 for the eleven months ended November 30, 2004 and $143,774 for the year ended December 31, 2003.
      For the succeeding five year period, future minimum lease commitments under non-cancelable operating leases with terms in excess of one year are:

2005	$166,235
2006	132,245
2007	60,161
2008	30,000
2009	10,000

$398,641

      As of November 30, 2004, the Company has leased four trucks from Ford Motor Credit under a cancelable master lease agreement. The lease may be canceled by the Company by return of the trucks to the lessor along with a premium for early termination as determined by formula. The term of the lease is for 48 months from the date of delivery to the Company. Insurance, taxes, and operating expenses are paid by the Company.
      For 2004, rentals paid under this agreement totaled $50,458. As of December 31, 2004, the Company’s monthly lease commitment under this agreement is $5,027.
      The future annual minimum lease commitment, assuming no early termination, is $60,323.
Note H — Subsequent Event
      Effective December 1, 2004, the members of the Company entered into a buy sell agreement with a third party. The members agreed to sell all of their equity interest for $1,100,000 cash, 508,466 shares of the third party company’s stock and assumption of all of the Company’s present and future obligations.

INDEPENDENT AUDITORS’ REPORT
To the Stockholders
Delta Rental Service, Inc.
Scott, Louisiana
      We have audited the accompanying Balance Sheets of Delta Rental Service, Inc. (a Louisiana corporation) as of December 31, 2004 and 2003 and the related Statements of Income, Retained Earnings and Cash Flows for the twelve months then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Delta Rental Service, Inc. as of December 31, 2004 and 2003 and the results of their operations and cash flows for the twelve months then ended in conformity with accounting principles generally accepted in the United States of America.

/s/	WRIGHT, MOORE, DEHART,

DUPUIS & HUTCHINSON, L.L.C.

Certified Public Accountants
March 23, 2005

DELTA RENTAL SERVICE, INC.
BALANCE SHEETS

	December 31,

	2004	2003

ASSETS
CURRENT ASSETS
Cash	$891,338	$705,553
Accounts Receivable	1,095,587	713,929
Prepaid Insurance	13,838	14,067
Prepaid Income Taxes	—	51,411
Current Deferred Tax Asset	—	77,595

Employee Advances
Total Current Assets	2,000,763	1,562,555

PROPERTY AND EQUIPMENT
Office Equipment	33,624	32,407
Rental Equipment	3,699,987	3,341,816
Transportation Equipment	144,260	144,260
Yard Equipment	77,211	77,211

Total	3,955,082	3,595,694
Less: Accumulated Depreciation	(2,610,143)	(2,307,864)

Net Property and Equipment	1,344,939	1,287,830
OTHER ASSETS
Cash Surrender Value of Life Insurance	38,261	35,446

Total Other Assets	38,261	35,446

TOTAL ASSETS	$3,383,963	$2,885,831

The accompanying notes are an integral part of this statement.

DELTA RENTAL SERVICE, INC.
BALANCE SHEETS — (Continued)

	December 31,

	2004	2003

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	$53,949	$40,829
Payroll Liabilities Payable	17,157	16,063
Sales Tax Payable	12,308	3,487
Accrued Interest Expense	3,734	4,244
Income Taxes Payable	92,448	—
Current Portion of Stockholder Loan	93,994	87,674

Total Current Liabilities	273,590	152,297

LONG-TERM LIABILITIES
Stockholder Loan (Less Current Portion)	547,784	641,775
Long-Term Deferred Tax Liability	353,147	311,762

Stockholder Loan
Total Long-Term Liabilities	900,931	953,537

Total Liabilities	1,174,521	1,105,834

STOCKHOLDERS’ EQUITY
Common Stock (No Par Value, 300,000 Shares Authorized, 27,083 Shares Issued and 8,333 Outstanding)	27,083	27,083
Additional Paid-In Capital	64,574	64,574
Retained Earnings	3,117,785	2,688,340
Less: Treasury Stock (18,750 Shares at Cost)	(1,000,000)	(1,000,000)

Total Stockholders’ Equity	2,209,442	1,779,997

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,383,963	$2,885,831

The accompanying notes are an integral part of this statement.

DELTA RENTAL SERVICE, INC.
STATEMENTS OF OPERATIONS

	Twelve Months Ended
	December 31,

	2004	2003

REVENUES	$3,249,338	$2,662,091
COST OF REVENUES
Direct	796,194	766,196

GROSS PROFIT	2,453,144	1,895,895
ADMINISTRATIVE EXPENSES
General and Administrative	1,798,414	1,926,173
Depreciation	30,061	31,678

Total Administrative Expenses	1,828,475	1,957,851

INCOME (LOSS) FROM OPERATIONS	624,669	(61,956)

OTHER INCOME (EXPENSES)
Interest Expense	(48,503)	(61,177)
Interest Income	4,064	2,234
Life Insurance Dividends	930	930
Gain on Sale of Assets	113,435	354,382

Total Other Income (Expenses)	69,926	296,369

INCOME BEFORE PROVISION FOR INCOME TAXES	694,595	234,413

PROVISION FOR INCOME TAXES
Current	146,170	—
Deferred	118,980	134,274

Total Income Tax Provision	265,150	134,274

NET INCOME	$429,445	$100,139

The accompanying notes are an integral part of this statement.

DELTA RENTAL SERVICE, INC.
STATEMENTS OF RETAINED EARNINGS

	Twelve Months Ended
	December 31,

	2004	2003

BEGINNING BALANCE	$2,688,340	$2,588,201
NET INCOME	429,445	100,139

ENDING BALANCE	$3,117,785	$2,688,340

The accompanying notes are an integral part of this statement.

DELTA RENTAL SERVICE, INC.
STATEMENTS OF CASH FLOWS

	Twelve Months Ended
	December 31,

	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$429,445	$100,139
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation and Amortization	346,615	308,587
Gain on Sale of Assets	(113,435)	(354,382)
Change in Assets and Liabilities:
Accounts Receivable	(381,658)	(7,963)
Prepaid Expenses	51,640	62,610
Accounts Payable and Accrued Expenses	114,973	(29,129)
Deferred Taxes	118,980	134,274

Total Adjustments	137,115	113,997

Net Cash Provided By Operating Activities	566,560	214,136

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Equipment	(480,371)	(781,152)
Proceeds from Sale of Assets	190,082	522,911
Cash Surrender Value — Life Insurance	(2,815)	(2,816)

Net Cash Used In Investing Activities	(293,104)	(261,057)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal Payments on Treasury Stock Note	—	(506,036)
Proceeds From Long-Term Debt	—	—
Proceeds From Stockholder Note Payable	—	450,000
Principal Payments Stockholder Note Payable	(87,671)	(20,550)

Net Cash Used in Financing Activities	(87,671)	(76,586)

NET INCREASE (DECREASE) IN CASH	185,785	(123,507)
CASH AT BEGINNING OF YEAR	705,553	829,060

CASH AT END OF YEAR	$891,338	$705,553

SUPPLEMENTAL DISCLOSURES:
Interest Paid	$49,013	$84,650

Income Taxes Paid	$2,311	$37,460

The accompanying notes are an integral part of this statement.

DELTA RENTAL SERVICE, INC.
NOTES TO FINANCIAL STATEMENTS
(A)     Summary of Significant Accounting Policies
      NATURE OF BUSINESS — Delta Rental Service, Inc. (the Company) is incorporated in the State of Louisiana. The Company leases pipe, tubulars and other equipment to the service companies of the petroleum exploration and production industry. The Company’s facility is located in Scott, Louisiana, and leases equipment to companies primarily in the Louisiana Gulf Coast Region.
      REPORTING PERIOD — The Company typically reports its financial position and results of operations based on its federal income tax fiscal year end of March 31. The accompanying financial statements present the Company’s financial position as of December 31, and the results of operations and cash flows for the twelve months ended December 31.
      INCOME TAXES — Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of accrued taxes plus deferred taxes related primarily to the differences between the bases of certain assets and liabilities for financial and tax reporting. The deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.
      PROPERTY AND EQUIPMENT — Property and equipment of the Company are stated at cost. Expenditures for property and equipment which substantially increase the useful lives of existing assets are capitalized at cost and depreciated. Routine expenditures for repairs and maintenance are expensed as incurred.
      Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets for financial reporting purposes. For income tax purposes, depreciation is computed by use of the Modified Accelerated Cost Recovery System (MACRS).
      CASH AND CASH EQUIVALENTS — The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents at December 31, 2004 and 2003.
      USE OF ESTIMATES — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
      ACCOUNTS RECEIVABLE — The Company generally does not require collateral, and the majority of its trade receivables are unsecured. The carrying amount for accounts receivable approximates fair value.
      ADVERTISING — Advertising costs are charged to operations when incurred. Advertising expense for the twelve month periods ended December 31, 2004 and 2003 was $3,272 and $1,884, respectively.
(B)     Concentration of Credit Risk
      The Company maintains cash balances at two separate financial institutions. Accounts are insured by the Federal Deposit Insurance Corporation up to $100,000 per institution. Balances in excess of insured limits at December 31, 2004 and 2003 were $692,208 and $507,438 respectively.

DELTA RENTAL SERVICE, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(C)     Accounts Receivable
      The balance in Accounts Receivable is comprised of billed invoices as well as unbilled rentals which crossed accounting periods. The breakdown of accounts receivable at December 31, is as follows:

	2004	2003

Billed Accounts Receivable	$699,442	$407,556
Accrued Unbilled Revenue	396,145	306,373

Total	$1,095,587	$713,929

(D)     Income Taxes
      Income tax expense consists of the following at December 31:

	2004	2003

Current
Federal	$128,548	$—
States	17,622	—

Total Current Income Tax Expense	146,170	—
Deferred	118,980	134,274

Total Income Tax Expense	$265,150	$134,274

      The effective tax on pre-taxable income is approximately 34 percent federal and 6 percent for the various states. The primary reason for the difference between the effective tax rates and the statutory marginal rates is due to various book to tax timing differences, and non-deductible expenses for income tax purposes.
      Deferred income taxes are a result of timing differences between book and taxable incomes as well as net operating loss carryforwards. The major timing differences for deferred income taxes at December 31 are as follows:

	2004	2003

Depreciation Timing Difference	$882,867	$779,405
Net Operating Loss Carry-Forward	—	(163,311)
Charitable Contribution Carryover	—	(30,678)

	882,867	585,416
Blended Federal and State Rates	40%	40%

Deferred Income Tax Liability (Net)	$353,147	$234,167

      These amounts have been presented in the Company’s financial statements as follows:

	2004	2003

Current Deferred Tax Asset	$—	$(77,595)
Long-Term Deferred Tax Liability	353,147	311,762

Total	$353,147	$234,167

DELTA RENTAL SERVICE, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(E)     Employee Benefit Plans
      The Company adopted a profit sharing retirement plan for its employees effective April 1, 1979. The plan was restated to update its terms, provisions and conditions effective April 1, 2003. The restated plan continues to be for the exclusive benefit of the employees of the Company. An employee is eligible to participate upon the completion of one year of eligible service and the attainment of age 21. The Company determines annually the amount of current or accumulated profits to be contributed to the plan. The plan vests one hundred percent (100%) after six or more years of continuing service.
      Contributions to the plan for the twelve months ended December 31, 2004 and 2003 were $147,744 and $133,382 respectively.
(F)     Note Payable Stockholder
      The Company has a note payable to the stockholder dated August 29, 2003, payable in monthly installments of $3,955, bearing interest at 6.982% per annum, due August 1, 2010. The balance at December 31, 2004 and 2003 is $641,778 and $729,449, respectively.
      Future maturities on this note are as follows:

Twelve Months Ending December 31,
2005	$93,994
2006	100,772
2007	108,038
2008	115,827
2009	124,178
Later	98,969

Total	$641,778

(G)     Compensated Absences
      Employees of the Company are entitled to paid vacation and paid sick days, depending on length of service. No unused vacation or sick leave is payable to an employee upon separation. The Company’s policy is to recognize the costs of compensated absences when actually paid to employees. Accordingly, no accruals have been made.
(H)     Related Party Transactions
      The Company’s operations are conducted in a facility owned by its stockholders. The Company entered into a formal lease agreement for the facilities on June 6, 2000. The lease agreement requires rental payments of $6,000 per month and expires on June 30, 2005. For the twelve month periods ended December 31, 2004 and 2003, $72,000 per period was paid to the stockholders for rent.
      Minimum future lease payments under the lease are as follows:

Twelve Months Ending December 31,
2005	$36,000

Total	$36,000

DELTA RENTAL SERVICE, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(I)     Major Customers
      Customers comprising ten percent (10%) or more of the Company’s revenues or accounts receivable balances for the periods ended December 31 are as follows:
      For the twelve months ended December 31, 2003:

			Percentage of
	Sales	Percentage of	Total Accounts
	Amount	Total Revenue	Receivable

Customer A	$488,589	18.35%	14.39%
Customer B	$401,265	15.07%	9.85%
Customer C	$296,570	11.14%	11.71%
Customer D	$269,963	10.14%	9.61%
      For the year ended December 31, 2004:

			Percentage of
	Sales	Percentage of	Total Accounts
	Amount	Total Revenue	Receivable

Customer A	$549,678	16.92%	14.31%
Customer B	$528,474	16.26%	22.51%
Customer C	$329,160	10.13%	6.40%
Customer D	$308,133	9.48%	13.15%
(J)     Subsequent Events
      Subsequent to the balance sheet date, but prior to the date of this report, the Company’s stockholders entered into a purchase agreement whereby they have agreed to sale all of their interest in the Company to a third-party. The sale is scheduled to close in April, 2005.

DELTA RENTAL SERVICE, INC.
BALANCE SHEET
(unaudited)

March 31,
2005

ASSETS
CURRENT ASSETS
Cash	$169,154
Accounts Receivable	936,156
Prepaid Insurance	—
Prepaid Income Taxes	—
Current Deferred Tax Asset	160,349

Employee Advances

Total Current Assets	1,265,659

PROPERTY AND EQUIPMENT
Office Equipment	33,624
Rental Equipment	3,739,342
Transportation Equipment	144,180
Yard Equipment	77,211

Total	3,994,357
Less: Accumulated Depreciation	(2,652,825)

Net Property and Equipment	1,341,532

OTHER ASSETS
Cash Surrender Value of Life Insurance	—

Total Other Assets	—

TOTAL ASSETS	$2,607,191

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	$31,630
Payroll Liabilities Payable	398
Sales Tax Payable	7,433
Accrued Insurance Payable	19,447
Accrued Interest Expense	—
Accrued Profit Sharing Payable	—
Income Taxes Payable	374,492
Note Payable — Insurance	—
Current Portion of Stockholder Loan	—

Total Current Liabilities	433,400

LONG-TERM LIABILITIES
Stockholder Loan (Less Current Portion)	—
Long-Term Deferred Tax Liability	373,153

Total Long-Term Liabilities	373,153

Total Liabilities	806,553

STOCKHOLDERS’ EQUITY
Common Stock (No Par Value, 300,000 Shares Authorized, 27,083 Shares Issued and 8,333 Outstanding)	27,083
Additional Paid-In Capital	64,574
Retained Earnings	2,708,981
Less: Treasury Stock (18,750 Shares at Cost)	(1,000,000)

Total Stockholders’ Equity	1,800,638
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,607,191

DELTA RENTAL SERVICE, INC.
STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended
	March 31,

	2005	2004

REVENUES	$820,769	$744,811
COST OF REVENUES
Direct	203,271	265,230

GROSS PROFIT	617,498	479,581
ADMINISTRATIVE EXPENSES
General and Administrative	984,505	1,106,656
Depreciation	7,578	7,465

Total Administrative Expenses	992,083	1,114,121

LOSS FROM OPERATIONS	(374,585)	(634,540)

OTHER INCOME (EXPENSES)
Interest Expense	(10,937)	(13,166)
Interest Income	2,896	364
Gain on Sale of Assets	115,519	36,850

Total Other Income (Expenses)	107,478	24,048

LOSS BEFORE PROVISION FOR INCOME TAXES	(267,107)	(610,492)

PROVISION (BENEFIT) FOR INCOME TAXES
Current	—	—
Deferred	141,697	(221,825)

Total Income Tax Provision (Benefit)	141,697	(221,825)

NET LOSS	$(408,804)	$(388,667)

DELTA RENTAL SERVICE, INC.
STATEMENT OF RETAINED EARNINGS
(unaudited)

	Three Months Ended
	March 31,

	2005	2004

BEGINNING BALANCE	$3,117,785	$2,688,340
NET LOSS	(408,804)	(388,667)

ENDING BALANCE	$2,708,981	$2,299,673

DELTA RENTAL SERVICE, INC.
STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended
	March 31,

	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(408,804)	$(388,667)
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation and Amortization	94,220	83,854
Gain on Sale of Assets	(115,519)	(36,850)
Change in Assets and Liabilities:
Accounts Receivable	159,431	(97,326)
Prepaid Expenses	13,838	(10,933)
Accounts Payable and Accrued Expenses	253,804	256,078
Deferred Taxes	(140,343)	(221,825)

Total Adjustments	265,431	(27,002)

Net Cash Used In Operating Activities	(143,373)	(415,669)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Equipment	(151,956)	(40,557)
Proceeds from Sale of Assets	176,662	44,440
Cash Surrender Value — Life Insurance	38,261	(473)

Net Cash Used In Investing Activities	62,967	3,410

CASH FLOWS FROM FINANCING ACTIVITIES
Principal Payments Stockholder Note Payable	(641,778)	(21,349)
Net Cash Used in Financing Activities	(641,778)	(21,349)

NET DECREASE IN CASH	(722,184)	(433,608)
CASH AT BEGINNING OF PERIOD	891,338	705,553

CASH AT END OF PERIOD	$169,154	$271,945

SUPPLEMENTAL DISCLOSURES:
Interest Paid	$7,203	$13,166

Income Taxes Paid	$—	$—

Non-Cash Financing of Insurance Premiums	$—	$30,351

INDEPENDENT AUDITORS’ REPORT
To the Board of Directors
Capcoil Tubing Services, Inc.
P.O. Box 2280 Kilgore, Texas
      We have audited the balance sheets of Capcoil Tubing Services, Inc. (a Texas corporation), as of December 31, 2004 and 2003, and the related statements of operations and retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Capcoil Tubing Services, Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ CURTIS BLAKELY & CO., PC

Kilgore, Texas
March 16, 2005

CAPCOIL TUBING SERVICES, INC.
BALANCE SHEETS

	December 31,

	2004	2003

ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$348,674	$45,857
Accounts Receivable	538,658	818,736
Inventory	386,685	384,431
Prepaid Expenses	107,703	92,306

TOTAL CURRENT ASSETS	1,381,720	1,341,330

PROPERTY AND EQUIPMENT:
Furniture, Fixtures and Equipment	11,343	5,870
Software	3,127	3,127
Production Equipment	2,078,897	1,709,196
Vehicles	172,720	107,442
Production Equipment Under Construction	94,332	-0-

TOTAL PROPERTY AND EQUIPMENT	2,360,419	1,825,635
Less: Accumulated Depreciation	(433,800)	(221,451)

NET PROPERTY AND EQUIPMENT	1,926,619	1,604,184

OTHER ASSETS:
Organizational Costs	12,057	18,085

TOTAL ASSETS	$3,320,396	$2,963,599

(The accompanying notes are an integral part of these financial statements.)

CAPCOIL TUBING SERVICES, INC.
BALANCE SHEETS — (Continued)

	December 31,

	2004	2003

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current Portion of Long-term Debt	$445,924	$431,452
Current Portion of Obligation Under Capital Lease	447	-0-
Current Portion of Long-term Debt — Related Party	22,824	-0-
Accounts Payable — Trade	383,762	891,508
Accrued Interest Payable	4,018	-0-
Accrued Wages	6,400	-0-
Short-term Borrowings	430,314	422,321
Short-term Borrowings — Related Party	130,000	-0-

TOTAL CURRENT LIABILITIES	1,423,689	1,745,281

LONG-TERM DEBT, LESS CURRENT MATURITIES:
Long-term Debt	471,451	451,262
Long-term Debt — Related Party	31,213	-0-
Obligation Under Capital Lease	2,880	-0-

TOTAL LONG-TERM DEBT	505,544	451,262

TOTAL LIABILITIES	1,929,233	2,196,543

STOCKHOLDERS’ EQUITY:
Common Stock — $1 Par Value
100,000 Shares Authorized
1,000 Shares Issued and Outstanding	600,000	600,000
Additional Paid-in Capital	50,000	50,000
Retained Earnings	741,163	117,056

TOTAL STOCKHOLDERS’ EQUITY	1,391,163	767,056

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,320,396	$2,963,599

(The accompanying notes are an integral part of these financial statements.)

CAPCOIL TUBING SERVICES, INC.
STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

	Years Ended December 31,

	2004	2003

REVENUE	$5,774,442	$5,478,666
Cost of Sales and Services	4,371,316	4,523,702

Gross Profit	1,403,126	954,964

OPERATING EXPENSES:
General and Administrative	159,677	131,254
Depreciation	35,456	24,648
Insurance	228,112	186,125
Lease Expense	29,250	27,000
Salaries — Administration	126,520	89,287
Taxes	126,222	68,838
Interest	73,782	51,380

TOTAL OPERATING EXPENSES	779,019	578,532

NET INCOME	624,107	376,432
RETAINED EARNINGS (DEFICIT) — BEGINNING OF PERIOD	117,056	(259,376)

RETAINED EARNINGS — END OF PERIOD	$741,163	$117,056

(The accompanying notes are an integral part of these financial statements.)

CAPCOIL TUBING SERVICES, INC.
STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$624,107	$376,432
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	218,375	170,317
Change in Assets and Liabilities:
Accounts Receivable	280,078	(595,486)
Inventory	(428,090)	298,810
Prepaids	(15,395)	(32,465)
Accounts Payable and Accruals	(42,242)	95,417

TOTAL ADJUSTMENTS	12,726	(63,407)

NET CASH PROVIDED BY OPERATING ACTIVITIES	636,833	313,025

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(462,998)	(541,551)

NET CASH USED IN INVESTING ACTIVITIES	(462,998)	(541,551)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of Short-term Borrowings	(101,736)	(124,513)
Payments of Long-term Debt	(519,383)	(377,668)
Payments of Capital Lease Obligation	(89)	-0-
Proceeds From Short-term Debt Borrowing	239,729	223,578
Proceeds From Long-term Debt Borrowing	510,461	441,265
Proceeds From Additional Paid-in Capital	-0-	50,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	128,982	212,662

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	302,817	(15,864)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	45,857	61,721

CASH AND CASH EQUIVALENTS AT END OF YEAR	$348,674	$45,857

(The accompanying notes are an integral part of these financial statements.)

CAPCOIL TUBING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS

Note 1 —	Summary of Significant Accounting Policies:
Basis of Presentation
      The Corporation began business in 2001, and is engaged in the business of oil and gas well servicing. The Corporation currently provides coil tubing services with capabilities from 1/4” capillary tubing to 1” coil tubing. Services include the ability to deliver and inject nitrogen into wells. Most of the work is service work related to existing wells in the field, but some work is performed in relation to drilling activity.
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from these estimates. Among other things, estimates are used in accounting for depreciation.
Revenue Recognition
      Revenues and expenses are recorded when services are rendered and expenses are incurred and collectibility is reasonably assured. Customers are billed as services are rendered.
Cash and Cash Equivalents
      For purposes of the Statement of Cash Flows, the Corporation considers cash and cash equivalents to include cash on hand and demand deposits.
Accounts Receivable
      Trade receivables are reported in the balance sheets at outstanding principal less any allowances for doubtful accounts. Trade receivables are short-term and interest is not accrued. Trade receivables are written off at the time they are deemed uncollectible. An allowance for uncollectible trade receivables is recorded when deemed appropriate based on a review of aged receivables and expected recoveries. The allowance for doubtful accounts was $-0- at December 31, 2004 and 2003.
Inventory
      Inventories, which consist principally of (i) products which are consumed in the Corporation’s services provided to customers, (ii) spare parts for equipment used in providing these services and (iii) manufactured components and attachments for equipment used in providing services, are stated primarily at the lower of weighted-average cost or market. Cost primarily represents invoice costs. The Corporation regularly reviews inventory quantities on hand.
Property and Equipment
      Property and equipment is stated substantially at original cost. Additions, replacements, and renewals of property determined to be units of property are charged to the property and equipment accounts. The replacement of property and equipment determined not to be a unit of property and the cost of maintenance and repairs are charged to operating expense. Property and equipment is stated at cost and when sold or retired, a gain or loss is recognized. Depreciation expense is computed using the straight-line composite method based on estimated service lives of the various classes of depreciable property.
      Property and equipment are reviewed for impairment whenever events or circumstances indicate their carrying value may not be recoverable. When such events or circumstances arise, an estimate of the future undiscounted cash flows produced by the asset, or the appropriate grouping of assets, is compared to the asset’s carrying value to determine if any impairment exists pursuant to the requirements of

CAPCOIL TUBING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No. 144). If the asset is determined to be impaired, the impairment loss is measured based on the excess of its carrying value over its fair value.
Internal Use Software
      In accordance with Statement of Position (SOP) 98-1, the Corporation capitalizes software developed or obtained for internal use. These capitalized costs are included in property and equipment. Initial operating system software is amortized over the life of the associated hardware. Application software is amortized over a useful life of three years.
Asset Retirement Obligations
      Effective January 1, 2003, the Corporation adopted SFAS No. 143, “Accounting for Asset Retirement Obligations”. This statement provides the accounting for the cost of legal obligations associated with the retirement of long-lived assets. SFAS No. 143 requires that companies recognize the fair value of a liability for asset retirement obligations in the period in which the obligations are incurred and capitalize that amount as part of the book value of the long-lived asset. The Corporation has no legal obligation to remove assets. Therefore, the adoption of SFAS No. 143 did not have a material effect on the Corporation’s financial statements.
Income Taxes
      The Corporation is a Subchapter S Corporation under the Internal Revenue Code. The taxable income or losses of the Corporation are includable in the tax return of the stockholder for federal income tax purposes. The Corporation is subject to state income tax.
      Deferred state income taxes should be recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. However, management considers their amount to be immaterial and thus deferred state income taxes are not recorded on the Corporation’s financial statements.

Note 2 —	Organizational Costs:
      Organizational costs represent the unamortized balance of organizational costs. The organizational costs were incurred in 2001 and are being amortized over 5 years. Amortization for both 2004 and 2003 totaled $6,028.

CAPCOIL TUBING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 3 —	Property and Equipment:
      Net property and equipment at December 31, 2004 and 2003 was composed of the following:

	Depreciation
	Rate (%)	2004	2003

Furniture, fixtures, and equipment	20%	$11,343	$5,870
Software	33%	3,127	3,127
Production equipment	10% – 20%	2,078,897	1,709,196
Vehicles	20%	172,720	107,442
Production equipment under construction	N/A	94,332	-0-

Total Property and Equipment		2,360,419	1,825,635
Less: Accumulated Depreciation		(433,800)	(221,451)

Net Property and Equipment		$1,926,619	$1,604,184

      Substantially all of the plant is pledged as security for long-term debt to various lenders.
      Depreciation expense was $212,347 and $164,289 for the years ended December 31, 2004 and 2003, respectively, of which $182,919 and $145,669 was included in cost of sales in 2004 and 2003.

Note 4 —	Capital Lease Obligations:
      The Corporation leases office equipment with a lease term through October 2007. This obligation has been recorded in the accompanying financial statements at the present value of future minimum lease payments, discounted at an interest rate of 20 percent. Capitalized costs of $3,416, less accumulated depreciation of $-0- at December 31, 2004, are included in property and equipment in the accompanying financial statements. Depreciation expense for this equipment for 2004 was $-0-.
      Obligation under capital leases consist of the following:

		2004

Total		$3,327
Less:	Current portion	(447)

	Long-Term Portion	$2,880

      The future minimum lease payments under the capital leases and the net present value of the future minimum lease payments are as follows for the year ended December 31, 2004:

2004

2005	$1,072
2006	1,072
2007	1,072
2008	1,072
2009	894

5,182
Less: Amount representing interest	(1,855)

Present Value of Future Minimum Lease payments	$3,327

CAPCOIL TUBING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Note 5 — Short-Term Borrowings:
      Short-term borrowings at December 31, 2004 and 2003 are comprised of the following:

Creditor	Terms	Collateral	2004	2003

Texas Bank & Trust	$350,000 line-of-credit expiring December 2005 bearing interest at prime (5.25 percent at December 31, 2004).	Equipment	$349,923	$350,000
Texas Bank & Trust	$375,000 line of credit expiring December 2004 bearing interest at prime.	Equipment	-0-	3,029
AICCO, Inc.	Due $11,760 per month through July 2005 including interest at 7.15 percent.	None	80,391	-0-
AICCO, Inc.	Due $10,114 per month through July 2004 including interest at 6.50 percent.	None	-0-	69,292

Total Short-Term Borrowings			$430,314	$422,321

Note 6 — Short-Term Borrowings — Related Party:
      Short-term borrowings from related parties at December 31, 2004 and 2003 are comprised of the following:

Creditor	Terms	Collateral	2004	2003

M Bar Ranch, L.P.	$130,000 promissory note, interest of 8 percent and principal due at maturity date — August 2005.	None	$130,000	$-0-
      A stockholder of the corporation holds an interest in M Bar Ranch, L.P.
      Interest expense of $4,018 has been accrued on this short-term borrowing at December 31, 2004.

CAPCOIL TUBING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Note 7 — Long-Term Notes Payable:
      Long-term notes payable to unrelated parties are comprised of the following:

Creditor	Terms	Collateral	2004	2003

Texas Bank & Trust	Due $6,048 per month through August 2006, including interest at prime (5.25% at December 2004).	Equipment - Accounts	$117,138	$183,232
Texas Bank & Trust	Due $7,037 per month through March 2007, including interest at prime (5.25% at December 2004).	Equipment - Accounts	176,501	251,566
Texas Bank & Trust	Due $7,000 per month through March 2006, including interest at prime (5.25% at December 2004).	Equipment - Accounts	101,957	179,620
Texas Bank & Trust	Due $30,000 per month through June 2004, including interest at prime (Pd in full at December 2004).	Equipment - Accounts	-0-	171,541
Texas Bank & Trust	Due $7,407 per month through March 2007, including interest at prime (5.25% at December 2004).	Equipment - Accounts	191,125	-0-
Texas Bank & Trust	Due $6,100 per month through October 2007, including interest at prime (5.25% at December 2004).	Equipment - Accounts	195,082	-0-
Navistar	Due $1,055 per month through November 2005, including interest at 9.95 percent.	Equipment	11,046	22,004
Navistar	Due $1,055 per month through November 2005, including interest at 9.95 percent.	Equipment	11,046	21,075
Navistar	Due $998 per month through June 2007, including interest at 11.50 percent.	Equipment	24,405	-0-
Ford Motor Credit	Due $738 per month through May 2006, including interest at 2.90 percent.	Vehicle	12,275	20,641
Ford Motor Credit	Due $1,112 per month through August 2006, including interest at 5.50 percent.	Vehicle	21,211	33,035
Ford Motor Credit	Due $1,173 per month through July 2007, including interest at 2.90 percent.	Vehicle	35,007	-0-
Ford Motor Credit	Due $730 per month through August 2007, including interest at 7.25 percent.	Vehicle	20,582	-0-

Total Long-Term Notes Payable			917,375	882,714
Current Maturities			(445,924)	(431,452)

Long-Term Notes Payable,
Net of Current Maturities			$471,451	$451,262

CAPCOIL TUBING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Payments on the notes are due monthly in the approximate amount of $40,453. The maturities of long-term debt for each of the three years succeeding the balance sheet date are as follows:

2005	$445,924
2006	349,064
2007	122,387

Total	$917,375

Note 8 — Long-Term Note Payable — Related Party:

Creditor	Terms	Collateral	2004	2003

M Bar Ranch, L.P.	Due $2,194 per month through March 2007, including interest at 8.00 percent.	Vehicle	$54,037	$-0-
Current Maturities			(22,824)	-0-

Long-Term Note Payables — Related Party, Net of Current Maturities			$31,213	$-0-

      The maturities of long-term debt for each of the three years succeeding the balance sheet date are as follows:

2005	$22,824
2006	24,719
2007	6,494

Total	$54,037

      Interest of $3,779 and principal of $8,986 was paid to the related party on the note in 2004.
Note 9 — Operating Leases:
      The Corporation has various cancelable and noncancelable operating leases for building space, storage facilities and equipment. The noncancelable lease expired March 2005, but was renewed through March 2007.
      Future minimum rental payments for the next five years are as follows:

2005	$27,000
2006	27,000
2007	5,625
      Rental expense under operating leases was $29,250 in 2004 and $27,000 in 2003.
Note 10 — Related Party Transactions:
      The Corporation has received loans from affiliates and owners. These transactions are described in previous footnotes to these financial statements.

CAPCOIL TUBING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Note 11 — Concentration of Credit Risk:
      Financial instruments that potentially subject the Corporation to significant concentrations of credit risk consists primarily of cash equivalents and trade accounts receivable. The estimated fair value of such financial instruments at December 31, 2004 and 2003 approximate their carrying value as reflected in the balance sheet. At December 31, 2004, the Corporation had deposits in checking accounts which exceed federally insured limits by $248,674. The Corporation has not experienced any material credit losses on its financial instruments.
      Revenues from one customer represent 32 percent and 47 percent of total revenues in 2004 and 2003, respectively. A second customer represented 14 percent of total revenues in 2004. No other customers or entity accounted for more than 10 percent of 2004 or 2003 revenues.
      A majority of the Corporation’s trade receivables are derived from large oil and gas production companies. Concentration of credit risk with respect to receivables is considered to be limited due to its customer base. However, 30 percent of trade receivables is due from one customer at December 31, 2004. The Corporation performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral to secure accounts receivable. The Corporation is exposed to credit loss in the event of nonperformance by customers on trade receivables. The Corporation does not anticipate significant nonperformance by customers on trade receivables.
      The Corporation’s sales are concentrated primarily in east Texas and northern Louisiana.
Note 12 — Additional Cash Flow Information:

	2004	2003

Cash paid during the year:
Interest	$69,764	$51,380
Note 13 — Significant Noncash Transactions:
      The Corporation purchased equipment and vehicles in 2004 and 2003 and incurred $97,620 and $92,463, respectively, in debt relative to these purchases.
Note 14 — Subsequent Event:
      Effective April 1, 2005, the stockholders of the Corporation signed a letter of intent to sell their interests in the Corporation to Allis-Chalmers Energy, Inc.
      Effective January 1, 2005, the Corporation revoked its S Corporation election for federal tax purposes and will be taxed as a C Corporation.

INDEPENDENT AUDITOR’S REPORT ON ADDITIONAL INFORMATION
To the Stockholders
of Capcoil Tubing Services, Inc.
      Our report on our audits of the basic financial statements of Capcoil Tubing Services, Inc. for December 31, 2004 and 2003, appears on page 3. These audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The additional information on pages 17 and 18 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ CURTIS BLAKELY & CO., PC

Longview, Texas
March 16, 2005

CAPCOIL TUBING SERVICES, INC.
STATEMENTS OF OPERATIONS WITH ADDITIONAL INFORMATION

	Year Ended December 31,

	2004	2003

REVENUE	$5,774,442	$5,478,666
COST OF SALES AND SERVICES:
Inventory Purchases	2,684,319	3,400,025
Wages	854,041	546,858
Contract Services	153,192	152,432
Location Expenses	84,709	58,027
Repairs and Maintenance	132,846	70,024
Depreciation	182,919	145,669
Fuel and Oil	114,112	74,836
Freight	14,432	11,646
Sales Commissions	15,352	323
Sales Expense	13,307	10,827
Supplies	61,494	28,165
Other Expenses	12,082	6,676
Equipment Leases and Rentals	48,511	18,194

TOTAL COST OF GOODS SOLD	4,371,316	4,523,702

GROSS PROFIT	1,403,126	954,964

GENERAL AND ADMINISTRATIVE:
Accounting	41,794	22,456
Telephone	26,939	19,842
Auto	17,955	15,203
Consulting	15,100	15,012
Advertising and Promotional	12,715	6,847
License and Fees	10,719	7,110
Office Supplies	7,818	7,644
Utilities	7,582	6,397
Janitorial	5,542	2,953
Office Expense	4,248	3,332
Postage	4,084	4,556
Other General and Administrative	1,643	829
Meals	1,393	1,899
Contract Service — Office	1,145	16,779
Contributions	1,000	395

TOTAL GENERAL AND ADMINISTRATIVE	159,677	131,254

CAPCOIL TUBING SERVICES, INC.
STATEMENTS OF OPERATIONS WITH ADDITIONAL INFORMATION

	Year Ended December 31,

	2004	2003

DEPRECIATION AND AMORTIZATION:
Depreciation Expense	29,428	18,620
Amortization Expense	6,028	6,028

TOTAL DEPRECIATION AND AMORTIZATION	35,456	24,648

INSURANCE EXPENSE:
Insurance — General	119,039	118,023
Insurance — Health	65,583	40,792
Insurance — Workmen’s Compensation	41,445	25,265
Insurance — Keyman Life	2,045	2,045

TOTAL INSURANCE	228,112	186,125

LEASE OF BUILDINGS AND STORAGE FACILITIES	29,250	27,000

SALARIES — ADMINISTRATIVE
Salaries — Officers	89,115	77,769
Salaries — Office Employees	37,405	11,518

TOTAL SALARIES — ADMINISTRATIVE	126,520	89,287

TAX EXPENSE:
Taxes — Payroll	78,536	52,205
Taxes — Property	43,495	13,926
Taxes — Other	2,501	1,832
Taxes — State Franchise	1,690	875

TOTAL TAX EXPENSE	126,222	68,838

INTEREST	73,782	51,380

TOTAL OPERATING EXPENSES	779,019	578,532

NET INCOME	$624,107	$376,432

CAPCOIL TUBING SERVICES, INC.
BALANCE SHEET
As of March 31, 2005
(unaudited)

ASSETS
Current Assets
Cash in Bank — TB&T	183,614.45
Accounts Receivable	1,021,133.53
Inventory	334,309.46
Prepaid Expenses	79,136.57

Total Current Assets	1,618,194.01
Property and Equipment Equipment	2,474,765.35
Accumulated Depreciation	(492,780.50)

Net Property and Equipment	1,981,984.85
Other Assets Organization Costs	2,242.25
Startup Costs	27,898.75
Accumulated Amortization	(19,590.00)
Deposits	10,875.00

Total Other Assets	21,426.00

Total Assets	3,621,604.86

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	449,217.60
Payroll Taxes Payable	3,448.71
Sales Tax Payable	44,997.92
Accrued Interest Payable	4,017.53
Salaries Payable	16,143.77
Current Income Taxes Payable	94,000.00
N/ P — Insurance	46,139.99
N/ P — M-BAR Ranch	130,000.00
N/ P TB&T LOC	349,923.29
Current Maturities of L-T	467,915.64

Total Current Liabilities	1,605,804.45
Long-Term Liabilities N/ P — FMC	135,292.77
N/ P — Navistar	39,147.38
N/ P — TB&T	686,059.55
N/ P — M-BAR	48,500.43
N/ P — IKON RICOH	3,258.52
Current Maturities of L-T	(467,915.64)

Total Long-Term Liabilities	444,343.01

Total Liabilities	2,050,147.46
Deferred Income Taxes	6,898.00
Stockholders’ Equity Capital Stock	600,000.00
Contribution to Capital	50,000.00
Retained Earnings	914,559.40

Total Stockholders’ Equity	1,564,559.40

Total Liabilities and Stockholders’ Equity	3,621,604.86

CAPCOIL TUBING SERVICES, INC.
STATEMENT OF INCOME AND RETAINED EARNINGS
(unaudited)

	Three Months Ended March 31,

	2005	2004

Revenue
Sales — Service	622,283.61	355,661.68
Sales — Materials	911,615.67	1,190,200.66

Total Revenue	1,533,899.28	1,545,862.34
Cost of Goods Sold	950,535.70	1,131,968.64

Gross Profit	583,363.58	413,893.70
Operating Expenses Contract Services	3,007.50	8,548.13
Insurance	61,206.10	57,193.97
Lease	59,372.36	24,618.30
Supplies	28,500.98	14,705.44
Taxes	26,077.65	16,749.81
Accounting & Legal	28,478.91	13,481.21
Advertising & Promotional	844.43	882.50
Amortization	1,506.00	1,506.00
Bank Charges	128.60	129.20
Commission — Salesman	4,000.00	0.00
Consulting	4,200.00	3,300.00
Depreciation	9,240.66	5,926.17
Dues & Subscriptions	1,189.39	0.00
Employee — Medical	978.22	436.06
Freight	8,259.61	340.00
Interest	20,360.28	18,007.80
License & Fees	150.46	1,364.98
Maint & Repairs — General	98.51	815.40
Meals & Entertainment	0.00	101.85
Office Expense	3,326.71	964.16
Postage	1,117.54	999.49
Janitorial	1,300.00	1,340.75
Salaries — Officers	21,000.00	21,000.00
Salaries — Office	8,830.06	5,805.94
Sales Expense	3,679.23	2,649.54
Telephone	8,483.66	4,296.17
Uniforms	824.89	0.00
Utilities	1,610.44	1,828.06
Waste Water	714.00	475.00
Travel	0.00	246.75
Truck Expense	583.27	218.00

Total Operating Expenses	309,069.46	207,930.68

Income/(Loss) Before Income Taxes	274,294.12	205,963.02
Income Taxes	(100,898.00)	0.00
Other Income	0.00	1,000.00

Net Income (Loss)	173,396.12	206,963.02

Retained Earnings at Beginning of Period	741,163.28	117,056.14

Retained Earnings at End of Period	914,559.40	324,019.16

CAPCOIL TUBING SERVICES, INC.
STATEMENTS OF CASH FLOWS
Three Months Ended March 31,
(unaudited)

	Three Months Ended
	March 31,

	2005	2004

Cash flows from operating activities:
Net income (loss)	$173,396	$206,963
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Depreciation and amortization expense	51,247	44,236
Changes in working capital:
Decrease (increase) in accounts receivable	(482,476)	69,545
Decrease (increase) in other current assets	80,942	163,895
Decrease (increase) in other assets	(10,875)	(375)
(Decrease) increase in accounts payable	65,456	(306,063)
(Decrease) increase in accrued expenses	138,998	21,643
(Decrease) increase in other long-term liabilities	6,898	—
(Decrease) increase in accrued employee benefits and payroll taxes	13,193	67

Net cash provided by operating activities	36,779	199,911
Cash flows from investing activities:
Purchase of equipment	(105,107)	(35,739)

Net cash provided (used) by investing activities	(105,107)	(35,739)
Cash flows from financing activities:
Repayments of long-term debt	(96,732)	(161,241)
Proceeds form issuance of long-term debt	—	307,399
Net cash provided (used) by financing activities	(96,732)	146,158

Net increase (decrease) in cash and cash equivalents	(165,060)	310,330
Cash and cash equivalents at beginning of year	348,674	45,857

Cash and cash equivalents at end of period	$183,614	$356,187

INDEPENDENT AUDITOR’S REPORT
To the Board of Directors and Stockholders
of W.T. Enterprises, Inc.
      We have audited the accompanying balance sheets of W.T. Enterprises, Inc. (a Texas Corporation) (the Company) as of March 31, 2005, and December 31, 2004 and 2003 and the related statements of income, stockholders’ equity, and cash flows for the three months ended March 31, 2005 and the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of W.T. Enterprises, Inc. as of March 31, 2005 and December 31, 2004 and 2003, and the results of its operations and its cash flows for the three months ended March 31, 2005 and the years ended December 31, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.

Accounting & Consulting Group, LLP
Carlsbad, New Mexico
June 10, 2005

W.T. ENTERPRISES, INC.
BALANCE SHEETS
March 31, 2005, December 31, 2004 and 2003

	March 31,	December 31,	December 31,
	2005	2004	2003

ASSETS
Current Assets:
Cash and cash equivalents	$123,093	$49,695	$39,821
Accounts receivable	359,875	418,290	446,646
Unbilled receivables	129,325	101,400	47,000
Related party receivable (Note 2)	7,967	9,673	15,991
Prepaid income taxes	—	—	3,507
Prepaid expenses	10,497	11,593	11,697

Total Current Assets	630,757	590,651	564,662

Property and Equipment:
Transportation equipment	137,555	137,555	137,555
Machinery and equipment	1,905,235	1,867,336	1,248,414
Office furniture and equipment	7,131	7,131	7,131
Accumulated depreciation	(748,646)	(677,475)	(428,031)

Total Property and Equipment	1,301,275	1,334,547	965,069

Total Assets	$1,932,032	$1,925,198	$1,529,731

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt (Note 4)	$283,194	$312,414	$235,137
Short-term notes payable (Note 3)	54,601	86,765	149,995
Accounts payable	82,369	117,928	129,895
Accrued expenses	131,188	62,726	63,514
Deferred income taxes (Note 9)	68,644	72,204	33,425

Total Current Liabilities	619,996	652,037	611,966

Long-Term Debt (Note 4)	89,959	153,675	279,349
Deferred income taxes (Note 9)	136,593	132,577	78,565

Total Liabilities	846,548	938,289	969,880

Stockholders’ Equity:
Common stock, par value $10 100 shares issued and outstanding	1,000	1,000	1,000

Retained earnings	1,084,484	985,909	558,851

Total stockholders’ equity	1,085,484	986,909	559,851

Total liabilities and stockholders’ equity	$1,932,032	$1,925,198	$1,529,731

The accompanying notes are an integral part of these financial statements.

W.T. ENTERPRISES, INC.
STATEMENTS OF INCOME
For the Three Months Ended March 31, 2005
and Years Ended December 31, 2004 and 2003

	March 31,	December 31,	December 31,
	2005	2004	2003

Revenue
Service revenue	$926,906	$3,862,005	$2,415,266
Other income	—	—	2,800

Total revenue	926,906	3,862,005	2,418,066

Expenses
Service-related expenses	552,472	2,514,373	1,582,313
Selling, general, and administrative expenses	150,499	514,211	459,186
Depreciation and amortization	71,171	249,444	174,386
Interest expense	8,656	44,344	27,604

Total expenses	782,798	3,322,372	2,243,489

Operating income	144,108	539,633	174,577

Other income
Gain (loss) on sale of assets	—	—	6,723
Interest income	93	585	905

Income before income taxes	144,201	540,218	182,205
Federal and state income taxes (Note 9)	45,626	113,160	37,121

Net income	$98,575	$427,058	$145,084

The accompanying notes are an integral part of these financial statements.

W.T. ENTERPRISES, INC.
STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Three Months Ended March 31, 2005 and
The Years Ended December 31, 2004 and 2003

	Common	Paid-in	Retained
	Stock	Capital	Earnings	Total

Balance, January 1, 2003	$1,000	$—	$413,767	$414,767
Net Income	—	—	145,084	145,084
Dividends paid	—	—	—	—

Balance, December 31, 2003	1,000	—	558,851	559,851
Net Income	—	—	427,058	427,058
Dividends paid	—	—	—	—

Balance, December 31, 2004	1,000	—	985,909	986,909
Net Income	—	—	98,575	98,575
Dividends paid	—	—	—	—

Balance, March 31, 2005	$1,000	$—	$1,084,484	$1,085,484

The accompanying notes are an integral part of these financial statements.

W.T. ENTERPRISES, INC.
STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2005 and
The Years Ended December 31, 2004 and 2003

	March 31,	December 31,	December 31,
	2005	2004	2003

Cash flows from operating activities:
Net income	$98,575	$427,058	$145,084
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	71,171	249,444	174,386
Gain (loss) on sale of property, plant, and equipment	—	—	(6,723)
Deferred income taxes	457	92,791	37,121
Change in operating assets and liabilities:
Accounts receivable	30,490	(26,044)	(309,046)
Shareholder loans	1,707	6,318	5,695
Prepaid expenses	1,096	104	(858)
Prepaid income tax	—	3,507	(3,507)
Accounts payable	(35,559)	(11,967)	81,718
Accrued payroll and employee benefits	29,696	(14,467)	31,379
Income tax payable	38,764	13,679	(2,076)

Net Cash Provided (Used) by Operating Activities	236,397	740,423	153,173

Cash flows from investing activities:
Proceeds from sale of property, plant, and equipment	—	—	25,000
Capital expenditures on property, plant, and equipment	(37,899)	(406,618)	(220,385)

Net Cash Provided (Used) by Investing Activities	(37,899)	(406,618)	(195,385)

Cash flows from financing activities:
Repayment of long-term debt	(92,936)	(322,686)	(190,748)
Proceeds from issuance of long-term debt	—	160,000	155,105
Repayment of short-term debt	(32,164)	(1,550,165)	(479,550)
Proceeds from issuance of short-term debt	—	1,388,920	561,260

Net Cash Provided (Used) by Financing Activities	(125,100)	(323,931)	46,067

Net Increase (Decrease) in Cash and Cash Equivalents	73,398	9,874	3,855
Cash and Cash Equivalents at Beginning of Year	49,695	39,821	35,966

Cash and Cash Equivalents at End of Year	$123,093	$49,695	$39,821

Supplemental Schedule of Noncash Investing and Financing Activities:
Purchase of equipment financed with debt proceeds	$—	$212,303	$378,396

Cash paid for interest	$8,954	$44,045	$27,022

The accompanying notes are an integral part of these financial statements.

W.T. ENTERPRISES, INC.
NOTES TO FINANCIAL STATEMENTS
March 31, 2005, December 31, 2004 and 2003

Note 1:	Summary of Significant Accounting Policies
      Nature of Operations. W.T. Enterprises, Inc. (the Company), is primarily engaged in the business of providing compressed air for the drilling of oil and gas wells in the state of Texas. The work is generally performed under fixed price per day contracts.
      Cash and Cash Equivalents. Cash and cash equivalents include all cash balances and highly liquid investments with an initial maturity of three months or less. The Company places its temporary cash investments with a high credit quality financial institution. At times such deposits may be in excess of the Federal Deposit Insurance Corporation (FDIC) insurance limit.
      Trade Accounts Receivable. Trade receivables are carried at their estimated collectible amounts. Trade credit is generally extended on a short-term basis; thus trade receivables do not bear interest. Trade accounts receivable are periodically evaluated for collectibility based on past credit history with customers and their current financial condition. Trade receivables are considered fully collectible and therefore no allowance for doubtful accounts has been provided.
      Unbilled Receivables. Unbilled receivables represent revenue earned in the current period but not billed to the customer until future dates, usually within one month.
      Property, plant and equipment. Property, plant and equipment are recorded at cost less depreciation and amortization. Depreciation is provided over the estimated useful life of each class of depreciable asset and is computed using the straight line method. Estimated useful lives for equipment and transportation equipment range from three to seven years. Betterments and large renewals which extend the life of the asset are capitalized whereas maintenance and repairs and small renewals are expensed as incurred.
      Revenue Recognition. Revenue is recognized in the financial statements in the period the services were provided.
      Advertising Costs. Advertising costs are expensed as incurred.
      Income Taxes. Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. The Company files its income tax returns on the cash basis of accounting. The Company’s temporary differences relate primarily to accounts receivable, accounts payable and accrued expenses and property and equipment. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.
      Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

W.T. ENTERPRISES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 2:	Related-Party Transactions
      A summary of amounts due from shareholders follows:

		December 31,
	March 31,
	2005	2004	2003

Note receivables from shareholders, due upon demand, bearing interest of 0%, unsecured	$7,967	$9,673	$15,991

      The Company leases equipment and a storage facility from shareholders under informal month-to-month operating leases. Rental expense for these leases totaled $8,700, $34,800 and $6,000 for the three months ended March 31, 2005 and the years ended December 31, 2004 and 2003, respectively.

Note 3:	Pledged Assets and Short-Term Notes Payable
      Short-term notes payable are collateralized by equipment and receivables and as of March 31, 2005 and December 31, 2004 and 2003 consisted of the following:

		December 31,
	March 31,
	2005	2004	2003

Note payable, FNB, $150,000 line of credit, 6.0 to 6.25% interest rate	$—	$—	$103,850
Note payable, FNB, $53,485, 6.0 to 7.75% interest rate	—	—	24,299
Note payable, FNB, $53,485, 6.25 to 8.75% interest rate	—	—	21,846
Note payable, FNB, $46,145, 6.0 to 7.25% interest rate	13,380	21,106	—
Note payable, CAT Financial, $98,013, 6.7% interest rate	41,221	65,659	—

	$54,601	$86,765	$149,995

Note 4:	Pledged Assets and Long-Term Debt
      Long-term debt and the related assets pledged thereon as of March 31, 2005, and December 31, 2004 and 2003, consisted of the following:

		December 31,
	March 31,
	2005	2004	2003

Various notes payable to banks and financing companies for vehicles and equipment, due in installments through March, 2008 at fixed interest rates ranging from 0.0% to 8.75%, collateralized by vehicles, equipment and accounts receivable	$138,594	$160,674	$250,893
Various notes payable to banks and financing companies for vehicles and equipment, due in installments through March, 2007 at variable interest rates ranging from 4.15% to 7.25%, collateralized by vehicles, equipment and accounts receivable	234,559	305,415	263,593

Subtotal	373,153	466,089	514,486
Less current maturities	283,194	312,414	235,137

Total Long-term debt	$89,959	$153,675	$279,349

W.T. ENTERPRISES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      As of March 31, 2005, principal payments required to amortize the debt are summarized below:

Year Ending March 31,

2006	$283,194
2007	79,845
2008	10,114

$373,153

Note 5:	Leases
      The Company has two non-cancelable operating leases for compressor equipment, which expire on November 30, 2005. The company also leases compressor equipment on various cancelable leases. Future minimum lease payments payable under non-cancelable operating lease are due as follows:

Year Ending March 31,

2006	$144,000

      Rental expense for all operating leases totaled $186,936, $912,594, and $472,272 for the three months ended March 31, 2005 and the years ended December 31, 2004 and 2003, respectively.

Note 6:	Stockholders’ Equity
      At March 31, 2005, December 31, 2004 and 2003, the number of authorized and issued common stock and related par value and dividends paid are as follows:

		December 31,
	March 31,
	2005	2004	2003

Common stock authorized	100	100	100
Common stock issued	100	100	100
Common stock outstanding	100	100	100
Common stock, per share par value	$10	$10	$10
Cash dividends paid on common stock	—	—	—

Note 7:	Dependence on Key Customers
      For the three months ended March 31, 2005 and for the years ended December 31, 2004 and December 31, 2003 the Company’s revenues were almost entirely attributable to one customer. As of March 31, 2005 approximately 85% of the Company’s accounts receivable were attributable to this one customer.

Note 8:	Subsequent Events
      The Company’s management is currently negotiating the sale of substantially all the Company’s assets. The anticipated sales date is June 30, 2005. The estimated sales price of the assets is substantially in excess of their book value. Upon consummation of the sale, the Company will exercise options to purchase equipment, currently under operating leases, for $550,000 and then include this equipment in the assets the Company sells.
      Subsequent to March 31, 2005 the Company purchased approximately $240,000 of equipment, which was 100% financed through short-term bank loans.

W.T. ENTERPRISES, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 9:	Income Tax Matters
      Net deferred tax liabilities as of March 31, 2005, December 31, 2004 and 2003 consist of the following components:

		December 31,
	March 31,
	2005	2004	2003

Deferred Tax Liabilities:
Property and equipment	$136,593	$132,577	$78,565
Cash basis receivables	95,394	101,340	96,261
Prepaid expenses	2,047	2,261	2,281

	234,034	236,178	177,107

Deferred Tax Assets:
Net operating loss carryforward	—	—	31,099
Cash basis accounts payable and accrued expenses	28,797	31,397	34,018

	28,797	31,397	65,117

Net deferred tax liabilities	$205,237	$204,781	$111,990

      Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income.
      As of March 31, 2005 and December 31, 2004 and 2003, the deferred tax amounts mentioned above have been classified on the accompanying balance sheets as follows:

		December 31,
	March 31,
	2005	2004	2003

Current liabilities	$68,644	$72,204	$33,425
Noncurrent liabilities	136,593	132,577	78,566

	$205,237	$204,781	$111,991

      The provision for income taxes charged to operation for the three months ended March 31, 2005 and the years ended December 31, 2004 and 2003 consists of the following:

		December 31,
	March 31,
	2005	2004	2003

Current tax expense	$45,169	$51,469	$—
Deferred tax expense	457	92,790	37,121
Benefit of operating loss carryforward	—	(31,099)	—

	$45,626	$113,160	$37,121

      For the three months ended March 31, 2005 and the years ended December 31, 2004 and 2003 the difference between the expected tax expense that would result from applying domestic federal statutory rates to pretax income and the provision for income tax expense is due mainly to the lower average graduated tax rate expected to apply to the estimated taxable income in the years the temporary differences reverse as well as the accrual of state income taxes.

W.T. ENTERPRISES, INC.
BALANCE SHEET
June 30, 2005
(unaudited)

ASSETS
Current Assets
Cash	$153,254.16
Trade Receivables	422,900.00
Trade Receivables-WIP	111,225.00
Loans to Shareholder	6,242.36
Prepaid Expense	19,120.50

Total Current Assets		$712,742.02
Property and Equipment
Transportation Equipment	178,238.71
Machinery & Equipment	2,140,792.13
Office Furniture & Equipment	7,131.34
Accumulated Depreciation	(829,395.00)

Net Property and Equipment		1,496,767.18

Total Assets		$2,209,509.20

LIABILITIES AND EQUITY
Current Liabilities
Accounts Payable	$85,265.16
Accrued Expenses	114,569.38
Income Tax Payable	80,329.09
Deferred Income Taxes	71,781.00
Notes Payable	246,301.98
Current Portion of L.T. Debt	206,298.26

Total Current Liabilities		$804,544.87
Deferred Income Tax		158,816.00
Long-Term Debt, Net of Current Portion		16,014.91
Stockholders’ Equity
Common Stock, $10 Par Value	1,000.00
Retained Earnings	1,229,133.42

Total Stockholders’ Equity		1,230,133.42

Total Liabilities & Stockholders’ Equity		$2,209,509.20

W.T. ENTERPRISES, INC.
STATEMENT OF INCOME AND RETAINED EARNINGS
(unaudited)

	Six Months Ended		Six Months Ended
	Jun. 30, 2005	Pct	Jun. 30, 2004	Pct

Revenue
Service Revenue	$1,949,131.25	100.00	$1,839,365.00	100.00

Total Revenue	1,949,131.25	100.00	1,839,365.00	100.00
Cost of Revenue	1,257,348.70	64.51	1,421,254.04	77.27

Gross Profit	691,782.55	35.49	418,110.96	22.73
Operating Expenses	328,061.99	16.83	269,719.48	14.66

Income From Operations	363,720.56	18.66	148,391.48	8.07
Other Income (Expense)
Interest Income	168.77	0.01	343.36	0.02
Interest Expense	(16,139.41)	(0.83)	(24,819.02)	(1.35)

Total Other Income (Expense)	(15,970.64)	(0.82)	(24,475.66)	(1.33)

Income Before Taxes	347,749.92	17.84	123,915.82	6.74
Income Taxes
Current Income Tax	78,710.75	4.04
Deferred Income Taxes	25,816.00	1.32	23,830.00	1.30

	104,526.75	5.36	23,830.00	1.30

Net Income	243,223.17	12.48	100,085.82	5.44

Beginning Retained Earnings	985,910.25		558,852.46

Ending Retained Earnings	$1,229,133.42		$658,938.28

W.T. ENTERPRISES, INC.
SCHEDULE OF COST OF REVENUE & OPERATING EXPENSES
For the Period Ended June 30, 2005 and 2004
(unaudited)

	Six Months Ended		Six Months Ended
	Jun. 30, 2005	Pct	Jun. 30, 2004	Pct

Cost of Revenue
Contract Air	191,500.00	9.83	352,300.00	19.15
Freight & Trucking	11,529.98	0.59	13,788.47	0.75
Auto Expense	57,800.36	2.97	57,554.74	3.13
Depreciation	148,285.00	7.61	110,875.00	6.03
Fuel	0.00	0.00	12,906.32	0.70
Insurance	27,634.49	1.42	21,697.12	1.18
Laundry/ Uniforms	1,365.96	0.07	5,223.46	0.28
Maintenance & Repairs	95,822.66	4.92	73,610.05	4.00
Equipment Rental	141,320.17	7.25	175,289.72	9.53
Subcontracting — Other	2,942.50	0.15	1,800.00	0.10
Supplies	104,745.30	5.37	139,860.66	7.60
Taxes	34,631.08	1.78	33,779.21	1.84
Travel	2,666.50	0.14	0.00	22.97
Wages	437,054.70	22.42	422,569.29	22.97

Total Cost of Revenue	$1,257,348.70	64.51	$1,421,254.04	77.27

Operating Expenses
Advertising & Promotional	0.00	0.00	454.56	0.02
Bank Charges	0.00	0.00	632.62	0.03
Contract Labor	0.00	0.00	924.00	0.05
Car & Truck Expense	3,400.29	0.17	0.00	0.05
Contributions	2,250.00	0.12	1,000.00	0.05
Depreciation	3,635.00	0.19	3,341.00	0.18
Dues & Subscriptions	71.70	0.00	170.40	0.01
Insurance	21,057.11	1.08	20,040.54	1.09
Laundry & Uniforms	1,748.23	0.09	0.00	1.09
Life Insurance	288.00	0.01	269.00	0.01
Medical Reimbursement	0.00	0.00	3,621.06	0.20
Meals & Entertainment	7,604.96	0.39	1,441.28	0.08
Office Expense	936.47	0.05	1,510.61	0.08
Professional fees	5,171.03	0.27	1,054.00	0.06
Rent	6,026.48	0.31	6,938.15	0.38
Repairs & Maintenance	154.20	0.01	0.00	0.38
Supplies	497.90	0.03	40.00	0.00
Taxes	19,904.64	1.02	11,195.41	0.61
Travel	6,104.48	0.31	1,564.70	0.09
Utilities & Telephone	13,329.50	0.68	8,322.15	0.45
Wages	43,482.00	2.23	8,322.15	0.45
Salaries-Officers	192,400.00	9.87	207,200.00	11.26

Total Operating Expenses	$328,061.99	16.83	$269,719.48	14.66

W.T. ENTERPRISES, INC.
STATEMENT OF CASH FLOWS
For the Period Ended June 30, 2005 and 2004
(unaudited)

	6 Months Ended	6 Months Ended
	Jun. 30, 2005	Jun. 30, 2004

Cash Flow from Operating Activities
Net Income (Loss)	$242,223.17	$100,085.82
Adjustments to Reconcile Cash Flow
Depreciation	151,920.00	114,216.00
Deferred Income Tax	25,816.00	23,830.00
Decrease (Increase) in Current Assets
Trade Receivables	(4,610.00)	56,721.00
Trade Receivable WIP	(9,825.00)	(30,025.00)
Loans to Shareholder	3,432.23	2,959.58
Prepaid Expense	(7,527.57)	(321.51)
Prepaid Income Taxes	0.00	894.00
Increase (Decrease) in Current Liabilities
Accounts Payable	(32,662.73)	(19,411.84)
Accrued Expenses	65,522.20	2,781.13
Credit Cards Payable	66,650.50	10,690.02

Total Adjustments	258,714.63	162,333.38

Cash Provided (Used) by Operations	501,937.80	262,419.20
Cash Flow From Investing Activities
Sales (Purchases) of Assets
Machinery & Equipment	(314,139.87)	(397,016.47)

Cash Provided (Used) by Investing	(314,139.87)	(397,016.47)
Cash Flow From Financing Activities
Cash (Used) or provided by:
Short-Term Debt	159,537.27	42,475.87
Long-Term Debt	(243,775.81)	137,312.81

Cash Provided (Used) by Financing	(84,238.54)	179,788.68

Net Increase (Decrease) in Cash	103,559.39	45,191.41
Cash at Beginning of Period	49,694.77	39,821.42

Cash at End of Period	$153,254.16	$85,012.83

See accompanying accountant’s compilation report

Independent Auditors’ Report

To the Shareholder
Specialty Rental Tools, Inc.
Broussard, Louisiana

We have audited the accompanying balance sheets of Specialty Rental Tools, Inc. (the “Company”) as of September 30, 2005, and December 31, 2004 and 2003, and the related statements of income, shareholder’s equity and cash flows for the nine months ended September 30, 2005, and the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Specialty Rental Tools, Inc. as of September 30, 2005 and December 31, 2004 and 2003, and the results of its operations and its cash flows for the nine months ended September 30, 2005 and the years ended December 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule I on page F-157 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ UHY Mann Frankfort Stein & Lipp CPAs, LLP

Houston, Texas
November 5, 2005

SPECIALTY RENTAL TOOLS, INC.

BALANCE SHEETS

	September 30,	December 31,
	2005	2004	2003
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$15,816,572	$11,038,970	$9,097,762
Trade receivables, net	8,602,269	5,437,713	3,206,942
Advances to employees	140,000	—	—
Inventory	348,058	256,888	181,368
Prepaid expenses and other	102,553	82,256	66,910
TOTAL CURRENT ASSETS	25,009,452	16,815,827	12,552,982
PROPERTY AND EQUIPMENT, net	16,242,311	12,285,735	9,103,656
TOTAL ASSETS	$41,251,763	$29,101,562	$21,656,638
LIABILITIES AND SHAREHOLDER’S EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$1,605,368	$1,217,857	$1,280,641
Accrued liabilities	152,242	291,195	260,650
Current portion of notes payable	3,050,649	1,488,466	1,021,530
TOTAL CURRENT LIABILITIES	4,808,259	2,997,518	2,562,821
NOTES PAYABLE, less current portion	1,089,824	1,566,536	—
TOTAL LIABILITIES	5,898,083	4,564,054	2,562,821
COMMITMENTS AND CONTINGENCIES	—	—	—
SHAREHOLDER’S EQUITY
Common stock	155,655	155,655	155,655
Treasury stock, at cost	(736,000)	(736,000)	(736,000)
Retained earnings	35,934,025	25,117,853	19,674,162
TOTAL SHAREHOLDER’S EQUITY	35,353,680	24,537,508	19,093,817
TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	$41,251,763	$29,101,562	$21,656,638

See accompanying notes to financial statements.

SPECIALTY RENTAL TOOLS, INC.

STATEMENTS OF INCOME

	Nine Months
	Ended
	September 30,	Year Ended December 31,
	2005	2004	2003
REVENUES, NET	$21,774,801	$18,010,940	$16,437,616
EXPENSES
Cost of sales	2,551,101	2,718,080	2,273,928
General and administrative	4,671,964	5,218,634	4,857,507
Depreciation	2,540,955	2,434,682	2,543,332
Gain on sale of assets	(1,690,550)	(1,098,488)	(332,431)
TOTAL EXPENSES	8,073,470	9,272,908	9,342,336
INCOME FROM OPERATIONS	13,701,331	8,738,032	7,095,280
OTHER INCOME (EXPENSE)
Interest income	76,371	46,173	66,282
Interest expense	(151,341)	(11,987)	(58,442)
Other, net	(7,687)	(76,917)	(95,327)
TOTAL OTHER EXPENSE	(82,657)	(42,731)	(87,487)
NET INCOME	$13,618,674	$8,695,301	$7,007,793

See accompanying notes to financial statements.

SPECIALTY RENTAL TOOLS, INC.

STATEMENTS OF SHAREHOLDER’S EQUITY
NINE MONTHS ENDED SEPTEMBER 30, 2005 AND
YEARS ENDED DECEMBER 31, 2004 AND 2003

				Additional
	Common Stock		Treasury	Paid-in	Retained
	Shares	Amount	Stock	Capital	Earnings	Total
Balance, January 1, 2003	225	$155,655	$(736,000)	$154,655	$25,467,954	$24,887,609
Net income	—	—	—	—	7,007,793	7,007,793
Distributions	—	—	—	—	(12,801,585)	(12,801,585)
Balance, December 31, 2003	225	155,655	(736,000)	154,655	19,674,162	19,093,817
Net income	—	—	—	—	8,695,301	8,695,301
Distributions	—	—	—	—	(3,251,610)	(3,251,610)
Balance, December 31, 2004	225	155,655	(736,000)	154,655	25,117,853	24,537,508
Net income	—	—	—	—	13,618,674	13,618,674
Distributions	—	—	—	—	(2,802,502)	(2,802,502)
Balance, September 30, 2005	225	$155,655	$(736,000)	$154,655	$35,934,025	$35,353,680

See accompanying notes to financial statements.

SPECIALTY RENTAL TOOLS, INC.

STATEMENTS OF CASH FLOWS

	Nine Months
	Ended
	September 30,	Year Ended December 31,
	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$13,618,674	$8,695,301	$7,007,793
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,540,955	2,434,682	2,543,332
Gain on sale of assets	(1,690,550)	(1,098,488)	(332,431)
Changes in operating assets and liabilities:
Receivables	(3,304,556)	(2,230,771)	777,986
Inventory	(91,170)	(75,520)	78,267
Prepaid expenses and other	(20,297)	(15,346)	(14,604)
Accounts payable	387,511	(62,784)	43,879
Accrued liabilities	(138,953)	30,545	10,519
NET CASH PROVIDED BY OPERATING ACTIVITIES	11,301,614	7,677,619	10,114,741
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(7,631,679)	(5,796,433)	(921,949)
Proceeds from sale of property and equipment	2,872,096	1,334,493	1,088,038
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(4,759,583)	(4,461,940)	166,089
CASH FLOWS FROM FINANCING ACTIVITIES
Distributions to shareholder	(2,802,502)	(3,251,610)	(12,801,585)
Proceeds from notes payable	3,000,000	3,000,000	—
Repayment of notes payable	(1,961,927)	(1,022,861)	(1,493,440)
NET CASH USED IN FINANCING ACTIVITIES	(1,764,429)	(1,274,471)	(14,295,025)
NET INCREASE (DECREASE) IN CASH AND CASH
EQUIVALENTS	4,777,602	1,941,208	(4,014,195)
CASH AND CASH EQUIVALENTS — BEGINNING OF PERIOD	11,038,970	9,097,762	13,111,957
CASH AND CASH EQUIVALENTS — END OF PERIOD	$15,816,572	$11,038,970	$9,097,762
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$151,341	$11,987	$58,442

See accompanying notes to financial statements.

SPECIALTY RENTAL TOOLS, INC.

NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2005, DECEMBER 31, 2004 AND 2003

NOTE A — NATURE OF OPERATIONS

Specialty Rental Tools, Inc. (the “Company”) leases drill pipe, tubing, handling equipment, pressure control equipment, drill collars and other oilfield equipment to both major and independent petroleum exploration and production companies for use in drilling, completion and work-over operations. The Company is located in Broussard, Louisiana, and leases equipment to companies throughout the Gulf Coast Region. The Company was incorporated in the State of Louisiana in December 1978.

NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition: Rental equipment is leased to customers at per day and per job contractual rates. Net revenues are determined by deducting sales discounts from gross sales.

Cash and Cash Equivalents: The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents.

Accounts Receivable: The Company uses the allowance method to account for uncollectible accounts receivable. The Company establishes an allowance for doubtful accounts based on factors surrounding credit risk of debtors, historical factors and other related information. The allowance for doubtful accounts was $56,728, $35,087 and $38,266 at September 30, 2005, and December 31, 2004 and 2003, respectively.

Concentrations of Credit and Other Risks: Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivables. The Company maintains its cash in bank deposits with a financial institution. These accounts exceed federally insured limits. Deposits in the United States are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000. The Company monitors the financial condition of the financial institution and has not experienced any losses on such accounts.

The Company is not party to any financial instruments which would have off-balance sheet credit or interest rate risk.

Inventory: Inventory consists primarily of supplies and materials used to repair and maintain rental equipment. Inventory is valued using the first-in, first-out method and stated at the lower of cost or market.

Property and Equipment: Property and equipment are stated at cost. Expenditures for major renewals and betterments, which extend the original estimated economic useful lives of applicable assets, are capitalized. Expenditures for normal repairs and maintenance are charged to expense as incurred and are often billed back to customers as allowed by rental contracts. The costs and related accumulated depreciation of assets sold or retired are removed from the accounts, and any gain or loss thereon is reflected in operations. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets, ranging from 5 to 39 years.

The Company periodically evaluates the recoverability of the carrying value of its property and equipment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

Income Taxes: The Company’s shareholder has elected to be taxed as a small business corporation under the provisions of Subchapter S of the Internal Revenue Code. Accordingly, federal income tax is the responsibility of the individual shareholder, and no provision for federal income tax is included in the accompanying financial statements.

Advertising: The Company’s policy is to expense advertising costs as incurred and amounted to approximately $193,000, $196,000 and $245,000 for the nine months ended September 30, 2005, and the years ended December 31, 2004, and 2003, respectively.

Major Customers: For the nine months ended September 30, 2005, 51% of the Company’s revenues were generated from two unrelated customers. For the year ended December 31, 2004, 43% of the Company’s revenues were generated from one unrelated customer. For the year ended December 31, 2003, 50% of the Company’s revenues were generated from two unrelated customers.

NOTE C — PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	Estimated
	Useful	September 30,	December 31,
	Lives	2005	2004	2003
Rental equipment	7 - 10 years	$33,667,834	$27,390,801	$23,338,565
Automobiles	5 years	508,535	410,094	330,734
Furniture and fixtures	5 - 7 years	12,369	12,369	1,835
Leasehold improvements	15 - 39 years	161,091	161,091	105,426
		34,349,829	27,974,355	23,776,560
Less: accumulated depreciation		(18,107,518)	(15,688,620)	(14,672,904)
		$16,242,311	$12,285,735	$9,103,656

NOTE D — NOTES PAYABLE

Notes payable consist of the following:

	September 30,	December 31,
	2005	2004	2003
Note payable to bank(1)	$—	$—	$1,021,530
Note payable to bank(2)	1,904,583	3,000,000	—
Note payable to bank(3)	2,154,160	—	—
Note payable to GMAC(4)	38,233	55,002	—
Note payable to Ford Credit(5)	43,497	—	—
	4,140,473	3,055,002	1,021,530
Less: current portion	3,050,649	1,488,466	1,021,530
Total notes payable — long-term	$1,089,824	$1,566,536	$—

Future maturities of long-term debt as of September 30, 2005 are as follows:

Period Ending September 30,
2006	$3,050,649
2007	1,075,617
2008	14,207
$4,140,473

(1) Note Payable to Bank

In August 2002, the Company raised $3,000,000 under a note payable agreement from Iberia Bank, a financial institution in Louisiana. The note bore interest at a rate of prime less 1% and was payable in installments over 24 months. The Company repaid the note in August 2004.

(2) Note Payable to Bank

In December 2004, the Company raised $3,000,000 under a note payable agreement from Iberia Bank, a financial institution in Louisiana. The note bears interest at a rate of 4.2% per annum and is being repaid through monthly principal and interest payments totaling $130,617. The note is due in December 2006.

(3) Note Payable to Bank

In February 2005, the Company raised $3,000,000 under a note payable agreement from Iberia Bank, a financial institution in Louisiana. The note bears interest at a rate of 4.2% per annum and is being repaid through monthly principal and interest payments totaling $130,818. The note is due in March 2007.

(4) Note Payable to GMAC

In October 2004, the Company financed the purchase of a vehicle through a $56,333 note payable agreement with GMAC. The note is non-interest bearing and is being repaid through monthly principal payments of $1,565. The note is due in November 2007.

(5) Note Payable to Ford Credit

In June 2005, the Company financed the purchase of a vehicle through a $47,398 note payable agreement with Ford Credit. The note bears interest at a rate of 0.9% per annum and is being repaid through monthly principal and interest payments totaling $1,335. The note is due in June 2008.

NOTE E — SHAREHOLDER’S EQUITY

Common Stock: The Company is authorized to issue 10,000 shares of common stock that has no par value. As of September 30, 2005 and December 31, 2004 and 2003, the Company had 225 common shares outstanding.

Treasury Stock: The Company has repurchased common stock as treasury stock. As of September 30, 2005 and December 31, 2004 and 2003, the Company owned 2,275 shares of treasury stock.

NOTE F — PROFIT SHARING PLAN

The Company sponsors a profit sharing plan (the “Plan”) which covers all eligible employees. Company contributions to the Plan are discretionary. The Plan vests one hundred percent (100%) after six or more years of continuing service. During each of the years ended December 31, 2004 and 2003, the Company made contributions of approximately $163,000, and $155,000, respectively, to the Plan. During the nine months ended September 30, 2005, the Company did not make a contribution to the Plan.

NOTE G — RELATED PARTY TRANSACTIONS

The Company paid the shareholder $486,000, $288,000 and $144,000 for the nine months ended September 30, 2005 and the years ended December 31, 2004 and 2003, respectively, for rent expense on the Company’s operating facilities in Broussard, Louisiana.

NOTE H — NON-CASH INVESTING AND FINANCING ACTIVITIES

The following non-cash transaction took place during the nine months ended September 30, 2005:

•	The Company acquired an automobile for $47,398 which was funded through a note payable instrument.

The following non-cash transaction took place during the year ended December 31, 2004:

•	The Company acquired an automobile for $56,333 which was funded through a note payable instrument.

SUPPLEMENTAL INFORMATION

SPECIALTY RENTAL TOOLS, INC.

SCHEDULE I — SCHEDULE OF GENERAL AND ADMINISTRATIVE EXPENSES
PERIODS ENDED SEPTEMBER 30, 2005, DECEMBER 31, 2004 AND 2003

	Nine Months
	Ended
	September 30,	Year Ended December 31,
	2005	2004	2003
Salaries and wages	$2,001,351	$2,449,073	$2,340,807
Retirement plan expenses	—	163,261	155,409
Selling expenses	363,579	325,595	292,420
Shop supplies	590,929	500,783	571,038
Shop maintenance	103,479	43,691	46,767
Rent	486,000	288,257	180,000
Insurance	306,736	404,886	345,318
Automobile expenses	195,915	161,549	145,333
Advertising	192,874	196,037	244,695
Taxes, licenses and other	173,895	377,022	415,390
Bad debt expense, net of recoveries	126,900	81,389	(59,220)
Office expense	33,093	49,648	26,814
Uniforms	19,938	17,971	19,800
Utilities	64,671	115,565	69,006
Dues and subscriptions	7,189	7,375	8,956
Professional fees	4,678	34,739	52,112
Other	737	1,793	2,862
TOTAL	$4,671,964	$5,218,634	$4,857,507

ALLIS-CHALMERS ENERGY INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF FINANCIAL POSITION AS OF SEPTEMBER 30, 2005

	ALLIS- CHALMERS CONSOLIDATED	SPECIALTY HISTORICAL	SPECIALTY PURCHASE ADJUSTMENTS		ALLIS- CHALMERS CONSOLIDATED
ASSETS
Cash and cash equivalents	$3,909	$15,817	$(14,141	) AA	$5,585
Trade receivables, net	23,777	8,602	—		32,379
Inventories	5,217	348	—		5,565
Prepaids and other	1,014	243	—		1,257
Total Current Assets	33,917	25,010	(14,141)		44,786
Property and equipment, net	75,516	16,242	70,646		162,404
Goodwill	12,042	—	—		12,042
Other intangibles, net	7,264	—	—		7,264
Debt issuance costs, net	783	—	—		783
Other assets	40	—	—		40
Total Assets	$129,562	$41,252	$56,505		$227,319
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current maturities of long-term debt	$4,636	$3,051	$(3,051	) AA	$4,636
Trade accounts payable	8,703	1,605	—		10,308
Accrued employee benefits	701	—	—		701
Accrued interest	462	—	—		462
Accrued expenses	4,688	152	—		4,840
Accounts payable, related parties	78	—	—		78
Total Current Liabilities	19,268	4,808	(3,051)		21,025
Accrued postretirement benefit obligations	335	—	—		335
Long-term debt, net of current maturities	51,491	1,090	94,910	AC	147,491
Deferred income taxes	750	—			750
Other long-term liabilities	342	—	—		342
	72,186	5,898	91,859		169,943
STOCKHOLDERS’ EQUITY
Common stock	165	156	(156	) AD	165
Capital in excess of par value	57,940	—	—		57,940
Treasury stock, at cost		(736)	736	AD	—
Accumulated earnings (deficit)	(729)	35,934	(35,934	) AD	(729)
Total Stockholders’ Equity	57,376	35,354	(35,354)		57,376
Total Liabilities and Stockholders’ Equity	$129,562	$41,252	$56,505		$227,319

See notes to unaudited pro forma consolidated condensed financial statements.

ALLIS-CHALMERS ENERGY INC AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2004
(In thousands, except per share data)

	Allis-		Diamond			Downhole			Delta			Capcoil			W.T. Ent		MI			Specialty		Allis-
	Chalmers	Diamond	Purchase		Downhole	Purchase		Delta	Purchase		Capcoil	Purchase		W.T. Ent	Purchase		Purchase		Specialty	Purchase		Chalmers
	Consolidated	Historical	Adjustments		Historical	Adjustments		Historical	Adjustments		Historical	Adjustments		Historical	Adjustments		Adjustments		Historical	Adjustments		Consolidated
Sales	$47,726	$5,584	$--		4,793			$3,249			$5,774			$3,862					$19,109			$90,097
Cost of Sales	35,300	3,565	--		3,876	--		826	298	A	4,400	398	A	2,764	(904	)B	--		5,153	6,254	A	61,930
Gross Profit	12,426	2,019	--		917	--		2,423	(298)		1,374	(398)		1,098	904		--		13,956	(6,254)		28,167
Marketing and Administrative Expense	8,199	664	163	C	872	83	C	1,798	(940)	D	676	110	C	514	93	C	--		5,219	(312	E)	17,139
Income (Loss) from Operations	4,227	1,355	(163)		45	(83)		625	642		698	(508)		584	811		--		8,737	(5,942)		11,028
Other Income
Interest Income	32	--	--		--	--		4	--		--	--		--	--		--		46	(46	)F	36
Interest Expense	(2,808)	(59)	59	G	(74)	74	G	(49)	49	G	(74)	74	G	(44)	(406	)H	(733	)H	(12)	(6,708	)H	(10,711)
Other	272	(26)	--		--	--		114	--		--	--		--	--		--		(77)	--		283
Income (Loss) Before Taxes	1,723	1,270	(104)		(29)	(9)		694	691		624	(434)		540	405		(733)		8,694	(12,696)		636
Minority Interest	(321)	--	(524	)I	--	--		--	--		--	--		--	--		845	J	--	--		--
Taxes	(514)	--	--		--	--		(265)	265	K	--	--		(113)	113	K	--			--		(514)
Net Income/(Loss)	888	1,270	(628)		(29)	(9)		429	956		624	(434)		427	518		112		8,694	(12,696)		122
Preferred Dividend	(124)	--	--		--	--		--	--		--	--		--	--		--		--	--		(124)
Net income/(loss) attributed to common shares	$764	$1,270	$(628)		$(29)	$(9)		$429	$956		$624	$(434)		$427	$518		$112		$8,694	$(12,696)		$(2)
Pro forma net income (loss) per common share
Basic	$0.10																					$0.00
Diluted	$0.09																					$0.00
Weighted average shares outstanding
Basic	7,930								385	L		294	L									8,609
Diluted	9,510								385	L		294	L									8,609

See notes to unaudited pro forma consolidated condensed financial statements.

ALLIS-CHALMERS ENERGY INC AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005
(In thousands, except per share data)

	Allis-		Delta			Capcoil			W.T. Ent		MI			Specialty		Allis-
	Chalmers	Delta	Purchase		Capcoil	Purchase		W.T. Ent	Purchase		Purchase		Specialty	Purchase		Chalmers
	Consolidated	Historical	Adjustments		Historical	Adjustments		Historical	Adjustments		Adjustments		Historical	Adjustments		Consolidated
Sales	$71,830	$821	$--		$2,161			$2,057					$23,466			$100,335
Cost of Sales	51,153	211	82	A	1,458	132	A	1,331	(286	)M	--		5,092	4,692	A	63,865
Gross Profit	20,677	610	(82)		703	(132)		726	286		--		18,374	(4,692)		36,470
Marketing and
Administrative
Expense	11,992	985	(665	)D	421	28	C	342	75	C	--		4,672	(495	)N	17,355
Income (Loss)
from Operations	8,685	(375)	583		282	(160)		384	211		--		13,702	(4,197)		19,115
Other Income
Interest Income	--	3	--		--	--		--	--		--		76	(76	)F	3
Interest Expense	(2,143)	(11)	11	G	(26)	(16	)G	(17)	(102	)H	(366	)H	(151)	(5,789	)H	(8,610)
Debt Retirement	(1,087)							--	--							(1,087)
Other	221	116	--		--	--		--	--				(8)			329
Income (Loss)
Before Taxes	5,676	(267)	594		256	(176)		367	109		(366)		13,619	(10,062)		9,750
Minority Interest	(488)	--	--		--	--					488	J				--
Taxes	(559)	(142)	142	K	(87)	87	K	(111)	111	K	--		--	--		(559)
Net Income/(Loss)	4,629	(409)	736		169	(89)		256	220		122		13,619	(10,062)		9,191
Preferred Dividend	--	--	--		--	--		--	--		--		--	--		--
Net income/
(loss) attributed
to common shares	$4,629	$(409)	$736		$169	$(89)		$256	$220		$122		$13,619	$(10,062)		$9,191
Pro forma net
income (loss)
per common share
Basic	$0.33															$0.64
Diluted	$0.30															$0.59
Weighted average
shares outstanding
Basic	14,197		55O			62O										14,314
Diluted	15,589		55O			62O										15,706

See notes to unaudited pro forma consolidated condensed financial statements.

ALLIS-CHALMERS ENERGY INC AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 2005
(In thousands, except per share data)

	Allis-		Diamond			Downhole			Delta			Capcoil			W.T. Ent		MI			Specialty		Allis-
	Chalmers	Diamond	Purchase		Downhole	Purchase		Delta	Purchase		Capcoil	Purchase		W.T. Ent	Purchase		Purchase		Specialty	Purchase		Chalmers
	Consolidated	Historical	Adjustments		Historical	Adjustments		Historical	Adjustments		Historical	Adjustments		Historical	Adjustments		Adjustments		Historical	Adjustments		Consolidated
Sales	$86,567	$460	$--		$1,006	$--		$1,764	$--		$3,475	$--		$3,033	$--		$--		$28,590	$--		$124,895
Cost of Sales	62,262	293	--		813	--		422	156	A	2,504	231	A	1,980	(639	)B	--		6,955	6,256	A	81,233
Gross Profit	24,305	167	--		193	--		1,342	(156)		971	(231)		1,053	639		--		21,635	(6,256)		43,662
Marketing and
Administrative
Expense	14,810	54	16	C	275	15	C	1,260	(665	)O	507	55	C	480	98	C	--		6,012	(574	)P	22,343
Income (Loss)
from Operations	9,495	113	(16)		(82)	(15)		82	509		464	(286)		573	541		--		15,623	(5,682)		21,319
Other Income
Interest Income	32	--	--		--	--		5	--		--	--		--	--		--		88	(88	)F	37
Interest Expense	(3,317)	(5)	5G		(39)	39	G	(22)	22	G	(47)	5	G	(27)	(204	)H	(550	)H	(154)	(7,766	)H	(12,060)
Debt Retirement	(1,087)																					(1,087)
Other	269	(3)	--		--	--		162	--		(7)	--		--	--		--		(94)	--		327
Income (Loss)
Before Taxes	5,392	105	(11)		(121)	24		227	531		410	(281)		546	337		(550)		15,463	(13,536)		8,536
Minority Interest	(561)	--	(41	)I	--	--		--	--		--	--		--	--		602	J	--	--		--
Taxes	(714)	--	--		--	--		(304)	304	K	(87)	87	K	(142)	142	K	--		--	--		(714)
Net Income/(Loss)	4,117	105	(52)		(121)	24		(77)	835		323	(194)		404	479		52		15,463	(13,536)		7,822
Preferred
Dividend	--																					--
Net income/(loss)
attributed to
common shares	$4,117	$105	$(52)		$(121)	$24		$(77)	$835		$323	$(194)		$404	$479		$52		$15,463	$(13,536)		$7,822
Pro forma net
income (loss)
per common
share
Basic	$0.29																					$0.54
Diluted	$0.26																					$0.50
Weighted
average shares
outstanding
Basic	14,197								91	Q		84	Q									14,372
Diluted	15,589								91	Q		84	Q									15,764

See notes to unaudited pro forma consolidated condensed financial statements.

ALLIS-CHALMERS ENERGY INC

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
FINANCIAL STATEMENTS

The following pro forma adjustments have been made to the historical financial statements:

AA)	Reflects the usage of excess cash of Specialty to either pay existing debt or to reduce the amount of borrowing needed to complete the acquisition.

AB)	Reflects the step-up in the basis of the fixed assets as a result of the Specialty acquisition to the lower of fair market value or actual cost.

AC)	Reflects the borrowing necessary to fund the cash portion of the acquisitions.

AD)	Reflects the elimination of Specialty’s stockholders’ equity.

A)	Reflects the increase in depreciation expense as a result of the step-up in basis of fixed assets.

B)
Reflects the elimination of lease expense not assumed as part of the acquisition, net of additional depreciation expense of $249,000 due to the increase value of the assets acquired in the W.T. Enterprises purchase.

C)	Reflects the increase in amortization due to the increase in other intangible assets in connection with the acquisitions of Diamond, Downhole, Capcoil and W.T. Enterprises.

D)	Reflects the elimination of year-end bonus paid to the employees of Delta.

E)	Reflects the following changes in general and administrative cost that will result from the acquisition of Specialty:

• The elimination of director fees of $96,000,

• increased rent expense of $12,000 and

• the elimination of officer salary of $228,000.

F)	Reflects the elimination of interest income as the pro forma assumes excess cash was utilized to offset borrowings.

G)	Reflects the elimination of interest expense due to historical debt not being assumed.

H)	Reflects the interest expense related to cash borrowed to affect the acquisition.

I)	Reflects the 45% minority interest position of M-I on the results of operations for Diamond, which operates as a division of AirComp.

J)	Reflects the elimination of the 45% minority interest position of M-I.

K)	Reflects the elimination of tax provisions of the Delta and W.T. Enterprises acquisitions as Allis-Chalmers has tax net operating losses to offset net income of the acquired entities.

L)
Reflects the issuance of shares of our common stock as part of the acquisition price. The pro forma treats the shares as having been issued at the stock price of $2.60 on January 1, 2004. The Delta and Capcoil acquisitions were comprised of $1.0 million in stock and $765,000 in stock, respectively.

M)	Reflects the elimination of lease expense not assumed as part of the W.T. Enterprises acquisition, net of additional depreciation expense of $187,000 due to the increased value of the assets acquired.

N)	Reflects the following general and administrative cost savings that will result from the acquisition of Specialty:

• The elimination of director fees of $64,000,

• decreased rent expense of $261,000 and

• the elimination of officer salary of $170,000.

O)
Reflects the issuance of shares of our common stock as part of the acquisition price of Delta and Capcoil. The pro forma treats the shares as having been issued at the stock price of $4.90 on January 1, 2005. The Delta and Capcoil acquisitions were comprised of $1.0 million in stock and $765,000 in stock, respectively. The adjustment related to the Delta and Capcoil acquisitions takes into account that the historical numbers for Allis-Chalmers include the issuance of the stock at the date of acquisition.

P)	Reflects the following general and administrative cost savings that will result from the acquisition of Specialty:

• The elimination of director fees of $88,000,

• decreased rent expense of $258,000 and

• the elimination of officer salary of $228,000.

Q)
Reflects the issuance of shares of our common stock as part of the acquisition price of Delta and Capcoil. The pro forma treats the shares as having been issued at the stock price of $4.94 on October 1, 2004. The Delta and Capcoil acquisitions were comprised of $1.0 million in stock and $765,000 in stock, respectively. The adjustment related to the Delta and Capcoil acquisitions takes into account that the historical numbers for Allis-Chalmers include the issuance of the stock at the date of acquisition.

Allis-Chalmers Energy Inc.
9,411,391 SHARES OF COMMON STOCK

PROSPECTUS

February 28, 2006